Exhibit 10(f)1

Southern Power Company has requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Southern Power Company has omitted such portions from this filing and filed them separately with the Securities and Exchange Commission. Such omissions are designated as "[***]."

Executed Version

AMENDED AND RESTATED
ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

by and between

DESERT STATELINE LLC

and

FIRST SOLAR ELECTRIC (CALIFORNIA), INC.

dated as of August 31, 2015

TABLE OF CONTENTS
Page

1.	DEFINITIONS AND RULES OF INTERPRETATION		1
	1.1	Definitions	1
	1.2	Exhibits	20
	1.3	Interpretation	20
	1.4	Headings	21
	1.5	Conflicts in Documentation	21
	1.6	Documentation Format	21
2.	RESPONSIBILITIES OF OWNER		21
	2.1	Owner Representative	21
	2.2	Site Representative	21
	2.3	Access to Site	21
	2.4	Intentionally Omitted	22
	2.5	Cooperation	22
	2.6	Owner Permits	22
	2.7	Taxes	22
	2.8	Other Responsibilities, Duties and Obligations	22
	2.9	Owner Parent Guaranties	22
	2.10	Back Feed Power and Parallel Operation	22
	2.11	Notice of Completed Installation	22
3.	RESPONSIBILITIES OF CONTRACTOR		23
	3.1	General	23
	3.2	Contractor’s Project Manager	23

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3.3	Progress Reports		23
3.4	Inspection		23
3.5	Organization		24
3.6	Utilities and Services		24
	3.6.1	Provision of Services	24
	3.6.2	Payment	24
	3.6.3	Supply of Construction Facilities	24
3.7	Hazardous Materials Disposal System		24
3.8	Maintenance of Site		24
3.9	Owner and Utility Access		24
3.10	Site Safety		25
	3.10.1	Safety Procedures	25
	3.10.2	Site Policies	25
3.11	Occupational Health and Safety		25
	3.11.1	Compliance	25
	3.11.2	Notice	25
3.12	Safety		26
3.13	Handling, Shipping and Importation		26
3.14	Applicable Laws and Applicable Permits		26
	3.14.1	Foreign Asset Control Compliance	27
	3.14.2	Foreign Corrupt Practices Act Compliance	27
3.15	Quality Assurance Programs		27
3.16	Commissioning Personnel		27
3.17	Parent Guaranty		28
3.18	Contractor Deliverables		28

	3.19	Business Practices		28
	3.20	No Toleration of Unacceptable Behavior (Ethics)		28
	3.21	Rights of Owner		29
	3.22	Drug- and Alcohol-Free Work Place		29
	3.23	Non-English Speaking Personnel		30
		3.23.1	English Speaking Personnel	30
		3.23.2	Translation	30
	3.24	Site Conditions		30
	3.25	Unforeseeable Site Conditions; Religious or Archeological Findings		30
	3.26	Taxes		31
4.	COVENANTS, WARRANTIES AND REPRESENTATIONS			31
	4.1	Contractor		31
		4.1.1	Organization, Standing and Qualification	31
		4.1.2	Due Authorization; Enforceability	31
		4.1.3	No Conflict	31
		4.1.4	Government Approvals	32
		4.1.5	No Suits, Proceedings	32
		4.1.6	Plant Property	32
	4.2	Owner		32
		4.2.1	Organization, Standing and Qualification	32
		4.2.2	Due Authorization; Enforceability	32
		4.2.3	No Conflict	32
		4.2.4	No Suits, Proceedings	33
		4.2.5	Land	33
5.	COST OF WORK			33

	5.1	Contract Price		33
	5.2	Taxes		33
		5.2.1	Taxes included in Contract Price	33
		5.2.2	Payment of Taxes	33
		5.2.3	Contractor and Owner to Cooperate	34
		5.2.4	Tax Treatment of Project, Site and Project Hardware	34
	5.3	Owner’s Payment Obligations		35
6.	TERMS OF PAYMENT			35
	6.1	Milestone Payment Schedule		35
	6.2	Milestone Assessment		35
	6.3	Contractor’s Invoices		35
	6.4	Owner Review		36
	6.5	Payments		36
		6.5.1	Initial Milestone Payment	36
		6.5.2	Subsequent Payments	36
	6.6	Final Completion Payment		37
	6.7	Disputes Regarding Payments		37
	6.8	Punchlist Holdback; Release of Punchlist Amounts; Specified Equipment Holdback		38
		6.8.1	Punchlist Holdback	38
		6.8.2	Release of Punchlist Holdback	38
		6.8.3	Specified Equipment Holdback	38
	6.9	Interim Lien Holdback		39
	6.10	Early Completion Bonus; [***]		39
	6.11	Excluded Taxes Arising After Final Contractor’s Invoice		39

7.	COMMENCEMENT AND SCHEDULING OF THE WORK			40
	7.1	Effectiveness of Agreement		40
	7.2	Scheduling of the Work		40
	7.3	Progress Reporting; Other PPA Obligations		40
8.	FORCE MAJEURE EVENT; EXCUSABLE EVENT			41
	8.1	Certain Events		41
	8.2	Notice of Force Majeure Event and Excusable Event		41
	8.3	Scope of Suspension; Duty to Mitigate		42
	8.4	Contractor’s Remedies		42
		8.4.1	Force Majeure Event and Excusable Event	42
		8.4.2	Changes In Work	43
9.	SUBCONTRACTORS			43
	9.1	Use of Subcontractors		43
	9.2	Assignment		43
	9.3	Effect of Subcontracts		43
10.	LABOR RELATIONS			44
	10.1	General Management of Employees		44
	10.2	Labor Disputes		44
	10.3	Personnel Documents		44
11.	INSPECTION			44
	11.1	Inspection		44
12.	COMMISSIONING AND TESTING			46
	12.1	Commissioning Plan		46
	12.2	Capacity Test and Energy Performance Test Procedures		46
		12.2.1	Block Capacity Tests	46

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		12.2.2	Project Capacity Tests	46
		12.2.3	[***]	46
		12.2.4	Adjusted Energy Performance Test	46
	12.3	Test Schedules		47
	12.4	Monthly Demonstrations		47
	12.5	Output During Start-Up, Testing and Commissioning.		47
13.	SUBSTANTIAL COMPLETION AND FINAL COMPLETION			48
	13.1	Punchlist		48
		13.1.1	Creation of Punchlists	48
		13.1.2	Completion of Punchlist	49
		13.1.3	Release of Punchlist Holdback	49
	13.2	Block Turnover		49
	13.3	Substantial Completion		50
	13.4	Notice of Turnover and Substantial Completion		51
	13.5	Final Completion		51
	13.6	Notice of Final Completion		52
	13.7	Contractor’s Access After Turnover and Substantial Completion to Achieve Final Completion		53
	13.8	Equipment at Site		53
	13.9	Specified Equipment		53
14.	LIQUIDATED DAMAGES			54
	14.1	Initial Plant Capacity Liquidated Damages for Failure to Satisfy Guaranteed Capacity; Delay Liquidated Damages		54
		14.1.1	Capacity and Delay Liquidated Damages	54
	14.2	Cure Period; True-Up of Final Plant Capacity Liquidated Damages		55
	14.3	Remedial Plan		55

		14.3.1	Remedial Plan	55
		14.3.2	Prosecution of Remedial Plan	56
		14.3.3	Additional Remedial Plans	56
	14.4	Access During Cure Period		56
	14.5	Operations During Cure Period		56
	14.6	Adjusted Energy Performance Test		57
		14.6.1	Adjusted Energy Performance Test Liquidated Damages	57
		14.6.2	Adjusted Energy Performance Test Bonus	57
		14.6.3	Capacity Liquidated Damages Reimbursement	57
		14.6.4	Access for Adjusted Energy Performance Test	57
		14.6.5	Additional Equipment	58
		14.6.6	Reporting	59
	14.7	Sole Remedy; Liquidated Damages Not a Penalty		59
	14.8	Enforceability		59
15.	CHANGES IN THE WORK			59
	15.1	Change In Work		59
	15.2	By Owner		60
	15.3	Adjustment to Dates and Contract Price Due to Force Majeure Events and Excusable Events		60
	15.4	Preparation of Change Order		60
		15.4.1	Due to Owner-Initiated Change In Work or Change in Work Agreed to by the Parties	60
		15.4.2	Due to a Force Majeure Event or an Excusable Event	61
		15.5	No Change Order Necessary for Emergency	62
		15.6	Change for Contractor’s Convenience	62
16.	WARRANTIES CONCERNING THE WORK			62

	16.1	Warranties		62
		16.1.1	Defect Warranty	62
		16.1.2	Design Warranty	63
		16.1.3	PV Module Warranty	63
		16.1.4	Installation Services Warranty	63
	16.2	Warranty Periods		64
		16.2.1	Defect Warranty Period	64
		16.2.2	Design Warranty Period	64
		16.2.3	Installation Services Warranty Period	64
	16.3	Exclusions		64
	16.4	Enforcement by Owner; Subcontractor Warranties		66
	16.5	Correction of Defects		66
		16.5.1	Notice of Warranty Claim	66
		16.5.2	Correction of Defects by Owner	67
		16.5.3	Failure of Contractor to Perform Warranty Work	67
	16.6	Limitations On Warranties		68
17.	EQUIPMENT IMPORTATION; TITLE			68
	17.1	Importation of Project Hardware		68
	17.2	Title		69
		17.2.1	Condition	69
		17.2.2	Transfer	69
		17.2.3	Custody During Performance	69
	17.3	Transfer of Care, Custody and Control		69
		17.3.1	Upon Turnover	69
		17.3.2	Upon Early Termination	69

18.	DEFAULTS AND REMEDIES		69
	18.1	Contractor Events of Default	69
	18.2	Owner’s Rights and Remedies	71
	18.3	Owner Event of Default	71
	18.4	Contractor’s Rights and Remedies	72
	18.5	Final Plant Capacity Test	73
	18.6	Suspension	73
19.	TERMINATION		73
	19.1	Termination and Damages for Contractor Event of Default	73
	19.2	Payment to Contractor in the Event of Termination for Owner Event of Default	74
	19.3	Termination Invoices	75
	19.4	Contractor Conduct	75
20.	INSURANCE		75
	20.1	Contractor’s Insurance	75
	20.2	Owner’s Insurance	75
21	RISK OF LOSS OR DAMAGE		75
	21.1	Risk of Loss Before Turnover	75
	21.2	Risk of Loss After Turnover	75
	21.3	Insurance Proceeds	75
21.	INDEMNIFICATION		76
	22.1	Comparative Fault	76
	22.2	By Contractor	76
	22.3	By Owner	77
	22.4	Patent Infringement and Other Indemnification Rights	78

	22.5	Electronic Data Files	79
	22.6	Claim Notice	79
	22.7	Defense of Claims	79
	22.8	Survival of Indemnity Obligations	80
23.	CONFIDENTIAL INFORMATION		80
	23.1	Confidential Information	80
	23.2	Use of Confidential Information	81
	23.3	Return of Confidential Information	82
	23.4	Protection of Confidential Information	83
	23.5	Export	83
	23.6	Confidential Information Remedy	83
24.	INVENTIONS AND LICENSES		83
	24.1	Invention; License	83
	24.2	Suitability of Contract Design, Engineering and Computer Programming Information	84
	24.3	Contractor Deliverables	84
	24.4	Software Licenses	84
25.	ASSIGNMENT		85
	25.1	Assignment to Other Persons	85
	25.2	Indemnitees; Successors and Assigns	85
26.	HAZARDOUS MATERIALS		86
	26.1	Use by Contractor	86
	26.2	Remediation by Contractor	86
	26.3	Notice of Hazardous Materials	86
27.	NON-PAYMENT CLAIMS		87

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	27.1	Liens		87
	27.2	Lien Waivers		87
28.	NOTICES AND COMMUNICATIONS			88
	28.1	Requirements		88
	28.2	Representatives		90
	28.3	Effective Time		90
29.	LIMITATIONS OF LIABILITY AND REMEDIES			90
	29.1	Limitations on Damages		90
	29.2	Limitations on Contractor’s Liability		91
		29.2.1	Prior to Substantial Completion	91
		29.2.2	On and After Substantial Completion	91
		29.2.3	Liquidated Damages Caps	91
		29.2.4	Exclusions	91
	29.3	Releases, Indemnities and Limitations		92
	29.4	Limitation on Remedies		92
30.	DISPUTES			92
	30.1	Dispute Resolution		92
	30.2	Continuation of Work		94
31.	MISCELLANEOUS			94
	31.1	Severability		94
	31.2	Governing Law; Venue; Submission to Jurisdiction		94
	31.3	Waiver of Jury Trial		94
	31.4	Liability after Substantial Completion		95
	31.5	No Oral Modification		95
	31.6	No Waiver		95

31.7	Review and Approval		95
31.8	Third Party Beneficiaries		95
31.9	Module Collection and Recycling Program		96
	31.9.1	Option to Collect and Recycle	96
	31.9.2	Disposal of End of Life Modules	96
	31.9.3	Transfer	96
	31.9.4	Survival	96
31.10	Further Assurances		96
31.11	Binding on Successors, Etc.		96
31.12	Merger of Prior Contracts		96
31.13	Counterparts		96
31.14	Set-Off		97
31.15	Attorneys’ Fees		97
31.16	Announcements; Publications		97
	31.16.1	Prior Approval	97
	31.16.2	Marketing; Advertising; Public Announcements	97
31.17	Independent Contractor		97

EXHIBITS
A    Statement of Work
B    Contractor Deliverables Table
C    Applicable Permits
D    Environmental, Health and Safety Plan
E    Site Layout
F    Lien Waivers
F-1    Form of Contractor Conditional Lien Waiver
F-2    Form of Contractor Final Completion Lien Waiver
F-3    Form of Module Supplier Unconditional Lien Waiver
F-4    Form of Module Supplier Final Completion Lien Waiver
F-5    Form of Supplier Unconditional Lien Waiver
F-6    Form of Supplier Final Completion Lien Waiver
G    Requirements for Progress Report
G-1    Progress Report
H    Commissioning Process and Testing
H-1    Commissioning Process
H-2    Capacity Test
H-3    Adjusted Energy Performance Test
I    Milestone Payment Schedule
J    Projected Block Capacity and Projected Turnover Dates
K    Intentionally Omitted
L    Owner’s Site Rules
M    Intentionally Omitted
N    Intentionally Omitted
O    Site Description
P    Intentionally Omitted
Q    Form of Change Order
R    Intentionally Omitted
S    Intentionally Omitted
T    Turnover, Substantial Completion and Final Completion Notices
T-1    Notice of Turnover
T-2    Notice of Substantial Completion
T-3    Notice of Final Completion
U    Form of Contractor’s Invoice
V    Insurance Requirements
W    Contract Schedule
X    Intentionally Omitted
Y    Quality Assurance Plan

This AMENDED AND RESTATED ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT is made and entered into as of this 31st day of August, 2015 (the “Execution Date”), by and between DESERT STATELINE LLC, a Delaware limited liability company (“Owner”), and FIRST SOLAR ELECTRIC (CALIFORNIA), INC., a Delaware corporation (“Contractor”). Each entity is sometimes individually referred to herein as a “Party” and the entities are sometimes collectively referred to herein as the “Parties.”
RECITALS
WHEREAS, Owner is developing the Project at the Site; and
WHEREAS, Owner and Contractor entered into that certain Engineering, Procurement and Construction Agreement, dated as of July 1, 2015 (the “Original EPC Agreement”), whereby Contractor agreed to design, engineer, procure, install, construct, test and commission the Project pursuant to the terms and conditions set forth therein; and
WHEREAS, Owner and Contractor now desire to amend and restate the Original EPC Agreement as set forth herein.
NOW, THEREFORE, in consideration of the sums to be paid to Contractor by Owner and of the covenants and agreements set forth herein, the Parties agree as follows:
AGREEMENT

1.	DEFINITIONS AND RULES OF INTERPRETATION
1.1    Definitions. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings.
“AAA” shall have the meaning set forth in Section 30.1(d).
“AC” means alternating current.
“Actual Energy Performance” shall have the meaning set forth in Exhibit H-3.
“Adjusted Energy Performance Test” shall have the meaning set forth in Section 14.6.
“Adjusted Energy Performance Test Procedures” means the written test procedures, standards, protective settings and testing programs for the Adjusted Energy Performance Test developed pursuant to Section 12.2.4 and Exhibit H-3.
“Adjusted Expected Energy Performance” shall have the meaning set forth in Exhibit H-3.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is under common Control with, or is Controlled by such specified Person.
“Aggregate Consideration” means the sum of the Contract Price hereunder [***].
“Agreement” means this Amended and Restated Engineering, Procurement and Construction Agreement, including all Exhibits hereto, as the same may be modified, amended or supplemented from time to time in accordance with the terms hereof.
“Applicable Law” means and includes any statute, license, law, rule, regulation, code, ordinance, judgment, arbitral award, Permit Requirement, decree, writ, legal requirement or order, of any national, federal, state or local court or other Governmental Authority, and the official, written judicial interpretations thereof, applicable to the Work, the Site, the Project or the Parties.
“Applicable Permit” means each federal, state, county, municipal, local or other license, consent, appraisal, authorization, ruling, exemption, variance, order, judgment, decree, declaration, regulation, certification, filing, recording, permit (including, where applicable, conditional permits), right of way or other approval with, from or of any Governmental Authority that is required by Applicable Law for the performance of the Work or ownership, operation or maintenance of the Project, including those set forth on Exhibit C.
“Bankrupt” means with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (iv) generally does not pay its debts as they fall due.
“BLM” means the United States Department of the Interior - Bureau of Land Management.
“Block” means a group of one or more PCSs and the associated PV modules, mounting structures, and interconnecting equipment, including the PVCS, as further described in Exhibit J.
“Block Capacity Test” means a Capacity Test of each Block conducted in accordance with the testing procedures set forth in Exhibit H-2.
“Block Capacity Test Procedures” means the written test procedures, standards, protective settings and testing programs for the Block Capacity Tests developed pursuant to Section 12.2.1 and Exhibit H-2.

“BOP” means the Project Hardware and other items that are not part of a Block, but which are completed and transferred to Owner upon Turnover of such Block including, for example, the Interconnection Facilities, the operations and maintenance building, energy management systems equipment, Project roads, fencing and so forth, as further described in Exhibit A.
“Business Day” means any day, except a Saturday, Sunday, or a Federal Reserve Bank holiday. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the relevant Party’s principal place of business in the continental United States (as of the Execution Date, Tempe, Arizona for Contractor and Atlanta, Georgia for Owner). The relevant Party, in each instance unless otherwise specified, shall be the Party from whom the notice, payment or delivery is being sent and by whom the notice or payment or delivery is to be received.
“CAISO” means the California Independent System Operator Corporation or any successor entity performing similar functions thereto.
“California Code” shall have the meaning set forth in Section 3.26.
“Capacity Liquidated Damages” means Initial Plant Capacity Liquidated Damages or Final Plant Capacity Liquidated Damages, as the case may be.
“Capacity Test” shall have the meaning set forth in Exhibit H-2.
“Capacity Test Procedures” means the written test procedures, standards, protective settings and testing programs for the Capacity Tests developed pursuant to Section 12.2.2 and Exhibit H-2.
“Change In Law” means the enactment, adoption, promulgation, modification (including a written change in interpretation by a Governmental Authority), or repeal of any Applicable Law after the Execution Date; provided that a change in any national, federal, state, county or municipal income Tax law (or any other Tax law based on income) shall not be a Change In Law pursuant to this Agreement.
“Change In Work” means a change in the Work as defined in Section 15.1.
“Change Order” means the form in respect of a Change In Work attached as Exhibit Q.
“Claim Notice” shall have the meaning set forth in Section 22.6.
“Code” shall have the meaning set forth in Section 5.2.4(a).
“Commencement Date” shall have the meaning set forth in Exhibit H-3.
“Commissioning Plan” shall have the meaning set forth in Exhibit H-1.
“Conditional Lien Waiver” means, as applicable, (i) a lien waiver to be delivered by Contractor pursuant to Section 27.2 in the form of Exhibit F-1 to this Agreement, (ii) a lien waiver to be delivered by the Specified Subcontractor pursuant to Section 27.2 substantially in a form similar to the form of Exhibit F-1 to this Agreement and (iii) a lien waiver to be delivered by the Site Preparation Subcontractor pursuant to Section 27.2 substantially in a form similar to the form of Exhibit F-1 to this Agreement.
“Confidential Information” shall have the meaning set forth in Section 23.1.
“Contract Interest Rate” shall have the meaning set forth in Section 6.5.2.
“Contract Price” shall have the meaning set forth in Section 5.1, as the same may be adjusted pursuant to the terms hereof.
“Contract Schedule” means the construction schedule that represents the plan for accomplishing the Work, as updated from time to time pursuant to the terms of this Agreement, and which shall be the baseline schedule document that forms the basis of all measurement of progress of Work under this Agreement, attached as Exhibit W.
“Contractor” shall have the meaning set forth in the preamble.
“Contractor Deliverables” means all of the deliverables set forth on the Contractor Deliverables Table.
“Contractor Deliverables Table” means the table of Contractor Deliverables attached hereto as Exhibit B.
“Contractor Event of Default” shall have the meaning set forth in Section 18.1.
“Contractor Indemnitee” shall have the meaning set forth in Section 22.3.
“Contractor Lien” shall have the meaning set forth in Section 27.1.
“Contractor Party” means Contractor, its Subcontractors and their respective directors, officers, employees and agents.
“Contractor’s Invoice” means an invoice from Contractor to Owner prepared by Contractor and in a form attached as Exhibit U.
“Contractor’s Project Manager” means Cristi Thomas, or any other project manager appointed by Contractor.
“Contractor’s Safety Procedures” means those procedures and protocols set out in the Environmental, Health and Safety Plan in Exhibit D.
“Contractor’s Termination Invoice” means an invoice from Contractor to Owner described in Section 19.3.

“Control” means (including with correlative meaning the terms “Controlled”, “Controls” and “Controlled by”), as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Cure Period” shall have the meaning set forth in Section 14.2(a), as the same may be extended pursuant to the terms hereof including any Change Order in effect pursuant to the terms of this Agreement.
“Defect Warranty” means the warranties of Contractor under Section 16.1.1.
“Defect Warranty Period” shall have the meaning set forth in Section 16.2.1.
“Delay Liquidated Damages” means, with respect to the failure to (i) achieve Turnover of a Block on the Projected Turnover Date for such Block, for each day beginning on the [***] day after the Projected Turnover Date of such Block up to but not including the Turnover Date of such Block, an amount equal to [***]; provided that, on and as of the Turnover Date of such Block, the Delay Liquidated Damages set forth in this subsection (i) shall cease to accrue; and (ii) achieve Substantial Completion by the Guaranteed Substantial Completion Date, for each day beginning on the [***] day after the Guaranteed Substantial Completion Date up to but not including the Substantial Completion Date, an amount equal to [***]; provided that, on and as of the Substantial Completion Date, the Delay Liquidated Damages set forth in this subsection (ii) shall cease to accrue.
“Design Warranty” shall have the meaning set forth in Section 16.1.2.
“Design Warranty Period” shall have the meaning set forth in Section 16.2.2.
“Disclosing Party” shall have the meaning set forth in Section 23.1.
“Dispute” shall have the meaning set forth in Section 30.1.
“Dispute Notice” shall have the meaning set forth in Section 30.1(a).
“Dollars,” “dollars” or “$” means, unless otherwise specified in this Agreement, United States Dollars.
“Early Completion Bonus” means with respect to each Block of the PV Power Plant, for each day that Turnover of a Block is achieved prior to the Projected Turnover Date of such Block, an amount equal to [***] for each day during the period commencing on the Turnover Date of such Block until the Projected Turnover Date of such Block.
“Effective Date” shall have the meaning set forth in Section 7.1.

“End of Life Modules” means any module that has been taken out of service and is no longer subject to a workmanship warranty pursuant to the Limited Warranty Agreement or, if assigned to Owner pursuant to Section 16.1.3, the module warranty attached as Attachment 10 to the Limited Warranty Agreement.
“Energy Performance Bonus” shall have the meaning set forth in Section 14.6.2.
“Energy Performance Guarantee” shall have the meaning set forth in Exhibit H-3.
“Energy Performance Liquidated Damages” shall have the meaning set forth in Section 14.6.1.
“Environmental Law” means any Applicable Law relating to the environment, and Hazardous Materials or to occupational health and safety.
“Event of Default” means either a Contractor Event of Default or an Owner Event of Default, as the context may require.
“Excluded Taxes” shall have the meaning set forth in Section 5.1.
“Excusable Event” means any of the following events that adversely affects Contractor’s performance of Work or ability to carry out Contractor’s obligations under this Agreement at any time following the Execution Date: (i) an Owner-Caused Delay or any amendment to any Project Agreement that is executed after the Execution Date unless required as a result of the failure of a Contractor Party to perform its obligations hereunder; (ii) the occurrence of a Change In Law or a change in Industry Standards after the Execution Date; (iii) any FERC, NERC, CAISO, WECC or WREGIS requirements applicable to the Project that become effective after the Execution Date; (iii) the existence of [***] (unless caused by Contractor’s or any Subcontractor failure to perform their obligations hereunder); (iv) [***] caused by an event (other than a Force Majeure Event, Change In Law or an Owner-Caused Delay) that is [***] or (v) any arbitrary or capricious acts or omissions (as finally determined by a court of competent jurisdiction) by any Governmental Authority related to the Project; provided, however, as to (ii) and (iii) above, the final enactment, modification, amendment or repeal of such requirements prior to the Execution Date with an effective date of such action that falls after the Execution Date shall not be a change in such requirements pursuant to this definition.
“Execution Date” shall have the meaning set forth in the preamble.
“FERC” means the Federal Energy Regulatory Commission or its successor.
“Final Completion” means satisfaction by Contractor or waiver by Owner of all of the conditions for Final Completion set forth in Section 13.5.

“Final Completion Date” shall have the meaning set forth in Section 13.6.
“Final Completion Lien Waiver” means, as applicable, (i) a lien waiver to be delivered by Contractor pursuant to Section 27.2 in the form of Exhibit F-2 to this Agreement, (ii) a lien waiver to be delivered by the Specified Subcontractor pursuant to Section 27.2 in substantially a form similar to Exhibit F-2 to this Agreement, (iii) a lien waiver to be delivered by the Site Preparation Subcontractor pursuant to Section 27.2 in substantially a form similar to Exhibit F-2 to this Agreement, (iv) a lien waiver to be delivered by the Supplier(s) of PV modules pursuant to Section 27.2 in the form of Exhibit F-4, (v) a lien waiver to be delivered by the Supplier(s) of inverters pursuant to Section 27.2 in the form of Exhibit F-6, and (vi) a lien waiver to be delivered by all other Major Subcontractors pursuant to Section 27.2 in substantially a form similar to Exhibit F-6.
“Final Completion Payment” shall have the meaning set forth in Section 6.6.
“Final Contractor’s Invoice” shall have the meaning set forth in Section 6.6.
“Final Plant Capacity Liquidated Damages” means an amount equal to (1) [***] multiplied by (2) ((one (1) minus (the ratio of (I) the Tested Capacity determined as a result of the Final Plant Capacity Test divided by (II) the Guaranteed Capacity)) multiplied by (3) [***]; provided that, if such Tested Capacity is greater than or equal to the Guaranteed Capacity, then such calculation shall be deemed to equal zero (0).
“Final Plant Capacity Test” means the last Capacity Test that has been Successfully Run prior to the expiration of the Cure Period as designated by Notice from Contractor to Owner, which test shall be completed no later than the last day of the Cure Period.
“First Solar” means First Solar, Inc., a Delaware corporation.
“First Solar Competitor” means any Person (or any such Person’s Affiliates) that builds or designs PV power plants or manufactures PV power plant hardware or proprietary components (including PV modules, inverters or transformers), but shall exclude any Subcontractor that has worked or is working on the Project on Contractor’s behalf, The Southern Company, The Southern Company Affiliates that are not manufacturers of PV modules, Turner Enterprises, Inc. (and its Affiliates that are not manufacturers of PV modules) Utility, and Black & Veatch Corporation.
“First Solar Owner Parent Guaranty” means the guaranty of certain Owner’s obligations by First Solar dated as of August 31, 2015 and delivered pursuant to Section 2.9.
“Force Majeure Event” means any event or circumstance which wholly or partly prevents or delays the performance of any material obligation arising under this Agreement but only to the extent (a) such event is not within the reasonable control, directly or indirectly, of the Party seeking to have its performance obligation(s) excused thereby, (b) the Party seeking to have its performance obligation(s) excused thereby has taken all reasonable precautions and measures in order to prevent or avoid such event or mitigate the effect of such event on such

Party’s ability to perform its obligations under this Agreement and which by the exercise of due diligence such Party could not reasonably have been expected to avoid and which by the exercise of due diligence it has been unable to overcome, and (c) such event is not the direct or indirect result of the fault or negligence of the Party seeking to have its performance obligations excused thereby.

(i)
Subject to the foregoing, events that could qualify as a Force Majeure Event include the following: (A) acts of God, flooding, lightning, landslide, earthquake, fire, drought, explosion, epidemic, quarantine, storm, hurricane, tornado, volcano, other natural disaster or unusual or extreme adverse weather-related events; (B) war (declared or undeclared), riot or similar civil disturbance, acts of the public enemy (including acts of terrorism), sabotage, blockade, insurrection, revolution, expropriation or confiscation; or (C) except as set forth in subpart (ii)(D) below, strikes, work stoppage or other labor disputes (in which case the affected Party shall have no obligation to settle the strike or labor dispute on terms it deems unreasonable).

(ii)
A Force Majeure Event shall not be based on: (A) a Party’s inability to obtain Applicable Permits; (B) a lack of sun, unless otherwise caused by a Force Majeure Event as described in subsection (i) above; (C) a Party’s inability to obtain sufficient labor, equipment, materials, or other resources to build or operate the Project, except to the extent a Party’s inability to obtain sufficient labor, equipment, materials, or other resources is caused by a Force Majeure Event of the specific type described in subsection (i) above; (D) a strike, work stoppage or labor dispute limited only to any one or more of Contractor, Contractor’s Affiliates or Subcontractors thereof or any other third party employed by Contractor to work on the Project at the Site; or (E) any Project Hardware failure except if such failure is caused solely by a Force Majeure Event of the specific type described in subsection (i) above.

“FSAM DS” means FSAM DS Holdings, LLC, a Delaware limited liability company.
“Functional Test” means the test to determine the functionality of the Project as set forth in Exhibit H-1.
“Good Utility Practice” means any practices, methods and acts (i) required by Industry Standards, the National Electric Safety Code or NERC, whether or not the applicable Party is a member thereof, or (ii) otherwise engaged in or approved by a significant portion of the utility electric generation industry during the relevant time period or any of the practices, methods and acts that in the exercise of commercially reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be the optimum practice, method or act to the exclusion of all others, but rather is intended to be any of the practices, methods and/or actions generally accepted in the region.

“Governmental Authority” means any federal, state, local, county or municipal government, governmental department, commission, board, bureau, agency, or instrumentality, or any judicial, regulatory or administrative body, having jurisdiction as to the matter in question.
“Guaranteed Capacity” shall have the meaning set forth in Exhibit H-2. For the avoidance of doubt, Guaranteed Capacity and Minimum Guaranteed Capacity are applicable only with respect to the PV Power Plant. There are no guarantees hereunder of capacity performance or otherwise related to any Block.
“Guaranteed Substantial Completion Date” means September 30, 2016, as such date may be extended pursuant to the terms hereof including any Change Order in effect pursuant to the terms of this Agreement.
“Hazardous Materials” means any chemical, substance, emission or material regulated or governed by any Applicable Permit or Applicable Law that is now or hereafter deemed by any Governmental Authority to be a “regulated substance,” “hazardous material,” “hazardous waste,” “hazardous constituent,” “hazardous substance,” “toxic substance,” “radioactive substance” or “pesticide.” A determination by a Governmental Authority, after the Execution Date, that any chemical, substance, emission or material is to henceforth be regulated or governed as described in the preceding sentence shall constitute a Change In Law and be subject to the provisions of this Agreement applicable thereto.
“Indemnitee” means an Owner Indemnitee or a Contractor Indemnitee, as the context may require.
“Industry Standards” means those standards of construction, workmanship, Project Hardware and components specified in Exhibit A. Solely with respect to Section 16.3(a)(1), “Industry Standards” shall mean those standards of care and diligence normally practiced by entities that operate and maintain PV power plants.
“Initial Plant Capacity Liquidated Damages” means an amount equal to (1) [***] multiplied by (2) ((one (1) minus (the ratio of (I) the Tested Capacity determined as a result of the Initial Plant Capacity Test divided by (II) the Guaranteed Capacity)) multiplied by (3) [***]; provided that, if such Tested Capacity is greater than or equal to Guaranteed Capacity, then such calculation shall be deemed to equal zero (0
“Initial Plant Capacity Test” means a Capacity Test as designated by Notice from Contractor to Owner that has been Successfully Run prior to Substantial Completion.
“Installation Services Warranty” shall have the meaning set forth in Section 16.1.4.
“Installation Services Warranty Period” shall have the meaning set forth in Section 16.2.3.

“Intellectual Property Claim” means a claim or legal action for actual or alleged misappropriation of any trade secret or infringement of any United States patent, United States copyright, United States trademark or United States service mark arising from Contractor’s performance (or that of its Affiliates or Subcontractors) under this Agreement that: (a) concerns any Project Hardware or other services provided by Contractor, any of its Affiliates, or any Subcontractor under this Agreement; (b) is based upon or arises out of the performance of the Work by Contractor, any of its Affiliates, or any Subcontractor; or (c) is based upon or arises out of the design or construction of any item by Contractor or any of its Affiliates or Subcontractors under this Agreement or the use, operation, maintenance or repair of any item according to directions embodied in Contractor’s final process design, or any revision thereof, prepared or approved by Contractor; provided, that such claim or legal action does not result from (i) Contractor’s following the Written Instructions of Owner to use, incorporate, or install the subject matter of the claim or legal action or offending or infringing process or item; (ii) any modification or alteration of any Project Hardware or the Work that is not performed by Contractor, any of its Affiliates, or any Subcontractor; (iii) the combination of Project Hardware or the Work with any materials not provided by Contractor, any of its Affiliates, or any Subcontractor, unless such combination is reasonably contemplated by the Parties and the materials not provided by Contractor, any of its Affiliates, or any Subcontractor comprise commercial off-the-shelf components that would not independently infringe the intellectual property rights of the party bringing such claim or legal action, or (iv) Owner’s variation from Contractor’s recommended procedures for using the Project Hardware or Work or any such item, or (v) the Work or such item being manufactured to designs or specifications of Owner, except to the extent such designs or specifications were proposed or suggested by Contractor, any of its Affiliates, or any Subcontractor in writing.
“Intellectual Property Rights” means all trade secrets, copyrights, patents, trademarks and other intellectual property rights necessary for the ownership, use, operation, maintenance and repair of the Project or embodied in Project Hardware (including any associated or embedded software) or the Work.
“Interconnection Agreement” means that certain large generator interconnection agreement effective September 30, 2011 by and between Owner, Participating TO and CAISO, as amended by the First Amendment thereto, effective as of August 18, 2015.
“Interconnection Facilities” means the Substation, the approximately two and one half (2.5) mile long generation tie line and the other facilities and equipment that are located between the Substation and the Point of Change of Ownership.
“Interim Lien Holdback” shall have the meaning set forth in Section 6.9.
“Invention” shall have the meaning set forth in Section 24.1.
“Inverter Warranty” means the original equipment manufacturer’s warranty provided by the Major Subcontractor supplying the inverters for the Project.

“Labor Dispute” means work stoppages, slowdowns, strikes, disputes, disruptions, boycotts, walkouts and other labor difficulties or shortages.
“Limited Warranty Agreement” means that certain Limited Warranty Agreement dated as of August 31, 2015, by and between Owner and Contractor in respect of the warranty terms and conditions of the PV modules, to be executed pursuant to Section 16.1.3.
“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Desert Stateline Holdings, LLC dated as of August 31, 2015.
“Losses” means, subject to Section 29.1, any and all actions, suits, claims, demands, costs, charges, expenses, liabilities, losses or damages.
“Major Subcontractor” means (a) the Subcontractor performing substantially all of the on-Site construction of the Substation; (b) a Subcontractor who enters into a Subcontract with Contractor for the supply of inverters, Substation transformers, PV modules, PV interconnection switchgear and PVCS, (c) the Specified Subcontractor and (d) the Site Preparation Subcontractor.
“Mechanical Completion” means, with respect to a Block, that the Block is mechanically, electrically and functionally complete and ready for initial operations, adjustment and testing, except for Non-Critical Deficiencies, and that the Contractor has completed the design, engineering, procurement, permitting, assembly, construction and installation of the same, in accordance with this Agreement, including: (a) the connection of all such equipment to other applicable equipment as required by way of wiring, controls, and safety systems; and (b) ensuring that:
(i)    all instruments and relays are installed and functional; and

(ii)    all required protective and control features are operational.
“Mediation Rules” shall have the meaning set forth in Section 30.1(d).
“Meteorological Stations” means the meteorological stations to be installed at the Site, which shall meet the specifications set forth in Exhibit A.
“Milestone” means a discrete portion of the Work identified as a “Milestone” on the Milestone Payment Schedule.
“Milestone Payment(s)” means a discrete portion of the Contract Price payable pursuant to the Milestone Payment Schedule as a payment due upon completion of a Milestone in accordance with Section 6.1.
“Milestone Payment Schedule” means the Milestone payment schedule attached hereto as Exhibit I.

“Minimum Guaranteed Capacity” shall have the meaning set forth in Exhibit H-2. For the avoidance of doubt, Guaranteed Capacity and Minimum Guaranteed Capacity are applicable only with respect to the PV Power Plant. There are no guarantees hereunder of capacity, performance or otherwise related to any Block.
“MIPSA” means that certain Membership Interest Purchase and Sale Agreement, dated as of August 31, 2015, between First Solar Development, LLC and Southern Renewable Partnerships, LLC, pursuant to which First Solar Development, LLC will sell and Southern Renewable Partnerships, LLC will purchase all of the Class A Membership Interests (as defined in the MIPSA), in accordance with the terms and conditions set forth therein.
“Module Information” means Confidential Information relating to the stability, performance, design or manufacturing of photovoltaic modules provided to the Receiving Party. Module Information shall not include information related to the operation or performance of the PV Power Plant as a whole when being reported for purposes of being remunerated for providing power as a service.
“Monthly Demonstration” means a monthly demonstration of the capacity of the PV Power Plant to be performed by Contractor in accordance with Section 12.4.
“MW” means 1,000,000 watts of electric power (expressed as alternating current).
“NERC” means the North American Electric Reliability Corporation or a successor organization that is responsible for establishing reliability criteria and protocols.
“NERC Reliability Requirements” means those requirements set forth in the NERC Reliability Standards for Bulk Electric Systems in North America, as amended from time to time.
“Non-Critical Deficiencies” means each item of Work that: (a) Owner or Contractor identifies as requiring completion or containing defects and (b) does not materially impede performance, reliability or safe operation of the Project or the operability or mechanical or electrical integrity of the Project.
“Notice” or “Notification” means a written communication between authorized representatives of the Parties required or permitted by this Agreement and conforming to the requirements of Article 28.
“Notice of Final Completion” means a Notice from Contractor to Owner stating that Contractor has satisfied the requirements for Final Completion under Section 13.5, substantially in the form attached hereto as Exhibit T-3.
“Notice of Substantial Completion” means a Notice from Contractor to Owner stating that Contractor has satisfied the conditions precedent for Substantial Completion under Section 13.3, substantially in the form attached hereto as Exhibit T-2.

“Notice of Turnover” means a Notice from Contractor to Owner stating that Contractor has satisfied the conditions precedent for Turnover of a Block under Section 13.2, substantially in the form attached hereto as Exhibit T-1.
“Notify” means to provide a Notice or Notification.
“OFAC” shall have the meaning set forth in Section 3.14.1.
“Operating and Maintenance Agreement” means that certain Operating and Maintenance Agreement, dated as of the Execution Date, between Owner and Contractor (or an Affiliate of Contractor), pursuant to which Contractor (or such Affiliate) will provide certain operating and maintenance services with respect to the Project in accordance with the terms and conditions set forth therein.
“Operational Test” means the operational test described in Section 1.3.1 of Exhibit H-1.
“OSHA” means the Occupational Safety and Health Act of 1970.
“Owner” shall have the meaning set forth in the preamble.
“Owner-Caused Delay” means (a) a failure by Owner to perform any of its obligations under this Agreement, including any failure to timely respond to Notices of Contractor under this Agreement where a specified period is provided (unless a deemed response to such Notice is provided for hereunder), that [***] impacts the ability of Contractor to perform the Work or (b) Owner’s disruption of or interference with the performance of the Work without the right to do so under this Agreement in a manner that [***] impacts the ability of Contractor to perform Work.
“Owner Event of Default” shall have the meaning set forth in Section 18.3.
“Owner Financing Party” means (a) any and all Persons, or the agents or trustees representing them, providing senior or subordinated debt, lease or equity financing or refinancing to Owner; or (b) any Person providing letters of credit, guarantees or other credit support to Owner, in each case, in connection with the Project or a portfolio of projects that includes the Project.
“Owner Indemnitee” shall have the meaning set forth in Section 22.2.
“Owner-Instituted Change” shall have the meaning set forth in Section 15.2.
“Owner Party” means Owner, its subcontractors (other than Contractor or its Subcontractors) and their respective directors, officers, employees and agents.
“Owner-Performance Notice” shall have the meaning set forth in Section 16.5.3.
“Owner Permits” means all Applicable Permits required to be in the name of Owner, including those designated as Owner permits in Exhibit C.

“Owner Representative” means the Owner’s representative designated by Owner pursuant to Section 2.1.
“Owner’s Certificate of Final Completion” means a certificate of Owner certifying that Final Completion has occurred.
“Owner’s Certificate of Substantial Completion” means a certificate from Owner certifying that Substantial Completion has occurred.
“Owner’s Certificate of Turnover” means a certificate from Owner certifying that Turnover of a Block has occurred.
“Owner’s Engineer” means any engineering firm or firms or other engineer or engineers selected and designated by Owner, who shall not be a First Solar Competitor.
“Parent Guaranty” means the guaranty of Contractor’s obligations by First Solar dated as of August 31, 2015 and delivered pursuant to Section 3.17.
“Participating TO” shall have the meaning set forth in the preamble of the Interconnection Agreement.
“Participating TO’s Interconnection Facilities” shall have the meaning set forth in the Interconnection Agreement.
“Party” and “Parties” shall have the meanings set forth in the preamble.
“PCS” means power conversion station(s) which consists of the static power inverters, inverter step up transformers, cabling and grounding systems, as further described in Exhibit A.
“Permit Expenses” means the actual costs payable to a Governmental Authority and all other reasonable third party costs and expenses incurred in connection with the application for, issuance of, modification of, and maintaining of an Applicable Permit; provided, that, maintenance costs shall be limited to actual costs payable to a Governmental Authority and other reasonable administrative costs and expenses.
“Permit Requirement” means any requirement or condition on or with respect to the issuance, maintenance, renewal, transfer of, or otherwise relating to, any Applicable Permit or any application therefor.
“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority. A Person shall include any officer, director, member, manager, employee or agent of such Person.
“Point of Change of Ownership” shall have the meaning set forth in Appendix A of the Interconnection Agreement.

“Power Factor Test” means the test described in Attachment 1 to Exhibit H-1.
“Power Factor Test Procedures” means the written test procedures, standards, protective settings and testing programs for the Power Factor Test developed pursuant to Attachment 1 to Exhibit H-1.
“PPA” means that certain Renewable Power Purchase and Sale Agreement, dated as of August 17, 2009, between SCE and Owner as amended by Amendment No. 1 dated October 16, 2009, between SCE and Owner, and as further amended by Amendment No. 2 dated as of July 28, 2015, between SCE and Owner.
“PPA Monthly Report” means the written progress report prepared by Contractor substantially in the form of [***] as may be modified in accordance with [***], and as otherwise agreed upon by the Parties, acting reasonably.
“Pre-Existing Contamination” means any Hazardous Materials present on, at or under the Site that was introduced before the Execution Date.
“Prime Rate” means the prime rate as published in the “The Money Rates” Section of The Wall Street Journal (U.S. Edition); provided that, if the Wall Street Journal (U.S. Edition) is discontinued, the Parties shall use a comparable rate published by a responsible financial periodical reasonably selected by Contractor and reasonably approved by Owner.
“Progress Report” means a written progress report prepared by Contractor addressing the topics set out in Exhibit G-1.
“Project” means (a) the PV Power Plant and (b) the Interconnection Facilities.
“Project Agreements” means the PPA, the Real Property Agreements and the Interconnection Agreement.
“Project Hardware” means all materials, supplies, apparatus, devices, equipment, machinery, tools, components, instruments and appliances that are to be incorporated into the Project, whether provided by Contractor, any Subcontractor or Owner.
“Project Milestones” means the following milestones: (i) completion of Project design on or before the date set forth in the Contract Schedule for such completion, (ii) completion of the Interconnection Facilities on or before the date set forth in the Contract Schedule for such completion and (iii) Substantial Completion by the Guaranteed Substantial Completion Date, in each case, as such date may be extended pursuant to the terms hereof including any Change Order in effect pursuant to the terms of this Agreement. “Projected Block Capacity” means the expected generation capacity (MWs AC) of each Block as set out in Exhibit J.
“Projected Turnover Date” means the date each Block is expected to achieve Turnover as set out in Exhibit J.

“Property Taxes” means any real or personal ad valorem property Taxes imposed on the Site, the Project Hardware or any material, equipment or other property that will be incorporated into the Project under this Agreement.
“Proposed Punchlist” shall have the meaning set forth in Section 13.1.1(b).
“Punchlist” means a schedule or schedules of Non-Critical Deficiencies for a Block (and any BOP achieving Turnover therewith) developed pursuant to Section 13.1.1.
“Punchlist Amount” means the cost or estimated cost to complete any Punchlist item as approved or deemed approved by the Parties under Section 13.1.1.
“Punchlist Holdback” means an amount equal to [***] of the Punchlist Amount for each Punchlist item.
“Purchase Price” shall have the meaning set forth in the MIPSA.
“PV” means photovoltaic.
“PV Power Plant” means the 300 MW AC PV inverter nameplate power plant to be designed, engineered, procured, constructed, tested and commissioned under this Agreement (up to the entry of, but not including, the Substation and the other portions of the Interconnection Facilities).
“PVCS” means the PV combining switchgear which collects the generated power from the PCS (which consists of the static power inverters, inverter step up transformers, cabling and grounding systems) and then serves the Substation.
“Real Property Agreements” means the agreements, instruments or other documentation related to the Real Property (as defined in the MIPSA) as described in Section 3.8(a) of the MIPSA and its corresponding schedules.
“Receiving Party” shall have the meaning set forth in Section 23.1.
“Reference Period” shall have the meaning set forth in Exhibit H-3.
“Release” means the release, discharge, deposit, injection, dumping, spilling, leaking or placing of any Hazardous Material into the environment so that such Hazardous Material or any constituent thereof may enter the environment, or be emitted into the air or discharged into any waters, including ground waters under applicable Environmental Law.
“Remedial Plan” means a plan prepared by Contractor regarding the actions to be taken and the schedule to remedy failures to achieve (i) the Guaranteed Capacity or (ii) the Project Milestone related to completion of the Interconnection Facilities, in each case, as submitted to and approved by Owner pursuant to Section 14.3.1.

“Required Manuals” means operation and maintenance manuals which are reasonably necessary to safely and efficiently operate, maintain and shut down the Project, as set forth on Exhibit B.
“Revenue Meter” means the revenue meter at the Substation.
“Rules” shall have the meaning set forth in Section 30.1(e)(1).
“SCADA” means the supervisory control and data acquisition system (including all necessary monitoring/control hardware and software, field instrumentation and communication devices) owned and operated by Owner, and any replacement thereto, as more particularly described in Section 5.10 of Exhibit A.
“SCE” means Southern California Edison Company and its successors and assigns.
“Site” means the project site, as more particularly described in Exhibit O.
“Site Layout” means the layout of the PV Power Plant set forth in Exhibit E.
“Site Policies” shall have the meaning set forth in Section 3.10.2.
“Site Preparation Subcontractor” means the Subcontractor performing substantially all of the site preparation Work at the Site pursuant to the Subcontract entered into by and between Contractor and such Subcontractor for the Site.
“Site Representative” shall have the meaning set forth in Section 2.2.
“Southern” means Southern Power Company, a Delaware corporation.
“Southern Owner Parent Guaranty” means the guaranty of certain Owner’s obligations by Southern dated as of August 31, 2015 and delivered pursuant to Section 2.9.
[***] means any of the [***] pursuant to Exhibit J.
[***] means, (a) with respect to the [***] on or prior to the [***], an amount equal to [***], and (b) with respect to the [***] on or prior to the [***], an amount equal to [***].
[***]
“Specified Equipment” means the equipment and consumables described in Section 5.14.13 of Exhibit A.
“Specified Equipment Holdback” shall have the meaning set forth in Section 6.8.3(b).

“Specified Equipment Work” shall have the meaning set forth in Section 6.8.3(b).
“Specified Subcontractor” means the Subcontractor performing substantially all of the above-ground and below-ground (including trenching and other underground work) electrical installation Work at the Site pursuant to the Subcontract entered into by and between Contractor and such Subcontractor for the Site.
“Statement of Work” means the requirements regarding the Work set forth in Exhibit A.
“Subcontract” means any contract for performance of any portion of the Work entered into with a Subcontractor.
“Subcontractor” means any Person, directly or indirectly, and of any tier (other than Contractor, but including any Affiliate of Contractor), including any Supplier, that performs any portion of the Work on behalf of Contractor in furtherance of Contractor’s obligations under this Agreement.
“Substantial Completion” means the satisfaction (or waiver in writing by Owner) of all of the conditions set forth in Section 13.3.
“Substantial Completion Date” shall have the meaning set forth in Section 13.4.
“Substantial Completion Payment” means the Milestone Payment associated with the achievement of Substantial Completion.
“Substation” means the PV interconnection substation, as further described in Exhibit A.
“Successfully Run” means (i) with respect to a Capacity Test, that the applicable Capacity Test was completed in accordance with the procedures, conditions and requirements for the proper performance of such test as set forth in Exhibit H-2; (ii) with respect to a Functional Test, that the Functional Test activities (including pre-functional checks) were completed in accordance with the provisions of Exhibit H-1 and demonstrated that the Block being tested is capable of producing AC electricity; (iii) with respect to an Operational Test, that the Operational Test was completed in accordance with the procedures, conditions and requirements for the proper performance of such test for a Block as set forth in Exhibit H-1 and (iv) with respect to a Power Factor Test, that the Power Factor Test for the PV Power Plant was completed in accordance with the provisions of Attachment 1 to Exhibit H-1.
“Supplier” means a Person that supplies Project Hardware directly to Contractor in connection with the performance of the Work (including any Affiliate of Contractor).
“Tax” or “Taxes” means any and all forms of taxation, charges, duties, imposts, levies and rates whenever imposed by any Governmental Authority, including sales tax, use tax, gross receipts tax, property tax, income tax, withholding taxes, corporation tax, franchise taxes, capital gains tax, capital tax, capital transfer tax, inheritance tax, value added tax, customs duties, capital duty, excise taxes, betterment levy, stamp duty, stamp duty reserve tax, payroll tax, social security or other similar taxes, and generally any tax, duty, impost, levy, goods and services tax, or rate or other amount, and any interest, penalty, fine or other amount due in connection therewith, but excluding any Permit Expenses.
“Tested Block Capacity” means the capacity of any Block as determined pursuant to a Block Capacity Test, as further described in Exhibit H-2.
“Tested Capacity” means the capacity of the PV Power Plant as determined pursuant to a Capacity Test, as further described in Exhibit H-2.
“Title Company” means either Fidelity National Title Insurance Company, a California corporation or First American Title Insurance Company, a California corporation.
“Turnover” means, with respect to a Block, the satisfaction (or waiver in writing by Owner) of the conditions set forth in Section 13.2.
“Turnover Date” shall have the meaning set forth in Section 13.4.
“Unconditional Lien Waiver” means, as applicable, either (i) a lien waiver to be delivered by the Supplier(s) of PV modules pursuant to Section 27.2 in the form of Exhibit F-3 to this Agreement or (ii) a lien waiver to be delivered by the Supplier(s) of inverters pursuant to Section 27.2 in the form of Exhibit F-5 to this Agreement.
“Unforeseeable Site Conditions” means the presence or the discovery of Hazardous Materials (including Pre-Existing Contamination), archeological artifacts, liens or encumbrances, the presence of endangered or threatened species, or religious, historical, cultural, archeological or biological resources or any unknown physical conditions at, above or below the surface of the Site that prevents the performance of any material obligation arising under this Agreement after the Execution Date that could not have been discovered through reasonable diligence by Contractor.
“Warranty” means the Defect Warranty, the Design Warranty or the Installation Services Warranty, as the context requires.
“Warranty Claim Notice” shall have the meaning set forth in Section 16.5.3.
“Warranty Period” means the Defect Warranty Period, the Design Warranty Period or the Installation Services Warranty Period, as the context requires.
“WECC” means the Western Electricity Coordinating Council or any successor entity performing similar functions thereto.
“Work” means all of the Contractor’s obligations set forth in Exhibit A.
“Working Outstanding Items List” shall have the meaning set forth in Section 13.1.1(a).

“WREGIS” means the Western Renewable Energy Generation Information System or any successor renewable energy tracking program.
“Written Instructions” means instructions by Owner in writing that are prepared at Owner’s volition without input or suggestion from a Contractor Party. Written Instructions do not include this Agreement or any instructions specified in this Agreement.
1.2Exhibits. This Agreement includes the Exhibits annexed hereto and any reference in this Agreement to an “Exhibit” by letter designation or title shall mean one of the Exhibits identified in the table of contents and such reference shall indicate such Exhibit herein. Each Exhibit attached hereto is incorporated herein in its entirety by this reference.
1.3Interpretation.

(a)
Terms defined in a given number, tense or form shall have the corresponding meaning when used in this Agreement with initial capitals in another number, tense or form. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)
The terms such as “hereof,” “herein,” “hereto,” “hereinafter” and other terms of like import are not limited in applicability to the specific provision within which such references are set forth but instead refer to this Agreement taken as a whole.

(c)
When a reference is made in this Agreement to an Article, Section, subsection, clause or Exhibit, such reference is to an Article, Section, subsection, clause or Exhibit of this Agreement unless otherwise specified.

(d)
The words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” and, unless otherwise specified shall not be deemed limited by the specific enumeration of items, but shall be deemed without limitation. The term “or” is not exclusive.

(e)	A reference to either Party to this Agreement or in any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f)
Without adversely impacting Contractor’s remedies with respect to a Change In Law, reference to any Applicable Law means such Applicable Law, as amended, modified, codified, replaced or re-enacted, and all rules and regulations promulgated thereunder.

(g)
The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

1.4Headings. All headings or captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
1.5Conflicts in Documentation. This Agreement, including the Exhibits hereto shall be taken as mutually explanatory. If either Party becomes aware of an express conflict between the provisions of this Agreement or any Exhibit hereto, such Party shall promptly Notify the other Party of such conflict. In the event of a conflict between any provision within Articles 1 through 31 of this Agreement and an Exhibit, the provisions of Articles 1 through 31 of this Agreement shall take precedence over Exhibits A and H, which shall in turn take precedence over the remaining Exhibits.
1.6Documentation Format. This Agreement and all documentation to be supplied hereunder shall be in the English language and all units of measurement in the design process, specifications, drawings and other documents shall be specified in dimensions as customarily used in the United States of America.

2.	RESPONSIBILITIES OF OWNER
Owner shall, at Owner’s cost and expense:
2.1Owner Representative. Designate (by a Notice delivered to Contractor) an Owner Representative, who shall act as the single point of contact on behalf of Owner with respect to the prosecution and scheduling of the Work and any issues relating to this Agreement. Owner may designate a new Owner Representative from time to time by a Notice delivered to Contractor.
2.2Site Representative. At Owner’s sole discretion, designate (by a Notice delivered to Contractor) a “Site Representative” for the Site who shall be permitted reasonable access to all portions of the Work on the Site for purposes of inspection at all reasonable times. At Owner’s sole discretion, the Owner Representative may also serve as the Site Representative. Owner may designate a new Site Representative from time to time by a Notice delivered to Contractor.
2.3Access to Site. To the extent permitted by the Real Property Agreements and subject to the other provisions of this Agreement applicable to safety and Site requirements, provide access and use of the Site, for the purposes of allowing Contractor to perform its obligations and exercise its rights under this Agreement. Owner shall duly and timely perform its material obligations under the Real Property Agreements, including, if applicable, paying all amounts Owner is obligated to pay as provided under the Real Property Agreements.

2.4Intentionally Omitted.
2.5Cooperation. Cooperate and coordinate with Contractor and the Subcontractors in coordinating the work of Owner’s contractors who may be working at or near the Site with the Work being performed by Contractor and the Subcontractors. Owner shall not allow its, or its Affiliates’, operations and activities on the Site to materially interfere with the performance of the Work by Contractor.
2.6Owner Permits. Owner shall maintain all Owner Permits obtained prior to the Execution Date and shall obtain and maintain all Owner Permits which may be obtained only after the Execution Date, and shall pay all Permit Expenses in connection therewith; provided, that any delay on part of Owner to obtain, or failure of Owner to maintain, as applicable, any such Owner Permit shall be an Owner-Caused Delay, except to the extent that such delay or failure, as applicable, was caused by Contractor’s failure to comply with any of its obligations under this Agreement.
2.7Taxes. Remit in a timely manner any and all Property Taxes and any such other Taxes as are Owner’s responsibility under Section 5.2. In the event such Taxes are paid by Contractor, or any Subcontractor or Supplier, Owner shall promptly reimburse Contractor for same.
2.8Other Responsibilities, Duties and Obligations. Perform its other responsibilities, duties and obligations set forth in this Agreement.
2.9Owner Parent Guaranties. Cause the Southern Owner Parent Guaranty and the First Solar Owner Parent Guaranty to be provided to Contractor as of the Execution Date. The Parties acknowledge and agree that the Southern Owner Parent Guaranty and First Solar Owner Parent Guaranty satisfy the exemption set forth in Cal. Civ. Code §8704 for Owner’s obligation to grant Contractor security as required by Cal. Civ. Code §8710.
2.10Back Feed Power and Parallel Operation. Cause the Participating TO to commence testing of the Participating TO’s Interconnection Facilities by no later than [***] days prior to November 2, 2015 and to complete the design, construction and testing of Participating TO’s Interconnection Facilities by no later than November 2, 2015 to enable Contractor to obtain back feed power from the Participating TO’s Interconnection Facilities and commence Trial Operation (as defined in the Interconnection Agreement) and carry out testing of the Interconnection Facilities, each Block and the PV Power Plant as provided under this Agreement and to generate from the Turnover Date of each Block through the conclusion of the Adjusted Energy Performance Test, the full output that each such Block is capable of producing; provided that, the non-compliance by Owner with the provisions of this Section 2.10 following Substantial Completion shall be considered an Owner-Caused Delay, which shall be the sole and exclusive remedy of Contractor with respect to such non-compliance, and shall not be deemed an Owner Event of Default hereunder.
2.11Notice of Completed Installation. No later than the [***] Business Day of every month following the Turnover Date of the initial Block to achieve Turnover, Owner shall provide to Contractor a copy of each [***]

3.	RESPONSIBILITIES OF CONTRACTOR
Contractor shall, at Contractor’s sole cost and expense:
3.1General. Contractor shall perform, furnish and be responsible for all of the Work; provided, that any work provided with respect to the Project prior to the execution and effectiveness of this Agreement shall be deemed “Work” hereunder and shall be subject to the terms and conditions of this Agreement and shall be required to meet all requirements of this Agreement with respect to the Work and is incorporated into this Agreement by this reference. Contractor acknowledges and agrees that this Agreement constitutes a fixed price (subject to the terms hereof) obligation to engineer, design, procure, construct, test and commission the Project. Except for items that are expressly excluded from the Work, the Work shall be deemed to include all items required or necessary as of the Execution Date for the Work to comply with Applicable Law and Applicable Permits, and any Change in Work required for the Work to so comply shall not permit any schedule or additional cost relief for Contractor. Contractor shall, as between Contractor and Owner, be solely responsible for all design, engineering and construction means, methods, techniques, sequences, procedures and safety and security programs in connection with the performance of the Work. Contractor shall design, engineer and construct the Project so that it meets the requirements of the applicable Contractor Deliverables, and is capable, as of the Substantial Completion Date, of operation in compliance with the PPA. Contractor shall perform the Work and complete the Project in accordance with (i) the Contractor Deliverables, (ii) all Applicable Laws and Applicable Permits, (iii) the applicable requirements of the Project Agreements that are directly related to the Work, (iv) Good Utility Practice; (v) NERC Reliability Requirements, WECC, WREGIS and CAISO requirements that are binding, legal requirements applicable to Contractor’s performance of the Work; and (vi) the Statement of Work.
3.2Contractor’s Project Manager. Designate a qualified individual to act as Contractor’s Project Manager who shall have full responsibility for the prosecution and scheduling of the Work and any issues relating to this Agreement. Contractor may designate a new qualified individual to act as Contractor’s Project Manager from time to time by a Notice delivered to Owner. Any such Contractor’s Project Manager will be responsible for furnishing information as reasonably requested by Owner, will have the authority to agree upon procedures for coordinating Contractor’s efforts with those of Owner, and shall be present or duly represented at the Site at all times when the Work is being performed at the Site.
3.3Progress Reports. Until the Substantial Completion Date, provide Progress Reports in accordance with Section 7.2.
3.4Inspection. Contractor shall perform all inspection and other like services (such as expediting and quality surveillance) required for performance of the Work.

3.5Organization. Contractor shall, in Contractor’s reasonable judgment, maintain staff that are dedicated to the completion of the Work, and that have the technical and managerial expertise to control and execute the Work in accordance with the requirements of this Agreement, including appropriate commissioning representatives, supervising personnel, all equipment, tools, construction and temporary material and all other labor necessary for all of the Work to complete commissioning in accordance with Exhibit H.
3.6Utilities and Services

3.6.1
Provision of Services. Until the Substantial Completion Date, install, connect and maintain at its own expense all utilities, facilities and services required for the performance of the Work, either through adjoining public streets or, if they pass through adjoining private land, do so in accordance with easements (as in existence on the Execution Date) which inure to the benefit of the Owner.

3.6.2
Payment. Pay when due all utility usage charges and arrange with local authorities and utility companies having jurisdiction over the Site for the provision of utilities provided pursuant to Section 3.6.1.

3.6.3	Supply of Construction Facilities. Obtain all supplies or services required for the performance of the Work but which do not form a permanent part of the completed Work.
3.7Hazardous Materials Disposal System. To the extent required by Applicable Law, prepare and maintain accurate and complete documentation of all Hazardous Materials used by Contractor or Subcontractors at the Site in connection with the Project, and of the disposal of any such materials, including transportation documentation and the identity of all Subcontractors providing Hazardous Materials disposal services to Contractor at the Site.
3.8Maintenance of Site. Except as provided in Section 13.8, Contractor shall at all times keep the Site reasonably free from debris, waste, rubbish and Hazardous Material (other than Pre-Existing Contamination), relating to its Work, including clearance of the Site and removal of obstructions for starting the Work. Contractor shall take reasonable steps to maintain the Site in a neat and orderly condition throughout the performance of the Work. Contractor shall employ sufficient personnel to clean its office and Owner’s office at the Site and work areas each working day and shall cooperate with the other Persons working at the Site to keep the Site clean. Contractor shall dispose of any such debris, waste and rubbish on the Site in accordance with Applicable Law, and Good Utility Practice. Contractor shall provide for the procurement of or disposal of, as necessary, all soil and gravel required for the performance of or otherwise in connection with the Work.
3.9Owner and Utility Access. Owner (including Owner’s Engineer), SCE (in its capacity as a party to the PPA) and Participating TO (in such capacity under the Interconnection Agreement) shall have the right to reasonably observe and inspect the Work at the Site, such observations and inspections to be arranged at reasonable times and with no less than [***]

Business Day’s advance Notice to Contractor; provided, however, that any such observation and inspection of the Work shall not be construed as acceptance or approval of the Work by Owner.
3.10Site Safety.

3.10.1
Safety Procedures. Contractor shall be responsible for the security of the Site at all times prior to Substantial Completion in accordance with Exhibit D. Without limiting Contractor’s other obligations as set forth in this Agreement, at all times during the performance of the Work on the Site, Contractor will comply with and cause the on-Site personnel of any Contractor Party to comply with Contractor’s safety procedures as set forth in Exhibit D.

3.10.2
Site Policies. Until the Substantial Completion Date, provide all necessary and reasonably appropriate security safeguards at the Site for the protection of the Work. Contractor acknowledges that Owner has Site and security rules at its various premises and facilities. From and after the Execution Date, Contractor agrees that it will ensure that the personnel of any Contractor Party, while on the Site, comply with Owner’s Site and security rules set forth in Exhibit L for the Site (the “Site Policies”). If, at any time, Owner concludes that any such personnel of a Contractor Party is not in compliance with the Site Policies, Owner shall provide Contractor notice (which may be oral or by electronic means) of such non-compliance and Contractor shall correct such non-compliance right away; provided, however, if Contractor does not correct such non-compliance right away, Owner shall have the right, in its sole discretion, to refuse entry to the Site (or to have removed from the work site) such non-compliant personnel of a Contractor Party. Contractor shall notify the Owner Representative upon removal of any person from the Site for violation of the Site Policies applicable to the Site. On a bi-weekly basis (i.e., every two (2) weeks), Contractor shall provide to Owner (through the Owner Representative) a list of the on-Site personnel of any Contractor Party.

3.11Occupational Health and Safety.

3.11.1
Compliance. Consistent with Contractor’s Safety Procedures, Contractor shall take necessary safety and other precautions to protect property and persons from damage, injury or illness arising out of the performance of the Work, and shall be responsible for the compliance by all of its agents, employees and Subcontractors with all Applicable Laws governing occupational health and safety.

3.11.2	Notice. Contractor shall provide Owner, within [***] days following its occurrence, with written:

(a)	Notification of all OSHA recordable events;

(b)	Notifications and copies of all citations by Governmental Authorities concerning accidents or safety violations at the Site; and

(c)	copies of written accident reports for lost time accidents.
Contractor shall promptly deliver to Owner any written communication with any Governmental Authority (including any Notices) with respect to accidents that occur at the Site. For the avoidance of doubt, Contractor’s obligations under this Section 3.11.2 shall not apply to any of Contractor’s attorney-client communications prepared in anticipation of litigation or other privileged materials.
3.12Safety. At all times while any of Contractor’s employees, agents or Subcontractors are on the Site, be responsible for providing them with a safe place of employment, and Contractor shall inspect the places where its employees, agents and Subcontractors are or may be present on the Site and shall promptly take action to correct conditions which cause or may be reasonably expected to cause the Site to be or become an unsafe place of employment for them. Contractor shall provide to its employees, at its own expense, any and all safety equipment required to protect against injuries during the performance of the Work and shall ensure that its agents, employees and Subcontractors are knowledgeable of and utilize safe practices in the performance of the Work. In furtherance and not in limitation of the foregoing, Contractor shall comply with the Contractor’s Safety Procedures.
3.13Handling, Shipping and Importation. Arrange for complete handling, shipping and importation, as necessary, of all Project Hardware and construction equipment, materials and supplies and all manufacturing and related services (whether on or off the Site) for construction of and incorporation into the Project which are required for completion of the Work in accordance with this Agreement, including quality assurance, shipping, loading, unloading, customs clearance (and payment of any customs duties in connection therewith), receiving, and any required storage and claims.
3.14Applicable Laws and Applicable Permits. Contractor shall obtain and maintain all Applicable Permits other than the Owner Permits for which Owner is responsible to obtain pursuant to Section 2.6, and shall pay all Permit Expenses in connection therewith. During performance of the Work, Contractor shall comply, and cause the Subcontractors to comply, with (i) all Applicable Laws and all Applicable Permits relating to the Work, including those Applicable Laws and Applicable Permits relating to fire, safety, health, environmental matters, employment standards and workers’ compensation and (ii) all applicable requirements of CAISO, NERC and WECC relating to the Project and the Work (including those relating to construction and operation of the Project). Without limiting the generality of the foregoing obligation, Contractor agrees that it will adhere to: (a) all labor laws and regulations (including the use of U.S. citizens or properly documented alien workers under the Immigration Act of 1990 and the Immigration and Nationality Act of 1952, as amended, including the Department of Homeland Security’s E-Verify procedures, if required by applicable labor laws and regulations); and (b) all safety and health standards promulgated under OSHA and by any state or local health or safety authority with jurisdiction over the Work performed or to be performed under this Agreement. Contractor is licensed and regulated by the Contractor’s State License Board, which has jurisdiction to investigate complaints against contractors if a complaint regarding a patent act or omission is filed within four (4) years of the date of the alleged violation. A complaint regarding a latent act or omission pertaining to structural defects must be filed within ten (10) years of the date of the alleged violation. Any questions concerning a contractor may be referred to the Register, Contractors State License Board, P.O. Box 26000, Sacramento, California, 95826. Contractor holds California Contractor’s License No. 903069 and Contractor shall renew or extend such license with the appropriate Governmental Authority as and when required by Applicable Law as necessary for Contractor to perform its obligations under this Agreement.
3.14.1Foreign Asset Control Compliance. Contractor represents and warrants as follows at all times during the term of this Agreement: (1) it is not, and it does not act on behalf of any other person that is, named on the “List of Specially Designated Nationals and Blocked Persons” maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); (2) it is not, and it does not act on behalf of any other person that is, the subject of any other sanctions programs administered by OFAC; (3) it is in material compliance with all applicable laws and regulations relating to the prevention of money laundering and the financing of terrorism.
3.14.2Foreign Corrupt Practices Act Compliance. Contractor agrees that it will not corruptly offer, promise or give any pecuniary benefit or other thing of value, whether directly or through intermediaries, in connection with this Agreement and the transactions contemplated hereby, to a Foreign Public Official, for receipt by that Official, or for a third party on behalf of that Official, in order to influence any act or decision of that Official, that the Official act or refrain from acting in violation of the performance of his or her official duties, or in order to obtain or retain business or other improper advantage for Contractor in connection with Contractor’s work related to this Agreement. Contractor warrants and represents that, before the execution of this Agreement, neither it nor its Affiliates took any action with respect to any work related to this Agreement that would have violated this Section 3.14.2 had this Agreement been signed at that time. As used herein: (i) “Foreign Public Official” and “Official” mean any officer or employee of a foreign government, or any department, agency, or instrumentality thereof; any officer or employee of a public international organization; any foreign political party or official thereof, or any candidate for foreign political office; and (ii) “country” includes all levels and subdivisions of a government from national to local.
3.15Quality Assurance Programs. Contractor has sole responsibility for the quality assurance and quality control of the Work, including all work of its Subcontractors. Contractor shall use effective quality assurance programs throughout the performance of the Work as set forth in Exhibit U.
3.16Commissioning Personnel. Provide or cause to be provided, appropriate installation and commissioning representatives, as necessary supervising personnel, all equipment, tools, construction and temporary material and all other labor necessary for all of the Work to complete commissioning in accordance with Exhibit H-1.

3.17Parent Guaranty. Cause the Parent Guaranty to be provided to Owner as of the Execution Date. Except for claims made in writing under the Parent Guaranty prior to its termination, for which the Parent Guaranty shall remain in force, the Parent Guaranty shall terminate and shall cease to be of any force or effect upon the termination of the Defect Warranty Period.
3.18Contractor Deliverables. Except for those Contractor Deliverables identified on Exhibit B to be delivered after the Execution Date, Owner has received the Contractor Deliverables specified in Exhibit B. The Contractor Deliverables shall include all drawings and documentation necessary for Contractor’s performance of the Work. The drawings shall show all features and details of the Work necessary for the proper installation and successful operation of the Project. The Contractor shall identify in the drawings or documentation the originator of the drawings and/or documentation if the originator is other than the Contractor. After the Effective Date, Contractor shall deliver to Owner Contractor Deliverables required to be provided following the Effective Date pursuant to Exhibit B within a reasonable period of time after Contractor’s completion of such Contractor Deliverable.
3.19Business Practices. Contractor covenants that it will not make any payment or give anything of value to any government official (including any officer or employee of any Governmental Authority) to influence his, her or its decision or to gain any other advantage for Owner or Contractor. Further, Contractor shall not make a direct or indirect contribution of any kind or nature to any Person who may be considered a candidate for the California Public Utilities Commission, or to any member of the California Public Utilities Commission, or to any California Public Utilities Commission employee, on behalf of any officer or employee of Owner.
3.20No Toleration of Unacceptable Behavior (Ethics). Contractor and the on-Site personnel of any Contractor Party must, at all times, conduct their business activities on the Site in compliance with all Applicable Laws and must not, at any time, exhibit any of the following behaviors:

(a)
harassment or discrimination of any kind or character, including conduct or language that: (i) is derogatory to any individual on the basis of race, gender, color, religion, age, national origin, disability, veteran status, or sexual orientation; or (ii) creates an intimidating, hostile or offensive working environment. Specific examples include, but are not limited to, jokes, pranks, epithets, written or graphic material, or hostility or aversion toward any individual or group;

(b)
any conduct or act such as threats or violence that creates a hostile, abusive, or intimidating work environment (examples include, but are not limited to, fighting, abusive language, inappropriate signage, use or possession of firearms on a work site, destruction of Owner property or Owner employee property, or the threat of any of these behaviors);

(c)
use of Owner’s computers, e-mail, telephone, or voice-mail system that in any way involves material that is obscene, pornographic, sexually oriented, threatening, or otherwise derogatory or offensive to any individual on the basis of race, gender, color, religion, age, national origin, disability, veteran status, or sexual orientation;

(d)	any conduct or act that violates Section 3.22 herein; or

(e)
engagement in any activity that creates a conflict of interest or appearance of the same, or that jeopardizes the integrity of Owner or Contractor (including, but not limited to, gifts or gratuities to Owner employees).

Contractor agrees to communicate these required behavior standards to all the on-Site personnel of any Contractor Party that assist Contractor in its performance of the Work under this Agreement. Contractor will, at a minimum, comply with these behavior standards and will require and ensure that all on-Site personnel of any Contractor Party comply with the same behavior standards in connection with Contractor’s performance under this Agreement. If any on-Site personnel of any Contractor Party observes an Owner employee doing, or is ever asked by an Owner employee to do, something that such on-Site personnel of any Contractor Party considers to be unethical, illegal, or in violation of these behavior standards, Owner expects Contractor to notify Owner management immediately or to call Owner’s workplace ethics hotline at (1-800-754-9452); provided that the failure to so notify Owner management shall not constitute a breach of this Agreement, unless such failure constitutes gross negligence or willful misconduct.
3.21Rights of Owner. Owner reserves the right to conduct audits if Owner has a good faith belief that Contractor may not be in compliance with Exhibit D, Section 3.22 and Section 3.23 during the term of this Agreement. Neither this reservation of rights, nor the discretion to exercise those rights, will relieve Contractor of its obligation comply with Exhibit D and Sections 3.22 and 3.23, nor will it constitute control over the manner and means by which Contractor implements this Section 3.21. Owner and its Affiliates retain the exclusive right to waive any or all parts of the requirements for drug and alcohol testing and background investigations. Unless expressly waived as provided in the preceding sentence, no act or omission by Owner or Owner’s Affiliate will operate as a waiver of Owner’s right to enforce Exhibit D and Sections 3.22 and 3.23 or Contractor’s duty to comply thereunder. Notwithstanding the foregoing, in no event shall Owner have any access or audit rights to any records or other documents or information relating to any billing or payment information other than in connection with any Work performed by Contractor on behalf of Owner on (x) a time and materials basis or (y) cost pass-through basis.
3.22Drug- and Alcohol-Free Work Place. Contractor acknowledges that Owner is committed to maintaining a drug- and alcohol-free workplace and requires that the on-Site personnel of any Contractor Party performing Work that directly impact Owner’s facilities, equipment, processes, operations, or personnel is free from the effects of alcohol or drugs that may impair work performance. Contractor must maintain a safe, secure, and drug- and alcohol-free workplace at all times during the term of this Agreement. All on-Site personnel of any

Contractor Party should avoid involvement with drugs or use of alcohol that could compromise their fitness for duty or ability to work safely.
3.23Non-English Speaking Personnel.
3.23.1English Speaking Personnel. Contractor shall at all times assure that an English speaking on-Site employee of Contractor is provided for non-English speaking on-Site personnel of any Contractor Party. The English speaking on-Site employee must have the ability to communicate with and translate the foreign language of all non-English speaking on-Site personnel of any Contractor Party to assure that the ability to communicate vital information is readily available. If the non-English speaking on-Site personnel of any Contractor Party are divided into work groups, it shall remain the responsibility of Contractor that an English speaking on-Site employee is provided so as to ensure that the ability to communicate vital information is still readily available to all non-English speaking on-Site personnel of any Contractor Party.
3.23.2Translation. Contractor will communicate and translate to its non-English speaking on-Site personnel of any Contractor Party all information and training required by Applicable Laws and regulations and all other safety and health requirements to the extent required by such on-Site personnel of any Contractor Party obligations with respect to the Work, in addition to all job related duties of the contract. These requirements include Contractor’s Safety Procedures and any relevant manufacturer’s information such as material safety data sheets.
3.24Site Conditions. Subject to Section 3.25, Contractor has inspected and satisfied itself as to all geotechnical and physical conditions at the Site and shall be responsible for all necessary work through Substantial Completion in relation to, or because of, geotechnical and physical conditions both below and above ground (including archeological, historical, cultural, or religious sites, places and monuments, the presence of endangered species, biological resources or Unforeseeable Site Conditions (including Pre-Existing Contamination)) at the Site. No claims by Contractor for termination, additional payment or extensions of time shall be permitted on the ground of any misunderstanding or misapprehension of the matters referred to in this Section 3.24 through Substantial Completion; provided, that any schedule delays incurred by Contractor as a result of such geotechnical or physical conditions both below and above ground (including archeological, historical, cultural or religious sites, places and monuments, the presence of endangered species, biological resources or Unforeseeable Site Conditions (including Pre-Existing Contamination)) shall be treated as a Force Majeure Event [***]. For the avoidance of doubt, nothing in Exhibit D shall affect Contractor’s obligations under this Section 3.24.
3.25Unforeseeable Site Conditions; Religious or Archeological Findings. In the event any Unforeseeable Site Conditions are discovered or identified by Contractor at the Site during the performance of the Work, Contractor shall notify Owner of any such discovery as soon as practicable (other than notification in respect of Hazardous Materials (including Pre-Existing Contamination), which notification obligations are addressed in Section 26.3). In the event any archaeological or religious sites, places, monuments or areas are discovered or identified by

Contractor during the performance of Work, Contractor shall comply with all Applicable Laws and Applicable Permits in connection with such discoveries, including, if so required, immediately stopping any Work affecting the area. Contractor shall notify Owner of any such discovery as soon as practicable. All fossils, coins, articles of value or antiquity and structures and other remains or things of geological, archaeological, historical, religious, cultural or similar interest discovered on the Site shall, as between Owner and Contractor, be deemed to be the absolute property of Owner; provided that Owner hereby acknowledges any such items discovered at the Site may belong to a party other than Owner or Contractor. Contractor shall prevent its and its Subcontractors’ personnel and any other Persons from removing or damaging any such article or thing. Any schedule delays incurred by Contractor as a result of such religious or archaeological findings shall be treated as a Force Majeure Event. For the avoidance of doubt, nothing in Exhibit D shall affect Contractor’s obligations under this Section 3.25.
3.26Taxes. The Parties agree and acknowledge that the Project is intended to qualify for the “newly constructed” property exclusion for the construction or addition of an “active solar energy system” under Section 73 of the California revenue and taxation code (the “California Code”). Further, Contractor shall not claim any Property Tax exclusion for newly constructed active solar energy system property under California Code Section 73 in connection with the Work, Project Hardware or the Site. Contractor shall not claim a tax credit under Code Section 48 related to the Project or any property that Contractor incorporates therein.

4.	COVENANTS, WARRANTIES AND REPRESENTATIONS
4.1Contractor. Contractor represents and warrants, as of the Execution Date, as follows:
4.1.1Organization, Standing and Qualification. Contractor is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver and perform its obligations hereunder and to engage in the business it presently conducts and contemplates conducting, and is and will be duly licensed or qualified to do business and in good standing under the laws of each other jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.
4.1.2Due Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by or on behalf of Contractor and is, upon execution and delivery, the legal, valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.
4.1.3No Conflict. The execution, delivery and performance by Contractor of this Agreement will not conflict with or cause any default under: (a) its organizational documents; (b) any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which Contractor is a party or by which it or its properties may be bound or affected; or (c) any Applicable Laws.
4.1.4Government Approvals. Other than with respect to the Applicable Permits, neither the execution nor delivery by Contractor of this Agreement requires the consent or approval of, or the giving of notice to or registration with, or the taking of any other action in respect of, any Governmental Authority. Contractor represents and warrants that all Applicable Permits required to be in Contractor’s name either (1) have been obtained by Contractor and are in full force and effect on the Execution Date or (2) will be obtained and will be in full force and effect on or prior to the date on which they are required under this Agreement and Applicable Law, so as to permit Contractor to commence and prosecute the Work to completion.
4.1.5No Suits, Proceedings. There are no actions, suits, proceedings, patent or license infringements, or investigations pending or, to Contractor’s knowledge, threatened against it at law or in equity before any court or before any Governmental Authority (whether or not covered by insurance) that individually or in the aggregate could result in a material adverse effect on Contractor’s ability to perform its obligations under this Agreement. Contractor has no knowledge of any violation or default with respect to any Applicable Permit, order, writ, injunction or decree of any court or any Governmental Authority that may result in any such materially adverse effect or such impairment.
4.1.6Plant Property. All Project Hardware furnished by Contractor shall be new and unused when installed unless the Parties agree otherwise in writing.
4.2Owner. Owner represents and warrants, as of the Execution Date, as follows:
4.2.1Organization, Standing and Qualification. Owner is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver and perform its obligations hereunder and to engage in the business Owner presently conducts and contemplates conducting, and is and will be duly licensed or qualified to do business and in good standing in each jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.
4.2.2Due Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by or on behalf of Owner and is, upon execution and delivery, the legal, valid, and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.
4.2.3No Conflict. The execution, delivery and performance by Owner of this Agreement will not conflict with or cause any default under: (a) its organizational documents;

(b) any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which it is a party or by which it or its properties may be bound or affected; or (c) any Applicable Laws.
4.2.4No Suits, Proceedings. There are no actions, suits, proceedings or investigations pending or, to Owner’s knowledge, threatened against Owner at law or in equity before any court or before any Governmental Authority (whether or not covered by insurance) that individually or in the aggregate could result in a material adverse effect on Owner’s obligations under this Agreement. Owner has no knowledge of any violation or default with respect to any order, writ, injunction or any decree of any court or any Governmental Authority to which Owner is subject that may result in any such materially adverse effect or such impairment.
4.2.5Land. Owner holds a non-exclusive interest in all real property intended to or requested to be covered by right of way issued by the BLM for the Site and holds certain easement and encroachment rights with respect to the Site pursuant to the other Real Property Agreements.

5.	COST OF WORK
5.1Contract Price. Contractor hereby agrees to accept as compensation for the performance of the Work and its other obligations hereunder, [***] (as the same may be adjusted pursuant to the next sentence, the “Contract Price”). Neither shall the Contract Price be changed nor shall Contractor be entitled to any other compensation, reimbursement of expenses or additional payment of any kind without prior written authorization of Owner or as otherwise specifically set forth in this Agreement including Section 8.4.1 in respect of a Force Majeure Event, or an Excusable Event or Section 15.4.1 in respect of an Owner-Instituted Change or a Change In Work mutually agreed to by the Parties. For the avoidance of doubt, the Contract Price excludes (i) [***] and, (ii) any other Taxes [***] by any Governmental Authority under Applicable Law, excluding[***], or similar Taxes imposed on the Project, (the Taxes set forth in clauses (i), and (ii), "Excluded Taxes") in all cases which shall be [***] in accordance with Section 5.2.2.
5.2Taxes.

5.2.1
Taxes included in Contract Price. The Contract Price includes any and all Taxes imposed [***] under Applicable Law, except for Excluded Taxes. Excluded Taxes shall be the sole responsibility [***]. For the avoidance of doubt, the Contract Price includes [***].

5.2.2	Payment of Taxes. Contractor shall timely pay all [***], due in connection with Work under this Agreement and shall make any and all payroll deductions required by Applicable Law.

Owner shall timely pay all [***]. In the event Contractor or the Subcontractors are required under Applicable Law to pay any [***], Contractor or the Subcontractors shall timely pay such amounts and Owner shall promptly reimburse Contractor for the same following receipt by Owner of an invoice for such amounts by Contractor in accordance with Article 6. In the event Contractor is required under Applicable Law to collect or impose any Taxes from or on behalf of Owner under clause (i) or (ii) of Section 5.1 on any payment under Article 6, Owner shall pay to Contractor such Taxes and Contractor shall timely remit such Taxes to the applicable Governmental Authority under Applicable Law. In the event Owner is required under Applicable Law to pay any Taxes for which Contractor is liable under this Agreement, Owner shall timely pay such amounts and Contractor shall promptly reimburse Owner for the same following receipt by Contractor of an invoice for such amounts by Owner in a manner consistent with Article 6.

5.2.3
Contractor and Owner to Cooperate. Contractor and Owner shall reasonably cooperate with each other to minimize the Tax liability of both Parties to the extent legally permissible, including separately stating taxable charges on Contractor’s Invoices and supplying resale and exemption certificates, if applicable, and other information as reasonably requested in all cases by taxing authorities and applying to the California Alternative Energy and Advanced Transportation Financing Authority (CAEATFA) for sales tax exemptions for the Project. In addition, to the extent any exemptions, abatements, credits against or deferrals of any Taxes may be available to Owner or Contractor under Applicable Law, the Parties shall reasonably cooperate in order to secure any such exemptions, abatements, credits against, or deferrals of, such Taxes including by Contractor providing Owner such information in its possession as is reasonably requested and required by Owner to optimize Owner’s ability to claim federal investment tax credits and accelerated depreciation applicable to the Project, including such information as is necessary for Owner to claim federal investment tax credits applicable to the portions of the Project (including the applicable BOP) which have achieved Block Turnover. Notwithstanding the foregoing, in no case shall Contractor or any Subcontractor be obligated to disclose any of its know-how, trade secrets or other proprietary information.

5.2.4	Tax Treatment of Project, Site and Project Hardware. Solely for purposes of this Agreement, Contractor represents and warrants as of the Execution Date as follows:

(a)
Contractor has not and will not claim the federal income tax credit for solar energy property under Section 48(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any portion of the Project or the Work;

(b)	Contractor has not and will not claim depreciation deductions under section 167 or 168 of the Code with respect to any portion of the Project or the Work;

(c)	None of the Project Hardware is described in Code section 168(g)(1)(D); and

(d)	Contractor has acquired and held the Project Hardware for sale in the normal course of its business of constructing and selling solar powered electrical generating facilities to third parties.
[***]
5.3Owner’s Payment Obligations. Owner acknowledges and agrees that Owner’s obligation to make payments in accordance with this Agreement is not subject to or conditioned in any way on the receipt of funds from any third party including by way of financing by any Owner Financing Party.

6.	TERMS OF PAYMENT
6.1Milestone Payment Schedule. Contractor shall be paid in accordance with the Milestone Payment Schedule as set forth in Exhibit I. Each Milestone Payment shall be due and payable only to the extent it is supported by the completion of the corresponding individual Milestones. Each Milestone does not represent the cost of the Work included in such Milestone; accordingly, the Milestone Payments do not represent an actual measure of the progress of the Work. For the avoidance of doubt, any predicted schedule set forth in Exhibit I for the achievement of a Milestone is indicative only and shall not affect Contractor’s right to invoice or receive payment for a Milestone Payment for the achievement of the corresponding Milestone in any particular month.
6.2Milestone Assessment. Representatives of Contractor and Owner shall periodically, and in any event at least once each month, review the Work completed and assess the progress of on-Site Work completed and completion of the related Milestones.
6.3Contractor’s Invoices. Contractor shall electronically deliver to Owner a Contractor’s Invoice for each payment owing to Contractor under Article 6 and under any other provision of this Agreement. Each Contractor’s Invoice shall be reasonably detailed and shall be accompanied by reasonable supporting documentation to the extent applicable. Contractor may deliver Contractor’s Invoices to Owner for Milestone Payments upon the completion of one or more Milestones; provided that Contractor may not submit more than one Contractor’s Invoice per month in respect of Milestone Payments for the payment of completed Milestones.
6.4Owner Review. Within [***] Business Days after Owner receives a Contractor’s Invoice, Owner shall Notify Contractor concerning any dispute regarding the submitted Contractor’s Invoice and the basis for such dispute (including disputes with respect to defective Work or third-party claims or liens resulting from the Work). If Owner has not Notified Contractor within [***] Business Days after Contractor has provided such Contractor’s Invoice of any good faith objection thereto, Owner shall be deemed to have approved such Contractor’s Invoice; provided that Owner is not thereby waiving any rights it has under Article 16, including with respect to defects which are not identified at the time such Contractor’s Invoice is reviewed by Owner, such as, for example, defects which are not identified at Turnover and set forth on the Punchlist. Owner shall pay all undisputed portions of Contractor’s Invoices within the time provided in Section 6.5. Notwithstanding anything to the contrary in this Article 6, Contractor shall have the right to resubmit disputed or non-approved Contractor’s Invoices from time to time immediately upon correction of any such disputed or non-approved Contractor’s Invoice and disputed Contractor’s Invoices or portions thereof that are corrected before the date that payment is due pursuant to Section 6.5 shall be paid on such due date.
6.5Payments.
6.5.1Initial Milestone Payment. Subject to Contractor’s prior submission of Contractor’s Invoice in respect of such Milestone Payment at least [***] Business Days prior to the Effective Date and Owner’s approval thereof on or prior to the Effective Date, Contractor shall be entitled to payment on the Effective Date of all Milestones that Contractor achieved prior to the date of submission of such Contractor’s Invoice (provided, that Contractor acknowledges and agrees that to the extent, and for so long as, FSAM DS has failed to make the contribution required of it based on achievement of the applicable Milestones pursuant to the LLC Agreement, Owner shall be excused from making such portion of the Milestone Payment allocable to FSAM DS contribution to be received by Owner). Unless Owner has notified Contractor of a good faith objection to Contractor’s Invoice on or prior to the Effective Date, Owner shall pay to Contractor on such date the amounts set forth in Contractor’s Invoice delivered pursuant to this Section 6.5.1 in Dollars by electronic transfer (by means of ACH or wire) in immediately available funds to such account designated by Contractor to Owner in Contractor’s Invoice; provided, however, Contractor shall accept promissory notes (assigned without recourse) issued by First Solar or its Affiliates in satisfaction of amounts due to be paid by Owner to Contractor under this Agreement.
6.5.2Subsequent Payments. All payments to be made to either Party under this Agreement shall be paid in Dollars and shall be paid electronically (by means of ACH or wire) in immediately available funds; provided, however, Contractor shall accept promissory notes (assigned without recourse) issued by First Solar or its Affiliates in satisfaction of amounts due to be paid by Owner to Contractor under this Agreement. Subject to the Interim Lien Holdback in the case of the Substantial Completion Payment and except as set forth in Section

6.5.1, Section 14.1.1(a), Section 14.1.1(c) and Article 19 all payments shall be due within [***] days after the paying Party’s receipt of the other Party’s invoice or, if such date is not a Business Day, on the immediately succeeding Business Day (provided, that Contractor acknowledges and agrees that to the extent, and for so long as, FSAM DS has failed to make the contribution required of it under the LLC Agreement for the applicable payment, Owner shall be excused from making such portion of the applicable payment allocable to FSAM DS contribution to be received by Owner under the LLC Agreement), to such account as may be designated by such Party from time to time by Notice to the other Party in accordance with Article 28; provided, further that banking transfer instructions have been provided by such Party to the paying Party at least [***] Business Days before the first payment of the paying Party is due and payable. With respect to Contractor’s Invoices, Contractor shall provide one (1) Contractor’s Invoice each month after the month in which the initial Milestone Payments are made in accordance with Section 6.5.1. Each such Contractor’s Invoice will identify the Milestones achieved prior to the date of such Contractor’s Invoice and the Milestone Payments due for the achievement of such Milestones (as further described in this Article 6). Any delinquent payment, including payment of the Contract Price, shall bear interest at the Prime Rate plus [***] per annum, until paid, but not to exceed the maximum rate permitted by Applicable Law (the “Contract Interest Rate”). The payment of interest unaccompanied by payment of the delinquent payment shall not excuse or cure any Event of Default or delay in such payment.
6.6Final Completion Payment. On or after the date on which Contractor delivers to Owner a Notice of Final Completion that is accepted (or is deemed to have been accepted) by Owner pursuant to Section 13.6, Contractor shall submit a final Contractor’s Invoice (the “Final Contractor’s Invoice”) which shall set forth all amounts due to Contractor that remain unpaid as of the date of such invoice (including (a) any Punchlist Holdback that has not been released to Contractor in accordance with Section 6.8.2 (but excluding the Specified Equipment Holdback (if any)), (b) any remaining Excluded Taxes for [***] is liable under this Agreement and (c) any amount due to Contractor pursuant to Section 14.2(b)). Owner shall pay to Contractor the amount due under such Final Contractor’s Invoice (the “Final Completion Payment”) within [***] Business Days after Owner’s receipt of such invoice and otherwise in accordance with Section 6.5, subject to the requirements of Final Completion set forth in Section 13.5 having been met in all material respects.
6.7Disputes Regarding Payments. Contractor’s acceptance of any payment, and Owner’s payment of any amount under dispute, shall not be deemed to constitute a waiver of amounts that are then in dispute. Contractor and Owner shall use reasonable efforts to resolve all disputed amounts reasonably expeditiously and in any case in accordance with the provisions of Article 30. No payment made hereunder shall be construed to constitute acceptance or approval of that part of the Work to which such payment relates or to relieve Contractor of any of its obligations hereunder. If a Contractor’s Invoice was properly submitted in accordance with all of the provisions of this Agreement and amounts disputed by Owner in regards to such invoice are later resolved in favor of Contractor, Owner shall pay interest on such disputed amounts due to Contractor at the Contract Interest Rate, from the date on which the payment was originally due pursuant to such invoice until the date such payment was received by Contractor. If amounts disputed have been paid by Owner are later resolved in favor of Owner, Contractor shall refund any such payment and pay interest on such payment at the Contract Interest Rate, from the date on which the payment was originally made by Owner until such refunded payment is received by Owner.
6.8Punchlist Holdback; Release of Punchlist Amounts; Specified Equipment Holdback.

6.8.1
Punchlist Holdback. Owner shall retain an amount equal to the Punchlist Holdback from the Substantial Completion Payment as security against the completion of any Punchlist items remaining to be completed as of Substantial Completion.

6.8.2	Release of Punchlist Holdback.

(a)
After Substantial Completion, Contractor shall invoice Owner monthly for the Punchlist Amount applicable to each Punchlist item completed. Owner shall release from the Punchlist Holdback and pay pursuant to Section 6.5 the Punchlist Amount applicable to each Punchlist item properly completed by Contractor.

(b)
Concurrent with the Final Completion Payment, Owner shall pay Contractor all remaining Punchlist Holdback, unless Owner is entitled to keep such remaining amount in accordance with Section 6.8.2(c) or Section 6.8.3, and Section 13.5(b). Except as may be specifically required pursuant to Applicable Law, any interest accruing on the Punchlist Holdback shall accrue for the account of Owner and not Contractor.

(c)
If Contractor fails to perform any Punchlist item within [***] days after the Substantial Completion Date, Owner may elect by written notice to Contractor to retain the Punchlist Holdback applicable to such Punchlist item and complete such Punchlist item itself. Upon Owner making such election, Contractor’s obligation to perform such Punchlist item shall be deemed satisfied.

6.8.3	Specified Equipment Holdback.

(a)
If, as of the Final Completion Date, Contractor has not yet completed that portion of the Work in respect of the Specified Equipment, as more particularly described in Section 5.14.13 of Exhibit A (the “Specified Equipment Work”), Owner shall retain an amount equal to [***] (the “Specified Equipment Holdback”).

(b)	After Final Completion, Contractor shall invoice Owner for the Specified Equipment Holdback (if any) following completion of the Specified

Equipment Work. Owner shall release and pay such Specified Equipment Holdback pursuant to Section 6.5 to the extent the Specified Equipment Work has been properly completed by Contractor.
6.9Interim Lien Holdback. In the event that Contractor believes that it has satisfied the provisions of Section 13.3 (other than Section 13.3(g))) and at such time a Contractor Lien filed against the Project and/or the Site remains outstanding, at Contractor’s option, Contractor may either (A) bond or satisfy such Contractor Liens (in accordance with Article 27) or (B) by notice to Owner, permit Owner to withhold an amount equal to [***] of the dollar amount(s) of such Contractor Liens from the Substantial Completion Payment (the “Interim Lien Holdback”) in satisfaction of the condition set out in Section 13.3(g); provided, that if Contractor elects to permit Owner to withhold the Interim Lien Holdback, such withholding shall satisfy Contractor’s obligations to bond or satisfy the applicable Contractor Lien pursuant to Article 27 for a period of time not to exceed [***] days. At any time following Substantial Completion and prior to [***] days thereafter, Contractor may elect to bond or satisfy the applicable Contractor Lien pursuant to Article 27 and within [***] Business Days thereafter, Owner shall pay to Contractor the Interim Lien Holdback in satisfaction of Owner’s obligation to pay the remaining amount of the Substantial Completion Payment. For the avoidance of doubt, in the event Contractor elects to permit Owner to withhold the Interim Lien Holdback in lieu of bonding or satisfying any Contractor Liens outstanding at Substantial Completion, Contractor shall be deemed to have satisfied it obligations pursuant to Article 27 for a period not to exceed [***] days, but without prejudice to the requirement to satisfy the condition to Final Completion set out in Section 13.5(g).
6.10Early Completion Bonus; [***]. In addition to the other payments from Owner to which Contractor is entitled under this Agreement, Owner agrees that: (a) with respect to each Block of the PV Power Plant, for each day that Turnover of a Block is achieved prior to the Projected Turnover Date of such Block, Owner shall pay Contractor the Early Completion Bonus; and (b) with respect to [***], Owner shall pay Contractor the [***]. Any amount Owner is obligated to pay to Contractor under this Section 6.10 shall be due and payable as provided in Section 6.5.2 following Owner’s receipt of Contractor’s invoice for such amount (setting out reasonably detailed calculations of the amount claimed by Contractor). Neither the Early Completion Bonus nor the [***] shall be subject to any retainage, holdback or set-off, except as provided in Section 14.1.1(c).
6.11Excluded Taxes Arising After Final Contractor’s Invoice. If, after the Final Contractor’s Invoice under Section 6.6 (or any subsequent invoice delivered under Section 6.8.3(b)), any Excluded Taxes are assessed or imposed upon [***], or if Contractor or any Governmental Authority determines that [***] should have imposed Excluded Taxes on any payment [***] under this Article 6, [***] shall promptly reimburse or pay to [***] the amount of such Excluded Taxes. [***] shall provide an invoice to [***] detailing such Excluded Taxes in accordance with this Article 6. [***] shall promptly pay such amounts in accordance with this Article 6.

7.	COMMENCEMENT AND SCHEDULING OF THE WORK
7.1Effectiveness of Agreement. This Agreement shall be effective as of the date of the “Closing” of the MIPSA (the “Effective Date”). A notice to proceed has been issued to Contractor prior to the Effective Date and such notice shall be effective for purposes of this Agreement and such work performed prior to the Effective Date shall be incorporated into this Agreement as set forth in Section 3.1.
7.2Scheduling of the Work.

(a)
The Contract Schedule contains milestones and includes details to support all major engineering, procurement, construction, commissioning and testing activities of the Project and forms the basis for progress reporting through the course of the performance of the Work.

(b)
The Contract Schedule represents a practical plan to achieve Turnover of each Block by the Projected Turnover Date of such Block and Substantial Completion on or before the Guaranteed Substantial Completion Date. The Projected Turnover Date for each Block and the Guaranteed Substantial Completion Date, not the Contract Schedule, shall control in the determination of any [***].

(c)	Contractor shall prepare and keep current a schedule of submittals as required by this Agreement and that is coordinated with the Contract Schedule.
7.3Progress Reporting; Other PPA Obligations.

(a)
From and after the Execution Date until the Substantial Completion Date, Contractor shall prepare a Progress Report and submit it to Owner no later than [***] days after the close of each calendar month and prepare the PPA Monthly Reports and submit them to Owner no later than [***]. If requested by Owner, Contractor’s Project Manager (or their designee) shall attend scheduled meetings between representatives of Owner, SCE (in its capacity as a party to the PPA) and Participating TO (in such capacity under the Interconnection Agreement) to discuss construction progress and, in the case of meetings between representatives of Owner and SCE (in its capacity as a party to the PPA), to review PPA Monthly Reports. Each PPA Monthly Report shall comply with the applicable requirements of the PPA.

(b)
Owner, its representatives (including Owner’s Engineer), SCE (in its capacity as a party to the PPA) and Participating TO (in its capacity as a party to the Interconnection Agreement), in each case, shall have the right to reasonably observe and inspect the Work at the Site, including design drawings and documents and all Contractor Deliverables, such observations and inspections to be arranged at reasonable times and with no less than [***] Business Day’s advance Notice to Contractor. In furtherance thereof, Contractor shall, from and after the Execution Date until the Substantial Completion Date, make available (i) [***] and (ii) to the Participating TO the data and information required by Sections 5.10 and 6.4 of the Interconnection Agreement. If Owner Notifies Contractor that SCE or the Participating TO requires any such data or information after the Substantial Completion Date, then Contractor shall reasonably cooperate with Owner to provide such data or information within a reasonable period of time after it becomes available. Subject to the terms of this Agreement and any Subcontract, in no case shall Contractor or any Subcontractor be obligated to disclose any of its know-how, trade secrets or other proprietary information.

(c)	Contractor shall cooperate with Owner in granting SCE reasonable access to the Site and the Work [***].

8.	FORCE MAJEURE EVENT; EXCUSABLE EVENT
8.1Certain Events. No failure or omission to carry out or observe any of the terms, provisions or conditions of this Agreement shall give rise to any claim against a Party, or be deemed to be a breach or an Event of Default under this Agreement, if such failure or omission shall be caused by or arise out of a Force Majeure Event or an Excusable Event. Notwithstanding anything to the contrary in the foregoing, the obligation to pay money in a timely manner in accordance with the terms hereof shall not be subject to the Force Majeure Event or Excusable Event provisions hereof.
8.2Notice of Force Majeure Event and Excusable Event. If a Party’s ability to perform its obligations under this Agreement is affected by a Force Majeure Event or an Excusable Event (in the case of Contractor), the Party claiming relief shall as soon as practical but no later than [***] Business Days after the date on which [***] of a Force Majeure Event or Excusable Event first prevents or delays performance under this Agreement, give Notice describing in detail the particulars of the occurrence giving rise to the claim, including an estimate of the event’s anticipated duration and effect (if reasonably estimable) upon the performance of its obligations, and any action being taken to avoid or minimize its effect. The Party claiming relief due to a Force Majeure Event (or Contractor if an Excusable Event) shall have a continuing obligation to deliver to the other Party regular updated reports and any additional documentation and analysis supporting its claim regarding a Force Majeure Event promptly after such information becomes available to such Party. If the Contractor fails to timely Notify Owner as provided in this Section 8.2 with respect to a Force Majeure Event or Excusable Event, [***]. Except as provided in the preceding sentence, a Party’s failure to timely Notify the other

Party of a Force Majeure Event or an Excusable Event (in the case of Contractor), shall not constitute a waiver of such Party’s right to relief due to such Force Majeure Event or an Excusable Event (in the case of Contractor).
8.3Scope of Suspension; Duty to Mitigate. The suspension of, or impact on, performance due to a Force Majeure Event or an Excusable Event shall be of no greater scope and no longer duration than is required by such event; provided, that any such suspension shall be at a minimum, on a day-for-day basis, for the period of time of delay due to such Force Majeure Event or Excusable Event. The Party claiming relief due to a Force Majeure Event (or Contractor if an Excusable Event) shall use its commercially reasonable efforts:

(a)	to mitigate the duration of, and costs arising from, any suspension or delay in, or other impact to the performance of its obligations under this Agreement; and

(b)	to continue to perform its obligations hereunder not affected by such event.
Following the occurrence of a Force Majeure Event or an Excusable Event for which Contractor is entitled to relief, Contractor shall be entitled to invoice Owner on a monthly basis, and Owner shall pay, in accordance with Article 6, actual and substantiated costs reasonably incurred by Contractor in implementing mitigation measures pursuant to Section 8.3(a). When the Party claiming relief due to a Force Majeure Event (or Contractor if an Excusable Event) is able to resume performance of its obligations under this Agreement, such Party shall give the other Party Notice to that effect.
8.4Contractor’s Remedies.

8.4.1
Force Majeure Event and Excusable Event. As Contractor’s remedy for the occurrence of a Force Majeure Event or an Excusable Event, Contractor shall be entitled to the following relief: (a) if Contractor is delayed due to such Force Majeure Event or Excusable Event, despite Contractor’s commercially reasonable efforts to mitigate any delays pursuant to Section 8.3(a), the Guaranteed Substantial Completion Date, the Project Milestones, the Projected Turnover Dates, the Cure Period and any other dates for performance by Contractor hereunder shall be correspondingly extended, at a minimum on a day-for-day basis, by the period of time of delay due to such Force Majeure Event or Excusable Event (including the effect such Force Majeure Event or Excusable Event could be expected to have on the schedule for performing (i) any Functional Test, Capacity Test or Power Factor Test in order to provide the necessary stabilization period to mitigate any transient effects on the PV modules resulting from being stored, idle or unutilized during such Force Majeure Event or Excusable Event and (ii) the Adjusted Energy Performance Test) and (b) if Contractor’s costs increase due to such Force Majeure Event or Excusable Event, despite Contractor’s commercially reasonable efforts to mitigate any such increases pursuant to Section 8.3(a), the Contract Price shall be increased by the sum of the actual and substantiated costs reasonably incurred by Contractor (including any sales and use Taxes) and the actual and substantiated costs reasonably incurred by Contractor in connection with the mitigation measures implemented by Contractor pursuant to Section 8.3(a), any actual and substantiated demobilization and re-mobilization costs reasonably incurred and any modifications to the Work arising out of the Force Majeure Event or Excusable Event, provided that in the case of an Excusable Event, Contractor shall be entitled to an additional [***] of such costs.

8.4.2
Changes In Work. Upon the occurrence of a Force Majeure Event or an Excusable Event for which Contractor is entitled to a change in the Contract Price, the Guaranteed Substantial Completion Date, the Project Milestones, the Projected Turnover Dates, the Cure Period or any other dates for performance by Contractor hereunder and any related modifications to the Work, Contractor and Owner shall prepare a Change Order in accordance with Article 15.

9.	SUBCONTRACTORS
9.1Use of Subcontractors. The Parties acknowledge and agree that Contractor shall be entitled to engage Subcontractors in respect of the performance of the Work or portion thereof. Contractor shall be solely responsible for paying each Subcontractor for services, equipment, material or supplies in connection with the Work. Subcontractors may include any Affiliate of Contractor.
9.2Assignment. No Subcontract or purchase order shall bind or purport to bind Owner. Owner shall not be deemed by virtue of this Agreement to have any contractual obligation to or relationship with any Subcontractor, but each Subcontract and purchase order with a Major Subcontractor (other than the Supplier(s) of PV modules for the PV Power Plant) shall provide, without requiring the prior consent of the relevant Major Subcontractor, for assignment and delegation of such Subcontracts by Contractor to Owner and, at Owner’s request, the Owner Financing Parties in the event of a Contractor Event of Default. If Owner elects to assume by assignment any Subcontract or purchase order with a Major Subcontractor (other than the Supplier(s) of PV modules for the PV Power Plant) as described in this Section 9.2, then (a) Contractor shall enter into reasonable assignment documentation requested by Owner which may be required to effect such assignment by Owner; and (b) the Parties shall clearly delineate Contractor’s responsibility to indemnify Owner for liabilities arising under such Subcontract prior to the date Owner assumes such Subcontract and Owner’s responsibility to indemnify Contractor for liabilities arising under such Subcontract after the date Owner assumes such Subcontract.
9.3Effect of Subcontracts. No subcontracting of the Work shall (i) relieve Contractor of its duties, responsibilities, obligations or liabilities hereunder, (ii) relieve Contractor of its responsibility for the performance of any work rendered by any such Subcontractor or (iii) create any relationship between Owner, on the one hand, and any Subcontractor, on the other. As between Owner and Contractor, Contractor shall be solely responsible for the acts, omissions or defaults of its Subcontractors and their employees and agents (with the acts, omissions and defaults of its Subcontractors and their employees and agents being attributable to it).

10.	LABOR RELATIONS
10.1General Management of Employees. Notwithstanding the provisions of Section 10.2, Contractor shall preserve its rights to exercise and shall exercise its management rights in performing the Work. Such management rights shall include the rights to hire, discharge, promote and transfer employees; to select and remove persons or supervision; to establish and enforce reasonable standards of production; to introduce labor saving Project Hardware; to determine the number of craftsmen necessary to perform a task, job or project; and to establish, maintain and enforce rules and regulations conducive to efficient and productive operations.
10.2Labor Disputes. Contractor shall comply with the provisions of any labor agreements it has in place that apply to the Work and adopt policies and practices designed to avoid Labor Disputes, and to minimize the risk of labor-related delays or disruption of the progress of the Work. Contractor shall advise Owner promptly, in writing, of any actual or threatened Labor Dispute of which Contractor has knowledge that might materially affect the performance of the Work by Contractor or by any of the Subcontractors. Notwithstanding the foregoing, the settlement of Labor Disputes shall be at the discretion of the Party having the difficulty. Prior to the Substantial Completion Date, Contractor shall not obtain any Change in Work relief for a Labor Dispute involving Contractor or any Subcontractor that affects performance of the Work (other than Labor Disputes that qualify as a Force Majeure Event), the Parties recognizing that Contractor is solely responsible for labor issues, including with respect to any union labor agreement.
10.3Personnel Documents. Contractor shall ensure that at the time of hiring, all its personnel and personnel of any Subcontractors performing the Work on the Site are in possession of all such documents as may be required by any and all Applicable Laws.

11.	INSPECTION
11.1Inspection

(a)
In addition to the inspection rights provided under Section 7.3(b), Contractor shall provide Owner and its representatives (including Owner’s Engineer) with reasonable advance notice of any factory acceptance tests or other similar tests being performed by its Major Subcontractors that supply the inverters, medium voltage and Substation transformers, PV modules, PV interconnection switchgear or PVCS at the relevant off-Site locations and Owner and its representatives (including Owner’s Engineer) shall, subject to entering into a non-disclosure agreement with such Major Subcontractor, if required, have the right to attend and observe such tests;

provided that Owner shall be solely responsible for all costs associated with Owner or it representatives attending such off-Site tests. Subject to the terms of this Agreement or any Subcontract, in no case shall Contractor or any Subcontractor be obligated to disclose any of its know-how, trade secrets or other proprietary information in connection with any such attendance or observation of such tests.

(b)
Owner reserves the right, but shall not be obligated, to appoint an inspector (the “Inspector”) to follow the progress of the Work at the Site. Owner may designate the Owner Representative or Site Representative to serve as the Inspector. The inspection by the Inspector shall not relieve Contractor of any responsibility for furnishing and installing the Project Hardware or performing the Work in accordance with this Agreement. Inspection by the Inspector shall not be deemed to be supervision by Owner of Contractor, its agents, servants, employees or Subcontractors, but shall be only for the purpose of reviewing the Project Hardware and the Work performed on Site. The Inspector may report to the Contractor any unsafe or improper conditions or practices of Contractor or any Subcontractor observed at the Site and Contractor shall take action pursuant to this Agreement to correct such conditions or practices. Notwithstanding Section 11.1(a), subject to the Inspector having completed Contractor’s safety training, the Inspector shall have access to the Project Hardware and the Work at the Site during all hours that Contractor or its Subcontractors are on the Site performing Work and the Inspector may observe the Work at the Site during such time period subject to compliance with Contractor’s Safety Procedures. For the avoidance of doubt, the Inspector shall not be entitled to disrupt or interfere with the performance of the Work and any such disruption or interference shall constitute an Owner-Caused Delay.

(c)
Prior to Turnover of a Block, Owner may by Notice to Contractor reject any Work (including any Project Hardware) constituting a portion of such Block that does not comply with the Agreement and the requirements hereunder other than due to any Non-Critical Deficiencies. Owner’s Notice shall state Owner’s objections with reasons. Any acceptance, approval or any failure to reject by Owner shall in no event be deemed to constitute acceptance of the Work for any purposes of this Agreement. If Owner’s inspection reveals any such non-compliance in any portion of Work of such Block and Owner submits a Notice to Contractor to correct such non-compliant Work, Contractor shall promptly replace or re-perform all portions of such rejected Project Hardware and Work to be in compliance with this Agreement (other than Non-Critical Deficiencies which are addressed in Article XIII).

12.	COMMISSIONING AND TESTING
12.1Commissioning Plan. Contractor has provided Owner with a copy of the Commissioning Plan. Contractor shall perform its commissioning activities in accordance with Exhibit H-1 and the Commissioning Plan.
12.2Capacity Test and Energy Performance Test Procedures.
12.2.1Block Capacity Tests. Contractor shall develop the Block Capacity Test Procedures in accordance with Exhibit H-2 and shall provide the Block Capacity Test Procedures for Owner’s review and approval, as soon as reasonably practicable after the Effective Date (but in no event later than [***] days prior to the commencement of the first Block Capacity Test to be conducted by Contractor hereunder). Owner shall have [***] days from the date it receives the Block Capacity Test Procedures to review and provide comments to Contractor. Contractor shall incorporate all of Owner’s reasonable comments into the final Block Capacity Test Procedures, which shall be approved by Owner (such approval not to be unreasonably withheld). If Owner fails to provide its comments within such [***] day period, then Owner shall be deemed to have approved the Block Capacity Test Procedures. Contractor shall perform each Block Capacity Test in accordance with the final approved Block Capacity Test Procedures and the Functional Test and the Operational Test in accordance with Exhibit H-1.
12.2.2Project Capacity Tests. Contractor shall develop the Capacity Test Procedures in accordance with Exhibit H-2 and shall provide the Capacity Test Procedures for Owner’s review and approval, as soon as reasonably practicable after the Effective Date (but in no event later than [***] days prior to the commencement of the first Capacity Test to be conducted by Contractor hereunder). Owner shall have [***] days from the date it receives the Capacity Test Procedures to review and provide comments to Contractor. Contractor shall incorporate all of Owner’s reasonable comments into the final Capacity Test Procedures, which shall be approved by Owner (such approval not to be unreasonably withheld). If Owner fails to provide its comments within such [***] day period, then Owner shall be deemed to have approved the Capacity Test Procedures. Contractor shall perform each Capacity Test in accordance with the final approved Capacity Test Procedures.
12.2.3[***] Contractor has provided Owner with a copy of the [***]. Contractor shall perform the [***] in accordance with Attachment 1 to Exhibit H-1 and the [***].
12.2.4Adjusted Energy Performance Test. Contractor shall complete the Adjusted Energy Performance Test Procedures in accordance with Exhibit H-3 and shall provide the Adjusted Energy Performance Test Procedures for Owner’s review and approval, as soon as reasonably practicable after the Effective Date (but in no event later than [***] days prior to the commencement of the Adjusted Energy Performance Test to be conducted by Contractor hereunder). Owner shall have [***] days from the date it receives the Adjusted Energy Performance Test Procedures to review and provide comments to Contractor. Contractor shall incorporate all comments that Owner may reasonably request into the final Adjusted Energy Performance Test Procedures, which shall be approved by Owner (such approval not to be unreasonably withheld). If Owner fails to provide its comments within such [***] day period, then Owner shall be deemed to have approved the Adjusted Energy Performance Test Procedures. Contractor shall perform the Adjusted Energy Performance Test in accordance with the final approved Adjusted Energy Performance Test Procedures.
12.3Test Schedules. Contractor shall agree on Operational Test, Capacity Test and Block Capacity Test schedules with Owner and shall give advance Notice to Owner of the first Operational Test, Capacity Test and Block Capacity Test at least [***] Business Days prior to commencing such test. If Owner fails to Notify Contractor in writing of its approval or disapproval of such Operational Test, Capacity Test or Block Capacity Test schedules within [***] Business Days after Owner’s receipt of such schedules from Contractor, then Owner shall be deemed to have approved the schedule. Contractor shall keep Owner Representative continuously apprised of the schedule for Operational Tests, Capacity Tests and Block Capacity Tests and changes in the schedule, the commencement and performance of Operational Tests, Capacity Tests and Block Capacity Tests, and shall give Owner Representative at least [***] Business Days advance Notice of the re-performance of any Operational Tests, Capacity Test or Block Capacity Test; provided that any such period of advance Notice may be reduced if Owner Representative is at the Site and is reasonably informed of re-performance of any Operational Tests, Capacity Test or Block Capacity Test. Subject to Section 3.9, Owner (including Owner’s Engineer), SCE (in its capacity as a party to the PPA) and Participating TO (in such capacity under the Interconnection Agreement) shall have the right to be present at any Capacity Test performed under this Article 12. Contractor shall submit a test report for each Operational Test, Block Capacity Test and Capacity Test conducted for a Block or the Project, as applicable, within [***] Business Days after the completion thereof, which test report shall include a summary of the Operational Test, Block Capacity Test or Capacity Test, as applicable, and the results thereof.
12.4Monthly Demonstrations. Commencing as of [***] during which the Contractor expects, as reflected in the Contract Schedule, that the aggregate installed capacity of the PV Power Plant will [***], and on a [***] thereafter until [***], Contractor shall conduct Monthly Demonstrations in accordance with Section 3.13 and Exhibit R of the PPA. Each Monthly Demonstration will be performed by Contractor solely in connection with Owner’s obligation to demonstrate the capacity of the PV Power Plant in accordance with Section 3.13 and Exhibit R of the PPA. In no event shall Contractor incur any Capacity Liquidated Damages in connection with any Monthly Demonstration.
12.5Output During Start-Up, Testing and Commissioning. At all times during start-up, testing, and commissioning of the Project, the PV Power Plant’s output of electricity (and all attributes within the definition of Product (as defined in the PPA) attributable thereto) may be sold by Owner to SCE under the PPA. Any output of electricity (and all attributes within the definition of Product (as defined in the PPA) attributable thereto) generated by the PV Power Plant at any time, and all proceeds from the sale thereof, shall be the property of Owner.

13.	SUBSTANTIAL COMPLETION AND FINAL COMPLETION
13.1Punchlist.

13.1.1	Creation of Punchlists.

(a)
When Contractor believes that a Block is ready for commissioning and start-up, Contractor may prepare and submit to Owner a working outstanding items list, which list (a “Working Outstanding Items List”) may include those items of Work remaining to be completed with respect to such Block (and any BOP achieving Turnover therewith). Each Party acknowledges that any such Working Outstanding Items List is not a Punchlist, regardless of any title or moniker written thereon. Initially, such Working Outstanding Items List may serve as a working tool for the Contractor to track all outstanding Work for such Block, and such Working Outstanding Items List may include not only Non-Critical Deficiencies but other uncompleted or defective Work which would not otherwise qualify as a Non-Critical Deficiency; provided, however, that any such inclusion shall be solely to accommodate Contractor and shall act neither as an agreement by Owner that such item qualifies as a Non-Critical Deficiency nor waive Owner’s right to require all defective Work or otherwise uncompleted Work which would not qualify as a Non-Critical Deficiency to be completed as a requirement to achieving Turnover for such Block.

(b)
Once Contractor believes that a finalized punchlist containing only Non-Critical Deficiencies for a Block (and any BOP achieving Turnover therewith) is ready for Owner review and approval, Contractor and Owner shall jointly walk-down the Block and confer together as to the items which should be included on the finalized punchlist. Contractor shall then update the Working Outstanding Items List or create a new list to reflect the result of such joint walk down and deliver the same to Owner for its review and approval, which submitted list shall be explicitly designated as the “Proposed Punchlist” for the applicable Block. Such Proposed Punchlist shall include only Non-Critical Deficiencies for such Block (and any BOP achieving Turnover therewith) and shall include a Punchlist Amount for the completion or repair of each such Non-Critical Deficiency.

(c)
If Owner does not deliver any changes to the Proposed Punchlist to Contractor within [***] Business Days after the later to occur of (i) Contractor’s submission to Owner of such Proposed Punchlist, and (ii) the day that the joint walk-down occurred, then such Proposed Punchlist shall be deemed approved. The Proposed Punchlist that is ultimately approved or deemed to have been approved by Owner for a Block shall be referred to as the “Punchlist” for such Block. If the Punchlist for a Block is not finalized by the Turnover Date for such Block, the Proposed Punchlist as modified by Owner shall be deemed the Punchlist for such Block for all purposes hereunder until the Parties resolve such dispute and otherwise finalize the Punchlist for such Block. Contractor shall note on such Punchlist the items under dispute.

13.1.2
Completion of Punchlist. Contractor shall proceed promptly to complete and correct all items on the Punchlist for each Block. On a weekly basis after the Turnover of a Block, Contractor shall revise and update the Punchlist for such Block to include the date(s) that items listed on such Punchlist are completed by Contractor and submit such updated Punchlist to Owner for acceptance. Within [***] Business Days of receipt of each updated Punchlist, Owner shall inspect the completed Non-Critical Deficiencies and acknowledge, by notation on the updated Punchlist, that such item of Work is complete (or dispute completion of the applicable items of Work if not accepted). If Owner does not so inspect and deliver such notations on the updated Punchlist to Contractor (or dispute completion of the applicable items of Work if not accepted) within [***] Business Days after Contractor submits the updated Punchlist containing such Punchlist item to Owner, and Contractor has actually completed and corrected any Punchlist item listed on such Punchlist as being completed, such Punchlist items shall be deemed to have been confirmed as completed by Owner.

13.1.3
Release of Punchlist Holdback. Following confirmation (or deemed confirmation) by Owner pursuant to Section 13.1.2 that items on the Punchlist have been completed, Owner shall release to Contractor, the Punchlist Holdback withheld for such completed items in accordance with Section 6.8.2.

13.2Block Turnover. The following are the conditions precedent for a Block to achieve Turnover:

(a)	such Block has achieved Mechanical Completion;

(b)
such Block is synchronized with the transmission system and all testing under the PPA required as a condition to such Block commencing operation of demonstrated capacity including testing required by CAISO for delivery of electricity from such Block has been satisfactorily completed;

(c)
a Functional Test, Operational Test and a Block Capacity Test have each been Successfully Run in respect of such Block and the Tested Block Capacity of such Block reflects the achievement of at least [***] of Projected Block Capacity for such Block;

(d)	the Punchlist for such Block shall be in final form or be deemed approved as provided for in Section 13.1.1 and only Non-Critical Deficiencies remain on the Punchlist for such Block;

(e)	if such Block is the initial Block to achieve Turnover:

(1)	the Meteorological Stations have been installed and placed into operation by Contractor;

(2)	the telemetry system has been installed and placed into operation by Contractor;

(3)	the telecommunications system has been installed and placed into operation by Contractor; and

(4)
the Interconnection Facilities have been placed into operation by Contractor and all testing under the Interconnection Agreement required as a condition to commencing parallel operation with the Participating TO’s Interconnection Facilities has been satisfactorily completed; and

(f)
Except for BOP described in Section 13.2(e) or that has previously achieved Turnover, BOP set forth on the Notice of Turnover delivered pursuant to Section 13.4 has been installed and placed into operation by Contractor.

13.3Substantial Completion. The following are the conditions precedent for the Project to achieve Substantial Completion:

(a)	each Block of the PV Power Plant and all BOP has achieved (or shall achieve concurrently with Substantial Completion) Turnover;

(b)	the Initial Plant Capacity Test and the Power Factor Test have each been Successfully Run;

(c)	the results of the Initial Plant Capacity Test reflect achievement of at least the Minimum Guaranteed Capacity;

(d)	Owner has received all Contractor Deliverables (if any) as required to be delivered by the Substantial Completion Date pursuant to the Contractor Deliverables Table;

(e)
Contractor has satisfied all substantive conditions specified in [***] with respect to the Work for Owner to declare the [***] (it being understood that the actual declaration of the [***] is not a condition to the achievement of Substantial Completion);

(f)	the Project is capable of operating in compliance with all Applicable Permits required for the construction and continuous operation of the Project and with Applicable Laws;

(g)
no Contractor Liens have been filed against the Project and/or the Site; provided that Contractor shall be deemed to have satisfied this Section 13.3(g) if Contractor has elected to either (i) bond or satisfy such Contractor Lien (in accordance with Article 27) or (ii) permit Owner to withhold an amount equal to the Interim Lien Holdback from the Substantial Completion Payment in accordance with Section 6.9.

13.4Notice of Turnover and Substantial Completion. When Contractor believes that it has satisfied the provisions of Section 13.2 or Section 13.3, as applicable, Contractor shall deliver to Owner a Notice of Turnover or Notice of Substantial Completion, as applicable. Owner shall, within [***] Business Days after receipt of each such Notice in the case of a Notice of Turnover or [***] Business Days after receipt of such Notice in the case of the Notice of Substantial Completion, issue an Owner’s Certificate of Turnover or Owner’s Certificate of Substantial Completion for such Block or the Project, as applicable, dated to reflect the applicable Turnover Date or Substantial Completion Date, or if Owner rejects Contractor’s Notice, respond in writing specifying the conditions to Turnover or Substantial Completion, as applicable, that Contractor has failed to satisfy as the basis for such rejection and Contractor shall take the appropriate corrective action in the event of such failure. Upon completion of such corrective action, Contractor shall provide to Owner a new Notice for approval. This process shall be repeated on an iterative basis until Contractor has satisfied the conditions to Turnover or Substantial Completion, as applicable, that Owner specified as the basis for its rejection and Owner issues an Owner’s Certificate of Turnover or Owner’s Certificate of Substantial Completion, as applicable. If Contractor contends that Owner has improperly required any such corrective action, Contractor shall proceed as directed by Owner in writing, but shall in all events retain its rights to recover any costs, damages and losses in connection therewith pursuant to Article 30. The “Turnover Date” of the applicable Block, or the “Substantial Completion Date” of the Project, as applicable, shall be the day on which the last of the conditions of Section 13.2 or Section 13.3, as applicable, was satisfied or waived. If Owner fails to issue Owner’s Certificate of Turnover or Owner’s Certificate of Substantial Completion, as applicable, within [***] Business Days after receipt of a Notice of Turnover or Notice of Substantial Completion, as applicable, and does not respond in writing within such [***] Business Day period to such Notice of Turnover or Notice of Substantial Completion, as applicable, specifying the conditions to Turnover or Substantial Completion that Contractor failed to satisfy as the basis for rejection of Contractor’s Notice of Turnover or Notice of Substantial Completion, Owner shall be deemed to have approved and acknowledged Turnover or Substantial Completion, as applicable, and issued Owner’s Certificate of Turnover or the Owner’s Certificate of Substantial Completion.
13.5Final Completion. “Final Completion” shall be deemed to have occurred only if all of the following have occurred:

(a)	Substantial Completion shall have been achieved;

(b)
All items on the Punchlist shall have been completed by Contractor, or Owner has withheld any remaining Punchlist Holdback to complete any items on the Punchlist not completed by Contractor in accordance with the terms hereof;

(c)	The Final Plant Capacity Test (if any) shall have been Successfully Run;

(d)
Except as provided in Section 13.7, Section 13.8, Section 14.6.4 and Section 14.6.5, all Contractor’s and Subcontractors’ personnel shall have left the Site, and all Contractor’s and Subcontractors’ (i) surplus materials, (ii) waste materials, (iii) rubbish and (iv) construction facilities other than those to which Owner holds title shall have been removed from the Site;

(e)	Owner shall have received all Contractor Deliverables in relation to the Project as set forth on the Contractor Deliverables Table;

(f)
Contractor shall have delivered to Owner final record drawings of the Project including the record drawings, as-built drawings, other documents and information required by Section 5.10.3 of the Interconnection Agreement;

(g)
No Contractor Liens in respect of amounts paid to Contractor hereunder shall be outstanding against the Project and Owner shall have received all required Final Completion Lien Waivers under Section 27.2; and

(h)	Contractor has completed performance of all other Work on the Project (other than the Specified Equipment Work).
13.6Notice of Final Completion. When Contractor believes that it has satisfied the provisions of Section 13.5, Contractor shall deliver to Owner a Notice of Final Completion. Owner shall, within [***] Business Days after receipt of such Notice, issue an Owner’s Certificate of Final Completion, dated to reflect the Final Completion Date, or if Owner rejects Contractor’s Notice, respond in writing specifying the conditions to Final Completion that Contractor has failed to satisfy as the basis for such rejection and Contractor shall take the appropriate corrective action. Upon completion of such corrective action, Contractor shall provide to Owner a new Notice for approval. This process shall be repeated on an iterative basis until Contractor has satisfied the conditions to Final Completion that Owner specified as the basis for its rejection and Owner issues an Owner’s Certificate of Final Completion. If Contractor contends that Owner has improperly required any such corrective action, Contractor shall proceed as directed by Owner in writing, but shall in all events retain its rights to recover any costs, damages and losses in connection therewith pursuant to Article 30. The “Final Completion Date” for the Project shall be the day after the date on which the last of the conditions of Section 13.5 was satisfied or waived. If Owner fails to issue Owner’s Certificate of Final Completion within [***] Business Days after receipt of the Notice of Final Completion and does not respond in writing within such [***] Business Day period to such Notice of Final Completion specifying the conditions to Final Completion that Contractor failed to satisfy as the basis for rejection of Contractor’s Notice of Final Completion, Owner shall be deemed to have approved Final Completion.
13.7Contractor’s Access After Turnover and Substantial Completion to Achieve Final Completion. Following Turnover of each Block, Owner shall provide Contractor with reasonable and timely access to each such Block (and any BOP achieving Turnover therewith) to (a) complete all items on the Punchlist for such Block (and any BOP achieving Turnover therewith), (b) satisfy the other requirements for Substantial Completion and (c) satisfy the other requirements with respect to such Block and the Project for Final Completion, as well as the Specified Equipment Work. Following Substantial Completion, Owner shall provide Contractor with reasonable and timely access to the Project to: (x) complete all remaining items on the Punchlists and (y) satisfy the other requirements with respect to the Project for Final Completion, as well as the Specified Equipment Work. The Parties expect that Contractor shall accomplish any necessary modification, repairs or additional work with minimal interference with commercial operation of the Project or any portion thereof and that reductions in and shut-downs of all or part of the Project’s operations will be required only when necessary, taking into consideration the length of the proposed reduction or shut-down, and Owner’s obligations and liabilities under the PPA. Provided that the correction of Non-Critical Deficiencies on the Punchlist do not require a shut-down of all or part of the Project, subject to Applicable Law, Owner agrees to permit Contractor unrestricted reasonable access to the Project between sunset and sunrise to perform such Work. Notwithstanding the foregoing, (i) should a reduction in or shut-down of all or part of the Project’s operations be required to complete any items on the Punchlist, then such reduction or shut-down shall be scheduled at the reasonable discretion of Owner, and Contractor shall complete such Work during such Owner-scheduled reduction or shut-down. Contractor acknowledges that Owner may schedule such reduction or shut-down at any time including off peak hours, nights, weekends and holidays; provided that, in any event, subject to Applicable Law, Contractor shall be permitted to schedule such a reduction or shut-down between sunset and sunrise, to the extent requested by Contractor; and provided further that the Project is back on-line by sunrise of the next day and (ii) Contractor shall have full access to the Project (including each of the Blocks) to conduct the Capacity Tests (including the Initial Plant Capacity Test) required to achieve Substantial Completion.
13.8Equipment at Site. Notwithstanding anything to the contrary in this Article 13, but without limiting Contractor’s other obligations under this Agreement, the Parties acknowledge and agree that there may exist on the Site equipment and materials installed to support PV modules that does not include PV modules and Contractor shall have no obligation to remove such equipment as a condition to achieving, Turnover of any Block, Substantial Completion or Final Completion even though such equipment remains on the Site.
13.9Specified Equipment. Notwithstanding anything to the contrary contained in this Agreement, supply and installation of the Specified Equipment by Contractor shall not be (i) a condition to Turnover of any Block, Substantial Completion or Final Completion or (ii) a condition to any Milestone Payment. For the avoidance of doubt, the Specified Equipment Work will be performed by Contractor in accordance with this Agreement (including Exhibit A) and as a part of the Contract Price.

14.	LIQUIDATED DAMAGES
14.1Initial Plant Capacity Liquidated Damages for Failure to Satisfy Guaranteed Capacity; Delay Liquidated Damages.

14.1.1.	Capacity and Delay Liquidated Damages.

(a)
Contractor agrees that if based on the results of the Initial Plant Capacity Test, the PV Power Plant shall have satisfied the Minimum Guaranteed Capacity but failed to achieve the Guaranteed Capacity, Contractor shall pay to Owner an amount equal to the Initial Plant Capacity Liquidated Damages. The Parties acknowledge and agree that Contractor may run multiple Capacity Tests before it Notifies Owner of the Initial Plant Capacity Test (which, in any event, may only be the most recently run Capacity Test). At Final Completion, such Initial Plant Capacity Liquidated Damages shall either (i) be returned to Contractor in the amount payable to Contractor pursuant to Section 14.2(b) as part of the Final Completion Payment payable in accordance with Section 6.6 or (ii) retained by Owner in an amount equal to (A) the amount remaining, if any, after payment to Contractor by Owner of the amount due to Contractor pursuant to Section 14.2(b) or (B) the amount of Initial Plant Capacity Liquidated Damages if an amount in excess of the Initial Plant Capacity Liquidated Damages is payable by Contractor pursuant to Section 14.2(c). Any amount Contractor is obligated to pay to Owner under this Section 14.1.1(a) shall be subject to the limitations set forth in Article 29 and shall be due and payable within [***] calendar days after Contractor’s receipt of Owner’s invoice for such amount submitted upon or after Substantial Completion.

(b)
Contractor agrees that if (A) Turnover of a Block is not achieved on the Projected Turnover Date for such Block then Contractor shall pay the amount of Delay Liquidated Damages set out in clause (i) of the definition thereof to the Owner for each day beginning on the first day after the Projected Turnover Date of such Block up to but not including the Turnover Date of such Block, and (B) Substantial Completion is not achieved by the Guaranteed Substantial Completion Date, then Contractor shall pay the amount of Delay Liquidated Damages set out in clause (ii) of the definition thereof to Owner for each day that Contractor fails to achieve Substantial Completion after the Guaranteed Substantial Completion Date, [***].

(c)
If any Delay Liquidated Damages are payable pursuant to Section 14.1.1(b), the amount of Delay Liquidated Damages payable in respect of such Block shall be reduced by the amount of the Early Completion Bonus or [***] payable pursuant to Section 6.10 in respect of any other Block achieving Turnover coincident with the delayed Block and Contractor shall pay the net amount (if any) of Delay Liquidated Damages to Owner, subject to the limitations set forth in Article 29, and such amount shall be due and payable within [***] days after Contractor’s receipt of Owner’s invoice for such net amount submitted at the end of the month following the Projected Turnover Date of the delayed Block.
14.2Cure Period; True-Up of Final Plant Capacity Liquidated Damages.

(a)
Cure Period. After achieving Substantial Completion, Contractor, may, at its option, continue to attempt to achieve the Guaranteed Capacity, until the date that is [***] days after the Substantial Completion Date (the “Cure Period”); provided that Contractor may, in its sole discretion, terminate the Cure Period at any time prior to the end of the Cure Period by Notice to Owner. Without limiting Section 14.3.3, the Parties acknowledge and agree that, subject to the Project Agreements and Applicable Law (including Applicable Permits), during the Cure Period Contractor may (x) install additional PV modules and related balance of system equipment and materials at the Site (which shall become part of the PV Power Plant following completion) and (y) run multiple Capacity Tests before it Notifies Owner of the Final Plant Capacity Test (which, in any event, may only be (A) a Capacity Test run prior to the expiration of the Cure Period and (B) the most recently run Capacity Test).

(b)
True-Up for Improved Capacity. Owner shall pay to Contractor as part of the Final Completion Payment payable in accordance with Section 6.6 the amount (if any) by which the Initial Plant Capacity Liquidated Damages exceed the sum of the Final Plant Capacity Liquidated Damages.

(c)
True-Up for Reduced Capacity. At the time the Final Completion Payment is due, Contractor shall pay to Owner in accordance with Section 6.5.2 the amount (if any) by which the sum of the Final Plant Capacity Liquidated Damages exceeds the Initial Plant Capacity Liquidated Damages. Any amount Contractor is obligated to pay to Owner under this Section 14.2(c) shall be subject to the limitations set forth in Article 29. Subject to the foregoing, amounts payable by Contractor to Owner pursuant to this Section 14.2(c) may be set off by Owner against the Final Completion Payment.

14.3Remedial Plan.

14.3.1
Remedial Plan. Without affecting the requirements of Section 7.3, if Contractor fails to achieve any Project Milestone by the date that is [***] days after the date corresponding thereto in the definition of Project Milestone, Contractor shall submit a Remedial Plan to Owner, which shall specify the corrective actions Contractor will take and the commencement date of such corrective action, for Owner’s approval, which shall not be unreasonably withheld or delayed. The corrective actions described in the Remedial Plan that Contractor proposes to undertake with respect to the Work must be designed and intended to cause the Project to achieve the Guaranteed Capacity or recover the schedule for the completion of the Interconnection Faclities, in each case, with a reasonable probability of success and without a material risk of damaging or diminishing the performance of any of the Work. The projected completion date for corrective action to achieve the Guaranteed Capacity must fall within the Cure Period.

14.3.2	Prosecution of Remedial Plan. Upon the approval of the Remedial Plan by Owner, Contractor shall promptly and diligently pursue completion of the Remedial Plan.

14.3.3
Additional Remedial Plans. If Contractor is unable to achieve the Guaranteed Capacity or recover the schedule for the completion of the Interconnection Facilities after completing the initial Remedial Plan, Contractor may deliver a new Remedial Plan to Owner within [***] days after completion of such initial Remedial Plan; provided that such new Remedial Plan related to the achievement of Guaranteed Capacity shall be deemed null and void if the Cure Period has already expired or will otherwise expire during the period covered thereby.

14.4Access During Cure Period. Upon the Turnover of each Block, Owner shall assume care, custody and control of such Block (and any BOP achieving Turnover therewith) in accordance with Section 17.3.1. Notwithstanding the foregoing, during the period following Turnover of a Block, including during the Cure Period, subject to Section 13.7, Owner shall provide Contractor with reasonable access to such Block (and any BOP achieving Turnover therewith). Contractor shall be granted such access, subject to Section 14.5, for purposes of achieving the Guaranteed Capacity and for the period as set forth in the Remedial Plan to:

(a)	perform corrective actions pursuant to the Remedial Plan (including installation of additional PV modules and related balance of system equipment and materials if elected by Contractor); and

(b)	perform the Capacity Tests, including the Final Plant Capacity Test.
14.5Operations During Cure Period. During the Cure Period, Owner shall have the right to operate the Project, including the right to maximize the economic benefits of the Project; provided that, subject to Section 13.7, Owner shall not interfere with Contractor or delay Contractor from conducting Capacity Tests and performing Remedial Plans prior to Substantial Completion and during the Cure Period in accordance with the terms hereof. In furtherance and not in limitation of the foregoing, during the Cure Period, Contractor shall be entitled to (i) reasonable, timely access to the Project at any time for the purposes of (A) performing the portion of a Remedial Plan, if any, that consists of installation of additional PV modules at the Site and (B) conducting Capacity Tests, and (ii) between sunset and sunrise for the purposes of performing Remedial Plans (including the interconnection of any additional PV modules installed by Contractor to the PV Power Plant). Owner shall follow the test procedures set forth in Exhibit H-2 during the Cure Period.
14.6Adjusted Energy Performance Test. Commencing on the Commencement Date and continuing until the expiration of the Reference Period, an energy performance test shall be conducted on the PV Power Plant by Contractor pursuant to this Section 14.6 and Exhibit H-3 (the “Adjusted Energy Performance Test”).

14.6.1
Adjusted Energy Performance Test Liquidated Damages. In the event that, upon conclusion of the Adjusted Energy Performance Test for the PV Power Plant, the Actual Energy Performance is less than the Energy Performance Guarantee, Contractor shall pay Owner (in accordance with Section 6.5.2), as liquidated and agreed damages and not as a penalty, an amount calculated in accordance with Section 4.1 of Exhibit H-3 (the “Energy Performance Liquidated Damages”).

14.6.2
Adjusted Energy Performance Test Bonus. In the event that, upon conclusion of the Adjusted Energy Performance Test for the PV Power Plant, the Actual Energy Performance is greater than the Adjusted Expected Energy Performance, Owner shall pay Contractor (in accordance with Section 6.5.2) an amount calculated in accordance with Section 4.2 of Exhibit H-3 (the “Energy Performance Bonus”).

14.6.3
Capacity Liquidated Damages Reimbursement. In the event that, upon conclusion of the Adjusted Energy Performance Test for the PV Power Plant, (i) the Actual Energy Performance is equal to or greater than the Energy Performance Guarantee, Owner shall pay Contractor (in accordance with Section 6.5.2) an amount calculated in accordance with Section 4.3.1 of Exhibit H-3 equal to any Capacity Liquidated Damages paid by Contractor pursuant to this Agreement or (ii) the Actual Energy Performance is not equal to or greater than the Energy Performance Guarantee, but the amount of the calculated Energy Performance Liquidated Damages is less than the Capacity Liquidated Damages paid by Contractor, Owner shall pay Contractor (in accordance with Section 6.5.2) an amount calculated in accordance with Section 4.1.1.3 of Exhibit H-3.

14.6.4
Access for Adjusted Energy Performance Test. Commencing on the Substantial Completion Date and until the completion of the Adjusted Energy Performance Test for the PV Power Plant, subject to Section 13.7, Owner shall provide Contractor with:

(a)	reasonable access on a daily basis to the Project and reasonable access to the operating personnel;

(b)	access to all Project maintenance records and all data required to be collected by Owner in accordance with the Adjusted Energy Performance Test Procedures and Exhibit H-3;

(c)
reasonable access to the Project at any time for the purposes of (i) performing the portion of the actions under Section 14.6.5 that consists of installation of additional Project Hardware including PV modules at the Site, and (ii) between sunset and sunrise for the purposes of performing the portion of the actions under Section 14.6.5 that consists of the repair of Project Hardware and interconnection of any additional PV modules installed by Contractor to the PV Power Plant; and

(d)
Owner shall make the Site available to Contractor to add, construct or otherwise install additional arrays to the existing arrays (including PV modules and related balance of system equipment and materials) then-installed as part of the PV Power Plant, subject to Contractor complying with the Project Agreements and Applicable Law (including Applicable Permits) in connection with such construction, installation and operation.

14.6.5
Additional Equipment. Contractor may, without any approval from Owner, at Contractor’s sole discretion, and at Contractor’s sole cost and expense, perform the following actions at any time following Substantial Completion through the date of completion of the Adjusted Energy Performance Test for the PV Power Plant:

(a)
repair or replace any Project Hardware including existing PV modules and/or related equipment installed in the Project (and any such repaired or replaced Project Hardware shall comply with the terms of this Agreement); and

(b)
to the extent permitted by the Project Agreements and Applicable Law (including Applicable Permits), provide supplemental Project Hardware including PV modules and/or related balance of system equipment and materials; provided, however, that in the event Contractor intends to provide supplemental PV modules (other than First Solar modules) (i) Contractor shall Notify Owner of its intent to use such supplemental PV modules, (ii) Owner shall have the right to review and comment on Contractor’s use of such supplemental PV modules within [***] Business Days after its receipt of such Notice from Contractor and (iii) Contractor shall consider any such comments from Owner in Contractor’s determination to provide such supplemental PV modules to the extent that such comments will not adversely affect the Actual Energy Performance. If Owner does not respond or makes no comments within such [***]

Business Day period, then Owner shall be deemed to have no comments to Contractor’s use of such supplemental PV modules.

14.6.6
Reporting. Contractor shall provide a monthly report to Owner no later than [***] Business Days after the close of each calendar month during which Contractor carries out any of the activities set out in Section 14.6.5 describing in reasonable detail the activities carried out. If supplemental Project Hardware (including PV modules and/or related balance of system equipment and materials), is provided pursuant to Section 14.6.5, Contractor shall update the record drawings provided to Owner hereunder as appropriate and submit such updated record drawings to Owner no later than [***] days following completion of the Adjusted Energy Performance Test for the PV Power Plant.

14.7Sole Remedy; Liquidated Damages Not a Penalty. The amounts, if any, payable under Sections 14.1, 14.2 and 14.6.1 as limited by Article 29, and the other remedies provided for in this Article 14, shall be the sole and exclusive remedies of Owner for failure of Contractor or the PV Power Plant to achieve (i) the Guaranteed Capacity, (ii) the Energy Performance Guarantee at the conclusion of the Adjusted Energy Performance Test for the PV Power Plant, (iii) Turnover of any Block by its Projected Turnover Date and (iv) Substantial Completion by the Guaranteed Substantial Completion Date. The Parties agree that Owner’s actual damages in the event of such delays or failures would be extremely difficult or impracticable to determine. After negotiation, the Parties have agreed that the Delay Liquidated Damages, Initial Plant Capacity Liquidated Damages, Final Plant Capacity Liquidated Damages and Energy Performance Liquidated Damages are in the nature of liquidated damages and are a reasonable and appropriate measure of the damages that Owner would incur as a result of such delays or failures, and do not represent a penalty.
14.8Enforceability. The Parties explicitly agree and intend that the provisions of this Article 14 shall be fully enforceable by any court exercising jurisdiction over any dispute between the Parties arising under this Agreement. Each Party hereby irrevocably waives any defenses available to it under law or equity relating to the enforceability of the liquidated damages provisions set forth in this Article 14.

15.	CHANGES IN THE WORK
15.1Change In Work. A “Change In Work” shall result from one of the following:

(a)	changes in the Work required by Owner as further described in Section 15.2;

(b)	the addition to, modification of, or deletion from the Work (performed or yet to be performed) during the performance of the Work, in all cases, if mutually agreed to by the Parties in writing; or

(c)	the occurrence of a Force Majeure Event or an Excusable Event (as and only to the extent permitted by Section 8.4.1);
provided, in all events, that Contractor may not seek a Change in Work for any litigation related to the Project arising prior to the Effective Date or the settlement or resolution thereof.
15.2By Owner. Subject to Section 15.4, Owner shall have the right to make non-material changes in the Work, within the general scope thereof, whether such changes are modifications, alterations or additions to the Work, but in no event shall (i) reductions to the Project’s expected capacity be permitted or (ii) any PV modules other than First Solar PV modules be used (each such change, an “Owner-Instituted Change”). All Owner-Instituted Changes shall be made in accordance with this Article 15, shall be documented in accordance with Section 15.4 and shall be considered, for all purposes of this Agreement, as part of the Work. Notwithstanding the foregoing, in no event shall Owner have the right to make any Owner-Instituted Changes, whether individually or in the aggregate, that would result in:

(a)	any portion of the Project being located at a site other than the Site;

(b)
any adverse effect on any portion of the Project being able to conduct or satisfy any of the tests provided for in this Agreement, including any Functional Test, Block Capacity Test, Capacity Test, Power Factor Test or Adjusted Energy Performance Test, or any other adverse effect whatsoever on the capacity or energy performance or potential capacity or energy performance of any portion of the Project or the ability of Contractor to cure any shortfalls in such capacity; or

(c)
any adverse effect on Contractor’s ability to comply with its Warranty obligations or any of its other obligations under this Agreement or Contractor’s ability to enforce any of its rights and remedies hereunder.

15.3Adjustment to Dates and Contract Price Due to Force Majeure Events and Excusable Events. If a Force Majeure Event or an Excusable Event occurs, the Guaranteed Substantial Completion Date, the Projected Turnover Dates, the Project Milestones, the Cure Period and any other dates for performance by Contractor hereunder and the Contract Price, as applicable, shall be adjusted as and to the extent provided in Section 8.4, as the case may be, and shall be set forth in the Change Order to which Contractor is entitled.
15.4Preparation of Change Order.

15.4.1
Due to Owner-Initiated Change In Work or Change in Work Agreed to by the Parties. Upon the occurrence of the events set forth in Section 15.1(a) or Section 15.1(b), Owner or Contractor, as applicable, shall provide the other Party with a Notice of the occurrence of such event, and Contractor shall, as soon as practicable, prepare and submit to Owner a preliminary written estimate relating to the proposed Change In Work, including (a) any projected change in the cost of the performance of the Work and any projected modification of the Contract Price occasioned by such Change In Work and (b) the effect such Change In Work could be expected to have on the Guaranteed Substantial Completion Date, the Projected Turnover Dates, the Project Milestones, the Cure Period and any other dates for performance by Contractor hereunder, and any related modifications to the Work (including adjustments necessary regarding the schedule for performing any Functional Test, Block Capacity Test, Capacity Test, Power Factor Test or Adjusted Energy Performance Test in order to provide the necessary stabilization period to mitigate any transient effects on the PV modules resulting from being stored, idled or unutilized). Contractor’s cost of any such Change in Work shall include and identify all elements of cost (without the cost of each such element) and a total lump sum cost calculated as follows: [***] the actual and substantiated costs reasonably incurred by Contractor (including all Taxes other than Taxes based on Contractor’s net income); [***]. All amounts payable pursuant to Change In Work issued or agreed, as applicable, pursuant to this Section 15.4.1, shall be invoiced by Contractor and paid by Owner pursuant to Article 6. Upon Owner’s request, Contractor shall prepare and provide reasonable calculations of any such charges and Subcontractor invoices, time sheets and other documents to support any such costs set forth for any Change In Work. Owner reserves the right to contest the validity or amount of any such costs. If the Parties cannot reach agreement on the matters set forth in a Change In Work pursuant to this Section 15.4.1, then such matter shall be referred to dispute resolution under Article 30.

15.4.2	Due to a Force Majeure Event or an Excusable Event.

(a)
Upon the occurrence of any of the events set forth in Section 15.1(c), Contractor shall, as soon as practicable, prepare and submit to Owner in accordance with this Article 15 or as otherwise contemplated in Section 15.1 a proposed Change In Work, which shall include (a) any projected change in the Contract Price occasioned by such Change In Work in accordance with Section 8.4.1 (excluding any mitigation costs incurred by Contractor pursuant to Section 8.3(a), which shall be invoiced separately), and (b) the effect such Change In Work could be expected to have on the Guaranteed Substantial Completion Date, the Projected Turnover Dates, the Project Milestones, the Cure Period and any other dates for performance by Contractor hereunder, and any related modifications to the Work (including adjustments necessary regarding the schedule for performing any Functional Test, Block Capacity Test, Capacity Test, Power Factor Test or Adjusted Energy Performance Test in order to provide the necessary stabilization period to mitigate any transient effects on the PV modules resulting from being stored, idle or unutilized), in each case all as and to the extent provided in Section 8.4.1 (with respect to a Force Majeure Event or an Excusable Event) or as otherwise contemplated in Section 15.1 and as set forth in the Change Order to which Contractor is entitled. With respect to a Force Majeure Event or Excusable Event, Owner shall be entitled to require that Contractor to expedite the schedule of the Work as a part of a Change of Work instead of a delay in the Contract Schedule, provided that expediting the schedule is not impracticable (taking into account the availability of labor, equipment and materials (though additional cost shall not be a factor if agreed to be paid by Owner pursuant to this Section 15.4.2) and the requirements of Applicable Law, Applicable Permits or the Project Agreements) and Owner and Contractor agree on the terms of any payment and scope of work for such acceleration of the Work, and upon such agreement, the scheduled dates noted above will not be extended and the Contractor will be required to continue to meet the schedule and perform the Work as agreed to by the Parties. If Contractor and Owner reach agreement on the matters that constitute the Change In Work, then the Parties shall execute a Change Order. If the Parties cannot reach agreement on the matters listed in the Change Order submitted pursuant to this Section 15.4.2, then such matter shall be referred to dispute resolution under Article 30. Contractor shall not be required to perform any Work pursuant to a Change In Work proposed pursuant to this Section 15.4.2, unless and until the Parties have agreed to the terms of payment for any of the Work in the proposed Change In Work.

(b)
The burden of proof as to whether a Force Majeure Event or an Excusable Event has occurred and whether such Force Majeure Event or Excusable Event permits a Party to seek a Change Order under this Section 15.4.2 shall be upon the Party claiming relief.

15.5No Change Order Necessary for Emergency. Contractor shall not be obligated or required to obtain an executed Change Order if immediate action is reasonably required to address an emergency, including an emergency which endangers human health or property.
15.6Change for Contractor’s Convenience. Without limiting Contractor’s obligations to perform the Work in accordance with this Agreement, Contractor shall have the right, at its own cost and expense, to take any action, including changing Project Hardware or making design changes, that is immaterial and generally consistent with this Agreement and that Contractor, determines to be reasonably necessary to meet the requirements of this Agreement.

16.	WARRANTIES CONCERNING THE WORK
16.1Warranties. Contractor warrants to Owner:

16.1.1	Defect Warranty. That all Project Hardware (other than the PV modules included in the Project Hardware, which shall be covered by the warranty set forth in Section 16.1.3) furnished by Contractor (and any of the Subcontractors) shall:

(a)	be free from defects in material and workmanship;

(b)	be new and unused (when installed) unless the Parties agree otherwise in advance and in writing;

(c)	be of good quality and good condition (when installed); and

(d)	conform to the applicable requirements of the Statement of Work (collectively, the “Defect Warranty”).

16.1.2
Design Warranty. That the design services included as part of the Work furnished by Contractor or any Subcontractors hereunder shall be free from any defects in achieving the design requirements set forth in Section 2 of the Statement of Work (the “Design Warranty”).

16.1.3
PV Module Warranty. Contractor shall cause First Solar to execute, and Owner shall itself execute, the Limited Warranty Agreement no later than the Execution Date. Notwithstanding Owner’s right to take assignment of certain Subcontracts and warranties under this Agreement, including pursuant to Sections 9.2 and 16.4, if this Agreement is terminated prior to the Substantial Completion Date, (i) the Limited Warranty Agreement shall terminate in accordance with the terms thereof and (ii) in respect of the portion of the Project Hardware constituting PV modules, Contractor shall assign to Owner the warranty held by Contractor pertaining to such PV modules as set forth in Attachment 10 to the Limited Warranty Agreement, such that, at any given time, Owner shall have its rights under the Limited Warranty Agreement or under any assigned PV module warranty, but not both. If Owner makes a warranty claim under the Limited Warranty Agreement prior to the Substantial Completion Date in respect of which First Solar has incurred liability thereunder and subsequently Owner takes assignment pursuant to this Section 16.1.3 of the warranty held by Contractor for the PV modules that are part of the Project Hardware, the value of any such warranty claim under the Limited Warranty Agreement in respect of which First Solar has incurred liability thereunder shall be deemed to reduce the limit of liability set forth in the warranty for the PV modules that are part of the Project Hardware. First Solar is an express third party beneficiary of this Section 16.1.3.

16.1.4
Installation Services Warranty. The installation services included as part of the Work furnished by Contractor or any Subcontractors hereunder shall be free from any defects in workmanship (the “Installation Services Warranty”).

16.2Warranty Periods.

16.2.1
Defect Warranty Period. The warranty period with respect to the Defect Warranty applicable to each Block (and any BOP that achieves Turnover therewith) shall commence on [***] (each such period, a “Defect Warranty Period”); provided that the Defect Warranty Period for any portion of the Work, Project Hardware, item or part required to be re-performed, repaired, corrected or replaced following discovery of a defect or other non-compliance with the Defect Warranty during the applicable Defect Warranty Period shall continue until the end of the later of (x) the expiration of such Defect Warranty Period and (y) [***] from the date of completion of such repair or replacement. Notwithstanding any other provision of this Section 16.2, each Defect Warranty Period (as the same may be extended pursuant to clause (y) of this Section 16.2.1) shall end no later than the later of (A) [***] after commencement of such Defect Warranty Period and (B) [***] after the Substantial Completion Date.

16.2.2
Design Warranty Period. The warranty period with respect to the Design Warranty applicable to each Block (and any BOP that achieves Turnover therewith) shall commence on the [***] and expire on [***] (each such period, a “Design Warranty Period”).

16.2.3
Installation Services Warranty Period. The warranty period with respect to the Installation Services Warranty applicable to each Block (and any BOP that achieves Turnover therewith) shall commence on the Turnover Date of such Block and expire on the date that is [***] (each such period, an “Installation Services Warranty Period”).

16.3Exclusions. The Defect Warranty, Design Warranty and the Installation Services Warranty shall not apply to:

(a)	damage to or failure of any Work or Project Hardware to the extent such damage or failure is caused by:

(1)
a failure by Owner or its representatives, agents or contractors to maintain such Work or Project Hardware in accordance with Industry Standards or in accordance with the recommendations set forth in the Required Manuals (except to the extent such failure is due to Contractor, any Affiliate or Subcontractor of Contractor, or any Affiliate of Contractor’s Subcontractor (each as defined in the

Operating and Maintenance Agreement) under the Operating and Maintenance Agreement);

(2)
operation of such Work or Project Hardware by Owner or its representatives, agents or contractors in excess of or outside of the operating parameters or specifications for such Work or Project Hardware (except to the extent such failure is due to Contractor, any Affiliate or Subcontractor of Contractor, or any Affiliate of Contractor’s Subcontractor (each as defined in the Operating and Maintenance Agreement) under the Operating and Maintenance Agreement); or

(3)	a Force Majeure Event or an Excusable Event;
provided, that, for the avoidance of doubt, once repair or replacement work has been completed with respect to a Force Majeure Event or Excusable Event, the Warranties provided herein shall apply to such Work for the remainder of the Defect Warranty Period, Design Warranty Period or Installation Services Warranty Period, as applicable.

(b)
items that require replacement due to normal wear and tear, normal erosion or corrosion (for the avoidance of doubt, accelerated wear and tear, erosion or corrosion, in each case, caused by any Contractor Party or any Vendor Party (as defined in the Operating and Maintenance Agreement) under the Operating and Maintenance Agreement shall not be considered normal wear and tear, normal erosion or normal corrosion for purposes of this Section 16.3) ;

(c)
Work or Project Hardware that has been replaced by Owner or any person engaged by Owner (other than Contractor or any Subcontractor performing warranty obligations under this Article 16, or Contractor in its role of “Vendor” under the Operating and Maintenance Agreement or any Vendor Party thereunder performing Contractor’s warranty obligations under this Article 16) ; or

(d)
damage to or failure of any Work or Project Hardware to the extent such damage or failure is exacerbated due to a failure by Owner or its representatives to provide Notice to Contractor of such damage or failure within the time period set forth in Section 16.5.1 (excluding failure to provide notice by Contractor in its role as “Vendor” under the Operating and Maintenance Agreement).

16.4Enforcement by Owner; Subcontractor Warranties.

(a)
Commencing on the expiration of the Defect Warranty Period, Owner shall be entitled to enforce all unexpired original warranties from Subcontractors. In addition, prior to the expiration of the Defect Warranty Period, Owner, at its option and upon prior Notice to Contractor, may enforce the Defect Warranty against any Subcontractor if a Contractor Event of Default exists after the Substantial Completion Date and this Agreement has been terminated in accordance with Article 19.

(b)
A copy of the terms of the Inverter Warranty shall be provided to Owner as a Contractor Deliverable. If a Contractor Event of Default exists and this Agreement has been terminated in accordance with Section 18.2(a), or otherwise at the end of the Defect Warranty Period, Contractor shall assign to Owner (unless previously assigned), or otherwise hold in trust on behalf of Owner until such assignment shall occur, at the request and direction of Owner, all unexpired and assignable original warranties of such Major Subcontractor (other than the Supplier(s) of PV modules for the PV Power Plant), subject to the terms and conditions of any such warranties; provided that, notwithstanding such assignment, Contractor shall be entitled to enforce each such warranty to the exclusion of Owner through the earlier of the termination of this Agreement in accordance with Section 18.2(a) and the end of the Defect Warranty Period. Notwithstanding the foregoing, Contractor shall not be obligated to assign any claims of Contractor with respect to any Major Subcontractors then or thereafter existing so long as Contractor is performing its obligations under this Article 16. At Owner’s request, Contractor shall deliver to Owner, at the end of the Defect Warranty Period (unless previously provided), copies of all subcontracts containing such unexpired and assignable warranties of the Major Subcontractor (other than the Supplier(s) of PV modules for the PV Power Plant) with appropriate redactions of the financial and other terms thereof.

16.5Correction of Defects.

16.5.1
Notice of Warranty Claim. Subject to Section 16.2 and Section 16.6, if, during the applicable Warranty Period, Owner provides Notice to Contractor within a reasonable time (given the nature of the defect), but prior to the expiration of the applicable Warranty Period, that any of the Work fails to satisfy the Defect Warranty during the Defect Warranty Period, the Design Warranty during the Design Warranty Period or the Installation Services Warranty during the Installation Services Warranty Period (as the case may be), then Contractor shall have a reasonable opportunity to inspect such claimed defect, and at Contractor’s own cost and expense as promptly as practicable refinish, repair or replace, at its option, such non-conforming or defective part of the Work in accordance with Good Utility Practice, Applicable Law, Applicable Permit, and this Agreement. Additionally, Contractor shall pay the cost of removing any defect, shipping and installation of replacement parts in respect of a defect and the cost of repairing or replacing such part of the Work as shall be necessary to cause the Work to conform to the applicable Warranty. Notwithstanding the foregoing and subject to Section 16.6, if any of the Work shall fail to satisfy the applicable Warranty during the applicable Warranty Period, and such failure endangers human health or property or materially and adversely affects the operation of the Project, Contractor shall correct the failure as soon as is practicable. Notwithstanding anything to the contrary herein, Contractor shall have the right to dispute any Warranty claim.

16.5.2
Correction of Defects by Owner. Contractor may request Owner to perform all or any portion of Contractor’s obligations with respect to any Warranty claim. Upon such request, Owner may elect to perform such obligations in Owner’s sole discretion, and if Owner elects not to perform such obligations, Contractor shall remain obligated to and shall perform such obligations. Contractor shall reimburse Owner for all actual and substantiated costs and expenses reasonably incurred by Owner and its Affiliates to perform Contractor’s obligations with respect to such Warranty claim within [***] days after receiving Owner’s request for payment of such costs. If Owner elects to perform such obligations, Owner shall provide Contractor and its representatives with reasonable access to the Project to observe Owner’s and its Affiliates’ or other third party’s performance of the Warranty work.

16.5.3
Failure of Contractor to Perform Warranty Work. If Contractor does not use its reasonable efforts to proceed to complete the Warranty work, or cause any relevant Subcontractor to proceed to complete the Warranty work, required to satisfy any Warranty claim properly asserted under the terms of this Article 16, Owner shall provide Contractor with a written notice (a “Warranty Claim Notice”) detailing the nature of such Warranty claim, and shall provide Contractor with an opportunity to discuss such claim with Owner (including an opportunity for Contractor to describe why Contractor disagrees with such claim). Within [***] days after receipt of such Warranty Claim Notice, if Owner is not satisfied that such Warranty claim has been adequately remedied or resolved, or continues to disagree with Contractor regarding such Warranty claim, Owner shall give Contractor a further written notice of Owner’s intent to perform itself or cause to be performed by third parties, the work that is the subject of such claim (an “Owner-Performance Notice”). If Contractor fails to commence, or cause any relevant Subcontractor to commence, design, engineering, procurement or other work related to such obligation within [***] after its receipt of such Owner-Performance Notice, Owner shall have the right to perform the necessary work or have third parties perform such work and Contractor shall bear the reasonable costs thereof (plus [***]) of such costs as an allowance for overhead and related costs) ; provided that Contractor shall be given the opportunity to observe, review and test the performance of such work and/or the results of such work for the purposes of satisfying itself that such work has been correctly performed in accordance with the Statement of Work and the other applicable provisions of this Agreement related to such work that Contractor, had it performed the work itself, would have observed to comply with this Agreement. If any of the Work fails to satisfy the applicable Warranty during the applicable Warranty Period and any such failure occurs under circumstances where there is an immediate need for repairs due to the endangerment of human health or property, Owner may perform such Warranty work for Contractor’s account without prior Notice to Contractor; provided that, if practicable, Owner provides reasonably prompt Notice to Contractor of such immediate need prior to performing such Warranty work and, if reasonably practicable, gives Contractor the opportunity to perform such Warranty work.
16.6Limitations On Warranties. EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN SECTION 3.14.1, THIS ARTICLE 16 AND SECTION 17.2.1, CONTRACTOR DOES NOT MAKE ANY OTHER EXPRESS WARRANTIES OR REPRESENTATIONS, OR ANY IMPLIED WARRANTIES OR REPRESENTATIONS, OF ANY KIND IN RESPECT OF PROJECT HARDWARE OR THE WORK, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE. THE REMEDIES PROVIDED FOR IN THIS ARTICLE 16 WITH RESPECT TO PROJECT HARDWARE OR ANY WORK WHICH FAILS TO SATISFY THE DEFECT WARRANTY DURING THE DEFECT WARRANTY PERIOD, THE DESIGN WARRANTY DURING THE DESIGN WARRANTY PERIOD OR THE INSTALLATION SERVICES WARRANTY DURING THE INSTALLATION SERVICES WARRANTY PERIOD (AS THE CASE MAY BE) SHALL BE THE SOLE AND EXCLUSIVE REMEDIES FOR OWNER AS A RESULT OF SUCH FAILURE.

17.	EQUIPMENT IMPORTATION; TITLE
17.1Importation of Project Hardware. Contractor, at its own cost and expense, shall make all arrangements, including the processing of all documentation, necessary to import the Project Hardware to be incorporated into the Project. In no event shall Owner be responsible for any delays in custom clearance or any resulting delays in performance of the Work; provided, that the Contractor may be relieved therefrom pursuant to a claim of a Force Majeure Event or an Excusable Event, to the extent applicable.

17.2Title.

17.2.1
Condition. To the extent Owner’s payments to Contractor are made in accordance with this Agreement, subject to Section 17.2.2, Contractor warrants good title, free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever (other than those created by Owner, any third-party (other than a Subcontractor or Affiliate of Contractor or any of its subcontractors, or that result from [***] failure to pay Excluded Taxes hereunder), to all Work, Project Hardware and other items furnished by Contractor or any of the Subcontractors that become part of the Project or that are to be used for the operation, maintenance or repair thereof.

17.2.2
Transfer. Title to the Project Hardware and other items that become part of the Project shall pass to Owner in accordance with Section 17.2.1 upon the earlier of (i) installation of the Project Hardware or other items into the Project or (ii) payment for such Project Hardware or other items.

17.2.3
Custody During Performance. Contractor shall have care, custody, loss and control of all Project Hardware and other items that have been installed as part of a Block (and any BOP achieving Turnover therewith) until the earlier of (i) the Turnover Date of such Block and (ii) the date of termination of this Agreement.

17.3Transfer of Care, Custody and Control.

17.3.1
Upon Turnover. On and after the Turnover Date of each Block, Owner shall take complete possession, care, custody and control and assume responsibility for the daily ownership, operation and maintenance of such Block (and any BOP achieving Turnover therewith).

17.3.2	Upon Early Termination. Upon the termination of this Agreement, Owner shall have care, custody and control of all Project Hardware and other items that have been installed as part of the Project.

18.	DEFAULTS AND REMEDIES
18.1Contractor Events of Default. Contractor shall be in default of its obligations pursuant to this Agreement upon the occurrence of any one or more events of default set forth below (each, a “Contractor Event of Default”):

(a)	Contractor or First Solar becomes Bankrupt;

(b)	Contractor assigns or transfers this Agreement or any right or interest herein except in accordance with Article 25;

(c)
Contractor fails to maintain any insurance coverages required of it in accordance with Article 20 and Contractor fails to remedy such breach within [***] days after the date on which Contractor first receives a Notice from Owner with respect thereto, except such [***] day limit shall be extended if: (i) curing such failure reasonably requires more than [***] days; and (ii) Contractor commences such cure within such [***] day period and diligently prosecutes and completes such cure within [***] days thereafter;

(d)
Contractor fails to perform any provision of this Agreement providing for the payment of money to Owner, except for any amounts disputed by Contractor in good faith, and such failure continues for [***] days after Contractor has received a Notice of such payment default from Owner;

(e)
Contractor fails to perform any material provision of this Agreement not otherwise addressed in this Section 18.1 and such failure continues for [***] days after Notice from Owner, except such [***] day limit shall be extended if: (i) curing such failure reasonably requires more than [***] days; and (ii) Contractor commences such cure within such [***] day period and diligently prosecutes and completes such cure within [***] days, in each case after the date on which Contractor first receives a Notice from Owner with respect thereto; provided, that if a breach (or event of default) under any Project Agreement has occurred due to such breach of Contractor, then the cure period for such breach set forth in this Section 18.1(e) shall be the cure period set forth in such Project Agreement;

(f)
Contractor fails to achieve Substantial Completion by the date upon which Contractor’s liability for Delay Liquidated Damages meets or exceeds any of the limitations thereon set forth in Section 29.2, and such delay is continuing;

(g)	First Solar defaults in the performance of its obligations under the Parent Guaranty or, the Parent Guaranty is invalid or no longer in effect other than as provided in Section 3.17; or

(h)
If, prior to achievement of Substantial Completion, Contractor fails to perform its obligations under Section 7.3(a) with respect to the PPA Monthly Reports and other PPA obligations set forth in Section 7.3(a) and such failure by Contractor results in the failure by Owner (despite Owner’s commercially reasonable efforts to cure such failure) to perform its obligations under the PPA [***].

18.2Owner’s Rights and Remedies. If a Contractor Event of Default occurs subject to Article 29, Owner shall have the following rights and remedies and may elect to pursue any or all of them, in addition to any other rights and remedies that may be available to Owner hereunder, and Contractor shall have the following obligations:

(a)	Owner may terminate this Agreement after having given [***] Business Days prior Notice of such termination to Contractor;

(1)
if Owner terminates this Agreement in accordance with the provisions hereof, Contractor shall stop Work, enter into no further obligations related thereto and withdraw from the Site, shall remove such materials, equipment, tools, and instruments used by and any debris or waste materials generated by Contractor in the performance of the Work as Owner may direct, and Owner may take possession of any or all Contractor Deliverables necessary for completion of the Work (whether or not such Contractor Deliverables are complete);

(2)
upon receipt of written Notice from Owner of termination of this Agreement pursuant to Section 18.2, Contractor will (a) enter into no further subcontracts and purchase orders; and (b) at Owner’s instruction, to the extent Contractor may do so under the terms of such Subcontract, assign its rights under all Subcontracts to Owner or Owner’s designee;

(3)	if Owner terminates this Agreement, Owner may seek damages as provided in Section 19.1.

(b)	Owner may proceed against the Parent Guaranty in accordance with its terms;

(c)	Owner may seek equitable relief solely to cause Contractor to take action, or to refrain from taking action pursuant to this Agreement; and

(d)
Owner may pursue the dispute resolution procedures set forth in Article 30 to enforce the provisions of this Agreement and to seek actual direct damages subject to the limitations of liability set out in this Agreement.

18.3Owner Event of Default. Owner shall be in default of its obligations pursuant to this Agreement upon the occurrence of any one or more events of default set forth below (each, an “Owner Event of Default”):

(a)	Owner becomes Bankrupt;

(b)	Owner fails to perform any material provision of this Agreement not otherwise addressed in this Section 18.3 and such failure continues for

[***] days after Notice from Contractor, except such [***] day limit shall be extended if: (i) curing such failure reasonably requires more than [***] days; and (ii) Owner commences such cure within such [***] day period and diligently prosecutes and completes such cure within [***] days, in each case after the date on which Owner first receives a Notice from Contractor with respect thereto;

(c)	Owner assigns or transfers this Agreement or any right or interest herein, except in accordance with Article 25;

(d)
Owner fails to perform any provision of this Agreement providing for the payment of money to Contractor, and such failure continues for [***] days after Owner has received a Notice of such payment default from Contractor;

(e)
Southern defaults in the performance of its obligations under the Southern Owner Parent Guaranty or the Southern Owner Parent Guaranty is invalid, no longer in effect or unenforceable for any reason other than as provided in Section 2.9; or

(f)
Owner fails to maintain any insurance coverages required of it in accordance with Article 20 and Owner fails to remedy such breach within [***] days after the date on which Owner first receives a Notice from Contractor with respect thereto, except such [***] day limit shall be extended if: (i) curing such failure reasonably requires more than [***] days; and (ii) Owner commences such cure within such [***] day period and diligently prosecutes and completes such cure within [***] days thereafter.

18.4Contractor’s Rights and Remedies. If an Owner Event of Default occurs, subject to Article 29, Contractor shall have the following rights and remedies and may elect to pursue any or all of them, in addition to any other rights and remedies that may be available to Contractor hereunder:

(a)
Contractor may terminate this Agreement after having given [***] Business Days prior Notice of such termination to Owner (in which event Contractor shall be compensated in the manner described in Section 19.2);

(b)
to pursue the dispute resolution procedures set forth in Article 30 to enforce the provisions of this Agreement and to seek actual direct damages subject to the limitations of liability set out in this Agreement; and

(c)	Contractor may proceed against the Southern Owner Parent Guaranty in accordance with its terms; and

(d)
to suspend the Work by giving Notice of such suspension to Owner; provided that such Notice of suspension may be given by Contractor either concurrently or at any time after the Notice described in Section 18.3(d).

Notwithstanding anything to the contrary in this Section 18.4 and without limiting any of Contractor’s other rights pursuant to this Section 18.4, if Owner shall fail to pay any amount due to Contractor hereunder that is not in dispute and such failure has not been cured in full within [***] days after Owner receives Notice from Contractor that it failed to pay such payment by the due date, Contractor may suspend performance of the Work until the undisputed portion of such unpaid amount has been paid to Contractor in full.
18.5Final Plant Capacity Test. If Substantial Completion has occurred, and only in the event that the results of the Initial Plant Capacity Test did not demonstrate the achievement of the Guaranteed Capacity, then notwithstanding anything to the contrary contained herein or the termination of this Agreement for any reason whatsoever, including as a result of a Contractor Event of Default, the Final Plant Capacity Test shall be run in accordance with the terms of this Agreement, and Contractor shall have the right to monitor and observe such test as set forth herein, and the provisions of Section 14.2 shall apply; provided that if a Contractor Event of Default has occurred under Section 18.1(a) in respect of First Solar: (i) no amount shall be payable by Owner under this Section 18.5 until the expiry of the Defect Warranty Period, and (ii) upon the expiration of the Defect Warranty Period, Owner shall have the right to set off damages due and owing by Contractor under this Agreement against amounts due and owing by Owner under this Section 18.5. This Section 18.5 and Section 14.2 and Section 14.6 shall survive the termination of this Agreement until the Final Plant Capacity Test and the Adjusted Energy Performance Test have been run and the applicable payments under Sections 14.2 and 14.6 have been made.
18.6Suspension. Owner may, in its sole discretion, order Contractor to suspend the Work, in whole or in part, for a period of time as Owner may determine. The suspension shall commence on the day specified in Owner’s Notice which shall be at least [***] Business Days after Owner Notifies Contractor concerning such suspension. Upon the commencement of the suspension, Contractor shall stop the performance of the suspended Work except as may be necessary to carry out the suspension and protect and preserve the Work completed prior to the suspension. The provisions of this Agreement related to Excusable Events attributable to Owner-Caused Delays shall be applicable to any suspension by Owner pursuant to this Section 18.6. Contractor shall initiate the resumption of any suspended Work within [***] Business Days after Owner gives Contractor Notice to do so and shall use its commercially reasonable efforts to resume the Work fully as soon as reasonably practical.

19.	TERMINATION
19.1Termination and Damages for Contractor Event of Default. Subject to Article 29, upon a termination of this Agreement in accordance with Section 18.2(a), Owner shall be entitled to recover from Contractor, as damages for loss of bargain and not as a penalty, (and in addition to all other amounts Owner is entitled to recover under this Agreement, including any liquidated damages accrued prior to such termination) an amount equal to the actual and substantiated costs reasonably incurred to complete the Work (including compensation for obtaining a replacement contractor required as a consequence of such Contractor Event of Default) minus the unpaid portion of the Contract Price that would have been payable to Contractor but for such Contractor Event of Default; provided however, that if the unpaid portion of the Contract Price exceeds the cost of completing the Work, then no payment shall be required. At any time following termination and pending final determination of the actual total cost of the remaining Work, Owner may notify Contractor of its provisional assessment of the net amount (if any) which will be due from Contractor following such final determination of the actual total cost of the remaining Work, and any amount so determined shall be due and payable by Contractor to Owner within [***] days of Contractor’s receipt of Owner’s provisional assessment unless Contractor notifies Owner within such [***] day period that it disputes Owner’s assessment, in which case, Contractor shall pay the undisputed amount. Contractor and Owner shall use reasonable efforts to resolve such disputed amount reasonably expeditiously and in any case in accordance with the provisions of Article 30. Upon determination of the actual total cost of such remaining Work, Owner shall Notify Contractor of the amount, if any, that Contractor shall pay Owner if such costs are more than or less than the provisional assessment. If it is determined for any reason that there was not a Contractor Event of Default or that Owner was not entitled to the remedy against Contractor provided above, Owner will be liable to Contractor (i) for the amount for which Owner would be liable as if Contractor terminated this Agreement pursuant to Section 18.4(a) and (ii) (without duplication) any amounts then payable to Contractor that remain unpaid in connection with the Work as of the date of termination.
19.2Payment to Contractor in the Event of Termination for Owner Event of Default. If Contractor terminates this Agreement due to an Owner Event of Default, then as sole compensation through the effective date of termination, Owner shall pay to Contractor not later than [***] Business Days following receipt of Contractor’s invoice delivered pursuant to Section 19.3, an (a) amount equal to the value of all Work performed by Contractor up to the time of such termination not already paid by Owner; plus (b) actual and substantiated costs (including sales and use Taxes) reasonably incurred in connection with: (i) equipment and materials ordered for the Work which have been delivered to Contractor or for which Contractor is legally liable to pay or accept delivery (title to all of which shall pass to Owner upon payment for same); (ii) payments made by Contractor to its Subcontractors and Suppliers in connection with the termination of any subcontracts, including any cancellation charges; (iii) protecting the Work and leaving the Site in a clean and safe condition as directed by Owner; and (iv) satisfying other obligations, commitments and claims which Contractor may have entered into in good faith with third parties directly in connection with this Agreement and which are not otherwise covered herein [***]; provided that Contractor takes reasonable steps to mitigate such costs, losses and damages to the extent reasonably practicable following such termination; plus (c) any and all demobilization costs, losses and damages incurred by Contractor or any Subcontractor or Supplier in connection with such termination [***]; plus (d) any Taxes imposed on Contractor or any Subcontractor, other than Taxes based on net income; [***] by (B) the ratio of (i) the Contract Price less all amounts of the Contract Price paid to Contractor as of the effective date of such termination (assuming that any Milestone Payment payable but not yet paid has been paid in full) divided by (ii) the Contract Price.

19.3Termination Invoices. Contractor shall submit an invoice or invoices (collectively, the “Contractor’s Termination Invoice”) to the Owner at any time within [***] days after any termination pursuant to Section 18.4(a) which shall set forth all amounts due to Contractor that remain unpaid in connection with the Project (or, in the event that the Owner Event of Default shall be of the type described in Sections 18.3(a), 18.3(b) or 18.3(d), such Contractor’s Termination Invoice shall be deemed to have been given as of the date of the occurrence of such Owner Event of Default). This Section 19.3 and Section 19.2 shall survive termination of this Agreement until the payment due to Contractor has been made.
19.4Contractor Conduct. Upon issuance of a Notice of termination pursuant to either Section 18.2(a) or Section 18.4(a), Contractor shall: (a) cease operations as directed by Owner in the Notice in the case of termination pursuant to Section 18.2(a) and (b) take action necessary, or that Owner may reasonably direct, for the protection and preservation of the Work.

20.	INSURANCE
20.1Contractor’s Insurance. Contractor shall provide and maintain the insurance specified in Exhibit V in accordance with the terms and provisions of Exhibit V.
20.2Owner’s Insurance. Owner shall provide and maintain the insurance specified in Exhibit V in accordance with the terms and provisions of Exhibit V.

21.	RISK OF LOSS OR DAMAGE
21.1Risk of Loss Before Turnover. Until the Turnover Date of each Block (and any BOP achieving Turnover therewith), subject to the provisions of this Article 21, Contractor assumes risk of loss, and, without limitation of its right to relief pursuant to Article 8, responsibility, for the cost of replacing or repairing any damage to such Block and BOP and the Work related thereto (including the Project Hardware).
21.2Risk of Loss After Turnover. Risk of loss to each Block (and any BOP achieving Turnover therewith) shall pass to Owner from and after the Turnover Date of such Block or the earlier termination of this Agreement; provided, however, Contractor shall be responsible for damage to such Block (and any BOP achieving Turnover therewith) that is (i) caused by Contractor or one of its Subcontractors or (ii) a defect covered by the Warranties provided by Contractor pursuant to Article 16.
21.3Insurance Proceeds. Notwithstanding the foregoing provisions of this Article 21, if and to the extent the Owner Financing Parties exercise their rights to withhold or direct any trustee or agent acting on behalf of the Owner Financing Parties to withhold any insurance proceeds paid in relation to loss or damage to the Project, Contractor shall not be obligated to make good at its own cost such loss or damage pursuant to this Article 21; provided however that the release of insurance proceeds to Contractor over time without delay shall not constitute a withholding for the purpose of this Section 21.3.

22.	INDEMNIFICATION
22.1Comparative Fault. Notwithstanding anything to the contrary herein, it is the intent of the Parties that where fault for a third party claim or loss is determined to have been joint or contributory, and the law determining the fault of the parties involved uses comparative fault principles, such principles of comparative fault will be followed and each Party shall bear the proportionate cost of any loss, damage, expense and liability attributable to such Party’s fault.
22.2By Contractor. Subject to Section 22.1, Contractor shall defend, indemnify and hold harmless, Owner and its employees, agents, partners, Affiliates, shareholders, members, directors, officers, managers and permitted assigns (each, an “Owner Indemnitee”), from and against the following:

(a)
all Losses for third-party claims for property damage, personal injury, bodily injury or death arising out of or resulting from (i) any negligent, willful, reckless or otherwise tortious act or omission (including strict liability) of any Contractor Party during the performance of the Work or (ii) breach of this Agreement by Contractor (including breach of the safety and behavior standards set forth in Section 3.20);

(b)	all Losses arising out of or resulting from employers’ liability or workers’ compensation claims filed by any employees or agents of Contractor or any of its Subcontractors;

(c)
claims by any Governmental Authority arising out of or resulting from the failure of Contractor to pay, as and when due, all Taxes, fees or charges of any kind imposed by any Governmental Authority for which Contractor is obligated to pay pursuant to the terms of this Agreement;

(d)
all fines or penalties issued by any Governmental Authority that arise or result from violation of Applicable Law or an Applicable Permit (or any third party out-of-pockets costs incurred by Owner as a direct result of investigating or defending against such fines or penalties) by Contractor, any Subcontractor or Owner as a result of the failure of Contractor or any Subcontractor, to comply with Applicable Law or an Applicable Permit; and

(e)
without duplication under Section 22.2(d), any and all Losses, including claims for property damage, personal injury, or bodily injury or death only with respect to third parties, or claims by a Governmental Authority for remediation or removal of Hazardous Materials, whether or not involving damage to the Project or the Site, arising out of or resulting from the use or Release of Hazardous Materials by a Contractor Party (other than arising as a result of Releases described in Section 22.3(d)) whether lawful or unlawful, during the term of this Agreement. Such use or Release of Hazardous Materials include:

(1)
any use or Release of Hazardous Materials by Contractor Parties in connection with the performance of the Work which use includes the storage, transportation, processing or disposal of such Hazardous Materials by a Contractor Party;

(2)	any Release of a Hazardous Material in connection with the performance of the Work by a Contractor Party (except as provided in Section 22.3(d));

(3)
any enforcement or compliance proceeding commenced by or in the name of any Governmental Authority or by any third party because of an alleged, threatened or actual violation of any Applicable Law, Environmental Law, Applicable Permit or governmental approval by a Contractor Party, including but not limited to violations as a result of the use of Hazardous Materials in connection with the performance of the Work; and

(4)
the use or Release of Hazardous Materials at the Site by a Contractor Party (except as provided in Section 22.3(d)) or the use or Release of Hazardous Materials at the Project or from any on-Site equipment by a Contractor Party during the term of this Agreement.

22.3By Owner. Subject to Section 22.1, Owner shall defend, indemnify and hold harmless Contractor, each of the Subcontractors and any Person acting for or on behalf of Contractor and their respective employees, agents, partners, Affiliates, shareholders, members, directors, officers, managers and permitted assigns (each, a “Contractor Indemnitee”), from and against the following:

(a)
all Losses from third-party claims for property damage, personal injury or bodily injury or death arising out of or resulting from (i) any negligent, willful, reckless or otherwise tortious act or omission (including strict liability) of any Owner Party or (ii) breach of this Agreement by Owner;

(b)	all Losses arising out of or resulting from employers’ liability or workers’ compensation claims filed by any employees or agents of Owner;

(c)
claims by any Governmental Authority that directly or indirectly arise out of or result from the failure of Owner to pay, as and when due, all Taxes, fees or charges of any kind imposed by any Governmental Authority for which Owner is obligated to pay pursuant to the terms of this Agreement; and

(d)
without duplication under Section 22.3(e), any and all Losses, including claims for property damage, personal injury, or bodily injury or death only with respect to third parties, or claims by a Governmental Authority for remediation or removal of Hazardous Materials, whether or not involving damage to the Project or the Site, arising out of or resulting from the use or Release of Hazardous Materials by an Owner Party, other than arising as a result of Releases described in Section 22.2(e) whether lawful or unlawful, during the term of this Agreement or the presence of Pre-Existing Contamination. Such use or Release of Hazardous Materials shall include:

(1)	the presence or existence of Hazardous Materials at the Site brought onto or generated at the Site by Owner; or

(2)
the Release of a Hazardous Material by an Owner Party, such Hazardous Materials otherwise having been brought onto the Site by Contractor or any Subcontractor in accordance with the terms of this Agreement and all Applicable Laws; and

(3)	the presence or existence of Hazardous Materials at the Site (except as provided in Section 22.2(e)); and

(e)	any and all fines, penalties or assessments issued by any Governmental Authority that Contractor may incur as a result of executing any applications at Owner’s request.
22.4Patent Infringement and Other Indemnification Rights. Contractor shall defend, indemnify, and hold harmless the Owner Indemnitees against all Losses arising from or related to any Intellectual Property Claim. If Owner is enjoined by a final, non-appealable judgment of a court of competent jurisdiction or as a result of injunctive relief provided by a court of competent jurisdiction from completing the Project or any part thereof, or from the use, operation, or enjoyment of the Project or any part thereof, as a result of such Intellectual Property Claim, Contractor shall, at its sole expense or discretion, either: (a) procure for Owner, or reimburse Owner for procuring, the right to continue using the infringing service, Project Hardware or other Work; (b) modify the infringing service, Project Hardware or other Work so that the same becomes non-infringing; or (c) replace the infringing service, Project Hardware or other Work with non-infringing service, Project Hardware or other Work, as applicable, of comparable functionality and quality. If Contractor believes there may be a basis for an Intellectual Property Claim, Contractor may take any of the actions set forth above in (a), (b) or (c) of this Section 22.4. In no event shall Contractor take any action pursuant to (a), (b) or (c) of this Section 22.4 which adversely affects Owner’s continued use and enjoyment of the applicable service, Project Hardware, or other Work without the prior written consent of Owner. Owner’s acceptance of the supplied materials and equipment or other component of the Work shall not be construed to relieve Contractor of any obligation hereunder.

22.5Electronic Data Files. Except where any Contractor Deliverable shall be in the form of an electronic data file, any other electronic data files furnished to Owner pursuant to this Agreement are provided only for the convenience of Owner. Owner recognizes that such electronic data files not provided to Owner as a Contractor Deliverable may not be adequate or appropriate for Owner’s needs. In the case of any discrepancies between the Contractor Deliverable represented by electronic data files and the plotted hardcopy of such files bearing the seal of Contractor’s registered professional engineer, the sealed hardcopy shall govern. Contractor assumes no responsibility for the accuracy or completeness of the electronic data files not provided to Owner as a Contractor Deliverable, and any use or reuse of such electronic data for any purpose shall be at Owner’s sole risk.
22.6Claim Notice. An Indemnitee shall provide Notice to the indemnifying Party, within [***] days after receiving Notice of the commencement of any legal action or of any claims or threatened claims against such Indemnitee in respect of which indemnification may be sought pursuant to the foregoing provisions of this Article 22 or any other provision of this Agreement providing for an indemnity (such Notice, a “Claim Notice”). The delay or failure of such Indemnitee to provide the Notice required pursuant to this Section 22.6 to the other Party shall not release the indemnifying Party from any indemnification obligation which it may have to such Indemnitee except (i) to the extent that such failure or delay actually and adversely affected the indemnifying Party’s ability to defend such action or increased the amount of the loss, and (ii) that the indemnifying Party shall not be liable for any costs or expenses of the Indemnitee in the defense of the claim, suit, action or proceeding during such period of failure or delay.
22.7Defense of Claims. In case any such claim or legal action shall be made or brought against an Indemnitee and such Indemnitee shall Notify (by sending a Claim Notice) the indemnifying Party thereof, the indemnifying Party shall be entitled to assume and control the defense of the claim, other than any Intellectual Property Claim, which shall, in all cases, be controlled by Contractor unless otherwise agreed by the Parties that is the subject of such Claim Notice, in which case the indemnifying Party may select counsel acting reasonably, and the indemnifying Party shall pay all expenses of the conduct of such defense.

(a)
Prior to the assumption of the defense of any claim by the indemnifying Party or if the indemnifying Party fails to assume or diligently prosecute the defense of any claim in accordance with the provisions of this Section 22.7, the Indemnitee shall have the right to control the defense of such claim and the fees and expenses of such defense, including reasonable attorneys’ fees of the Indemnitee’s counsel and any judgment or reasonable settlement amount in connection with such claim, shall be borne by the indemnifying Party, provided that the indemnifying Party shall be entitled, at its expense, to participate in (but not control) such defense.

(b)
As between the Parties, the indemnifying Party shall control the settlement of all claims, in coordination with any insurer as required under the applicable insurance policies in Article 20 as to which it has assumed the defense; provided that to the extent the indemnifying Party, in relation to such insurer, controls settlement: (i) such settlement shall include a dismissal of the claim and an explicit release from the party bringing such claim or other proceedings of all Indemnitees; and (ii) the indemnifying Party shall not conclude any settlement without the prior approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed

(c)
Except as provided in the preceding subsection concerning the indemnifying Party’s failure to assume or to diligently prosecute the defense of any claim, no Indemnitee seeking reimbursement pursuant to the foregoing indemnity shall, without the prior written consent of the indemnifying Party, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding for which indemnity is afforded hereunder unless such Indemnitee reasonably believes that the matter in question involves potential criminal liability against such Indemnitee.

(d)
The Indemnitee shall provide reasonable assistance to the indemnifying Party when the indemnifying Party so requests, at the indemnifying Party’s expense, in connection with such legal action or claim, including executing any powers-of-attorney or other documents required by the indemnifying Party with regard to the defense or indemnity obligations.

22.8Survival of Indemnity Obligations. The indemnities set forth in this Article 22 shall survive the Final Completion Date or the earlier termination of this Agreement for a period expiring [***] years following the Final Completion Date or said termination, whichever first occurs. All Claim Notices must be delivered, if at all, to the applicable Party prior to the expiration of such [***] year period. If any Claim Notice is made within such [***] year period, then the indemnifying period with respect to all claims identified in such Claim Notice (and the indemnity obligation of the Parties hereunder with respect to such claim) shall extend through the final, non-appealable resolution of such claims. For purposes of clarification hereunder, without limiting the other rights granted hereunder to either Party, a Party may enforce the indemnity provisions hereunder pursuant to the provisions of Article 22 without having to declare an Owner Event of Default or a Contractor Event of Default, as applicable.

23.	CONFIDENTIAL INFORMATION
23.1Confidential Information. For purposes of this Agreement, the term “Confidential Information” means non-public information concerning the business, operations and assets of Owner or Contractor (as the case may be) or their respective Affiliates (collectively, the “Disclosing Party”) provided to the other Party (the “Receiving Party”), including, without limitation the terms and conditions of this Agreement or any related agreement. Confidential Information must be first disclosed in tangible form (written, electronic, photographic, etc.) and conspicuously marked “Confidential”, “Proprietary”, or the like at the time of disclosure or within [***] days of disclosure; or first disclosed in non-tangible form and orally identified as confidential or proprietary at the time of disclosure or confirmed in writing within [***] days of disclosure. Confidential Information shall not include (a) information known to Receiving Party prior to obtaining the same from Disclosing Party as reflected by the written records of Receiving Party; (b) information in the public domain at the time of disclosure by Disclosing Party; (c) information obtained by Receiving Party from a third party without any obligation of confidentiality who did not receive same, directly or indirectly, from Disclosing Party; or (d) information approved for public release by express prior written consent of an authorized officer of Disclosing Party. The Party claiming that any of the exceptions set forth in clauses (a) through (d) apply shall have the burden of proof to establish such applicability.
23.2Use of Confidential Information.

(a)
Receiving Party hereby agrees that it shall use the Confidential Information solely for the purpose of performing its obligations under this Agreement and the use, operation, or ownership of the Project or any part thereof and not in any way detrimental to Disclosing Party or its Affiliates. Receiving Party agrees to use the same degree of care to protect Confidential Information received by it as Receiving Party uses with respect to its own proprietary or confidential information, which in any event shall result in a reasonable standard of care to prevent unauthorized use or disclosure of the Confidential Information. Except as otherwise provided herein, Receiving Party shall keep confidential and not disclose or use the Confidential Information. Owner and Contractor shall cause each of their directors, officers, employees, agents, representatives and Subcontractors to become familiar with, and abide by, the terms of this Section 23.2.

(b)
Notwithstanding the provisions of this Section 23.2, Receiving Party may disclose any of the Confidential Information if, but only to the extent, that, based upon reasonable advice of counsel, Receiving Party is required to do so by the disclosure requirements of any Applicable Laws. Prior to making or permitting any such disclosure, Receiving Party shall provide Disclosing Party with prompt Notice of any such requirement so that Disclosing Party (with Receiving Party’s assistance if requested) may seek a protective order or other appropriate remedy.

(c)
Subject to Section 23.2(b), Receiving Party shall not, without the prior written consent of Disclosing Party, disclose to any third party the fact that Confidential Information has been made available to Receiving Party.

(d)	Notwithstanding anything contained herein:

(1)	Owner agrees that it will not disclose any Confidential Information of Contractor to any First Solar Competitor;

(2)	Contractor may provide any and all Confidential Information of Owner to Subcontractors;

(3)
either Party may provide any and all Confidential Information of the other Party to insurance agents to the extent necessary to perform the Work and its obligations under this Agreement, without the consent of the other Party;

(4)
either Party may provide any and all Confidential Information of the other Party to its advisors, Affiliates, rating agencies, investors and potential investors, lenders and potential lenders and their respective representatives (in each case other than to First Solar Competitors) to the extent necessary in connection with the matters contemplated by this Agreement, in each case without the consent of the other Party; and

(5)
either Party may use and disclose any and all Confidential Information of the other Party in connection with a dispute arising out of or related to this Agreement or the breach, termination or validity thereof.

(e)
Except for a disclosure pursuant to Section 23.2(b), each Party shall advise each Person to whom it provides the other Party’s Confidential Information under Section 23.2(d) of the confidentiality obligations set forth in this Article 23, and each Party shall be liable to the other Party for any breach of such confidentiality obligations by any such Person to whom it has provided the other Party’s Confidential Information.

23.3Return of Confidential Information.

(a)
Except as is necessary for Contractor to perform the Work and its obligations under this Agreement or for Owner to use, operate, or enjoy the Project or any part thereof, and subject to Section 24.1, at any time upon the request of Disclosing Party, Receiving Party shall promptly deliver to Disclosing Party or destroy if so directed by Disclosing Party (with such destruction to be certified by Receiving Party) all documents (and all copies thereof, however stored) furnished to or prepared by Receiving Party that contain Confidential Information and all other documents in Receiving Party’s possession that contain or that are based on or derived from Confidential Information (other than Contractor Deliverables provided by Contractor to Owner pursuant to this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information solely for the purpose of complying with its audit and document retention policies; and provided further, that all such retained Confidential Information shall be held subject to the terms and conditions of this Agreement.

(b)	The terms of this Section 23.3 shall not apply to the Contractor Deliverables.
23.4Protection of Confidential Information.

(a)
Notwithstanding the return or destruction of all or any part of the Confidential Information, the confidentiality provisions set forth in this Agreement shall nevertheless remain in full force and effect with respect to specific Confidential Information other than Module Information until the date that is five (5) years after the earlier of (i) the Final Completion Date or (ii) the termination of this Agreement. After such date, unless otherwise agreed in writing by the Parties, no information previously designated as Confidential Information under this Article 23 shall need to be treated as confidential by the Receiving Party.

(b)
Notwithstanding the return or destruction of all or any part of the Confidential Information, the confidentiality provisions set forth in this Agreement shall nevertheless remain in full force and effect with respect to each item of Module Information until the date that is fifteen (15) years after the date such item of Module Information was first disclosed to the Receiving Party.

23.5Export. Any export of Confidential Information disclosed under this Agreement shall be prohibited without the express written consent of the Disclosing Party. Before exporting or re-exporting any of the Disclosing Party’s Confidential Information, the Receiving Party must comply with all applicable regulations of the U.S. Department of Commerce Office of Export Administration and any other applicable agencies.
23.6Confidential Information Remedy. The Parties acknowledge that the Confidential Information is valuable and unique, and that damages would be an inadequate remedy for breach of this Article 23 and the obligations of each Party under this Article 23 are specifically enforceable. Accordingly, the Parties agree that a breach or threatened breach of this Article 23 by either Party, shall entitle the other Party to seek an injunction preventing such breach, without the necessity of proving damages or posting any bond. Any such relief shall be in addition to, and not in lieu of, monetary damages (including consequential damages) or any other legal or equitable remedy available to such Party or its Affiliates.

24.	INVENTIONS AND LICENSES
24.1Invention; License. Any idea, invention, work of authorship, drawing, design, formula, algorithm, utility, tool, pattern, compilation, program, device, method, technique, process, improvement, development or discovery (collectively, “Invention”), whether or not patentable, copyrightable or entitled to legal protection as a trade secret or otherwise, that Contractor may conceive, make, develop, create, reduce to practice or work on, in whole or in part, in the course of performing the Work, shall be owned and retained by Contractor. Subject to the provisions of Article 23, Contractor hereby grants to Owner, effective with respect to each

Block (and any BOP achieving Turnover therewith) as of the Turnover Date of such Block, a perpetual, paid-up, irrevocable, non-transferable (except as set forth in Article 25), non-exclusive, non-sublicensable, royalty-free license to use all Inventions, and all Intellectual Property Rights of Contractor which, in each case, are embodied in the Work and/or the Contractor Deliverables for Owner’s use as needed for the operation, maintenance and repair of the Project or components thereof in connection with the Project. Owner shall further have the right to alter the Project or any Block or components thereof; provided that this Section 24.1 shall not give Owner the right under any Intellectual Property Rights with respect to any components or processes not provided pursuant to this Agreement that independently infringe any intellectual property rights of Contractor. Contractor shall, prior to directing any Subcontractor to produce any design or engineering work in connection with the Project, obtain a valid license of any Intellectual Property Rights from such Subcontractor on terms substantially similar to those that obligate Contractor to Owner as expressed in this Section 24.1. Except as specifically stated herein, no other license in such patents and proprietary information is granted by Contractor pursuant to this Agreement.
24.2Suitability of Contract Design, Engineering and Computer Programming Information. All Contractor Deliverables and computer software prepared by Contractor pursuant to this Agreement are instruments of service in respect of the Project. They are not intended or represented to be suitable for reuse by Owner or others on extensions of the Project or on any other project. Without any limitation on the provisions set forth in Article 23, any such unauthorized reuse without prior written verification or adaptation by Contractor for the specific purpose intended will be at Owner’s sole risk and without liability or legal exposure to Contractor. Owner shall defend, indemnify, and hold harmless Contractor and Contractor Indemnitees against all Losses arising out of or resulting from such reuse.
24.3Contractor Deliverables. Subject to Section 24.1, upon Turnover of any Block and Substantial Completion of the Project, the Contractor Deliverables accumulated or developed in respect of such Block or the Project by Contractor, its employees or any Subcontractors and delivered to Owner prior to or as a condition to Turnover or Substantial Completion shall become the property of Owner without any further consideration to be provided therefor. Contractor or Subcontractors, as applicable, will maintain ownership of all Intellectual Property Rights and Inventions embodied within the Contractor Deliverables.
24.4Software Licenses. To the extent Contractor purchases or provides any software, which software is necessary or otherwise desirable for the continued operation of the Project after Substantial Completion, or at or prior to Turnover of the first Block, Contractor shall use commercially reasonable efforts to register Owner as the licensee of such software with the applicable Subcontractor and provide any other reasonable assistance necessary to procure the rights for Owner to use such software. In the event that Contractor becomes Bankrupt (except that for purposes of this Section 24.4, if Contractor files for reorganization, it shall not be deemed Bankrupt), or ceases business operations, Contractor shall provide (or cause to be provided) a copy of all object code, all associated source code, together with all relevant documentation and instructions necessary to maintain, duplicate, and compile the source code, in its possession and which Contractor has rights to provide, for all software (other than third party “off the shelf” generally available software) delivered in connection with this Agreement.

25.	ASSIGNMENT
25.1Assignment to Other Persons. Except as otherwise provided in this Section 25.1, neither Party may assign this Agreement to any third party, without the prior written consent of the other Party; provided that nothing in this Agreement shall prevent Contractor from engaging Affiliates or subcontractors in connection with the performance of its obligations under this Agreement (other than its respective payment obligations). Notwithstanding the foregoing: Contractor may assign this Agreement to any Affiliate of First Solar or Contractor (provided that, Owner receives written certification from First Solar that the Parent Guaranty remains in full force and effect and that such Affiliate has the requisite expertise to fulfill Contractor’s obligations under this Agreement). Notwithstanding the first sentence of this Section 25.1, subject to Contractor’s prior written consent (which shall be in Contractor’s sole discretion), (i) Owner may collaterally assign its rights, title and interest under this Agreement to any Owner Financing Party, who, subject to any consent entered into by Contractor with the Owner Financing Parties, may further assign such rights, title and interest under this Agreement upon exercise of remedies by an Owner Financing Party following a default by Owner under the financing agreements entered into between Owner and the Owner Financing Parties and, in connection therewith, Contractor shall execute and deliver a usual and customary consent (which shall include customary and reasonable additional cure periods for the benefit of Owner Financing Parties), a customary legal opinion and other certificates reasonably requested by Owner; provided, however, that Owner shall reimburse Contractor for any reasonable out-of-pocket costs incurred by Contractor in excess of [***] in complying with its obligations with respect to such requirements of Owner or Owner Financing Parties hereunder; provided, further, that Contractor shall not be obligated without a Change In Work to accept any undertaking imposed by any Owner Financing Party which Contractor reasonably believes will increase its obligations under the Agreement, whether such increased obligations be technical, economic, schedule or otherwise; or (ii) Owner may assign this Agreement to another entity that is acquiring the Project, whether through asset acquisition, stock acquisition, merger or otherwise, provided that such entity (x) has the same or better creditworthiness as Southern, (y) has the technical and operational capabilities to perform the obligations of Owner under this Agreement (either by itself or through a third party) and (z) is not a First Solar Competitor. Any attempted assignment or delegation in violation of this Section 25.1 shall be null and void and shall be ineffective to relieve either Party of its obligations hereunder.
25.2Indemnitees; Successors and Assigns. Upon any assignment by either Party hereunder, the definition of “Owner Indemnitee” or “Contractor Indemnitee”, as applicable, shall be deemed modified to include the assignor and permitted assignee under such assignment and each of their respective employees, agents, partners, Affiliates, shareholders, officers, directors, members, managers and permitted assigns.

26.	HAZARDOUS MATERIALS
26.1Use by Contractor. Contractor shall not and shall not permit any of the Subcontractors, directly or indirectly, to permit the manufacture, storage, transmission or presence of any Hazardous Materials on the Site, and Contractor shall not and shall not permit any of the Subcontractors to Release or otherwise dispose of any Hazardous Materials on the Site, in each case except in accordance with Applicable Laws and Applicable Permits and required for the performance of the Work.
26.2Remediation by Contractor. Contractor shall conduct and complete all investigations, studies, sampling, testing and remediation of the Site as required by Applicable Laws and Applicable Permits in connection with the Release of Hazardous Materials by Contractor or any Subcontractor in breach of this Agreement unless such Release is caused by Owner, any Person for which Owner is responsible, or any third party. Contractor shall promptly comply with all lawful orders and directives of all Governmental Authorities regarding Applicable Laws relating to the use, transportation, storage, handling, presence or Release by Contractor, any Subcontractor or any Person acting on its or their behalf or under its or their control of any Hazardous Materials brought onto or generated at the Site by Contractor or any Subcontractor, except to the extent any such orders or directives are being contested in good faith by appropriate proceedings in connection with the Work. Contractor shall not and shall not permit any of its Subcontractors, directly or indirectly, to permit the manufacture, storage, transmission or presence of any Hazardous Materials on the Site, and Contractor shall not and shall not permit any of its Subcontractors to use any Hazardous Materials on the Site, in each case except in compliance with Applicable Laws. To the extent required by Applicable Law, Contractor shall prepare and maintain accurate and complete documentation of all Hazardous Materials brought onto the Site, generated or used by Contractor or Subcontractors at the Site in connection with the Project, and of the disposal of any such materials, including transportation documentation and the identity of all Subcontractors providing Hazardous Materials disposal services to Contractor at the Site. Contractor shall not be entitled to any extension of time or additional compensation hereunder for any delay or costs incurred by Contractor as a result of the existence of such Hazardous Materials, except where such Hazardous Materials were Released by an Owner Party, or the presence of such Hazardous Materials is caused by an Owner Party.
26.3Notice of Hazardous Materials. Contractor will take all measures required under Applicable Laws to prevent the Release of any Hazardous Materials at the Site or adjacent areas in violation of Applicable Laws. If Contractor discovers, encounters or is notified of (i) any Release of any Hazardous Materials or (ii) Pre-Existing Contamination, in each case, at the Site:

(a)
Contractor shall as soon as practicable Notify Owner thereof and restrict access to the area containing such Hazardous Materials or Pre-Existing Contamination, as applicable, as required by Applicable Law or Applicable Permits;

(b)	if Contractor or any Subcontractor has brought such Hazardous Materials onto the Site or generated such Hazardous Materials, Contractor shall promptly remove such Hazardous Materials from the Site and remediate the Site in accordance with all Applicable Laws and Applicable Permits (to the extent the Applicable Permits relate to the Work) in each case at Contractor’s sole cost and expense, except where such materials were Released by an Owner Party; and

(c)
if Contractor or any Subcontractor has brought such Hazardous Materials onto the Site or generated such Hazardous Materials, Contractor shall not be entitled to any termination, extension of time or additional compensation hereunder for any delay or costs incurred by Contractor as a result of the existence of such Hazardous Materials, except where such materials were Released by an Owner Party.

27.	NON-PAYMENT CLAIMS
27.1Liens. To the extent payment by Owner has been made in accordance with Article 6 (including any disputed payments resolved in favor of Contractor): (a) Contractor shall not directly or indirectly create, incur, assume or suffer to be created by it or any Subcontractor, employee, laborer, materialman or other supplier of goods or services any right of retention, mortgage, pledge, assessment, security interest, lease, advance claim, levy, claim, lien, charge or encumbrance on the Work, the Project Hardware, the Project, the Site or any part thereof or interest therein (each a “Contractor Lien”); (b) Contractor shall keep the Work, the Project, the Site and the Project Hardware, including all Subcontractor equipment and materials free of Contractor Liens; and (c) Contractor shall promptly bond, pay or discharge, and discharge of record, any such Contractor Lien or other charges which, if unpaid, might be or become a Contractor Lien. Contractor shall Notify Owner as soon as practicable of the assertion of any such Contractor Lien. If any Owner Indemnitee becomes aware of any such Contractor Lien, such Owner Indemnitee shall so Notify Contractor, and Contractor shall then, to the extent payment by Owner has been made in accordance with Article 6: bond or satisfy and obtain the release of such Contractor Lien. If Contractor does not within [***] Business Days after such Notice, bond or satisfy such Contractor Lien, then any Owner Indemnitee shall have the right, at its option, after Notification to Contractor, and subject to Applicable Law, to cause the release of, pay, or settle such Contractor Lien, and Owner at its sole option may: (1) require Contractor to pay, within [***] days after request by Owner; or (2) withhold other amounts due or to become due to Contractor (in which case Owner shall, if it is not the applicable Owner Indemnitee, pay such amounts directly to Owner Indemnitee causing the release, payment, or settlement of such liens or claims), all reasonable and direct costs and expenses incurred by Owner Indemnitee in causing the release of, paying, or settling such Contractor Lien, including reasonable administrative costs and reasonable attorneys’ fees. Contractor shall have the right to contest any such Contractor Lien.
27.2Lien Waivers. Contractor shall deliver, together with each Contractor’s Invoice for a Milestone Payment, (i) a Conditional Lien Waiver from Contractor, (ii) a Conditional Lien Waiver from Specified Subcontractor, and (iii) a Conditional Lien Waiver from Site Preparation Subcontractor, (in the case of each of (i), (ii) and (iii) in respect of work performed on the Site and invoiced to Owner pursuant to such Contractor’s Invoice) and (iv) an Unconditional Lien

Waiver from the Supplier(s) of PV modules for the PV Power Plant and (v) an Unconditional Lien Waiver from the Supplier(s) of inverters for the PV Power Plant (in the case of each of (iv) and (v) in respect of materials delivered to the Site and invoiced to Owner pursuant to such Contractor’s Invoice) and (vi) with respect to each Major Subcontractor for which a lien waiver is not required pursuant to subsections (ii) through (v) of this Section 27.2, a certification that, except as specified otherwise in such certification, all payments due to such Major Subcontractors in respect of work performed on the Site and invoiced to Owner pursuant to such Contractor’s Invoice have been paid by Contractor or will be paid with the payment to be made by Owner pursuant to such Contractor’s Invoice; provided, however, that the Unconditional Lien Waivers shall be delivered in escrow with Title Company with the only condition for release of such Unconditional Lien Waivers to Owner being the receipt by Contractor of the amount set forth in such Contractor’s Invoice. Upon its application for the Final Completion Payment, Contractor shall deliver to Owner a Final Completion Lien Waiver from Contractor and from the Major Subcontractors except (A) to the extent such Final Completion Lien Waiver has already been delivered to Owner, and (B) to the extent Owner retains the Specified Equipment Holdback pursuant to Section 6.8.3(a), Contractor shall have no obligation to deliver a Final Completion Lien Waiver from Contractor or the Major Subcontractor supplying the Specified Equipment in each case in respect of the supply of the Specified Equipment until Contractor delivers its invoice (if any) pursuant to Section 6.8.3(b) and instead Contractor shall deliver a Conditional Lien Waiver in respect of the portion of the Final Completion Payment not retained and the Major Subcontractor supplying the Specified Equipment will make the certification described in sub-clause (vi) of the first sentence of this Section 27.2); provided, however, that the Final Completion Lien Waivers from the Major Subcontractors shall be delivered in escrow with Title Company with the only condition of release of such Final Completion Lien Waivers to Owner being the receipt by Contractor of the amount set forth in its application for the Final Completion Payment (or, in the case of any Specified Equipment Holdback, Contractor’s invoice delivered pursuant to Section 6.8.3(b) (if any)). In the case the Specified Equipment Holdback has been retained pursuant to Section 6.8.3, upon its delivery of its invoice for the Specified Equipment Holdback pursuant to Section 6.8.3(b), Contractor shall deliver to Owner a Final Completion Lien Waiver from Contractor and the Major Subcontractor supplying the Specified Equipment; provided, however, that the Final Completion Lien Waiver from such Major Subcontractor shall be delivered in escrow with Title Company with the only condition of release of such Final Completion Lien Waiver to Owner being the receipt by Contractor of the amount set forth in its invoice delivered pursuant to Section 6.8.3(b).

28.	NOTICES AND COMMUNICATIONS
28.1Requirements. Any Notice made pursuant to the terms and conditions of this Agreement shall be: (a) delivered personally; (b) sent by certified mail, return receipt requested; or (c) sent by a recognized overnight mail or courier service, with delivery receipt requested to the following addresses:

If to Contractor:
First Solar Electric (California), Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281
Attention: Senior Vice President, Systems Engineering and Construction
With a copy to:
First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281
Generalcounsel@firstsolar.com
Attention: General Counsel
If to Owner:
Desert Stateline LLC
c/o Southern Power Company
30 Ivan Allen Jr. Blvd., NW
Bin SC 1103
Atlanta, GA 30308
Attention: Corporate Secretary
With a copy to:
Southern Company Services, Inc.
30 Ivan Allen Jr. Blvd., NW
Bin SC 1203
Suite 110
Atlanta, GA 30308
Attention: Vice President, Associate General Counsel
With a copy to:
First Solar Asset Management, LLC
c/o First Solar, Inc.
11757 Katy Freeway,
Suite 990
Houston, TX 77079
Attention: Vice President, Asset Management
and

First Solar Asset Management, LLC
c/o First Solar, Inc.
11757 Katy Freeway
Suite 990
Houston, TX 77079
Attention: Assistant General Counsel, Asset Management
28.2Representatives. Any technical or other communications pertaining to the Work shall be with the Contractor’s Project Manager and the Owner Representative. The Contractor’s Project Manager and the Owner Representative each shall have knowledge of the Work and be available at all reasonable times for consultation. Each such Party’s representative shall be authorized on behalf of such Party to administer this Agreement and agree upon procedures for coordinating the efforts of the Parties.
28.3Effective Time. Any Notice or Notification given personally, through overnight mail or through certified letter shall be deemed to have been received on delivery, any Notice given by express courier service shall be deemed to have been received the next Business Day after the same shall have been delivered to the relevant courier.

29.	LIMITATIONS OF LIABILITY AND REMEDIES
29.1Limitations on Damages. Except (i) for liquidated damages as expressly set forth in this Agreement, (ii) for any breach by either Party of its obligations under Article 23 or Article 24 resulting in consequential damages, (iii) to the extent a termination payment made pursuant to Section 19.2 constitutes consequential damages, (iv) to the extent damages claimed by third parties (other than Owner Indemnitees or Contractor Indemnitees but including Governmental Authorities) for which Contractor or Owner has a duty to indemnify hereunder as expressly provided in Article 22 are shown to be consequential in nature, or (v) damages attributable to a Party’s fraud or willful misconduct, notwithstanding anything else in this Agreement to the contrary, neither Party (nor that Party’s subcontractors) shall be liable to the other Party for any loss, damage or other liability otherwise equivalent to or in the nature of any indirect, incidental, consequential, exemplary, punitive or special damages arising from performing or a failure to perform any obligation under this Agreement, whether such liability arises in contract (including breach, indemnity or warranty), tort (including fault, negligence or strict liability) or otherwise including for any loss of profits, loss of revenue, loss of financing, or loss of use of Project Hardware or the Project, downtime costs, increased expense of operation or maintenance of the Project Hardware or the Project, loss of opportunity or goodwill, cost of purchased or replacement power, loss of use of equipment or systems, cost of capital, claims of customers or counterparties for such damages, any governmental fines, penalties or sanctions imposed (other than any fines, penalties or assessments for which Contractor or Owner, as applicable, has a duty to indemnify hereunder as expressly provided in Section 22.2(d) or Section 22.3(e), as applicable).

29.2Limitations on Contractor’s Liability.

29.2.1
Prior to Substantial Completion. Prior to Substantial Completion, in no event shall Contractor’s aggregate liability under this Agreement, whether based in contract (including warranty), tort (including negligence, strict liability or otherwise), guarantee, warranty or otherwise, exceed an amount equal to [***]; provided, however that, notwithstanding this Section 29.2.1, Contractor’s and its Affiliates’ maximum aggregate liability with respect to claims under this Agreement and the MIPSA whether based in contract (including warranty), tort (including negligence, strict liability or otherwise), guarantee, warranty or otherwise (other than those liabilities expressly excluded from any limitation of liability pursuant to Section 6.4(e) of the MIPSA and Section 29.2.4 hereof) shall not exceed [***].

29.2.2
On and After Substantial Completion. On and after Substantial Completion, in no event shall Contractor’s aggregate liability under this Agreement, whether based in contract (including warranty), tort (including negligence, strict liability or otherwise), guarantee, warranty or otherwise, exceed an amount equal to [***]; provided, however that, notwithstanding this Section 29.2.2, Contractor’s and its Affiliates’ maximum aggregate liability with respect to claims under this Agreement and the MIPSA whether based in contract (including warranty), tort (including negligence, strict liability or otherwise), guarantee, warranty or otherwise (other than those liabilities expressly excluded from any limitation of liability pursuant to Section 6.4(e) of the MIPSA and Section 29.2.4 hereof) shall not exceed [***].

29.2.3
Liquidated Damages Caps. Notwithstanding anything to the contrary set forth in this Section 29.2, in no event will Contractor be liable hereunder for (i) Delay Liquidated Damages, in the aggregate, in excess of [***] of the Contract Price, and (ii) Capacity Liquidated Damages and Energy Performance Liquidated Damages, in the aggregate, in excess of [***] of the Contract Price. Any liquidated damages owed by Contractor under this Agreement shall apply toward the cap on liability stated in Section 29.2.1.

29.2.4
Exclusions. Notwithstanding anything to the contrary contained herein, (i) any damages claimed by third parties (other than Owner Indemnitees) for which Contractor has a duty to indemnify hereunder as expressly provided in Section 22.2 and (ii) Contractor’s liability for damages due to Contractor’s fraud or willful misconduct shall not be subject to the limitation of liability for Contractor set forth in Section 29.2.1.

29.3Releases, Indemnities and Limitations. The releases, indemnities, waivers, subrogation, assumptions of and limitations on liabilities and limitations on remedies expressed in this Agreement, subject to the terms hereof, shall apply even in the event of fault, negligence, or strict liability of the Party released or indemnified, or whose liability is limited or assumed or against whom rights of subrogation are waived and shall extend to such Party’s subcontractors, and in each case to such Party’s and its subcontractors’ Affiliates, officers, directors, members, managers, employees, licensees, agents and partners.
29.4Limitation on Remedies. Except as otherwise expressly provided herein, the rights and remedies of each Party as set forth in this Agreement shall be the exclusive rights and remedies of the Parties.

30.	DISPUTES
30.1Dispute Resolution. Any dispute or matter in question between the Parties arising out of or related to this Agreement or the breach, termination or validity thereof (a “Dispute”) shall be resolved pursuant to the procedures set forth in this Article 30.

(a)	Either Party shall provide Notice to the other Party of the existence of the Dispute (the “Dispute Notice”);

(b)
A Vice President of each of the Parties, each with authority to negotiate and resolve the Dispute, shall meet, either in person or by telephonic conference, within [***] days after the delivery of the Dispute Notice, to resolve the Dispute through mutual agreement;

(c)
In the event the procedures referenced in clause (b) do not result for any reason in resolution of the Dispute within [***] Business Days after commencement of the referenced Vice President (or equivalent) meeting or within [***] days of receipt of the Dispute Notice (whichever occurs sooner), the Dispute shall be submitted to mediation in accordance with the procedures set forth in Section 30.1(d):

(d)
The mediation shall be held in accordance with the Commercial Mediation Rules (“Mediation Rules”) of the American Arbitration Association (“AAA”). If no mediator has been agreed upon by the Parties within [***] days of the expiration of the time period in clause (c) above, then any Party may request that the AAA appoint a mediator in accordance with the Mediation Rules. If, for any reason, the Dispute has not been resolved within [***] days of the appointment of a Mediator, within [***] days of the expiration of the time period in clause (c) above (whichever occurs sooner) then, on the demand of any Party, such Dispute shall be referred to and finally resolved by arbitration in accordance with the procedures set forth in Section 30.1(e).

(e)	Any arbitration commenced pursuant to Section 30.1(d) shall be conducted in accordance with the following procedures:

(1)
the arbitration proceedings shall take place in New York, New York and be conducted in accordance with the Commercial Arbitration Rules of the AAA then in effect (the “Rules”) (except to the extent modified hereby);

(2)
the proceedings shall be conducted by an arbitration panel composed of (x) an individual selected by Owner within [***] days of the receipt by respondent of the demand for arbitration, (y) an individual selected by Contractor within [***] days of the receipt by respondent of the demand for arbitration and (z) an individual who is an experienced arbitrator selected by each of the individuals selected pursuant to clauses (x) and (y), respectively within [***] days of the appointment of the second arbitrator, and each such individual shall be a person experienced in and knowledgeable of the PV engineering, procurement and construction industry and any arbitrator not timely appointed shall be appointed by the AAA in accordance with the Rules;

(3)	the proceedings shall commence within [***] days of appointment of the arbitration panel pursuant to Section 30.1(e)(2) or as soon thereafter as reasonable practicable;

(4)
at least [***] Business Days before the arbitration hearing, the Parties shall exchange and provide to the arbitration panel written proposals for the amount of money damages or other relief they would offer or demand, as applicable, and that they believe to be appropriate, with respect to each issue subject to a Dispute. Any time prior to the close of the arbitration hearing, the Parties remain free to exchange revised written proposals of offers or demands, which will supersede all prior proposals. Within [***] Business Day of the close of the arbitration hearing, the Parties shall exchange written proposals, which shall supersede all prior proposals for the amount of money damages or other relief they would offer or demand, as applicable, and that they believe to be appropriate, with respect to each issue subject to a Dispute. In rendering the arbitration award, the arbitrators will select between the Parties’ most recent proposals on each issue, choosing the proposal that the arbitrators find more reasonable and appropriate;

(5)	the arbitration panel shall have no authority or power to enter an award which is in conflict with any of the provisions of this Agreement. The decision or award must be in writing and must contain findings of fact on which it is based. The decision and award of the arbitral panel shall be final and binding on the Parties and may be challenged only on the ground set forth on the Federal Arbitration Act, 9 U.S.C. §1 et seq. Any decision or award of the arbitration panel may be enforced or confirmed in any court of competent jurisdiction; and

(6)	the fees and expenses of the arbitration panel and the AAA shall be borne equally by the Parties.
30.2Continuation of Work. Without prejudice to Contractor’s rights pursuant to Section 18.4, during the pendency of any and all Disputes arising under Section 30.1 of this Agreement, Contractor shall continue to perform the Work in accordance with this Agreement.

31.	MISCELLANEOUS
31.1Severability. The invalidity or unenforceability of any portion or provision of this Agreement shall in no way affect the validity or enforceability of any other portion or provision hereof. Any invalid or unenforceable portion or provision shall be deemed severed from this Agreement and the balance of this Agreement shall be construed and enforced as if this Agreement did not contain such invalid or unenforceable portion or provision. If any such provision of this Agreement is so declared invalid, the Parties shall promptly negotiate in good faith new provisions to eliminate such invalidity and to restore this Agreement as near as possible to its original intent and effect.
31.2Governing Law; Venue; Submission to Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to the laws regarding conflict of laws thereof that would require the laws of another jurisdiction to apply. The Parties irrevocably accept and submit to the jurisdiction of the federal courts (and in the absence of jurisdiction therein the New York State Courts) located in New York City with respect to any suit, action or proceeding in aid of arbitration, including an action for an order of interim, provisional or conservatory measures to maintain the status quo and prevent irreparable harm and for recognition and enforcement of any award rendered by the arbitral tribunal, and the Parties irrevocably waive any objection to the laying of venue or defense that the forum is inconvenient with respect to any such suit, action or proceeding for such purpose. The Parties’ right to apply for such judicial relief in aid of arbitration and the commencement of any such suit, action or proceeding in aid of arbitration shall not be deemed incompatible with, or a waiver of, the Parties’ agreement to arbitrate. This consent to jurisdiction is being given solely for purposes of this Agreement, and it is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party may become involved. The Parties acknowledge and agree that terms and conditions of this Agreement have been freely, fairly and thoroughly negotiated.
31.3Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RELATED TO THIS AGREEMENT. Each Party (i) certifies that no representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 31.3.
31.4Liability after Substantial Completion. Contractor shall only be liable to Owner in connection with the non-performance of the Work only for causes of action for acts or omissions arising prior to Final Completion (or, solely with respect to the non-performance of the Specified Equipment Work, until the completion of any portion thereof not completed prior to Final Completion) or, with respect to warranty claims, arising prior to the end of the applicable Warranty Period; provided that Owner complies with its Notice obligations under Article 16 with respect to such warranty claims.
31.5No Oral Modification. No oral or written amendment or modification of this Agreement by any officer, agent, member, manager or employee of Contractor or Owner, either before or after execution of this Agreement, shall be of any force or effect unless such amendment or modification is in writing and is signed by a duly authorized representative of the Party to be bound thereby.
31.6No Waiver. A Party’s waiver of any Event of Default, breach or failure to enforce any of the terms, covenants, conditions or other provisions of this Agreement at any time shall not in any way affect, limit, modify or waive that Party’s right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provision hereof, any course of dealing or custom of the trade notwithstanding. All waivers must be in writing and signed on behalf of Owner and Contractor in accordance with Section 31.5.
31.7Review and Approval. Notwithstanding Owner’s review or Owner’s approval of any items submitted to Owner for review or approval in accordance with this Agreement, neither Owner nor any of its representatives or agents reviewing such items shall have any liability for, under or in connection with the items such Person reviews or approves, and Contractor shall remain responsible for the quality and performance of the Work; provided that if Contractor, in its sole discretion, agrees to follow any written requests provided by Owner, Contractor shall not have any liability hereunder for any Loss resulting from following such requests. Owner’s review or approval of any items shall not constitute a waiver of any claim or right that Owner may then or thereafter have against Contractor. Unless otherwise expressly provided herein, Owner shall not unreasonably delay its review of any item submitted by Contractor for review or approval. The review by Owner of any Subcontractor shall not constitute any approval of the Work undertaken by any such Person, cause Owner to have any responsibility for the actions, the Work, or payment of such Person or to be deemed to be in an employer-employee relationship with any such Subcontractor, or in any way relieve Contractor of its responsibilities and obligations under this Agreement.
31.8Third Party Beneficiaries. This Agreement and all rights hereunder are intended for the sole benefit of the Parties hereto and shall not imply or create any rights on the part of, or obligations to, any other Person.

31.9Module Collection and Recycling Program.

31.9.1
Option to Collect and Recycle. Owner shall Notify Contractor or its designee of its intent to contract Contractor to collect and recycle End of Life Modules. If (a) Contractor Notifies Owner that Contractor does not wish to provide such collection and recycling services for such End of Life Modules or (b) the Parties cannot reach agreement on the terms and conditions for which Contractor will provide such collection and recycling services for such End of Life Modules, in each case, within [***] days after Contractor’s receipt of such Notice, then Owner shall arrange for disposal of such End of Life Modules in accordance with Section 31.9.2.

31.9.2
Disposal of End of Life Modules. If the End of Life Modules are not collected and recycled as described in Section 31.9.1, Owner shall dispose of all End of Life Modules in compliance with Applicable Laws.

31.9.3	Transfer. Owner shall cause its obligations set forth in this Section 31.9 to be transferred to subsequent owners of the First Solar PV modules provided hereunder.

31.9.4	Survival. The provisions of this Section 31.9 shall survive the expiration or termination of this Agreement.
31.10Further Assurances. Owner and Contractor will each use its reasonable efforts to implement the provisions of this Agreement, and for such purpose each, at the reasonable request of the other, will, without further consideration, promptly execute and deliver or cause to be executed and delivered to the other such assistance, or assignments, consents or other instruments in addition to those required by this Agreement, in form and substance satisfactory to the other, as the other may reasonably deem necessary or desirable to implement any provision of this Agreement.
31.11Binding on Successors, Etc.. Subject to Article 25, this Agreement shall be binding on the Parties and on their respective successors, heirs and assigns.
31.12Merger of Prior Contracts. This Agreement supersedes any other agreements, whether written or oral, that may have been made or entered into between Owner and Contractor or by any office or officer of such Party relating to the Project or the Work. This Agreement and the Exhibits attached hereto constitute the entire agreement between the Parties with respect to the engineering, procurement and construction of the Project, and there are no other agreements or commitments with respect to the Project except as set forth herein and therein.
31.13Counterparts. This Agreement may be executed in any number of counterparts, and either Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart by electronic mail hereof signed by the other Party. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of emailed signatures.
31.14Set-Off. Either Party may at any time, but shall be under no obligation to, set-off any and all undisputed sums due from the other Party against undisputed sums due to such Party hereunder.
31.15Attorneys’ Fees. If any action by legal proceeding shall be instituted between Owner and Contractor in connection with this Agreement, each Party shall bear its own costs and expenses incurred in connection with such action by legal proceeding, including its own attorneys’ fees.
31.16Announcements; Publications.

31.16.1
Prior Approval. Subject to Section 23.2, neither Party shall (either directly or indirectly), and neither Party shall permit any of its Affiliates to, issue or make any public release or announcement with respect to or concerning any matter the subject of, or contemplated by, this Agreement without the prior written consent of the other Party and affording such other Party a reasonable opportunity to provide comments on such proposed release or announcement; provided that, subject to the provisions of this Section 31.16.1, nothing in this Agreement shall prevent either Party from independently making such public disclosure or filing as it determines upon reasonable advice of counsel is required by Applicable Law.

31.16.2
Marketing; Advertising; Public Announcements. Notwithstanding anything to the contrary in this Section 31.16, neither Party shall (either directly or indirectly), and neither Party shall permit any of its Affiliates to show, by photograph or otherwise, in any marketing, advertising or other materials, the Project under construction or as completed (including any related Project Hardware), without first obtaining the prior consent of the other Party. Notwithstanding anything to the contrary herein, neither Party shall (either directly or indirectly), and neither Party shall permit any of its Affiliates to videotape or otherwise record any of the Work, including the installation and/or construction work performed by Contractor hereunder, or show to any other Person any photographs (or similarly recorded images) of such construction or installation work, without obtaining the prior written consent of the other Party.

31.17Independent Contractor. Contractor is an independent contractor, and nothing contained herein shall be construed as constituting any relationship with Owner other than that of owner and independent contractor, or as creating any relationship whatsoever between Owner and Contractor’s employees. Neither Contractor nor any of its employees is or shall be deemed to be an employee of Owner.
(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Execution Date.

DESERT STATELINE LLC

By: Desert Stateline Holdings, LLC, its sole member

By: Southern Power Company, its Manager

By:	/s/Robert A Schaffeld III
Name: Robert A. Schaffeld III
Title: Vice President and Chief Commercial Officer

FIRST SOLAR ELECTRIC (CALIFORNIA), INC.

By:	/s/Alexander Bradley
Name: Alexander Bradley
Title: Vice President, Project Finance

[Signature Page to Engineering, Procurement and Construction Agreement]

EXHIBIT A
STATEMENT OF WORK

[***]

EXHIBIT B
CONTRACTOR DELIVERABLES TABLE

[***]

EXHIBIT C
Applicable Permits

PERMIT	AGENCY	Owner Permit or Contractor Permit
Right of Way Grant	Bureau of Land Management	Owner
Streambed Alteration Agreement	California Department of Fish and Wildlife	Owner
Incidental Take Permit	California Department of Fish and Wildlife	Owner
Hazardous Materials Business Plan, if applicable	San Bernardino County Fire Department	Owner
Spill Prevention, Control and Countermeasures Plan (SPCC), if applicable	USEPA	Owner
Groundwater Well Drilling Permit	San Bernardino County Health Department	Contractor
Septic System Permit	San Bernardino County Health Department	Contractor
Solar Plant Fire Department Permit	San Bernardino County Fire Department	Contractor
Right of Way Crossing Agreement	Los Angeles Department of Water and Power	Contractor

Exhibit D

First Solar Energy

Project:

"Stateline Solar"
SITE HEALTH & SAFETY PLAN

First Solar

REVISION LOG

Revision	Date	Description of Change
2		For initial submittal

© Copyright 2014, First Solar, Inc. | Revision 2 | Page 1 of 201

1917523.02-NYCSR07A - MSW
27496590v1

Health & Safety Plan Approval
This Health and Safety Plan (“HASP”) was prepared for FS employees and any subcontractor that works on the Project and all other persons or entities on the site while First Solar is responsible for the Project. It was prepared based on the best available information regarding the health, physical, chemical, hazards known or suspected to be present on the Project Site. While it is not possible to discover, evaluate, and protect in advance against all possible hazards, which may be encountered during the completion of this Project, adherence to the requirements of the HASP will significantly reduce the potential for occupational injury.
Site specific Environmental Plan(s) are not included in this document. Please refer to those documents for requirements associated with environmental and biological issues.
By signing below, I acknowledge that I have reviewed and hereby approve the HASP for the Project Site. This HASP has been written for the exclusive use of First Solar, its employees, contractors and subcontractors. The plan is written for specified site conditions, dates, and personnel, and must be amended if these conditions change.

Written by:

Regional Safety Manager	Date

Approved by:

Site Construction Site Manager	Date

Concurrence by:

Site Safety Manager	Date

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1	Introduction (Health and Safety Section)
This Health and Safety Plan (“HASP”) provides a general description of safe operating guidelines and levels of personal protection expected of each First Solar employee and contractor/subcontractor (of any tier) employees associated with construction activities conducted at the site.
This HASP also identifies health, environmental, biological, chemical and physical hazards that may be associated with activities on this site.
Changes to this document will be made as necessary to address any additional activities or changes in site conditions, which may occur during the course of construction.

1.1	General
The provisions of this HASP are mandatory for all workers, and at this Site. A copy of this HASP shall be maintained on Site and available for review at all times. In the event of a conflict between this HASP, and federal, state, and local regulations, workers shall follow the most stringent/protective requirements.
Nothing in this HASP shall alter an employer’s or employee’s status or infringes on the rights of any employee, contractor or subcontractor.
First Solar retains the right to suspend, stop work, dismiss or take any other disciplinary or remedial action with respect to any employee, contractor, subcontractor (or their respective employees) or visitor from the Site project for any infraction of this HASP.

1.2	Safety Policy Statement
It is the policy of First Solar to provide a safe and healthy work environment for all of its employees, contractors/subcontractors, vendors, and visitors. The intent of First Solar is to promote an incident/accident free environment. This calls for the elimination of unsafe acts, unsafe conditions, and the reporting of all. This can be accomplished by:

•	Collaborative teamwork between First Solar, craft labor, and contractors/subcontractors;

•	Personal commitment to the success of the project; and

•	Ownership of responsibility for safety and health practices by all members of the site workforce at all levels.
The practices and procedures presented in this HASP and any supplemental documents associated with this HASP are binding on all First Solar employees, contractors and subcontractors while engaged in the project construction work. In addition, all site visitors shall abide by these procedures as the minimum acceptable standard for the Site. Operational changes to this HASP and supplements that could affect the health or safety of personnel, the community, or the environment will not be made without prior approval of the following First Solar Personnel:

•	FS Site Safety Manger

•	FS Site Construction Manager

•	FS Site Project Manager

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2	First Solar Project Health and Safety Organization

2.1	FS Project Manager
The Project Manager has overall management authority and responsibility for all site operations, including safety. The Project Manager will provide the Construction Site Manager with work plans, staff, and budgetary resources, which are appropriate to meet the safety needs of the project operations.

2.2	FS Site Construction Manager
The Construction Manager has overall management authority and responsibility for all construction operations, including safety.

2.2.1	Responsibilities
The Site Construction Manager is responsible to:

•	Assure that contract documents and specifications describe and support the Project’s safety missions and objectives;

•	Monitor contractor and subcontractor selection process and adherence to established guidelines;

•	Participate in sub-contractor Safety Checklist (Attachment A), and contractor/subcontractor kick-off meetings;

•	Possess knowledge of the loss control and public protection requirements identified in the safety provisions of the Contract Documents;

•	Approve the HASP, Emergency Action Plan, Fire Protection Plan and Safety Recognition Plan;

•	Approve the Traffic Control Plan;

•	Approve the Security Plan;

•	Work with the Site Safety Manager, Superintendent/Engineers and Supervisors to develop and implement corrective action plans to correct deficiencies discovered during any Safety Audit.

•	Support project safety staff and cooperate with all designated personnel in obtaining corrective actions necessary to comply with this HASP

•	Participate in fact-finding and resolution on all accident/incident investigations.

2.2.2	Authority
The Site Construction Site Manager has the authority to:

•	Verify all operations are in compliance with the requirements of this HASP and halt any activity which poses a potential hazard to personnel, property, or the environment;

•	Suspend individuals from work activities and/or take any appropriate actions for infractions against this HASP.

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2.3	FS Site Safety Manager
The Site Safety Manager is the Safety program administrator and has authority to implement and promote health and safety on the Site.

2.3.1	Responsibilities
The Site Safety Manager is responsible to:

•	Provide direction, coordination and oversight of all site safety personnel. This includes all subcontractor Safety Coordinators performing work on the site;

•
Ensure communication, implementation, enforcement and maintenance of all First Solar safety related policies, programs, and procedures. This includes all requirements specified in this Health and Safety Manual;

•
Advise FS Site Construction and FS Project Manager of onsite safety-related issues. This includes notification to FS Site Management of personnel training that is required to remain compliant with applicable health and safety regulations as well as First Solar policies and procedures;

•
Ensure all site incidents - accidents, injuries, near misses, and deficient conditions - are reported and investigations conducted in a timely fashion. Incident information shall be captured in the FS EHS management database (Intelex) and reports shall be forwarded to the Site Management team and FS Regional Safety Manager;

•	Be the initial point of contact for regulatory inspectors (OSHA) wishing to visit the site; and

•	Ensure all safety metrics and statistics reporting (such as weekly man-hour report) is completed and forwarded to the appropriate site and safety persons.

•	Conducting safety assessments and audits of work conditions and behaviors and advising management on enhancements for the work force;

•
Applying safety and occupational health laws, regulations, principles, theories, practices and procedures to advise on or resolve technical matters dealing with occupational safety and health requirements;

•	Developing safety and occupational health practices and procedures to eliminate or control potential hazards;

•	Developing or implementing programs to reduce the frequency, severity, and cost of accidents and occupational illnesses.

•	Analyzing or evaluating new and existing jobs, processes, products, or other systems for the possible existence of hazards;

•
Inspecting or surveying workplaces, processes, products, or other systems for compliance with established safety and occupational health policies or standards and to identify potential new hazards; and

•	Train Associates, leaders, managers, or other safety and occupational health personnel in safety and occupational health subjects as needed.

•	Ensure site safety orientation of all new hires and visitors is conducted in accordance with First Solar policy.

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2.3.2	FS Safety Staffing
FS Site Safety Staffing shall include: (minimum staffing level)

•	FS Site Safety Manager - appointed by FS Regional Safety Manager, the Site Safety Manager is the on-site authority for all safety-related activities and issues.

•
FS Site Safety Admin/Trainer - provides overall administrative support for site safety requirements and conducts site safety orientation for incoming personnel. This person reports directly to the Site Safety Manager.

•
FS Safety Coordinators - Safety Coordinators support contractor/subcontractor Safety and field personnel. They report directly to the FS Site Safety Manager. At least one member of the FS Safety Staff will be an EMT or individual with documented medical training. Deviation from the requirement of an EMT is only allowed with approval from the FS Regional Safety Manager.

Safety Coordinators shall normally be in the field and at no time be assigned duties other than safety and health.
At a minimum the ratio of Safety Coordinator(s) to craft personnel shall be 1:25 for the first 25 employee’s and 1:50 for additional employee’s to adequately cover all FS employee, FS Subcontractors, vendors or visitors that do not have Safety coverage from their own on-site Safety personnel.
A safety coordinator will be required to remain on site at any time work is being done with workers who they are responsible for. This includes night shifts and weekends.

2.4	Subcontractors
Each subcontractor has overall responsibility for accident/incident prevention and implementation of this HASP for all its personnel working on the Site. In addition each subcontractor is responsible for adhering to all federal, state and local laws and regulations. This responsibility extends to all lower tiered subcontractors. The subcontractor’s Safety Coordinator(s) shall be responsible for performing construction safety inspections and identifying and resolving any construction safety related concerns throughout the Site.
Subcontractors must submit a copy of their company’s health and safety plan to the Project Safety Manager prior to beginning work. All contractor/subcontractor workers must be orientated to their company’s health & safety program as well as to all sections of this HASP.
Although many existing hazards may be corrected through informal communications between the Safety Coordinators and FS Site Safety Manager, all corrective actions must be documented, with copies forwarded to the FS Site Safety Manager. Imminent hazards should be corrected immediately, with documentation to follow promptly.
Each contractor/subcontractor is responsible for assigning specific work tasks to their employees. Each contractor’s/subcontractor's management will provide qualified employees and allocate sufficient time to safely complete assigned tasks. Each subcontractor is responsible for equipping all of its personnel with all required personnel protective equipment (PPE).
First Solar considers each contractor/subcontractor to be an expert in all aspects of the work operations for which they are tasked to provide, and each contractor/subcontractor is responsible for compliance with the legal requirements which pertain to those services.

© Copyright 2014, First Solar, Inc. | Revision 2 | Page 6 of 201

Hazards not listed in this HASP but known to any contractor/subcontractor, or known to be associated with a contractor’s/subcontractor's services, must be identified and addressed prior to beginning work. Documentation of identified job hazards is captured in the daily JHA.
The FS Site Safety Manager or his authorized representative has the authority to halt any contractor/subcontractor operations and to remove any contractor/subcontractor or contractor/subcontractor employee from the Site for failure to comply with established health and safety procedures or for acting in an unsafe manner.

2.5	Contractor Safety Coordinators:

2.5.1	Staffing

•
Every contractor/subcontractor will employ Safety Coordinator(s) with field experience, and who shall be approved of in advance by the FS Site Safety Manager or designee. At least one of the Contractor Safety Coordinators shall be an EMT or have equivalent medical training. Deviation from this requirement is only allowed with approval from the FS Site Safety Manger.

•	Safety Coordinators shall at no time be assigned duties other than safety and health and be primarily in the field.

•
At a minimum the ratio of Safety Coordinator(s) to craft personnel shall be 1:25 for the first 25 employee’s and 1:50 for additional employee’s to adequately cover all field activities, scope of work and the project’s needs. Additional Safety Coordinators may be needed as deemed necessary by the Project Safety Manager at the contractor/subcontractors expense. The number of field safety personnel does not include personnel dedicated to providing medical services, training or administrative functions.

•
The contractor’s and subcontractor’s safety personnel shall be on the Site during any work activities performed by the contractor/subcontractor or one of its subcontractors of any tier. This includes night shifts and weekends.

2.5.2	Responsibilities:
Responsibilities of Safety Coordinators associated with this project include, but are not limited to:

•	Report all injuries, incidents, and near misses immediately to supervision and FS Site Safety Manager

•	Serve as technical advisors to their project management team on safety and health planning, training, and problem resolution issues;

•	Ensure appropriate PPE is provided and its use enforced;

•	Conduct field safety observations/audits to ensure compliance with Safety Programs, Policies and Procedures;

•	Accompany supervisory personnel while performing joint inspections of work areas and activities;

•	Prepare and conduct a site specific safety orientation for personnel prior to the to work commencement;

© Copyright 2014, First Solar, Inc. | Revision 2 | Page 7 of 201

•	Complete and forward appropriate forms (injury, liability, property damage, etc.) to the FS Site Safety Manager;

•	Attend and participate in weekly safety meetings;

•	Actively participate in accident/incident/illness/injury investigations with supervision;

•	Provide supervisors with daily safety topics for the tool box/ meetings or safety meetings;

•	Review safety meeting reports for attendance;

•	Attend and periodically conduct tool box/tailgate meetings to evaluate their effectiveness;

•	Provide necessary information for the obtaining of motor vehicle records for all operators of equipment and for all crane operators on site.

2.6	Superintendents/Engineers

2.6.1	Responsibilities
The Superintendent/Engineer is responsible to:

•	Plan and execute all work to comply with this HASP and the Contract;

•	Be knowledgeable of any loss control and public protection requirements identified in the safety provisions of the Contract Documents;

•	Participate in daily inspections;

•	Participate in pre-job and JHA planning;

•	Participate in safety meetings;

•	Participate in contractor/subcontractor pre-bid, pre-contract, and/or kick-off meetings;

•	Enforce mandatory Personal Protective Equipment (“PPE”) requirements in accordance with this HASP;

•	Participate in fact finding and resolution on all accident/incident investigations;

•	Take immediate action to abate identified unsafe conditions and practices and document corrective actions; and

•	Support project safety staff and cooperate with all designated personnel in obtaining corrective actions necessary to comply with this HASP.

2.7	Supervisor/Foreman

2.7.1	Responsibilities:
The supervisor/foreman is responsible to:

•	Train and instruct workers in safe work practices for all tasks to which they are assigned;

•	Ensure availability of and enforce the proper use of job site tools and PPE;

•	Monitor work areas for unsafe acts and conditions;

•	Ensure daily health and safety inspections are conducted by the Safety Coordinators;

© Copyright 2014, First Solar, Inc. | Revision 2 | Page 8 of 201

•
Work with Safety to develop and implement corrective action plans to correct deficiencies discovered during daily inspections. Deficiencies will be discussed with Safety to determine appropriate corrective action(s);

•	Pre-plan all job activities assuring workers are properly trained in applicable safety requirements;

•	Present daily toolbox, Pre-Task Plan (“PTP”) and Job Hazard Assessments (JHA). Review meetings and maintain attendance logs and records;

•	Participate in weekly safety meeting and safety training;

•	Provide a means for craft workers to communicate safety issues in a discrete manner (e.g., suggestion box);

•	Verify completion of injury reports and ensure injury reports are submitted to the contractor’s/subcontractor’s Safety Coordinator

•
Participate in accident/incident/injury investigations and implementing corrective actions to prevent further occurrences. Provide information regarding these actions to superintendents and safety coordinators.

2.8	Craft Worker

2.8.1	Responsibilities:
Responsibilities of craft workers associated with this project include, but are not limited to:

•	Understand and abide by the policies and procedures specified in this HASP and other applicable safety policies, and clarify those areas where understanding is incomplete;

•	Refrain from any unsafe acts;

•	Report any unsafe conditions or act to supervisor and/or designated Safety Coordinator

•	Maintain a clean and safe work area;

•	Report all incidents, injuries, first aids or near misses, regardless of severity, to their supervisor;

•	Attend daily toolbox , PTP review, JHA and safety meeting;

•	Actively participate in the weekly safety training; and

•	Know the locations of the emergency exits routes and emergency assembly points.

2.9	Case Manager
At the time of the Pre-Construction Meeting, all Sub-Contractors entering the First Solar Site to perform any scope of work must present First Solar with the name of their case manager that will be responsible for case management plan.

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2.10	Security

2.10.1	Responsibilities
Responsibilities of security personnel (“Security”) associated with this project include, but are not limited to:

•	Establish an identification system to identify authorized persons and limitations to their approved activities;

•	Insure Visitors have proper PPE before entering the job site

•	Assign responsibility for enforcing authority for entry and exit requirements;

•	Perform site surveillance;

•	Develop a site-specific Security Plan to include provision for badge process, site access, material delivery, and emergency procedures.

2.11	Visitors
Authorized visitors (e.g., client representatives, regulators, First Solar management staff, etc.) requiring entry to any work location on the site will be required to take Site Safety Orientation Training prior to being allowed access to the field.
Visitors will be escorted at all times at the work location and will be responsible for compliance with the requirements of this Manual. In addition, this HASP specifies the minimum acceptable qualifications, training and personal protective equipment which are required for entry to any work areas; visitors must comply with these requirements at all times.
Visitors will not be allowed to wear open toe shoes, high heels, sandals, or tennis shoes.
Unauthorized visitors, and visitors not meeting the specified qualifications, will not be permitted to enter the Site.

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3	Safety Policy

3.1	General - “Code of Safe Work Practices”
The objective of this section is to reinforce the contractual requirement which safety and health issues must be properly addressed throughout the entire project.
Active participation by the employees of First Solar, contractor and subcontractors will make the program effective and successful by coordinating the participant’s efforts in performing the following tasks:

•	Provide a safe environment in which workers can perform high quality work;

•	Use pre-task safety planning as a tool to reduce injury to persons and property;

•	Conduct daily inspections to locate and abate unsafe work practices/behaviors and unsafe conditions;

•	Protect the public and property potentially affected by the Site;

•	Educate and train workers through:

a)	New hire orientation;

b)	Toolbox and safety meetings;

c)	Monthly Safety Committee Meetings

d)	Task specific safety training, (i.e., hazardous communications (“HazCom”), construction safety practices, trenching safety, confined space entry, equipment operations, etc.);

e)	Mandatory PPE;

f)	Prompt injury reporting and effective record keeping to maintain an up-to-date accident/incident experience and trends analysis; and

g)	Using accident/incident investigation information to abate deficiencies and eliminate any additional losses.

h)	For California Sites, also reference 8 CCR 1509-1510

•	No person will work for more than 16 hours on this site per shift.

3.2	Medical Surveillance
Sub-contractors are required to perform and document all required medical surveillance of their respective employees in accordance with the applicable regulatory and other legal requirements.

3.3	Worker’s Compensation
Each contractor and subcontractor is expected to provide proof of current workers’ compensation insurance that meets the minimum guidelines included in the contract/subcontract agreement and that is in compliance with the applicable local and state regulatory requirements.

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3.4	Zero Tolerance Policy
First Solar shall hold individuals, supervisors, and contractors and subcontractors to a “Zero Tolerance Policy” in regards to all health and safety related violations which are deliberate or repeated.
Supervisors shall be held accountable for their employee’s actions and all violations under their responsibility shall be tracked.

3.5	Drug and Alcohol - Free Workplace
First Solar is committed to providing a Drug/Alcohol free workplace environment. The use, possession, concealment, transportation, promotion, or sale of the substances such as illegal drugs, controlled substances, designer drugs, synthetic drugs, unauthorized prescription drugs and alcohol is strictly prohibited. Employees, contractors and subcontractors using those substances are not permitted on the Site.
Any employee, contractor or subcontractor suspected to be under the influence of drugs or alcohol is subject to substance testing.  Any individual who tested positive shall be dismissed from the Site.
Drug and Alcohol Testing
Each Sub-contractor is responsible for conducting substance abuse testing on their respective employees prior to the commencement of work.  This test is required to be a nine (9) panel drug test.  The lab used for testing the samples must be a lab that is certified by the Department of Health and Human Services under the National Laboratory Certification Program.
Prior to allowing individuals to access to the site to work each sub-contractor shall provide First Solar with appropriate evidence that substance abuse testing was conducted and that the test results were not positive.
Random Drug and Alcohol Testing
Each sub-contractor shall have a monthly random drug / alcohol test that equal to 10% of their work force on site.  This random must be a true random which is administered by a third party service which has the capability to do drug / alcohol testing. Sub-contractor will notify FS Site Safety Manager immediately of any worker that fails the random testing.
At the request of First Solar, each sub-contractor will provide First Solar with the results of substance abuse testing conducted on any of their respective employees.
Suppliers / sub-contractors shall conduct, prior to assignment of any employee to the jobsite, a detailed background investigation to ensure employees are acceptable for site work. Include as a minimum the following restrictions apply:

•	No felony convictions within the last three years or more than two in the previous 7 years to include pre-trial intervention, pleas of guilty and nolo contendere.

•	Not more than two misdemeanor convictions within the last three years, which display a propensity for violent, immoral or drug-related activity;

•
Motor Vehicle record checks for those jobs that require driving as part of the job duties/work. A supplier/contractor employee must have a valid unrestricted driver’s license appropriate for any position requiring a driver’s license (restrictions do not include physical limitations).

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3.6	Site-Specific Orientation
To access the Site, workers as well as all visitors, must be fit for duty and attend a Site-Specific Safety Orientation.
The Site-Specific Orientation provides personnel with relevant safety and health policies and procedures as well as information on site specific hazards.
Safety Orientation training will contain elements stipulated by First Solar. All contractors/subcontractors are also required to include First Solar policies as a part of their own orientation.
Site Orientations shall be documented and the records forwarded to the FS Site Safety Manager for recordkeeping.

3.7	Safety Meetings

3.7.1	Tool Box Safety
A tool box safety meeting shall be held before starting work daily by the supervisor of the work crew. Safety discussions should focus on relevant site or task safety issues or a review of site safety rules. Meetings shall be documented and records saved for review by FS Site Safety Manager during audits.

3.7.2	Monthly “All-Hands” Safety Meeting
All contractors/subcontractors will conduct a monthly Safety meeting
The purpose of this meeting will be to discuss the activity plans, to provide procedural review and education and to discuss any unique safety issues/challenges. Meetings shall be documented and records saved for review by FS Site Safety Manager during audits.

3.7.3	Site Safety Committee Meeting
A site Safety Committee shall be established on site. Committee shall be made up of both management and front-line personnel from First Solar and various site sub-contractors.
Site Safety Committee shall meet on a monthly basis.
Committee shall elect a Chairman who will be responsible for scheduling monthly meetings, creating meeting agendas and facilitating the meetings.
The purpose of this meeting will be to discuss current site safety performance, review site safety events for improvement opportunities, and to provide a forum to bring up site safety concerns or safety suggestions. Meetings shall be documented and records saved for review by FS Site Safety Manager during audits.

3.8	Safety Bulletin Board
A permanent bulletin board will be mounted conspicuously by First Solar Safety providing pertinent safety information, progress on safety indicators, and milestones.
Additionally, each sub-contractor shall post its own bulletin board providing company specific safety information to its employees.

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3.9	Safety Recognition Plan
A Safety Recognition Plan will be developed by the FS Construction and FS Safety Manager to promote active worker involvement in Safety.

3.10	Routine Safety Reporting
The following information will be given to the Owner weekly or as required by the Contract:

▪	Near Miss incidents and First Aid incidents

▪	TRIR / LTIR / RIR rates

▪	Days w/o lost time accident/incident

▪	Days w/o recordable accident/incident

▪	Hours worked
Sub-contractors shall support this reporting by submitting the same information weekly to the FS Safety Manager in a timely manner.
Weekly man-hours and incidents totals are to be reported to the FS Site Safety Manager on every Monday.

3.11	Safety Inspections and Audits

3.11.1	Daily Safety Observations
All site Safety Coordinators shall conduct daily observations. Observations are to be documented and saved in the Safety Intelex database. Deficiencies found during an observation shall be addressed immediately by the applicable sub-contractor Supervisor or Safety Staff and be corrected on the spot where possible. If correction cannot be achieved an incident report will be generated for investigation and corrective actions.

3.11.2	Quarterly Audits
All site sub-contractors and the FS Site Safety Department shall conduct quarterly Site Safety Audits. The audit will be focused on a specific safety process, work activity, or sub-contractor. The frequency of the audits is based on Site performance and may be adjusted to a more frequent basis until there is a clear trend demonstrating improved or acceptable performance.
All audits will be documented and any hazardous condition or deficiency shall be addressed immediately by the applicable contractor and/or subcontractor Supervisor.
Audit reports shall be submitted to the FS Site Safety Manager and forwarded to the FS Construction Manager.
FS Site Safety Staff will enter audits into the Intelex Safety database for tracking and trending.

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3.12	Vehicle Permit
Only authorized vehicles are allowed onto the Site. (This does not include designated parting areas). A vehicle permit must be obtained prior to entering the site. Violation of this procedure or any other HASP procedure may result in the removal of the vehicle and/or worker from the Site.

•	A vehicle permit application may be obtained from the Construction Manager;

•	The vehicle permit must be hung from the car’s rear view mirror

•	Vehicle permits will be issued for a six (6) month period of time. Any vehicle with an expired vehicle permit will not be allowed on site

•	Vehicle permit will be issued only after insurance has been reviewed and verified.

3.13	Weapons
In keeping with our commitment to provide a safe workplace, unless otherwise permitted by law, The Company prohibits the carrying, possession, maintenance or use of any weapon, including but not limited to any type of gun, knife, or explosive, whether concealed or not.
Violation of this policy will result in discipline up to and including removal from the site.
Knives required for performance of work activities (such as lineman wire skinning knives) are permitted for work use. Safety box cutters are acceptable for use.

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4	Safety Programs

4.1	PRE-TASK PLAN
All hazards (chemical, physical or biological) must be systematically identified and assessed. Practical control measures to eliminate or reduce exposures to as low a level as practicable must be identified and implemented. The PTP shall be completed by the Project Safety Manager, supervisor, contractor/sub-contractor employees and shall be clearly documented and attached to this HASP.
All possible hazards arising from this project must be considered and should include the:

•	Type of chemical, physical or biological hazard present

•	Working conditions

•	Tasks to be carried out

•	Plant & equipment involved

•	Route of potential exposure
Project risks can vary from task to task depending on the nature of the work being performed. Each task may need an individual assessment. Information from the PTP will determine appropriate control measures.

4.2	Hierarchy of Controls
Where a hazard is identified, effective controls must be implemented to reduce exposures to as low a level as practicable to adequately protect site personnel. Risk mitigation measures will be proportionate with the level of risk present. Control measures should generally follow the “hierarchy of control” which refers to a range of feasible options for managing the risk to health and safety. The hierarchy normally ranges over the following controls:

•	Elimination - completely removing the hazard

•	Substitution - can we replace hazard with a safer option

•	Minimization - how can we reduce the chance of accident/incident/injury

•	Engineering Controls - how can we use technology or equipment to control hazard

•	Administration Controls - what administration processes or procedures can we implement to control the hazard

•	PPE- use of equipment or clothing to protect employee

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4.3	Slips, Trips and Falls
Slips, trips and falls pose a risk to construction workers. Slips can occur when ground is wet, covered with loose material or sloped. Trips can occur when the ground is uneven and covered with debris. Falls can occur when working at unprotected heights or may result from a trip. The following safe work practices shall be implemented to the reduce risks posed by slips, trips and falls

•	Wear required work boots; keep boots laced and dry;

•
Assess all walking surfaces prior to walking on them. Areas with uneven terrain, loose surface material, obstructed pathways, or any other hazardous condition which increases the risk of a slip, trip, or fall incident. These areas shall be avoided;

•	Place materials, tools and equipment in an orderly manner;

•
During the course of construction, alteration, or repairs, form and scrap lumber with protruding nails and all other debris shall be kept reasonably cleared from work areas, passageways, and stairs in and around buildings or other structures.

•
The ground area within 6 feet of a building under construction shall be reasonably free from irregularities wherever it is practicable to attain this condition by grading or similar methods, and open ditches shall be bridged to provide passageways at convenient places.

•	Material storage areas and walkways on the construction site shall be maintained reasonably free of dangerous depressions, obstructions, and debris.

•	Combustible debris accumulated within the building or structure shall be removed promptly during the course of construction. Safe means shall be provided to expedite such removal.

•	Flammable or hazardous wastes shall be placed in covered containers separate from the normal debris.

•	All waste shall be disposed of at intervals determined by the rate of accumulation and capacity of the job site container.

•
Waste, materials, or tools shall not be thrown from buildings or structures to areas where employee(s) may be located, unless the area where the material falls is guarded by fences, barricades, or other methods/means to prevent employee(s) from entering and being struck by falling objects. Signs shall be posted to warn employees of the hazard.

•	Place trash receptacles at appropriate locations for the disposal of miscellaneous rubbish;

•	When walking on-site, do not engage in distracting activities such as note taking, photograph taking or cell phone talking. Always stop in a secure location to perform these tasks; and

•	Keep eyes on your path of travel.

4.4	Heat Stress
See Attachment W, “Heat Illness Prevention Plan” of this Manual

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4.5	Cold Stress
Employees are not expected to be exposed to extreme cold temperatures unless they work during cold weather for extended periods. Cold injuries are classified as either localized (such as frostbit, frostbite), or generalized as in hypothermia (a lowering of the body’s temperature).

4.5.1.	Responding to Cold -Related Illness
Table 4.1   Identification and Treatment of Cold-Related Illness

Type	Symptoms	First Aid
Pre-Frostbite	■ Firm, cold, white areas on the face, ears or extremities; ■ Peeling or blistering may appear similar to sun burn	■ Warm the area with an unaffected hand or a warm object. ■ Do not use hot water
Frostbite	■ The area is cold, hard, white and anesthetic; ■ On warning is becomes red, swollen and painful;
■  Notify EMS as soon as possible or be prepared to transport victim to a medical facility, even after treatment of frostbite.
■  Make sure there is no risk of re-freezing. Skin which re-freezes after thawing will have more damage.
■  Remove victim from cold environment; ensure there is no possibility of hypothermia. (If there is, see below.)
■  Fill a shallow container with enough water to cover the frostbitten body part. Make sure the water is at room temperature.
■  Immerse the injured areas; ensure the skin does not come into contact with anything!
■  Remember to transport the victim to a medical assistance facility for further assessment after the above steps.

Hypothermia	■ Common signs to look for are ■ Shivering, ■ Slurred speech ■ Abnormally slow rate of breathing ■ Cold, pale skin ■ Fatigue, lethargy or apathy
■  Remove the victim from the cold environment.
■  For cases of extreme hypothermia, where the patient is showing signs of confusion, slurred speech, fumbling hands, or go unconscious, notify EMS.
■  Remove any wet clothing from the victim and replace with dry clothing. (A dry hat is recommended to be worn.)
■  Wrap victim in blankets.
■  Use heat packs to warm the patient. Do not allow the packs to touch naked skin.

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4.6	Ultraviolet Radiation Protection
To protect against exposure to ultraviolet (UV) radiation, workers will observe the following requirements:

•	All workers will wear sunglass-type safety glasses at all times when working outdoors during daylight hours.

•	Workers will utilize a commercial sun-block with a minimum solar protection factor (SPF) of 30.

•	Hard hats and long sleeve garments are required as they provide additional UV protection.

4.7	Field Sanitation

•	Toilet facilities shall be maintained at all times in a clean and sanitary condition.

•	Toilet paper shall be provided in a suitable holder.

•	Appropriately screened to exclude insects and other vermin.

•	Ventilated and provided with self-closing and lockable doors to provide privacy.

•	Separate toilet facilities (male/ female) for each twenty (or fraction thereof) employees. [If less than five workers, a single toilet with an interior lock is allowed.]

•	Accessible to employees, ¼ mile or 1,320’ or a 5-minute walk (whichever is less).

•	Potable water shall be available and refilled as necessary for hand washing.

•	Soap and single use towels shall be provided.

•	Signs stating that water is for hand washing only, shall be posted.

•	Facilities shall be in a clean and sanitary condition, and cleaned and pumped DAILY.

•	The employer must ensure that those employees are aware of and are allowed reasonable opportunities to use sanitation facilities during the workday.

•	One hand washing facility for each twenty (or fraction thereof) employees.

•	Toilet and hand washing facilities shall be located in close proximity to each other

4.8	Back Safety
Follow the proper lifting techniques to prevent any back injuries:

•	Plan the lift and decide if you need help

•	Prepare the travel path

•	Position your body close to the load so you can get a secure grip

•	Keep elbows close to the body

•	Secure footing and balance

•	Keep your back straight and knees flexed

•	Pick up load, holding it close to body

•	Keep head up, looking forward

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When lowering the load:

•	Avoid twisting or turning while lowering

•	Point toes in the direction where the load will be set

•	Keep head up, looking forward, with back straight

•	Flex knees, use leg muscle to lower

•	Release when load reaches resting place

•	Use leg muscles to stand.
Remember: Avoid lifting materials which exceed 1/3 to ½ of your body weight. Always apply buddy system.

4.9	Stretching \ Flexing Policy
To prevent injuries, all workers on site (including FS Employees) will stretch before, during and after their workday.
Exercises can be done alone or be led by supervisor or co-worker.
Examples of Stretching and Flexing Exercises

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Remember the following guidelines as you stretch:

•	Never stretch to the point of pain

•	Breathe as you stretch. Inhale just before the stretch, exhale as you start the stretch

•	Do not force a stretch

•	Do not bounce as you hold the stretch

•	Use correct form to get the most benefit from the stretch

•	Relax your muscles throughout the stretch

•	Do not just go through the motions. Focus on the stretch and feel the muscles stretch

•	Do not stretch an injured body part without your physician’s recommendation

4.10	Smoking Policy
Each Contractor will establish a designated smoking area, in close proximity to their work area but not such that the smoke would impact non-smoking personnel in the area.
The designated smoking area will be minimum 10’x10’, barricaded on all sides with appropriate signage, with a 5 gallon bucket filled with water and/or sand, and a fire extinguisher.
Absolutely no smoking shall be allowed outside the designated smoking areas for anyone within the site.  The smoking area shall be kept clean at all times.
No smoking will be allowed in vehicles or on equipment while operating within the site.
No smoking is allowed anywhere in the vicinity of the fenced-in recycling area.

4.11	Vehicle and Mobile Equipment
The proper operation of vehicles is critical to protecting the safety of employees, contractors and subcontractors. The following practices shall be implemented to reduce the risk of hazards posed by vehicle travel.

4.13.1	General Requirements

•
Vehicles and mobile equipment must be inspected, maintained and operated in accordance with the manufacturer’s instructions and applicable safety standards. (Refer to the appropriate operating manual for additional information.)

•	PPE which is suitable for workplace hazards and the work being performed must be worn when operating mobile equipment.

•	Loose fitting clothing and jewelry that can become entangled in moving parts must not be worn when operating mobile equipment.

4.13.2	General Driving Safety Practices

•	Drivers must be licensed to drive the class of vehicle they are operating.

•	Drivers and passengers must comply with all traffic laws and posted signs, and will not operate a vehicle if under the influence of impairing medication, alcohol, or any other substances.

•	Always wear a seat belt while operating a motor vehicle or while traveling as a passenger.

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•	Ensure loads do not exceed specified and legal load limits for the vehicle.

•	Make sure loads in pickups, flat-bed trucks, and on trailers are physically secured to the vehicle.

•	Properly flag loads which extend beyond the vehicle (properly lighted at night).

•	Sound vehicle horn 3 times before backing up or use an audible sounding device in the construction area.

•	Abstain from distractions while driving (e.g., eating/drinking, reading maps, texting, talking on a phone, etc.). Stop the vehicle and pull over to perform such activities safely.

•	Unattended personnel transport vehicles will not be allowed to idle, and must be turned off when not in occupied with parking brake set.

•	High visibility jackets or suitable garments marked with reflective or high-visibility material are required when operating while operating mobile equipment.

•	Wear safety glasses when checking fluid levels and when dust may blow into eyes/face.

4.12	Mobile Equipment and Industrial Trucks

4.12.1	General Requirements

•	Mobile equipment (e.g., end-loaders, backhoes) shall be operated by appropriately trained employees who possess a current driver’s license and operator’s permit for the specific equipment.

•	Mobile equipment and Industrial Trucks must not be modified so as to defeat, remove or impair safety devices or increase load capacity.

•
Fuel trucks will be used onsite to fuel equipment and vehicles. Onsite fuel storage tanks are acceptable if the vessel is properly grounded, has a double wall which will contain 100% of the capacity of the vessel. If documentation cannot be provided that the tank was pressure tested and passed inspection, the tank must be in a secondary containment unit that will hold 110% of the volume of the tank

•	Industrial trucks may only be operated in environments and under conditions for which they were designed.

•	Only attachments provided by or approved by the manufacturer may be used. Such attachments must be properly secured.

•	Lift bars which are movable or replaceable must be held firmly in place by a proper securing pin.

•	Industrial trucks must not be used to lift employees unless specifically equipped for personnel lifting in accordance with the manufacturer’s recommendations and applicable safety standards.

4.12.2	Inspection and Routine Maintenance

•	Operators must inspect mobile equipment before each day’s use.

•
Operators must lower and/or disengage all mechanical equipment, shut off the engine, remove the ignition key, and set the parking brake when mobile equipment is left unattended or is being inspected, serviced or refueled.

•	Operators must ensure each vehicle and/or equipment is grounded during refueling.

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•	Hands must not be used to search for hydraulic oil leaks.

•	Mobile equipment with faulty brakes, mechanical or electrical defects, fuel leaks or missing or defective safety devices must be removed from service immediately.

•	When refueling, operators must wipe up any spilled fuel or allow spilled fuel to evaporate before the engine is started.

•	Operators must not park mobile equipment so as to block path of evacuation routes, fire extinguishers, alarm stations, or emergency exits.

•	Operators must maintain mobile equipment in a clean condition, free of excess oil and grease.

•	Loose clothing which may become entangled in controls is prohibited.

4.12.3	Safe Operating Practices of Mobile Equipment

•	Operators of mobile equipment and all passengers must be seated in seats with seat belts fastened.

•	Mobile equipment must exercise care and caution when operating equipment near ledges or overhangs or on ramps, slopes or unstable surfaces.

•	Operators must avoid shock loading (e.g., sudden stops or starts of the equipment).

•	Operators of mobile equipment must exercise caution when backing up and use a spotter when necessary.

•	Employees working in the vicinity of mobile equipment, industrial trucks and bucket trucks must remain clear of the swing radius of all equipment:

•	Operators of mobile equipment (i.e. backhoe, bob cats) must not transport or lift employees in buckets or allow employees to ride in truck boxes.

•	Operators of mobile equipment must not place their arms or legs (or any other part of their body) between moving parts.

•	Operators of mobile equipment must observe all applicable traffic laws and drive at speeds which are appropriate for existing conditions.

•	Operators of mobile equipment must remain alert for the movements of other vehicles.

•	Operators of mobile equipment must not suspend or swing loads over other persons or allow other persons to stand, walk, or work under elevated loads.

•	Operators of mobile equipment must not exceed rated load capacities.

4.12.4	Safe Operating Practices of Industrial Trucks

•	Industrial truck operators must fasten seat belts.

•	Operators must not allow other employees to ride on an industrial truck.

•	Industrial truck operators must not place their arms or legs (or any other part of their body) between the uprights of the mast or outside the running lines of the industrial truck.

•	Operators must not attempt to lift loads which exceed the industrial truck’s rated load capacity.

•	Operators must not suspend or swing loads over other persons or allow other persons to stand, walk, or work under elevated forks.

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•	Industrial truck operators must observe all applicable traffic laws, remain alert for the movements of other vehicles and drive at speeds which are appropriate for existing conditions.

•	Before moving an industrial truck, the operator must make sure no person or objects are in the path of the vehicle.

•	Clearances in all directions must always be checked, particularly overhead clearances.

•	Operators must remain alert for obstacles and hazards.

•	Operators must take extra care and caution when industrial trucks are driven on elevated loading docks.

•	Operators must exercise caution when backing up and use a spotter when necessary.

•	When loading or unloading trucks, the wheels of the truck must be chocked.

•	When picking up a load, operators must place the forks squarely and as far as possible under the load.

•	Straps may not be tied to the forks and used to lift any item.

•	Chains for lifting or pulling not allowed on site.

•	A proper Jib is required to be securely placed on the forks to lift any item from under the forks

•	Before transporting the load, operators must ensure the load is securely fastened or safely positioned to prevent tipping or falling.

•	Operators must transport the load as low as possible, but high enough for the forks to clear uneven surfaces.

•	Operators must not raise or lower loads while traveling.

•	Operators must look in the direction of travel.

•	Operators must avoid sudden stops which might spill the load.

•	When ascending and descending grades, operators should tilt the load back and raise the forks only as far as necessary to clear the surface.

•	When ascending or descending grades in excess of 10 percent, loaded industrial trucks must be driven with the load upgrade.

4.13	Project Signs and Barricades

4.13.1	Site Signage - General
Signs will be placed in various locations around the site where they will convey their messages most effectively. Sign placement is determined during site construction planning but during the course of construction, signs may change to reflect current conditions.

4.13.2	Accident Prevention Signs and Tags
Standards for Accident Prevention sings and tags are defined in ANSI Z535.4
General:

•	Signs shall be visible at all times when work is being performed and shall be removed or covered promptly when the hazard no longer exists.

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Danger Signs:

•	Indicates an imminently hazardous situation that if not avoided, will result in serious injury or death. Danger signs should be used only for those situations that present the most serious hazards.

•	Examples of acceptable signage
Warning Signs:

•
Indicates a potential hazardous situation which; if not avoided, will result in death or serious injury. Hazards identified by the signal work “Warning” resent a lesser degree of risk of injury or death than those identified by the signal word “Danger”

•	Examples of acceptable signage
Caution Signs:

•	Indicates a hazardous situation, which if not avoided, could result in minor or moderate injury. It may also be used without the Safety alert symbol as an alternative to “Notice”.

•	Examples of acceptable signage
Notice Signs:

•
Is the preferred signal word to address practices not related to personal injury. The safety alert symbol should not be used with this signal word. As an alternative to “Notice” the word “Caution”, without the safety alert symbol may be used to indicate a message not related to personal injury.

•	Examples of acceptable signage

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Safety Instruction Signs:

•	Indicate general instructions relative to safe work practices, reminders of proper safety procedures, or the location of safety equipment.

•	Examples of acceptable signage

4.13.3	Barricading
Establish the work area prior to beginning any work which may present potential hazards to individuals. Work areas will be inspected to determine the extent of barricading.
Barricades must ensure a continuous separation of work activity from people not involved in the work. If adequate barricading cannot be established, then work may not begin.
FS Safety Department must be notified if barricades on roadways may impede the passage of emergency vehicles.
Barricades must have barricade tags posted around the perimeter (Must be four sided and have four tags) of the area which identify the following:

▪	The nature of the hazard

▪	The name of the person and department/company who erected the barricade

▪	The date the barricade was erected.
Example of Barricade tags:

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Table 4-2    Guidelines for use of Barricades

Hazardous Condition	Barricade	Type of Barricade
General Construction	Use barricades to completely isolate the work area	This could be hard barricades or red barricade tape
Overhead Work	Use barricades for areas where debris may fall or drop	Yellow tape and warning signs
Excavation (e.g., trenches, open holes)
Use barricades to prevent personnel or vehicles from falling or accident/incidentally driving into excavation. For all excavations open for longer than a standard work day temporary fencing may be required.
Cones, yellow tape, hard barricades, snow fencing
Tripping Hazards	Use barricades to block-off potential trip hazards (e.g., conduit stubs, piping stubs, holes in floor, uneven surfaces, etc.)	Yellow tape
Immediately Dangerous To Life and Health (IDLH)	Use barricades when an unsafe condition exists (e.g., incident investigation scene, spill, etc.)	Red Barricade tape
Ladders	Use barricades around the base of the ladders which are located where they can be displaced by workplace activities or traffic)	Yellow tape
Energized Lines	Use non-conductive barricades around energized lines or equipment to prevent contact	Red barricade tape

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4.14	Fire Prevention - (NOTE: A Site Specific Fire Plans incorporating state or local requirements is provided in a stand-alone Plan.)

4.14.1	Construction Site, General.
Internal combustion engine powered equipment shall be so located that the exhausts are well away from combustible materials.
Only those employees that have been trained on and qualified to use firefighting equipment will perform firefighting activities. All other employees are to immediately evacuate the area of a fire and contact 911 and their supervisor.
The use of fire extinguishers by employees not trained in their use is totally optional. Employees not having training in fire extinguisher use may use an extinguisher to fight small fires but should carefully consider the risks of fighting a fire before beginning the activity.
NOTE: In cases where orders of local jurisdiction are more restrictive, those orders shall prevail.

▪	A safe and unobstructed access to all available firefighting equipment shall be maintained at all times.

▪	All firefighting equipment, provided by the employer, shall be conspicuously located or the location conspicuously marked.

▪	All firefighting equipment shall be maintained in operating condition. Defective equipment shall be immediately replaced.

▪
A temporary or permanent water supply, of sufficient volume, duration, and pressure, required to properly operate the firefighting equipment shall be made available as soon as combustible materials accumulate.

▪	Where underground water supply lines are to be provided, they shall be installed, completed, and made available for use as soon as practicable

4.14.2	Fire Extinguishers and Small Hose Lines

▪
A fire extinguisher, rated not less than 2A, shall be provided for each 3,000 square feet of the floor area of a building, or fraction thereof. Where the floor area is less than 3,000 square feet at least one extinguisher shall be provided. Travel distance from any point of the protected area in the building to the nearest fire extinguisher shall not exceed 75 feet.

▪
A fire extinguisher, rated not less than 10B, shall be provided within 50 feet of wherever more than 5 gallons of flammable or combustible liquids or 5 pounds of flammable gas are being used on the job site. This requirement does not apply to the integral fuel tanks of motor vehicles.

▪	Portable fire extinguishers shall be inspected monthly, or at more frequent intervals, and serviced at least annually by a person licensed or registered by the State Fire Marshal*.

▪	* Service as defined in the State Fire Marshal's regulations pertains to the act of charging, recharging, and inspecting, repairing, and hydrostatic testing of any portable fire extinguisher.

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▪	Portable fire extinguishers shall be inspected monthly, or at more frequent intervals, and serviced at least annually by a person licensed or registered by the State Fire Marshal.
NOTE: Inspection is a "quick check" that an extinguisher is available and will operate. It is intended to give reasonable assurance that the extinguisher is fully charged and operable. This is done by seeing that it is in its designated place, that it has not been actuated or tampered with, and that there is no obvious or physical damage or condition to prevent operation.
NOTE: Service as defined in the State Fire Marshal's regulations pertains to the act of charging, recharging, and inspecting, repairing, and hydrostatic testing of any portable fire extinguisher.

▪
The selection of extinguishers for a given situation will depend upon the character of the fires anticipated, the construction and occupancy of the individual property, the vehicle or hazard to be protected, ambient temperature conditions, and other factors. Portable fire extinguishers shall be limited to those listed or bearing labels of the Underwriters' Laboratory or laboratories approved by the State Fire Marshal. (See Table A-2-1, NFPA 10-1984)

4.14.3	Fixed Fire Fighting Equipment
Sprinkler Protection:

▪
If the facility being constructed includes the installation of automatic sprinkler protection which is proposed to be used in lieu of temporary protection, the installation shall closely follow the construction and be placed in service as soon as applicable laws permit following completion of each story.

▪
During demolition or alterations, existing automatic sprinkler installations shall be retained in service as long as reasonable. The operation of sprinkler control valves shall be permitted only by qualified persons. Modification of sprinkler systems to permit alterations or additional demolition should be expedited so that the automatic protection may be returned to service as quickly as possible. Sprinkler control valves shall be checked daily to ascertain that the protection is in service.

▪	During the construction of a building and until the permanent fire extinguishing system has been installed and in service, fire protection shall be provided in accordance with these orders.
Standpipes:

▪
In all structures in which standpipes are required, or where standpipes exist in structures being altered, they shall, unless replaced by temporary construction protection, be brought up as soon as applicable laws permit, and shall be maintained as construction progresses in such a manner that they are always ready for fire protection use.

▪
Temporary standpipes may be provided in place of permanent systems if they are designed to furnish a minimum continuous flow of 75 gallons of water per minute at 50 pounds per square inch pressure with a standpipe size of not less than 4 inches. All outlets shall be not less than 2 1/2 inches. Pumping equipment sufficient to provide this pressure and volume shall be available at all times when a combination system is required.

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4.14.4	Fire Alarm Devices

▪	An alarm system, e.g., telephone system, siren, etc., shall be established by the employer whereby employees on the site and the local fire department can be alerted for an emergency.

▪	The alarm code and reporting instructions shall be conspicuously posted at phones and at employee entrances.

4.14.5	Flammable and Combustible Liquids

▪
Only approved containers and portable tanks shall be used. Metal containers and portable tanks meeting the requirements of and containing products authorized by Chapter I, Title 49, of the Code of Federal Regulations (DOT Regulations), shall be deemed to be acceptable.

▪	Containers and portable tanks for flammable and combustible liquids shall conform to Table A.

Table A - Maximum Allowable Size of Containers and Portable Tanks
	Flammable Liquids			Combustible Liquids
Container Type	Class 1A	Class 1B	Class1C	Class II	Class III
Glass or approved plastic	1 pt	1 qt	1 gal	1 gal	1 gal
Metal (other than DOT drums)	1 gal	5 gal	5 gal	5 gal	5 gal
Safety cans *	2 gal	5 gal	5 gal	5 gal	5 gal
Metal drums (DOT specs)	60 gal	60 gal	60 gal	60 gal	60 gal
Approved portable tanks	660 gal	660 gal	660 gal	660 gal	660 gal
* Safety Can means an approved closed container, of not more than 5 gallons capacity, having a flash-arresting screen, spring-closing lid and spout cover and so designed that it will relieve internal pressure when subjected to fire exposure.

▪	Portable tanks in excess of 660 gallons shall have emergency venting and other devices as required by Chapters II and III of the Flammable and Combustible Liquids Code (NFPA 30-1984).

▪	Flammable or combustible liquids shall not be stored so as to limit use of exits, stairways or areas normally used for the safe egress of people.

▪	Storage in excess of 25 gallons of flammable liquids or 60 gallons of Class III liquids shall be within cabinets constructed to the requirements of NFPA 30.

▪	Not more than 25 gallons of flammable liquids shall be stored in safety cans outside of a flammable liquids storage room or storage cabinet.

▪	Not more than 120 gallons of Class I, Class II, or Class IIIA liquids may be stored in a storage cabinet. Of this total, not more than 60 gallons may be of Class I and Class II liquid.

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4.14.6	Inside Storage

▪	Inside storage rooms shall be constructed in accordance with NFPA 30-1984.

▪	Materials which will react with water shall not be stored in the same room with flammable or combustible liquids.

▪	Storage in inside storage rooms shall comply with the following:

Storage of Flammables and Combustibles in Inside Rooms
Fire Protection Provided	Fire Resistance	Max Floor Area (ft2)	Total Allowable Quantities (gal/ft2 floor area)
Yes	2 hr.	500	10
No	2 hr.	500	4
Yes	1 hr.	150	5
No	1 hr.	150	2

4.14.7	Outside Storage
Storage outside buildings shall be in accordance with Table B
Table B. Outdoor Liquid Storage in Containers and Portable Tanks

Class	Storage Max.per pile		Portable Tank Storage Max		Distance between piles	Distance to property line	Distance to road or public way
	Gallons (1,4)	Height (ft)	Gallons (1,4)	Height (ft)
1A	1,100	10	2,200	7	5	50	10
1B	2,200	12	4,400	14	5	50	10
1C	4,400	12	8,800	14	5	50	10
II	8,800	12	17,600	14	5	25	5
III	22,000	18	44,000	14	5	10	5

NOTE 1: When two or more classes of materials are stored in a single pile, the maximum gallonage in that pile shall be the smallest of the two or more separate gallonage.
NOTE 2: Within 200 feet of each container, there shall be a 12-foot wide access way to permit approach of fire control apparatus.
NOTE 3: The distances listed apply to properties that have protection for exposures as defined. If there are exposures, and such protection for exposures does not exist, the distances in column four shall be doubled.
NOTE 4: When total quantity stored does not exceed 50% of maximum per pile, the distances in columns four and five may be reduced 50%, but not less than three feet.

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▪
The storage area shall be graded in a manner to divert possible spills away from buildings or other exposures or shall be surrounded by a curb at least 12 inches high. When curbs are used, provisions shall be made for draining of accumulations of ground or rain water or spills of flammable or combustible liquids. Drains shall terminate at a safe location and shall be accessible to operation under fire conditions.

▪	All available precautions shall be taken to protect the storage area against tampering or trespassers where necessary. The area shall be kept free of vegetation and combustible material.

▪
Each portable tank shall be provided with one or more devices installed in the top with sufficient emergency venting capacity to limit internal pressure under fire exposure conditions to 10 psig, or 30 percent of the bursting pressure of the tank, whichever is greater. At least one pressure-actuated vent having a minimum capacity of 6,000 cubic feet of free air per hour (14.7 psig and 60°F.) shall be used. It shall be set to open at not less than 5 psig. If fusible vents are used, they shall be actuated by elements that operate at a temperature not exceeding 300° F.

4.14.8	Fire Control

▪	Suitable fire control devices, such as small hose or portable fire extinguishers, shall be available at locations where flammable or combustible liquids are stored.

▪	At least one portable fire extinguisher having a rating of not less than 20-B units shall be located outside of, but not more than 10 feet from, the door opening into any room used for storage.

▪
At least one portable fire extinguisher having a rating of not less than 20-B units shall be located not less than 25 feet, nor more than 75 feet, from any flammable liquid storage area located outside.

▪
At least one portable fire extinguisher having a rating of not less than 20-B:C units shall be provided on all tank trucks or other vehicles used for transporting and/or dispensing flammable or combustible liquids.

4.14.9	Dispensing Liquids

▪
Areas in which flammable or combustible liquids are transferred at one time, in quantities greater than 5 gallons from one tank or container to another tank or container shall be separated from other operations by 25-feet distance or by construction having a fire resistance of at least 1 hour. Drainage or other means shall be provided to control spills. Adequate natural or mechanical ventilation shall be provided to maintain the concentration of flammable vapor at or below 10 percent of the lower flammable limit.

▪
When flammable liquids are transferred from one container to another, the fill spout, nozzle or fill pipe shall be kept continuously in contact with the edge of the fill opening to prevent the discharge of static sparks. Bonding or grounding of tanks, tank vehicles, tank cars, etc., shall be in accordance with NFPA 77-1983.

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▪
Flammable liquids shall be drawn from or transferred into vessels, containers or portable tanks within a building only through a closed piping system, from safety cans, by means of a device drawing through the top, or from a container or portable tanks by gravity through an approved self-closing valve. Transferring any liquids by means of air pressure on the container or portable tanks shall be prohibited.

▪	The dispensing unit and its piping shall be protected against collision damage.

▪	Dispensing devices and nozzles for flammable liquids shall be of an approved type.

4.14.10	Use of Flammable Liquids

▪	Flammable liquids shall be kept in closed containers when not actually in use.

▪	Leakage or spillage of flammable or combustible liquids shall be disposed of promptly and safely.

▪	Flammable liquids may be used only where there are no open flames or other sources of ignition within the possible path of vapor travel.

4.14.11	Service and Refueling Areas

▪
Only approved containers and portable tanks shall be used. Metal containers and portable tanks meeting the requirements of and containing products authorized by Chapter I, Title 49, of the Code of Federal Regulations (DOT Regulations), shall be deemed to be acceptable.

▪	Dispensing devices for Class I liquids shall be of approved type. The dispensing nozzle shall be of an approved automatic-closing type without a latch-open device.

▪	Underground tanks taken out of service shall be safeguarded or disposed of by any one of the three following means:

◦
Placed in a "temporarily out of service" condition. Tanks should be rendered "temporarily out of service" only when it is planned that they will be returned to active service within a reasonable period or pending removal or abandonment within 90 days.

◦	Abandoned in place with proper safeguarding to render them inactive to explosion and/or collapse.

◦
For emergency power cutoff, a clearly identified and easily accessible switch(es) or circuit breaker(s) shall be provided at a location remote from dispensing devices, including remote pumping systems, to shut off the power to all dispensing devices in the event of an emergency.

▪
Heating equipment using gas or oil fuel may be installed in the lubrication or service room where there is no dispensing or transferring of Class I liquids provided the bottom of the combustion chamber is at least 18 inches above the floor and the heating equipment is protected from physical damage.

▪
Heating equipment approved for use in garages may be installed in the lubrication or service room where Class I liquids are dispensed provided the equipment is installed at least 8 feet above the floor.

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▪
Smoking or open flames shall not be permitted in the areas used for fueling, servicing fuel systems for internal combustion engines, receiving or dispensing of flammable liquids. Conspicuous and legible signs prohibiting smoking shall be posted within sight of the person being served. The motors of all equipment being fueled shall be shut off during the fueling operation except for equipment where continuing operation is essential.

▪
Each service or fueling area shall be provided with at least one fire extinguisher having a rating of not less than 20-B:C located so that an extinguisher will be within 75 feet of each pump, dispenser, underground fill pipe opening, and lubrication or service area.

4.14.12	Repairs and Alterations to LP-Gas Containers

▪
No repairs or alterations involving flame, arc, or other method of welding, shall be made on any tank, cylinder, or system unless such tank, cylinder, or system shall first have been certified as free of combustible gases by competent personnel;

▪
No repair or alteration affecting the safety of the tank or cylinder shall be made to any LP-Gas tank or cylinder until the contemplated repair or alteration has been approved by a qualified inspector. Nothing in this order shall prohibit the exchange or interchange of valves, fittings, and accessories intended for the same purpose;

▪
Any welding necessary when making repairs or alterations to tanks shall be done by a welder qualified in accordance with Section IX of the ASME Code in the position or positions used in making the repair. Repairs to DOT cylinders shall be made under DOT regulations and control;

▪	Access to all available firefighting equipment shall be maintained at all times;

▪	All firefighting equipment shall be conspicuously located;

4.15	Hazard Communication
Hazardous substances in the workplace may pose potential health hazards to employees, contractors and subcontractors who are potentially exposed to these substances. All employees have a right to know the properties and potential hazards of substances to which they may be exposed.
NO CHEMICALS SHALL BE ALLOWED ON SITE UNTIL MSDS SHEETS ARE RECEIVED AND APPROVED.
Any department or organization wishing to bring any hazardous material onto the Site must first provide a copy of the item’s Material Safety Data Sheet (MSDS) or Safety Data Sheet (SDS) to the Project Safety Manager for approval and filing. Copies of all MSDS/SDS sheets shall be maintained and be available for review at all times.
Copies of First Solar MSDS/SDS sheets, contractors and sub-contractors project-related MSDS/SDS sheets shall be maintained in the Project Site Safety Office.
Hazardous materials storage areas locations shall be located as mutually agreed upon by the Owner’s Project Management, First Solar Project Construction Site Manager and the First Solar Project Safety Manager.
All containers on the site shall be properly labeled to indicate their contents. Labeling on any containers not intended for single-day, individual use shall contain additional information indicating potential health and safety hazards (flammability, reactivity, etc.).

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4.16	Equipment /Tool inspection
Tools and equipment shall be inspected and maintained by contractors and subcontractors as follows:

•	All tools and equipment shall be maintained in good condition;

•	All power tools will have proper strain relief between the power tool and extension cord;

•	Wooden handles of tools shall be kept free of splinters or cracks and shall be kept tight in the tool;

•	Damaged tools or equipment shall be removed from service and tagged “DEFECTIVE” and “DO NOT USE”;

•	Wrenches, including adjustable, pipe, end, and socket wrenches shall not be used when jaws are sprung to the point that slippage occurs;

•	Impact tools, such as drift pins, wedges, and chisels, shall be kept free of mushroomed heads;

•	Pipe wrenches shall not be used as a substitute for other wrenches;

•	Only appropriate tools, in good condition, shall be used for work;

•	Wrenches shall not be altered by the addition of handle extensions or “cheaters;”

•	Files shall be equipped with handles and not used to punch or pry;

•	Screwdrivers are not to be used as chisels;

•	Wheelbarrows shall not be pushed with handles in an vertical position;

•	Portable electric tools shall not be lifted or lowered by the power cord to prevent damage;

•	All tools shall be used with the correct shield, guard, or attachment recommended by the manufacturer;

•	Electric cords shall not be exposed to damage from vehicles or pedestrian traffic;

•	Portable electric tools shall not be used in an explosive or flammable atmosphere;

•	In locations where the use of a portable power tool is difficult, the tool shall be supported by means of a rope or similar support of adequate strength;

•	All tools and equipment must be unplugged before changing blades, bits, or accessories;

•	All power tools will be inspected quarterly and will have color codes according to yearly quarters:

◦	First Quarter - White

◦	Second Quarter - Green

◦	Third Quarter - Red

◦	Fourth Quarter - Orange

◦	Or any color code the contractor has established in the company site specific HASP.

4.16.1	Hand Tools

▪	Each employer shall be responsible for the safe condition of tools and equipment used by employees, including tools and equipment which may be furnished by employees.

▪	All tools shall be restricted to the use for which they are intended.

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▪	Unsafe hand tools shall not be used.

▪
Tools having mushroomed heads, split or defective handles, worn parts, or other defects that impair their strength or render them unsafe for use shall be tagged and removed from service and shall not be reissued until the necessary repairs have been made.

▪
Tools not needed for the work to be done shall not be left on scaffolds, ladders, or overhead levels. When work is being performed overhead on scaffolds, ladders, or on other surfaces, positive methods shall be used to prevent tools from falling.

4.16.2	Switches and Controls for Portable Tools

▪
All hand-held powered circular saws having a blade diameter greater than 2 inches, electric, hydraulic or pneumatic chain saws, and percussion tools without positive accessory holding means shall be equipped with a constant pressure switch or control that will shut off the power when the pressure is released. All hand-held gasoline powered chain saws shall be equipped with a constant pressure throttle control that will shut off the power to the saw chain when the pressure is released.

▪
All hand-held powered drills, tappers, fastener drivers, horizontal, vertical, and angle grinders with wheels greater than 2 inches in diameter, disc sanders with discs greater than 2 inches in diameter, belt sanders, reciprocating saws, saber, scroll, and jig saws with blade shanks greater than a nominal one-fourth inch, and other similarly operating powered tools shall be equipped with a constant pressure switch or control, and may have a lock-on control provided that turnoff can be accomplished by a single motion of the same finger or fingers that turn it on.

▪
All other hand-held powered tools, such as, but not limited to, platen sanders, grinders with wheels 2 inches in diameter or less, disc sanders with discs 2 inches in diameter or less, routers, planers, laminate trimmers, nibblers, shears, saber, scroll, and jig saws with blade shanks a nominal one-fourth of an inch wide or less, may be equipped with either a positive "on-off" control, or other controls as described in this section.

NOTE: "Nominal" as used in this section means 0.05 inch.

▪	The operating control on hand-held power tools shall be so located as to minimize the possibility of its accidental operation, if such accidental operation would constitute a hazard to employees.
EXCEPTION: This section does not apply to concrete vibrators, concrete breakers, powered tampers, jack hammers, rock drills, garden appliances, household and kitchen appliances, personal care appliances, medical or dental equipment, or to fixed machinery.

4.16.3	Pneumatic and Powder-Actuated Tools

▪
Safety clips or retainers shall be installed on pneumatic impact tools to prevent dies and tools from being accidentally expelled from the barrel, or other effective means to prevent accidents from this source shall be used.

▪
All hand-held pneumatically powered tools used for driving nails, staples and similar fasteners which operate at 100 psig or more line pressure shall have a safety device at the muzzle to prevent the tool from discharging until the muzzle is in contact with a solid surface

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4.16.4	Temporary Heating Devices

▪	Temporary heating devices shall be of an approved type.

▪	Fresh air shall be supplied in sufficient quantities to maintain the health and safety of employees. Where natural means of fresh air supply is inadequate, mechanical ventilation shall be provided.

▪
Heaters used in the vicinity of combustible tarpaulins, canvas, or similar coverings shall be located at least 10 feet from the coverings. All coverings shall be securely fastened so as to prevent action by the wind from displacing a loose covering and upsetting the heater or igniting the coverings.

▪	At least a 4A:40-B:C rated fire extinguisher shall be readily available for use when temporary heating devices are used.

4.16.5	Portable Compressors

▪	When portable compressors on wheels stand unattached to other equipment, they shall be positively locked, blocked, or otherwise adequately prevented from rolling.

▪	Fans shall be guarded with a shroud or side screens.

▪	Compressed air tanks shall be drained of liquid as recommended by the manufacturer's specifications.

▪	Compressor safety valves shall be popped at least weekly.

4.16.6	Application Equipment

▪
When air hose, water hose, electric cable, or other equipment of this type is used on staging or other elevated locations by an employee, it shall be securely fastened to a substantial anchorage independent of the employee. The anchorage shall be at or near the working level, and the hose or other equipment shall be attached at a point no more than 15 feet from the working end

4.16.7	Jacks

▪	The rated load shall be legibly and permanently marked on a prominent location on the jack by casting, stamping, or other suitable means.

▪	All jacks shall be designed so that their maximum safe extension cannot be exceeded.

▪	Hydraulic jacks exposed to freezing temperatures shall be supplied with adequate antifreeze liquid.

▪	In the absence of a firm foundation, the base of the jack shall be blocked. If there is a possibility of slippage of the cap, a block shall be placed in between the cap and the load.

▪	Employees shall not be permitted to enter the zone beneath a jack supported load unless it has been effectively blocked or cribbed.

▪	All jacks requiring periodic cleaning and lubrication, such as screw jacks, shall be properly cleaned and lubricated at regular intervals

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4.17	Fall Protection

4.17.1	General

•
100% fall protection and continual tie-off practices will be strictly enforced for all work activities taking place at heights of 6 feet or greater, or with an unprotected fall hazard of greater than 6 feet such as missing steps or handrails. The variances offered by OSHA in Subpart R of 29 CFR 1926 for steel erection shall not apply on this project.

•
A 100 percent “tie-off” policy means the use of two or more shock absorbing lanyards that will enable the worker to remain secured while transiting at elevation in the event another form of anchorage is not available.

4.17.2	Fall Protection Guidelines

•	Workers shall be allowed to work on walking/working surfaces only when the surfaces have the requisite strength and structural integrity.

•
Each worker on a walking/working surface with an unprotected side or edge which is 6 feet or more above a lower level shall be protected from falling by the use of guardrail systems or personal fall arrest systems.

•	Each worker on ramps, runways, and other walkways shall be protected from falling 6 feet or more to lower levels by guardrail systems.

•	Fall protection systems shall be provided and installed before work begins that necessitates the fall protection.

•
When the work is of short duration (i.e., non-repetitive) and limited exposure and the hazards involved in rigging and installing the safety devices required by this section equals or exceeds the hazards involved in the actual construction, these provisions may be temporarily suspended, provided adequate risk control is recognized and maintained under immediate, competent supervision.

4.17.3	Personal Fall Arrest System

•	Body belts are prohibited from use; only full body harnesses may be worn;

•	Connectors shall be drop forged, pressed steel or formed steel, or made of equivalent material;

•	Connectors shall have a corrosion-resistant finish, and all edges and surfaces shall be smooth to prevent damage to interfacing parts of the system;

•	Dee-rings and snap-hooks shall have a minimum tensile strength of 5000 pounds;

•	Snap-hooks shall be sized to be compatible with the member to which they are connected; only locking type snap-hooks shall be used;

•	Unless the snap-hook is a locking type and designed for the following connections, snap-hooks shall not be engaged;

◦	Directly to webbing, rope or wire rope;

◦	To each other;

◦	To a D-ring to which another snap-hook or other connector is attached;

◦	To a horizontal lifeline;

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◦
To any object which is incompatibly shaped or dimensioned in relation to the snap-hook such that unintentional disengagement could occur by the connected object being able to depress the snap-hook keeper and release itself;

•	Lanyards and vertical lifelines shall have a minimum breaking strength of 5000 pounds;

•	Each worker shall be attached to a separate lifeline;

•	Ropes, webbing, and strength components of body harnesses shall be made from synthetic fibers;

•	Anchorages used for attachment of personal fall arrest equipment shall be independent of any other anchorage and capable of supporting at least 5000 pounds;

•
Personal fall arrest systems must be rigged such that an employee can neither free fall more than 6 feet, nor contact any lower level. It must also have sufficient strength to withstand twice the potential impact energy of a worker free falling a distance of 6 feet or the free fall distance permitted by the system, whichever is less;

•	The attachment point of a body harness shall be located in the center of the wearer's back near shoulder level, or above the wearer's head.

•
Personal fall arrest systems and components subjected to impact loading shall be immediately removed from service and shall not be used again for employee protection until inspected and determined by a competent person to be undamaged and suitable for reuse;

•	Personal fall arrest systems shall be inspected prior to each use for wear, damage and other deterioration, and defective components shall be removed from service.

•
Approved personal fall arrest, personal fall restraint or positioning systems shall be worn by those employees whose work exposes them to falling in excess of 6 feet from the perimeter of a structure, unprotected sides and edges, and leading edges.

•	Personal fall arrest systems and their use shall comply with the provisions set forth below. Effective January 1, 1998, body belts shall not be used as part of a personal fall arrest system.

•
On suspended scaffolds or similar work platforms with horizontal lifelines which may become vertical lifelines, the devices used to connect to a horizontal lifeline shall be capable of locking in both directions on the lifeline.

•
Horizontal lifelines shall be designed, installed, and used, under the supervision of a qualified person, as part of a complete personal fall arrest system, which maintains a safety factor of at least two.

•	Lanyards and vertical lifelines shall have a minimum breaking strength of 5,000 pounds.

•	When vertical lifelines are used, each employee shall be attached to a separate lifeline.

•	Lifelines shall be protected against being cut or abraded.

•
Self-retracting lifelines and lanyards which automatically limit free fall distance to 2 feet or less shall be capable of sustaining a minimum tensile load of 3,000 pounds applied to the device with the lifeline or lanyard in the fully extended position.

•
Self-retracting lifelines and lanyards which do not limit free fall distance to 2 feet or less, rip stitch lanyards, and tearing and deforming lanyards shall be capable of sustaining a minimum tensile load of 5,000 pounds applied to the device with the lifeline or lanyard in the fully extended position.

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•
Ropes and straps (webbing) used in lanyards, lifelines, and strength components of body belts and body harnesses shall be made from synthetic fibers except for when they are used in conjunction with hot work where the lanyard may be exposed to damage from heat or flame.

•
Anchorages used for attachment of personal fall arrest equipment shall be independent of any anchorage being used to support or suspend platforms and capable of supporting at least 5,000 pounds per employee attached, or shall be designed, installed, and used as follows:

◦	as part of a complete personal fall arrest system which maintains a safety factor of at least two; and

◦	under the supervision of a qualified person.

◦	Personal fall arrest systems, when stopping a fall, shall:

◦	limit maximum arresting force on an employee to 1,800 pounds when used with a body harness;

◦
be rigged such that an employee can neither free fall more than 6 feet, nor contact any lower level, and, where practicable, the anchor end of the lanyard shall be secured at a level not lower than the employee's waist;

◦	bring an employee to a complete stop and limit maximum deceleration distance an employee travels to 3.5 feet; and

◦	have sufficient strength to withstand twice the potential impact energy of an employee free-falling a distance of 6 feet, or the free fall distance permitted by the system, whichever is less.

•
The attachment point of the body belt shall be located in the center of the wearer's back. The attachment point of the body harness shall be located in the center of the wearer's back near shoulder level, or above the wearer's head.

•
Body harnesses and components shall be used only for employee protection and not to hoist materials. Body harnesses used in conjunction with fall restraint systems or positioning devices shall limit the maximum arresting force on an employee to 900 pounds.

•	The employer shall provide for prompt rescue of employees in the event of a fall or shall assure that employees are able to rescue themselves.

•	Personal fall arrest systems shall be inspected prior to each use for wear, damage, and other deterioration and defective components shall be removed from service.

•	Personal fall arrest systems shall not be attached to hoists, except as specified in these orders, nor shall they be attached to guardrails.

•	When a personal fall arrest system is used at hoist areas, it shall be rigged to allow the movement of the employee only as far as the edge of the working level or working area.

•
Each personal fall arrest system shall be inspected not less than twice annually by a competent person in accordance with the manufacturer's recommendations. The date of each inspection shall be documented.

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4.17.4	Positioning device systems
Positioning device systems and their use shall conform to the following provisions:

•	Positioning devices shall be rigged such that an employee cannot free fall more than 2 feet.

•	Positioning device systems shall be inspected prior to each use for wear, damage, and other deterioration and defective components shall be removed from service.

•	The use of non-locking snap-hooks shall be prohibited after January 1, 1998.

•	Anchorage points for positioning device systems shall be capable of supporting two times the intended load or 3,000 pounds, whichever is greater.

4.17.5	Personal fall restraint

•	Body belts SHALL NOT be used for personal fall restraint.

•	Anchorage points used for fall restraint shall be capable of supporting 4 times the intended load.

•	Restraint protection shall be rigged to allow the movement of employees only as far as the sides of the working level or working area.

•	Lanyards shall be secured to a substantial member of the structure or to securely rigged lines.

•	All fall arresting, descent control, and rescue equipment shall be approved and used in accordance with the manufacturer's recommendations.

•
Any lanyard, harness, drop-line, lifeline or other component subjected to in-service loading, as distinguished from static load testing, shall be immediately removed from service and shall not be used again for employee safeguarding.

•	Note: For the purpose of this subsection, “in-service loading” shall mean loading equivalent to that received in a drop test.

•	Lifelines and anchorages shall be capable of supporting a minimum dead weight of 5000 pounds.

•	Lifelines subject to excessive fraying or rock damage shall be protected and shall have a wire rope center. Seriously worn or damaged rope shall be promptly removed from service.

•
All harnesses and lanyards placed in service or purchased on or before February 1, 1997, shall be labeled as meeting the requirements contained in ANSI A10.14-1975, Requirements for Safety Belts, Harnesses, Lanyards, Lifelines and Drop Lines for Construction and Industrial Use or be in compliance with the requirement stated in Subsection (l).

•
All personal fall arrest, personal fall restraint and positioning device systems purchased or placed in service after February 1, 1997, shall be labeled as meeting the requirements contained in ANSI A10.14-1991 American National Standard for Construction and Demolition Use, or ANSI Z359.1-1992 American National Standard Safety Requirements for Personal Fall Arrest Systems, Subsystems and Components.

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4.17.6	Guardrail Systems

•
Top edge of top rails shall be 42 inches + or - 3 inches above the walking/working level. NOTE: When stilts are in use the top edge shall be increased an amount equal to the height of the stilts. Mid-rails shall be installed between the top rail and the walking/working surface when there is no wall or parapet at least 21 inches high;

•	Guardrails shall be capable of withstanding a force of 200 pounds while deflecting no more than 3 inches;

•	Guardrail systems shall be so surfaced as to prevent injury to an employee from punctures or laceration and to prevent snagging clothing;

•
When guardrail systems are used around holes which are used as points of access (such as ladder ways), they shall be provided with a gate, or be so offset that a person cannot walk directly into the hole.

4.17.7	Fall Protection Plan.

•	This section applies to all construction operations when it can be shown that the use of conventional fall protection is impractical or creates a greater hazard than the fall protection plan.

•
The fall protection plan shall be prepared by a qualified person within the meaning of OSHA or applicable state or local safety and health regulations, and shall be developed specifically for the site where the construction work is being performed and the plan must be maintained up to date. The plan shall document the identity of the qualified person.

•	Single site fall protection plan may be used for sites where the construction operations are essentially identical and where permitted by applicable law.

•	Any changes to the fall protection plan shall be approved in writing by a qualified person. The identity of the qualified person shall be documented.

•	A copy of the fall protection plan with all approved changes shall be maintained at the job site.

•
The implementation of the fall protection plan shall be under the supervision of a competent person within the meaning of OSHA or applicable state or local safety and health regulations. The plan shall document the identity of the competent person.

•
The fall protection plan shall document the reasons why the use of conventional fall protection systems (guardrails, personal fall arrest systems, or safety nets) are not feasible or why their use would create a greater hazard.

•
The fall protection plan shall include a written discussion of other measures that will be taken to reduce or eliminate the fall hazard for workers who cannot be provided with protection provided by conventional fall protection systems. For example, the employer shall discuss the extent to which scaffolds, ladders, or vehicle mounted work platforms can be used to provide a safer working surface and thereby reduce the hazard of falling.

•	The fall protection plan shall identify each location where conventional fall protection methods cannot be used. These locations shall then be classified as controlled access zones.

•	Where no other alternative measure (i.e. scaffolds, ladders, vehicle mounted work platforms, etc.) has been implemented, the employer shall implement a safety monitoring system.

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•
The fall protection plan must include a statement which provides the name or other method of identification for each employee (i.e., job title) who is designated to work in controlled access zones. No other employees may enter controlled access zones.

•
In the event an employee falls, or some other related, serious incident occurs (e.g., a near miss), the employer shall investigate the circumstances of the fall or other incident to determine if the fall protection plan needs to be changed (e.g., new practices, procedures, or training) and shall implement those changes to prevent similar types of falls or incidents.

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4.18	Trenching/Excavation

4.18.1	General Requirements

•	Trenching and Excavation regulations are defined in 29 CFR Subpart P (1926.650, 1926.651, and 1926.652)

•
OSHA defines a “Competent Person” as: an individual who is capable of identifying existing and predictable hazards or working conditions that are hazardous, unsanitary, or dangerous to workers, soil types and protective systems required, and who is authorized to take prompt corrective measures to eliminate these hazards and conditions.

•
A “Competent Person” shall be placed in charge of all excavations. The “Competent Person” shall be responsible for daily inspections, classification of the soil type, monitoring water removal and equipment and determining if the excavation is safe for personnel to work in it. Documentation of Training shall be given to FS Site Safety Manager

•
Trenches 5 feet deep or greater require a protective system unless the excavation is made entirely of stable rock. If the trench is less than 5 feet deep, a “Competent Person” may determine that a protective system is not required.

•	A “Competent Person” must be onsite at all times while trenching work is underway and before employees enter the trench.

•	Preliminary planning work (identification of underground utilities, spoil layout, emergency procedures) must be completed prior to beginning work.

•	Trenches greater than 4 feet deep should be tested for atmospheric hazards such as low oxygen, hazardous fumes or toxic gasses if concerns exist prior to allowing workers to enter the trench.

•
Workers are not permitted to work in trenches in which there is accumulated water, or in excavations in which water is accumulating. If water is controlled or prevented from accumulating by the use of water removal equipment, the water removal equipment and operations shall be monitored by a competent person to ensure proper operation.

•	Trench excavations will have access and egress ladders, ramps, or stairs provided for employees on any excavation which is 4 feet or more in depth.

•
Ladders will be located within 25 feet of the workers and will extend to a height of at least 3 feet above the excavation. Lateral travel along the wall of a trench to a ladder or other means of egress will not exceed 25 feet.

•
Structural ramps that are used solely by employees as a means of access or egress from excavations shall be designed by a Competent Person. Structural ramps used for access or egress of equipment shall be designed by a “Competent Person” qualified in structural design, and shall be constructed in accordance with the design

•
An adequate system of shoring, benching or sloping in accordance with OSHA 1926.652 will be provided for excavations over 5 feet in depth or any excavation which has been inspected and is believed unsafe to enter without a protective system.

•	Workers are not permitted underneath loads handled by lifting or digging equipment.

•	All surface encumbrances that are located so as to create a hazard to employees shall be removed or supported, as necessary, to safeguard employees.

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•	Excavations that personnel are required to enter will have spoil piles and other material stored and retained not less than 2 feet from the excavation edge.

•	Employees exposed to public vehicular traffic shall be provided with, and shall wear warning vests or other suitable garments marked with or made of reflective or high-visibility material.

•
When mobile equipment is operated adjacent to an excavation, or when such equipment is required to approach the edge of an excavation, and the operator does not have a clear and direct view of the edge of the excavation, a warning system shall be utilized such as barricades, hand or mechanical signals, or stop logs. If possible, the grade should be away from the excavation.

4.18.2	Permitting

•
For regulations relating to Permits for excavations and trenches, refer to the California Code of Regulations Title 8, Chapter 3.2, Article 2, Section 341 of the California Occupational Safety and Health Regulations (Cal/OSHA), or Federal or other State OSHA if not in California.

4.18.3	Excavating Soil

•	Prior to excavation, the soil type shall be determined. Soil will be classified as Stable Rock, Type A, Type B, or Type C in accordance with OSHA definitions.

•
The classification of the soil will be made based on the results of at least one visual and one manual analysis. Soil analysis will be conducted by a “Competent Person” using approved methods of soil classification and testing.

•	Excavation slopes, configuration of sloping, benching, design and installation of shield systems will be determined by a “Competent Person” or designated Engineer.

4.18.4	Hazardous atmospheres

•	Testing and controls. To prevent exposure to harmful levels of atmospheric contaminants and to assure acceptable atmospheric conditions, the following requirements shall apply:

◦
Where oxygen deficiency (atmospheres containing less than 19.5 percent oxygen) or a hazardous atmosphere exists or could reasonably be expected to exist, such as in excavations in landfill areas or excavations in areas where hazardous substances are stored nearby, the atmospheres in the excavation shall be tested before employees enter excavations greater than 4 feet in depth.

◦
Adequate precautions shall be taken to prevent employee exposure to atmospheres containing less than 19.5 percent oxygen and other hazardous atmospheres. These precautions include providing proper respiratory protection or ventilation.

◦
Adequate precaution shall be taken, such as providing ventilation, to prevent employee exposure to an atmosphere containing a concentration of a flammable gas in excess of 20 percent of the lower flammable limit of the gas.

◦
When controls are used that are intended to reduce the level of atmospheric contaminants to acceptable levels, testing shall be conducted as often as necessary to ensure that the atmosphere remains safe.

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4.18.5	Exposure to vehicular traffic

•	Employees exposed to public vehicular traffic shall be provided with, and shall wear warning vests or other suitable garments marked with or made of reflective or high-visibility material.

•
When mobile equipment is operated adjacent to an excavation, or when such equipment is required to approach the edge of an excavation, and the operator does not have a clear and direct view of the edge of the excavation, a warning system shall be utilized such as barricades, hand or mechanical signals, or stop logs.

4.18.6	Exposure to falling loads

•
No employee shall be permitted underneath loads handled by lifting or digging equipment. Employees shall be required to stand away from any vehicle being loaded or unloaded to avoid being struck by any spillage or falling materials. Operators may remain in the cabs of vehicles being loaded or unloaded when the vehicles are equipped, to provide adequate protection for the operator during loading and unloading operations.

4.18.7	Emergency rescue equipment

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Emergency rescue equipment, such as breathing apparatus, a safety harness and line, or a basket stretcher, shall be readily available where hazardous atmospheric conditions exist or may reasonably be expected to develop during work in an excavation. This equipment shall be attended when in use.

•
Employees entering bell-bottom pier holes or other similar deep and confined footing excavations shall wear a harness with a lifeline securely attached to it. The lifeline shall be separate from any line used to handle materials and shall be individually attended at all times while the employee wearing the lifeline is in the excavation.

4.18.8	Protection from hazards associated with water accumulation

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Employees shall not work in excavations in which there is accumulated water, or in excavations in which water is accumulating, unless adequate precautions have been taken to protect employees against the hazards posed by water accumulation. The precautions necessary to protect employees adequately vary with each situation, but could include special support or shield systems to protect from cave-ins, water removal to control the level of accumulating water, or use of a safety harness and lifeline.

•
If water is controlled or prevented from accumulating by the use of water removal equipment, the water removal equipment and operations shall be monitored by a competent person to ensure proper operation.

•
If excavation work interrupts the natural drainage of surface water (such as streams), diversion ditches, dikes, or other suitable means shall be used to prevent surface water from entering the excavation and to provide adequate drainage of the area adjacent to the excavation. Excavations subject to runoff from heavy rains will require an inspection by a competent person.

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4.18.9	Excavating in Close Proximity of Underground Utilities

•	Call the local “ONE CALL SERVICE” to request locates.

•
The approximate location of subsurface installations, such as sewer, telephone, fuel, electric, water lines, or any other subsurface installations that reasonably may be expected to be encountered during excavation work, shall be determined by the excavator prior to opening an excavation

•
When excavations are approaching any located utility line equipment operations will be stopped no closer than 3 feet from the suspected location and the utility will be positively located by careful hand digging, prior to the resumption of machine operations.

•
Any utilities which are uncovered as a result of excavation operations will be protected and suitably supported during work progress, prominently marked for location and hazard, and will be carefully backfilled as soon as possible.

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When the excavation is proposed within 10 feet of a high priority subsurface installation, the excavator shall be notified by the facility owner/operator of the existence of the high priority subsurface installation before the legal excavation start date and time, and an onsite meeting involving the excavator and the subsurface installation owner/operator's representative shall be scheduled by the excavator and the owner/operator at a mutually agreed on time to determine the action or activities required to verify the location of such installations.

•
High priority subsurface installations are high pressure natural gas pipelines with normal operating pressures greater than 415 kPA gauge (60 p.s.i.g.), petroleum pipelines, pressurized sewage pipelines, conductors or cables that have a potential to ground of 60,000 volts or more, or hazardous materials pipelines that are potentially hazardous to employees, or the public, if damaged.

•
An excavator discovering or causing damages to a subsurface installation shall immediately notify the facility owner/operator or contact the Regional Notification Center to obtain subsurface installation operator contact information immediately after which the excavator shall notify the facility operator.

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All breaks, leaks, nicks, dents, gouges, grooves, or other damages to an installation's lines, conduits, coatings or cathodic protection shall be reported to the subsurface installation operator. If damage to a high priority subsurface installation results in the escape of any flammable, toxic, or corrosive gas or liquid or endangers life, health or property, the excavator responsible shall immediately notify 911, or if 911 is unavailable, the appropriate emergency response personnel having jurisdiction. The facility owner/operator shall also be contacted.

4.18.10	Stability of adjacent structures

•
Where the stability of adjoining buildings, walls, or other structures is endangered by excavation operations, support systems such as shoring, bracing, or underpinning shall be provided to ensure the stability of such structures for the protection of employees.

•	Excavation below the level of the base or footing of any foundation or retaining wall that could be reasonably expected to pose a hazard to employees shall not be permitted except when:

◦	A support system, such as underpinning, is provided to ensure the safety of employees and the stability of the structure; or

◦	The excavation is in stable rock; or

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◦	A registered professional engineer has approved the determination that such excavation work will not pose a hazard to employees.

•
Sidewalks, pavements and appurtenant structures shall not be undermined unless a support system or another method of protection is provided to protect employees from the possible collapse of such structures.

4.18.11	Protection of employees from loose rock or soil

•
Adequate protection shall be provided to protect employees from loose rock or soil that could pose a hazard by falling or rolling from an excavation face. Such protection shall consist of scaling to remove loose material; installation of protective barricades at intervals as necessary on the face to stop and contain falling material; or other means that provide equivalent protection.

•
Employees shall be protected from excavated or other materials or equipment that could pose a hazard by falling or rolling into excavations. Protection shall be provided by placing and keeping such materials or equipment at least 2 feet from the edge of excavations, or by the use of retaining devices that are sufficient to prevent materials or equipment from falling or rolling into excavations, or by a combination of both if necessary.

4.18.12	Inspection
The “Competent Person” is required to complete a “Competent Person Daily Checklist” for evidence of possible cave-in, failure of protective systems, hazardous atmospheres, and other hazardous conditions when there is an employee exposure:

•	Daily and before the start of each shift;

•	As dictated by the work being done in the trench;

•	After every rainstorm

•	When fissures, tension cracks, sloughing, undercutting, water seepage, bulging at the bottom, or other similar conditions occur;

•	When there is a change in the size, location, or placement of the spoil pile;

•	When there is any indication of change or movement in adjacent structures; and

4.18.13	Fall protection

•	Where employees or equipment are required or permitted to cross over excavations over 6-feet in depth and wider than 30 inches, walkways or bridges with standard guardrails shall be provided.

•
Adequate barrier physical protection shall be provided at all remotely located excavations. All wells, pits, shafts, etc., shall be barricaded or covered. Upon completion of exploration and other similar operations, temporary wells, pits, shafts, etc., shall be backfilled.

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4.19	Confined Spaces

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Confined spaces may include trenches, pits, sumps, elevator shafts, tunnels, or any other area where the circulation of fresh air is restricted or the ability to readily escape from the area is restricted. Confined spaces are further defined as areas that are limited entry/exit and can be a problem in case of rescues.

14.19.1	Definitions
Confined Space: A space defined by the concurrent existence of the following conditions:

•	Existing ventilation is insufficient to remove dangerous air contamination, oxygen enrichment and/or oxygen deficiency which may exist or develop.

•	Ready access or egress for the removal of a suddenly disabled employee is difficult due to the location and/or size of the opening(s).

•	Oxygen Deficiency: An atmosphere containing oxygen at a concentration of less than 19.5 percent by volume.

•	Oxygen Enrichment: An atmosphere containing more than 23.5 percent oxygen by volume.

14.19.2	Dangerous Air Contamination

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“Dangerous Air Contamination” means an atmosphere presenting a threat of causing death, injury, acute illness, or disablement due to the presence of flammable and/or explosive, toxic, or otherwise injurious or incapacitating substances.

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Dangerous air contamination due to the flammability of a gas or vapor is defined as an atmosphere containing the gas or vapor at a concentration greater than 20 percent of its lower explosive (lower flammable) limit.

•	Dangerous air contamination due to a combustible particulate is defined as a concentration greater than 20 percent of the minimum explosive concentration of the particulate.

•	Dangerous air contamination due to the toxicity of a substance is defined as the atmospheric concentration immediately hazardous to life or health.

•
Note: This definition of dangerous air contamination due to the toxicity of a substance does not preclude the requirement to control harmful exposures to toxic substances at concentrations less than those immediately hazardous to life or health.

14.19.3	Operation Procedures and Employee Training:

•	Written, understandable operating and rescue procedures shall be developed and shall be provided to affected employees.

•
For multi-employer worksites, the procedures shall address how all the affected employers will coordinate their work activities, so that operations of one employer will not endanger the employees of any other employer

Employee Training:

•	Employees shall be trained in the operating and rescue procedures, including instructions as to the hazards they may encounter.

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14.19.4	Pre-entry

•	The applicable provisions of this subsection shall be implemented before entry into a confined space.

•
Lines which may convey flammable, injurious, or incapacitating substances into the space shall be disconnected, blinded, or blocked off by other positive means to prevent the development of dangerous air contamination, oxygen enrichment and/or oxygen deficiency within the space. The disconnection or blind shall be so located or done in such a manner that inadvertent reconnection of the line or removal of the blind are effectively prevented.

•	Exception: This subsection does not apply to public utility gas distribution systems.
NOTE: This subsection does not require blocking of all laterals to sewers or storm drains. Where experience or knowledge of industrial use indicates materials resulting in dangerous air contamination may be dumped into an occupied sewer, all such laterals shall be blocked.

•	The space shall be emptied, flushed, or otherwise purged of flammable, injurious or incapacitating substances to the extent feasible.

•
The air shall be tested with an appropriate device or method to determine whether dangerous air contamination, oxygen enrichment and/or an oxygen deficiency exists. A written record of such testing results shall be made and kept at the work site for the duration of the work. Affected employees and/or their representative shall be afforded an opportunity to review and record the testing results. If an electronic or thermal device is used to test a confined space that contains or is likely to develop a dangerous air contamination due to flammable and/or explosive substances, then the device must be approved for use in such explosive or flammable conditions.

•	Where interconnected spaces are blinded off as a unit, each space shall be tested and the results recorded, and the most hazardous condition so found shall govern procedures to be followed.

•
If dangerous air contamination, oxygen enrichment and/or oxygen deficiency does not exist within the space, as demonstrated by tests performed in accordance with this HASP, entry into and work within the space may proceed subject to the following provisions:

•
Testing, in accordance with the HASP, shall be conducted with sufficient frequency to ensure that the development of dangerous air contamination, oxygen enrichment and/or oxygen deficiency does not occur during the performance of any operation.

•	Where the existence of dangerous air contamination, oxygen enrichment and/or oxygen deficiency is demonstrated by tests performed, existing ventilation shall be augmented by appropriate means.

•
When additional ventilation has removed dangerous air contamination, oxygen enrichment and/or oxygen deficiency as demonstrated by additional testing conducted (and recorded), entry into and work within the space may proceed.

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No source of ignition shall be introduced until the implementation of appropriate provisions of this section have ensured that dangerous air contamination due to oxygen enrichment, flammable and/or explosive substances does not exist.

•	Whenever oxygen-consuming equipment such as salamanders, plumbers' torches or furnaces, and the like, are to be used, measures shall be taken to ensure adequate combustion air and exhaust gas venting.

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•	To the extent feasible, provision shall be made to permit ready entry and exit.

•
Where it is not feasible to provide for ready exit from spaces equipped with automatic fire suppression systems employing harmful design concentrations of toxic or oxygen-displacing gases, or total foam flooding, such systems shall be deactivated.

14.19.5	Confined Space Operations

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Entry Into and Work within Confined Spaces. The requirements of this subsection apply to entry into and work within a confined space whenever an atmosphere free of dangerous air contamination, oxygen enrichment and/or oxygen deficiency cannot be ensured through the implementation of the applicable provisions, or whenever, due to the existence of an emergency, it is not feasible to ensure the removal of dangerous air contamination, oxygen enrichment and/or an oxygen deficiency through the implementation of the applicable provisions.

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Tanks, vessels, or other confined spaces with side and top openings shall be entered from side openings when practicable. Note: For the purposes of this HASP, side openings are those within 3 1/2 feet of the bottom.

•	Appropriate, approved respiratory protective equipment shall be provided and worn.

•
An approved safety belt with an attached line shall be used. The free end of the line shall be secured outside the entry opening. The line shall be at least 1/2-inch diameter and 2,000-pounds test. Exception: Where it can be shown that a safety belt and attached line would further endanger the life of the employee.

•
At least one employee shall stand by on the outside of the confined space ready to give assistance in case of emergency. At least one additional employee who may have other duties shall be within sight or call of the standby employee(s).

•	The standby employee shall have appropriate, approved, respiratory protective equipment, including an independent source of breathing air available for immediate use.

•
A standby employee (or employees) protected, may enter the confined space but only in case of emergency and only after alerting at least one additional employee outside of the confined space of the existence of an emergency and of the standby employee's intent to enter the confined space.

•	When entry must be made through a top opening, the following requirements shall also apply.

•	The safety belt shall be of the harness type that suspends a person in an upright position.

•	A hoisting device or other effective means shall be provided for lifting employees out of the space.

•
Work involving the use of flame, arc, spark, or other source of ignition is prohibited within a confined space (or any adjacent space having common walls, floor, or ceiling with the confined space) which contains, or is likely to develop, oxygen enrichment or dangerous air contamination due to flammable and/or explosive substances.

•
Whenever gases such as nitrogen are used to provide an inert atmosphere for preventing the ignition of flammable gases or vapors, no flame, arc, spark, or other source of ignition shall be permitted unless the oxygen concentration is maintained at less than 20 percent of the concentration which will support combustion.

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•	Testing of the oxygen content shall be conducted with sufficient frequency to ensure conformance with this paragraph.

•	A written record of the results of such testing shall be made and kept at the work site for the duration of the work.

•	Affected employees and/or their representative shall be provided an opportunity to review and record the testing results.

•	Only approved lighting and electrical equipment, shall be used in confined spaces subject to oxygen enrichment or dangerous air contamination by flammable and/or explosive substances.

•
Employees working in confined spaces which have last contained substances corrosive to the skin or substances which can be absorbed through the skin shall be provided with, and shall be required to wear, appropriate personal protective clothing or devices.

•	When an employer (host employer) arranges to have employees of another employer (contractor) perform work that involves a confined space entry:

•
Inform the contractor that the workplace contains a confined space and that confined space entry is allowed only through compliance with a confined space program meeting the requirements of this section, depending on which section applies to the contractor;

•	Apprise the contractor of the elements, including the hazards identified and the host employer's experience with the confined space, that make the space in question a confined space;

•
Apprise the contractor of any precautions or procedures that the host employer has implemented for the protection of employees in or near the confined space where the contractor's personnel will be working;

•	Coordinate entry operations with the contractor, when both host employer personnel and contractor personnel will be working in or near the confined space and;

•
Debrief the contractor at the conclusion of the confined space operation regarding the confined space program followed and any hazards confronted or created in the confined space during entry operations.

•	In addition to complying with the confined space requirements that apply to all employers, each contractor who is retained to perform confined space entry operations shall:

•	Obtain any available information regarding confined space hazards and entry operations from the host employer;

•	Coordinate entry operations with the host employer, when both host employer personnel and contractor personnel will be working in or near a confined space; and

•
Inform the host employer of the confined space program that the contractor will follow and of any hazards confronted or created in the confined space, either through a debriefing or during the entry operation.

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14.19.6	Precautions for Emergencies Involving Work in Confined Spaces

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At least one person trained in first aid and cardiopulmonary resuscitation (CPR) shall be immediately available whenever the use of respiratory protective equipment is required. Standards for CPR training shall follow the principles of the American Heart Association or the American Red Cross.

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An effective means of communication between employees inside a confined space and a standby employee shall be provided and used whenever the provisions require the use of respiratory protective equipment or whenever employees inside a confined space are out of sight of the standby employee(s). All affected employees shall be trained in the use of such communication system and the system shall be tested before each use to confirm its effective operation.

14.19.7	Entry Supervisor

•
The” Person in Charge” of the confined space entry is the person responsible for determining if acceptable entry conditions exist, for authorizing entry and overseeing operations, and for terminating entry when necessary. The Person in Charge shall be identified on the entry permit and is responsible for the following duties:

◦	To know the hazards that may be faced during entry, including the symptoms and consequences of exposure;

◦	To verify by checking that the permit is complete, including testing and specified equipment in place, before endorsing the permit;

◦	Terminate the permit when entry operations are complete, or when conditions not allowed under the permit arise;

◦	Verify rescue plan is in place for Permit-Required Confined Space (if applicable);

◦	Verify rescue services are available and a means for summoning them;

◦	Prevent unauthorized individuals from entering the confined space;

◦	Determine at periodic intervals that acceptable entry conditions are maintained; and

◦	Verify that the entrants have the required confined space training and certification.

14.19.8	Authorized Entrant
Authorized Entrant has the permission enter the confined space and has the following duties:

•	To know the hazards that may be faced during entry, including the symptoms and consequences of exposure;

•	To be able to properly use monitoring equipment, ventilating equipment, PPE and any other equipment necessary for safe entry;

•	To communicate with the Attendant as necessary;

•	To alert the Attendant whenever the entrant detects a prohibited condition;

•	Exit the permit space whenever ordered to by Attendant or when a prohibited condition is detected; and

•	To perform only work described on permit.

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14.19.9	Authorized Attendant
Attendant remains stationed outside a permit space and monitors the Authorized Entrants (the attendant could be the Person in Charge) and:

•	Knows the hazards that may be faced during entry, including the symptoms and consequences of exposure.

•	Is aware of possible behavioral effects of hazard exposure.

•	Constantly remains outside the permit space during entry operations until relieved by another Attendant.

•	Communicates with Authorized Entrants as necessary to monitor entrant status.

•	Monitors activities inside and outside the space to determine if it is safe for entrants to remain in the space and orders evacuation of space upon:

•	Detection of prohibited condition.

•	Detection of behavioral effects of hazard exposure in Authorized Entrant.

•	Detection of a condition outside the space that could endanger the entrants.

•	Summons rescue and emergency services as necessary.

•	Keeps unauthorized persons from entering the space.

•	Performs non-entry rescues, if applicable.

•	Performs monitoring of the confined space atmosphere.

•	Performs no duties that might interfere with monitoring and protecting the Authorized Entrants.

•	Under no circumstances does the Attendant enter the confined space to rescue.

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4.20	Mobile Crane Lifting Operations

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Any mobile crane lift over 25,000 pounds, or any lift of a critical component that has a long lead replacement time shall be considered a critical lift; and the critical lift form will be used. No lift shall take place over 75% of the crane’s capacity.

•	Notify Project Safety Manager prior to the on-site arrival of any crane

•	All crane operators must have NCCCO & CCO certification prior to coming on the jobsite

•	All riggers must be certified according to OSHA standards

•	Required Mobile Crane Inspection Form must be filled out prior to performing hoisting operations

•	Complete a pre-task Job Safety Analysis prior to any hoisting operation to evaluate potential safety hazards associated with the lift, including, but not limited to:

◦	Overhead electrical

◦	Lock out, tag out

◦	Weather conditions

◦	Working at heights

◦	Barricade requirements

◦	ANSI approved hand signals

◦	Condition of equipment

◦	Completion of Daily Equipment Inspection

•	All hoisting must be performed with lifting devices specifically capable of safely lifting the load required depending upon:

◦	Physical size of the equipment;

◦	Rated load capacity;

◦	Size and weight of load (e.g., equipment, inverter enclosures or cable vaults);

◦	Height of lift required (i.e. in or out of the excavation);

◦	Recommended operating speed;

◦	Electrical isolation/insulation;

◦	Swing radius/travel path of the proposed lift; and

◦	Barricade requirements.

•
If lifting operations must be done in the vicinity of overhead power sources, these sources must be locked-out or a remote control crane must be used. If a remote crane is used, then additional steps must be taken to ensure personnel stand clear and cannot be harmed if the vehicle comes into contact with power source.

•	Hoisting shall not take place while any person is standing on any part of an object to be lifted.

•	Personnel must never stand under an object suspended by a lifting device or in the travel path of the object.

•	Only properly rated and maintained slings and rigging may be used to lift items: chains are not permitted.

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•	The crane rope must never be wrapped around an object or its container and lifted, or threaded through a lifting lug or in any way be used as a sling.

•	Establish proper clearance between lifting equipment and open/recently filled excavation.

•	Mobile lifting equipment provided with outriggers/stabilizers must have the outriggers set out for all lifting operations, overnight parking, or when not moving the crane.

•
Perform pre-operational and periodic inspections of the lifting equipment; Inspection documentation shall be readily available for inspection by First Solar. This requirement applies to rental equipment as well. The rental agency must provide documentation of completed inspections; otherwise, the equipment shall not be rented. Pre-operational and periodic inspection records shall be submitted to the Project Safety Manager on a weekly basis. At a minimum, the pre-operation inspections should include inspection of and for:

◦	All control mechanisms for maladjustment interfering with proper operation;

◦	All control mechanisms for excessive wear of components and contamination by lubricants or other foreign matter;

◦	All safety devices for malfunction;

◦	Deterioration or leakage in air or hydraulic systems;

◦	Crane hooks with deformation or cracks and sling and choker for broken strands, fraying or kinking; and

◦	Electrical apparatus for malfunctioning, signs of excessive wear dirt and moisture accumulation.

•	Lifting devices of the types referred to in this procedure must never be used for personnel retrieval devices. Only devices designed for personnel retrieval may be used for that purpose.

4.20.1	Lifting Requirement

•
It is the responsibility of the contractor or subcontractor performing the hoisting or lifting operation to do so in a safe manner and in compliance with applicable regulations. If unsure about the safety of a lifting or hoisting operation, it is the contractor’s/ subcontractor’s responsibility to STOP the operation until the issue has been clarified, and the operation can be performed safely. The contractor or subcontractor shall not begin work with lifts utilizing cranes, hoists, or other mechanical lifting devices, until the following steps have been taken:

◦	An assessment of the lift has been completed and the lift method and equipment has been determined by a competent person;

◦	Operators of powered lifting devices are trained and certified for equipment;

◦	Rigging of the load is carried out by a competent person(s);

◦	Lifting devices and equipment have documented records of frequent and periodic inspections and have been certified for use within the past 12 months;

◦	Load is confirmed not exceed the dynamic and / or static capacities of the lifting equipment;

◦	All safety devices installed on the lifting equipment are confirmed to be operational; and

◦	All lifting devices and equipment have been visually examined before each lift by a competent person(s).

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4.21	Electrical Safety

•	All electrical work shall be governed by state and local regulatory requirements and the applicable sections of the National Electric Code.

•	Contractors and subcontractors shall utilize GFCI’s on all 110 volt AC circuits not part of the permanent wiring.

•
Each tool, extension cord set, attached cap, plug and receptacle of cord sets, and any equipment connected by cord and plug, shall be visually inspected before each day's use for external defects, such as deformed or missing pins or insulation damage, and or indication of possible internal damage. Equipment found damaged and/or defective will be immediately taken out of service, and may not be used until repaired.

•
Electrical tools and equipment shall not be used in hazardous locations without prior approval and issuance of a work permit by Project Construction Site Manager, the General Superintendent or Project Safety Manager.

•	All extension cord sets shall be rated for hard/extra hard use and shall, at minimum, be of 12 gauge, 3 wire construction.

•	Cables, cords, and hoses passing through work areas shall be protected, or elevated, at least 7 feet or higher by wooden ‘trees’ or plastic hooks to eliminate tripping hazards to workers.

•
Cords and cables shall not be suspended by means of conductive materials such as tie wire and shall not be allowed to contact piping, equipment, tanks, etc. Materials used for tying back cords or cables shall be rope and or plastic tie-wraps.

4.22	Cad welding

•	Cad weld products shall be installed and used only as indicated in Cad weld product instruction sheets and training materials.

•	Cad weld products must never be used for a purpose other than the purpose for which they were designed or in a manner that exceeds specified load ratings.

•	All instructions must be completely followed to ensure proper and safe installation and performance.

•
Improper installation, misuse, misapplication or other failure to completely follow Cad weld’s instructions and warnings may cause product malfunction, property damage, serious bodily injury and death.

4.23	Control of Hazardous Energy (LOTO)

•
This procedure is intended to provide a controlled method for making inoperable any active electrical equipment, operating systems, stored energy, high pressure, (including mechanical or piped) when equipment is not functioning for any reason, such as repair, removal or replacement of equipment and/or installation of new equipment.

•	All workers involved in lock-out/tag-out activities must be trained in accordance with OSHA Standard for Control of Hazardous Energy Sources requirements.

•	We will operate in accordance with the LOTO program set forth in EPC LOTO program (See Attachment N).

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4.24	Lightning Safety Requirements
Due to the hazards associated with of lighting, Work activities on site will be adjusted per instructions below based on activity in the area of the site.
All site personnel shall adhere to these instructions.
Lightning Safety Requirements:
The Site Safety Manager is responsible for lightning monitoring. Lighting monitoring shall be documented on a “lighting log” to ensure adequate monitoring and response to site activity.
When lightning activity threatens the site, the following incremental steps will be taken to minimize personnel exposure:

1.	Criteria: Lightning detected at 30 miles.
Actions:

•	Notify site personnel of increased lightning hazard.

•	Prepare to cease outdoor activity.

2.	Criteria: Lightning detected at 15 miles.
Actions:

•	Cease outdoor activity other than securing equipment.

•	Personnel not occupied with securing equipment will move to designated shelters.

3.	Criteria: Lightning detected at 8 miles.
Actions:

•	Immediate cessation of all outdoor activity. Abandon efforts to secure equipment if not completed.

•	All personnel take cover in designated shelter.
A Stand-down will last for 15 minutes from the last lightning within the 15 mile radius.

Reference: National Safety Institute

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Lightning Log - Example

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4.25	Photovoltaic Module Handling
When wind speeds reach 22 MPH, two workers shall handle one module when placing on the Table System. When wind speeds reach sustained wind speeds of 25 MPH, all module handling shall cease in the field.

4.26	Hearing Protection

4.26.1	General

•	Hearing protection will be made available to all workers exposed to an 8‑hour TWA noise level of 85 dBA or above.

•
The OSHA standard requires hearing protection be worn on a Time Weighted Average based on an 8‑hour work shift. Because of the differences in shift hours, hearing protection must be worn by employees that have been exposed to a noise level at or above 85 dBA.

•
Employees shall be given the opportunity to select their hearing protectors from a variety of suitable hearing protectors provided by the employer. Hearing protection must adequately reduce the severity of the noise level for each employee's work environment. The protection must reduce employee exposures to at least 90 dBA and to 85 dBA when a STS has already occurred in the worker's hearing.

•
The suitability of the employee's present protection must be re‑evaluated whenever there is a change in work conditions that may make the current protection inadequate. If workplace noise levels increase, employees must be provided with protection that is more effective.

•	Employees must be shown how to use and care for their protection and must be supervised on the job to ensure that they continue to wear them correctly.

4.26.2	Training program

•
The plant shall institute a training program for all employees who are exposed to noise at or above an 8‑hour time‑weighted average of 85 decibels, and shall ensure employee participation in such program.

•
The training program shall be repeated annually for each employee included in the hearing conservation program. Information provided in the training program shall be updated to be consistent with changes in protective equipment and work processes.

•	The plant shall ensure that each employee is informed of the following:

◦	The effects of noise on hearing;

◦	The purpose of hearing protectors, the advantages, disadvantages, and attenuation of various types, and instructions on selection, fitting, use, and care; and

◦	The purpose of audiometric testing, and an explanation of the test procedures.

◦	Access to information and training materials.

•	The plant shall make available to affected employees or their representatives copies of this standard and shall also post a copy in the workplace.

•	Any informational materials pertaining to the standard provided to OSHA to FIRST SOLAR or to this facility will be provided to affected employees.

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Noise Survey - Sample

1. DATE	2. TYPE SURVEY (Enter code) [ ] 1 = Initial survey, 2 = Re-survey, 3 = Other

3. SOUND LEVEL METER		4. MICROPHONE		5. CALIBRATOR	
a. Manufacturer		a. Manufacturer		a. Manufacturer	
b. Model	c. S/N	b. Model	c. S/N	b. Model	c. S/N
d. Calibration Date		d. Calibration Date		d. Calibration Date	

6. WIND SCREEN ("X" one) [ ] Used [ ] Not Used	7. MEASUREMENTS [ ] Indoor [ ] Outdoor

8. DESCRIPTION OF AREAS WHERE NOISE SURVEY CONDUCTED (Illustrate on additional sheet and attach to form)	9. PRIMARY SOURCE OF NOISE 10. SECONDARY SOURCE OF NOISE

11. SOUND LEVEL DATA					12. PROTECTION REQUIRED (dBAA - Level)			
a. LOCATION	b. Meter Action (1)	c. dBAC	d. dBAA	e. Risk Assessment Code (2)(3)	a. None < 85	b. Plug or Muff 85 - 108	c. Plug + Muff 108 -118	d. Plug + Muff + time limit > 118

NOTES:
(1) Meter Action: At operator stations, measure at ear level. Enter "F" for fast meter action and "S" for slow meter action.
(2) Risk Assessment Code category (hazard): I = Catastrophic, II = Critical, III = Marginal, IV = Negligible
(3) Risk Assessment Code subcategory (time to occur): A = Immediate or Soon, B = Probable, C = Maybe, D = Unlikely

13. REMARKS (i.e., area and equipment posted, hearing protection in use, etc.)

14. MORE DETAILED NOISE EVALUATION REQUIRED [ ] YES [ ] NO
(If "YES", then identify type of evaluation needed.)

15. NAME(S) OF PERSON(S) IDENTIFIED FOR AUDIOMETRIC MONITORING

16. SUPERVISOR OF NOISE-HAZARDOUS AREA OR OPERATION		
a. Name	b. Telephone	c. Organization

17. SURVEY PERFORMED BY	18. HEARING CONSERVATION MONITOR

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5	Personal Protective Equipment
The purpose of PPE is to provide a barrier, which will shield or isolate individuals from the hazards which may be encountered during construction activities. Table 5-1 lists the minimum PPE required during site operations. The most accurate assessment of required PPE is made during the Job Hazard Assessment based on identified real or potential hazards associated with the planned work. Refer to your specific JHA for any additional PPE required for your job.
PPE required zone shall be established prior to any construction activity. All personnel not entering the PPE required zone are exempt from the PPE requirements.
Each sub-contractor is responsible for equipping its personnel with any required PPE.
Each sub-contractor is responsible for properly training in the use, limitations, care and maintenance of the protective equipment their employees will use at the Site.
If you have not received training on the proper use, care and limitations of the PPE required for this project, please notify the Project Safety Manager for the proper training prior to signing this HASP.
Personal Protective Equipment

Type	Material	Additional Information
Minimum PPE
Boots	Leather or Rubber	ANSI Z-41.1 approved; safety toe protection safety toe (EH Designation preferred)
Safety Glasses		ANSI Z-87.1 approved; 98% UV protection and permanent side shields
Hard Hat		ANSI Z-89 approved; bill to the front. No ‘cowboy’ styled hard hats allowed
Work Uniform		No shorts/cutoff jeans, sweat pants or sleeveless shirts allowed;
Safety Vest and Clothing	ANSI Type II high-visibility	Vest must have reflective tape/be visible from all sides; PPE shall be worn when hazard assessment
Hearing Protection	Ear plugs and/ or muffs	PPE shall be worn when hazard assessment indicates exposure to high noise levels (>85 dB)
Glove	Leather, Dynema, or cut resistant gloves as appropriate	To be used when handling any materials, installing glass, tables ,torque tubes or any other type equipment.
Long Sleeves/Cut-Resistance Sleeves	Shirt sleeves rolled down, Cut level 4 sleeves/Kevlar sleeves
All employees that are performing work on any sharp materials (including tilts, rails, tables, modules torque tubes/, etc.) are required to wear appropriate PPE to prevent cuts or scrapes.
Cut resistant gloves and sleeves required for all glass handling operations.

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Protective Chemical Glove	Inner: Outer:	PPE shall be worn when hazard assessment indicates exposure to chemical(s)
Protective Chemical Coverall	Inner: Outer:	PPE shall be worn when hazard assessment indicates exposure to chemical(s)
Protective Chemical Boot		PPE shall be worn when hazard assessment indicates exposure to chemical(s)
Single Use Disposable Dust Mask		PPE shall be worn when hazard assessment indicates exposure to dust
Face shield		Full face shields shall be worn by any worker cutting or grinding metals or other hazards that warrant
Sunscreen	SPF 30 or higher	When hazard assessment indicates exposure to sun or high temperature
Cold Weather Gear	Hard hat liner, hand warmers, insulated gloves
Fall Protection & Lifeline	100% Tie Off	Full Harness with Lanyard

Executives & Visitors:

Boots/ Shoes	Leather	No open toes, sandals, tennis shoes or high heel of any kind

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PPE Assessment - Task Specific Requirements
Standard Project PPE: Hardhat, Safety Glasses, High Visibility Reflective Vest, Steel or Composite Toe Boots
The most accurate assessment of required PPE is made during the Job Hazard Assessment based on identified real or potential hazards associated with the planned work. Refer to your specific JHA for any additional PPE required for your job.

TASK	Required PPE	Optional PPE based on Climate Conditions
Surveying/Staking	Gloves (Dyneema or Leather) / Standard Project PPE	Camel Back (optional during winter) / Snake Chaps
Building Fence	Gloves (Dyneema or Leather) / Standard Project PPE	Camelback (optional during winter
Equipment Operator	Gloves (Dyneema or Leather) / Standard Project PPE	Camelback (optional during winter)
Installing (driving) Post	Double Hearing Protection (Ear Plugs & Muffs), Gloves (Dyneema or Leather) / Standard Project PPE	Camelback (optional during winter)
Laying Out Post for Installation	Gloves (Dyneema or Leather), Hearing Protection (Plugs) / Standard Project PPE	Camelback (optional during winter)
Setting Up Laser Beams	Gloves (Dyneema or Leather) / Standard Project PPE	Camelback (optional during winter)
Setting Up Marking Strings	Gloves (Dyneema or Leather) / Standard Project PPE	Camelback (optional during winter)
Handling and Installation of Torque Tubes and associated hardware.	Cut Resistant gloves level 4), Arm protection (Shirt sleeves rolled down or Kevlar Sleeves) Standard Project PPE	Camelback (optional during winter)
Installing Angle Braces	Cut resistant gloves (Cut Resistant level 4), Arm Protector (Kevlar Sleeves) / Standard Project PPE	Camelback (optional during winter)
Installing Tables	Cut resistant gloves (Cut Resistant level 4), Arm Protector (Kevlar Sleeves Cut Resistant Level 4) Standard Project PPE	Camelback (optional during winter)
Installing Glass (Modules/Panels)	Cut resistant gloves (Cut Resistant level 4), Arm Protector (Kevlar Sleeves Cut Resistant Level 4) / Standard Project PPE	Camelback (optional during winter)
Plugging In Glass, Harness Wires / Whips	Leather gloves, Arm Protector (Kevlar Sleeves Cut Resistant Level 4), Class 0 Electrical gloves (1000 Volt Linemen Gloves - Rubber and Leather), EH Rated Safety Toe Boots / Standard Project PPE	Camelback (optional during winter)
Trenching for Underground	Gloves (Leather) / Standard Project PPE	Camelback (optional during winter)
Wire Pulling	Gloves (Leather) / Standard Project PPE	Camelback (optional during winter)
Cad-Welding	Face Shield, Gloves (Welding & Leather), Long Range Striker; as prescribed by manufacture / Standard Project PPE	Camelback (optional during winter)

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Wire Terminations	Cut resistant gloves (Cut Resistant level 4), Kline Wire Strippers / Standard Project PPE	Camelback (optional during winter)
Fuse Installation	Correct Cal-Suit (w/hood, shield & gloves) / Standard Project PPE	Camelback (optional during winter)
Excavating PCS Shelters	Gloves (Dyneema or Leather) / Standard Project PPE	Camelback (optional during winter)
Installing Combiner Boxes	Cut resistant gloves (Cut Resistant level 4), Arm Protector (Kevlar Sleeves Cut Resistant Level 4) / Standard Project PPE	Camelback (optional during winter)
Building Concrete Foundations	Gloves (Dyneema or Leather), Face Shield / Standard Project PPE	Camelback (optional during winter)
Pouring Concrete	Gloves (Leather/PVC), Face Shield, Long Sleeves / Standard Project PPE	Camelback (optional during winter)
Finishing Concrete	Gloves (Leather/PVC), Knee Pads (Leather/Plastic) / Standard Project PPE	Camelback (optional during winter)
Switching Switch Gear	Correct Cal-Suit (w/hood, shield, & gloves) / Standard Project PPE	Camelback (optional during winter)
Operating Man-lift	Full Body Harness w/double lanyard, Hearing Protection / Standard Project PPE	Camelback (optional during winter)
Operating Porta-band Saw	Gloves (Dyneema or Leather) / Standard Project PPE	Camelback (optional during winter)
Operating Portable Trenching Machine	Gloves (Dyneema or Leather), Hearing Protection / Standard Project PPE	Camelback (optional during winter)
Opening Packages/Boxes	Cut resistant gloves (Cut Resistant Level 4), Arm Protectors (Kevlar Sleeves Cut Resistant Level 4) Retractable Spring Loaded SMART Style Utility Knife / Standard Project PPE	Camelback (optional during winter)
Recycling	Cut resistant gloves (Cut Resistant Level 4), Arm Protectors (Kevlar Sleeves Cut Resistant Level 4) Retractable Spring Loaded SMART Style Utility Knife / Standard Project PPE

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6	Emergency Action Plan - NOTE: Site Specific Emergency Action Plans are provided as a stand-alone document.
Although the potential for an emergency to occur is remote, an Emergency Action Plan (“EAP”) has been prepared to provide for the safe and expedient evacuation of the Site in the event of an emergency. The EAP must be reviewed by all personnel prior to the start of construction activities.

6.1	Responsibilities

6.1.1	Project Construction Site Manager
During actual emergency evacuation the Project Construction Site Manager (or designee) has the responsibility and authority to direct First Solar, contractors and subcontractors to ensure effective emergency response. The First Solar Project Construction Site Manager shall:

•	Approve the Emergency Action Plan;

•	Act as the sole liaison to senior emergency services personnel;

•	Relay the final accountability results to senior emergency services personnel;

•	Have sole responsibility to allow workers to return to the Project Site or to dismiss them from the Project Site; and

•	Organize a meeting of all key personnel after each evacuation to investigate, discuss, and review the occurrence.

6.1.2	Project Safety Manager
The duties of the Project Safety Manager include:

•	Reviewing and updating Emergency Action Plan periodically to cover conditions or dangers prevalent or likely to occur at the Site;

•	Assessing site conditions and direct/control emergency response activities in accordance with the EAP;

•	Ensuring Table 6-1 entails the site-specific information regarding evacuations, emergency assembly areas, communication, and other site-specific emergency procedures;

•	Ensuring Table 6-2 entails project personnel contact information;

•	Implementing the EAP based on the identified emergency condition;

•	Preparing detailed written report(s) of each incident including recommendations for prevention of future incidents and suggestions for improved handling of similar emergencies;

•	Notifying the appropriate project personnel of the emergency (Table 6-2);

•	Maintain accountability results and notify Project Construction Site Manager of any missing personnel; and

•	Conducting routine EAP drills and an evaluation of compliance with the EAP.

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6.1.3	Supervisor
The duties of the Supervisors include:

•	Ensuring all personnel has received the proper fire and evacuation training. This includes new and transferred personnel;

•	Monitoring their work areas for potential fire risks and obstructed fire exits, alarm stations, fire extinguishers;

•	Verifying emergency evacuation routes and emergency assembly areas are accessible;

•	Managing emergency equipment or supplies, including first aid kits, firefighting equipment and PPE;

•	Assisting or coordinate the evacuation of handicapped personnel;

•	Assisting with mobilization of supplies and equipment required during and after an emergency;

•	Bringing their personnel together as a group in the emergency assembly area and obtain a headcount as soon as possible to determine whether any personnel are missing;

•	Reporting accountability results to the Project Safety Manager; and

•	Maintaining control of the personnel within their areas in order to prevent wandering, premature return to the work area, or unauthorized exit from the work area.

6.1.4	Security
Upon sounding of the evacuation alarm, security personnel shall:

•	Assure the visitor log is given to the Project Safety Manager to assure accountability of visitors;

•	Deny the access of visitors, pedestrians, or sightseers to the Site;

•	Guide emergency vehicles into the scene;

•	Assist responding outside agencies as requested; and

•	Prevent the unauthorized/premature return of personnel into the work area until it has been approved by the Project Construction Site Manager.

6.1.5	Employees
In the event of an emergency, site personnel are evacuated and do not participate in emergency respond activities. Specific employee duties are:

•	Complying with the Site EAP; and

•	Advising management of any problems or discrepancies associated with their involvement with this EAP.

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6.2	Emergency Procedures

6.2.1	Pre-Planning

•
All personnel shall be trained in order to familiarize themselves of the locations of emergency assembly areas and the pre-determined routes in which to reach them, the location of fire extinguishers, emergency notification numbers and alarm stations within their work areas.

•	Logistic Plans should detail equipment and work supplies are not located in the path of evacuation routes, fire extinguishers, alarm stations, or emergency exits.

•	Completion of Table 6-1 shall be verified prior to the start of site operations.

Table 6-1    Emergency Planning

Emergency	Evacuation Route	Emergency Assembly Area
Chemical Spill	Avoid effected area	Time of incident advisement
Fire/Explosion	Avoid effected area	Time of incident advisement
Severe Weather	Time of incident monitoring	Time of incident advisement
Lightning	Advisement - 12 mi / 6 mi evac	Time of incident advisement

Additional Information
Communication Procedures (Evacuation Notification System)	Via - Voice, Radio, Cell or Air Horn Blasts: 3 blasts-Evac./1 long blast-All Clear
CPR/First Aid Trained Personnel	All First Solar Supervisors
Site-Specific Spill Response Procedures	See Spills Procedure Attachment U
Site Evacuations Map*	*see site specific Map(s)

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6.2.2	Reporting / Alarm
In the event of emergency the following guidelines shall be followed:

•	Sound the alarm. If there is no alarm, warn the others by knocking on doors, shouting as you leave or using a vehicle horn.

•	Give as much information as possible. Include such information as:

◦	Type of emergency

◦	Address

◦	Geographical location

◦	Trailer location (if applicable)

◦	Building location (If applicable)

◦	Building Floor (If applicable)

◦	Number of injured or trapped personnel (If applicable)

•	All personnel carrying site radios will be trained on what to do if there is an emergency on site.

•
Site will have a 99 code for all emergencies, if there is a need for an ambulance or air lift this code will be broadcast over the site radio and all radio traffic will stop.  This stop will stay in place until the Safety Manager clears the order by broadcasting the code 98.

•	During the time of a site 99 code emergency all vehicle traffic on site will stop and not return until the 98 code is given.

•	Logistic will not allow any truck traffic to enter the gate during this time of emergency.

•	Vehicles with four way flasher on must be given the right-a-way and all other vehicles must pull over to the right as far as possible to allow these vehicles to pass.

6.2.3	Evacuation
The Site evacuation notification system will consist of an air horn with three long blasts. Upon emergency alarm notification, all personnel shall take the following actions:

•	Turn off all mobile equipment and power tools and report to the designated emergency assembly area;

•	Walk briskly; do not run, to the designated emergency assembly area;

•	Attempt to rescue/assist others only if it can be done safely;

•	Exit the work area via the quickest possible route;

•	If the emergency path is blocked by fire/smoke, proceed to an alternative exit if available. If no alternative routes are available, or if alternative routes are filled with smoke/fire:

◦	Stay calm; crawl low in smoke, the air is easier to breathe near the floor.

◦	If trapped in a room close all doors between you and the smoke seal the cracks around the doors and vents.

◦	Signal at the window to rescue personnel. If there is a phone in the room, give the Fire Department your exact location, even if they are on the scene.

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6.2.4	Assembly Areas & Accountability
Upon exiting the work area all personnel shall proceed directly to the pre-determined assembly area(s). Upon reaching the proper assembly area:

•	Stay calm, alert, and await further instructions from your supervisor;

•	Listen carefully for your name to be called for accountability. If your name is not called, report this immediately to your supervisor;

•
After you have been accounted for, continue to listen for the names of unaccounted personnel. Offer any information to the supervisor possible regarding their location (absent, out to lunch, off site meeting, etc.);

•
Remain in the assembly area until dismissed by Project Construction Site Manager (or designee). Do not get into your car, leave the Site, or wander out of your assembly area unless approved by Project Construction Site Manager; and

•	Do not return to the work area until the “all clear” or return to work authorization has been given by Project Construction Site Manager.

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Non-Emergency Occupational Medicine Clinic
Route/Detail Map - Example
TBD, following is only an example, site specific information will be included at a later date.

ROUTE TO NON-EMERGENCY CLINIC
Merge onto Interstate 15 North
Take exit 27 toward NV-146 E/St Rose Pkwy
Keep right at the fork, follow signs for Nevada 146/St Rose Parkway and merge onto NV-146 E/St Rose Pkwy
Merge onto I-215 E via the ramp to NV-146 E
Take exit 2 for Gibson Road, keep left at the fork, follow signs for Gibson Road N
Turn left onto S Gibson Road

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Emergency Care Hospital Route Map
ROUTE TO EMERGENCY CARE HOSPITAL

Merge onto I-15 North
Take exit 27 toward NV-146 E/St Rose Parkway
Keep right at the fork, follow signs for Nevada 146/St Rose Parkway and merge onto
NV-146 E/St Rose Pkwy
Destination will be on the right, about 6 mins.

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6.3	Safety Accident/incident/Incident Reporting

6.3.1	Definition:
A Safety Incident is defined as any event that results in:

•	Injury/Illness to a person on-site

•	Damage to plant or equipment (includes vehicle accidents)

•	Near Miss

•	Identification of a deficient condition that does or could cause a safety hazard

•	Compliance deviation from a policy, procedure or a regulatory requirement

6.3.2	Response:

•	All Safety Incidents will be immediately (i.e., as soon as practical) brought to the attention of the worker’s supervisor or a member of the Contractor or FS Safety department.

•	Initial response is to ensure that any hazard is safely mitigated, provide medical attention to injured employees, secure the area as necessary and begin fact finding.

•	Worker injury/illness incidents will be managed by the applicable Contractor’s Safety Staff. Assistance is also available from the FS Site Safety team and/or site medical services.

•	Final determination of injury treatment is the responsibility of the injured worker’s employer (i.e., sub-contractor).

6.3.3	Reporting:
All Safety incidents will be reported to the FS Site Safety Manager. Notification shall be made via phone or radio and be documented using the “Incident Notification Form” in Attachment Y of this manual.
The FS Site Safety Manager will notify the FS Site Construction Manager.
The FS Site Construction Manager has the responsibility for notification to Notify Site EPC Management and any Owner representative.

•	The following incidents will be reported promptly (within 60 minutes)*:

◦	Personal injury/Illness beyond first-aid

◦	Plant or equipment damage (includes vehicle accidents) that would not be minor in nature (i.e., the damage is less than $500)

◦	Environmental spills, releases discharges, etc. or a violation of an environmental permit or regulatory requirement

◦	Near-miss incidents that could have had significant injury or damage
* The primary concern immediately after an incident is to secure the area to ensure no further hazard exists and to provide medical treatment to any injured employee(s). Notification to the FS Site Safety manager and Construction Management may be delayed. Ideally, notification to FS Site Safety and FS Construction Management should be as soon as possible given the nature of the incident and the response that is required.

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•	The following incidents will be reported by the end of the work day:

◦	Personal injury/illness resulting in first-aid only

◦	Plant or equipment damage that is minor in nature (i.e., the damage is less than $500)

◦	Near-miss incidents with low potential for significant injury or damage

◦	Identification of a condition that does or could cause a safety hazard

•	Completion of appropriate “Incident Notification Form” in Attachment Y of this manual will be provided to the FS Site Safety Manager within 24 hrs of the incident.

•	Incident Investigation Reports will be provided to the FS Site Safety Manger within 72 hours of the incident.

•	Any deviations from these response and reporting requirements, including timing of reporting, must be approved by the FS Site Safety Manager and FS Construction Manager.
All OSHA recordable incidents require a formal post-incident review with the appropriate personnel who typically include the FS Site Safety Manger, FS Site Construction Manager, applicable Contractor Manager or Supervisor, and Contractor Safety. Additional persons may be required to attend at the discretion of the FS Site Management.

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Attachment A - Sub Contractor Safety Checklist

Date:
Project:
Contractor:
Project or Construction Manager Name:
Signature:
Initials
●    Each sub-contractor shall submit to a nine panel urine pre-hire drug screen and attend the First Solar Site Specific Safety Orientation prior to working onsite; once approved an ID l will be issued.
●    Chain of Custody forms from the lab with documentation of a negative test result must be presented to First Solar before site safety orientation or ID badge is provided.

Initials	● All onsite vehicles are required to meet First Solar’s standard automobile liability insurance coverage. Only vehicles with company placards are allowed in unit work areas.
Initials
●    There is a 100% 6-foot fall protection policy on this project.
●    There is a 100% hard-hat, eye protection, and safety toe footwear policy on this project.
●    There is a 100% hand protection (glove) policy on this project; type depends on task
●    There is a ZERO TOLERANCE disciplinary action enforcement policy on this project.

Initials
●    Each sub-contractor shall maintain a file for safety and health related documentation (as warranted) on the jobsite. The files shall be made available for review to First Solar upon notice.
●    The files shall include, but not be limited to:
●  Specific worker job hazard training documentation (fall protection, respiratory protection, powder actuated tools, forklift, confined space, scaffold, etc.);
●  Daily pre-operational equipment inspection reports;
●  Pre-operational crane inspection reports;
●  Safety audits
●  Incident investigation reports, and First Report of Injury;
●  Completed Job Hazard Analysis (JHA) and pre-job brief forms

Initials
●     Each sub-contractor shall conduct and document the following:
●  Weekly Toolbox Meetings - Copy must be submitted to First Solar.
●  Daily - Prior to any task a Job Hazard Assignment (JHA) with crew.
●  Documented safety inspections & corrective action reports;
●  Quarterly inspections on: Ladders, Extension Cords, Fall Protection Systems, Powered Hand Tools, And Rigging. (Follow color Code)
●  Monthly inspections on: Fire extinguishers
●  Ensure all Permits are completed, reviewed and signed prior to entering site.
●  Monthly Safety Meeting

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Initials	● ALL Incidents no matter how minor must be reported to the First Solar Safety Department. Sub-contractor will conduct investigations and provide investigation reports to FS Safety for all incidents.
Initials
●    No Crane shall be brought on site without first having a meeting with First Solar Safety.
●    All cranes shall be equipped with an anti-two block device
●    Crane swing radius shall be barricaded.
●    Any and all maintenance and inspection data and/or reports shall be made available to First Solar representatives upon request.
●    Must have lift plans completed and approved by FS Safety before the job starts.

Initials	● Each sub-contractor shall be responsible for providing the proper PPE, first-aid supplies, and all required OSHA required training for their employees.
Initials	● All sub-contractors are responsible & accountable for communicating the requirements of this meeting to their lower tiered sub-contractors.

*NOTE: This “Sub-Contractor Safety Checklist” contains an overview of the general First Solar site safety program.
It is prepared as a convenience for sub-contractors, but is not a substitute for a Contractor’s Program, which must meet or exceed the requirements of First Solar Project Safety Program, the applicable parts of the First Solar / Client’s safety manual, the contract documents, and Federal, State, Local or other applicable regulations.
PM Signature: ____________________________ Date: __________

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Attachment B - Fire Protection Plan (Example)
TBD, following is only an example, a stand-alone site specific information will be included at a later date.

1.	GENERAL
Fire prevention, a term to indicate measures specifically directed toward avoiding the inception of fire, protects employees and property and assures the continuity of efficient operations. To assess fire prevention program effectiveness, the establishment of a fire prevention inspection procedure is necessary.
Fire prevention requires supervision similar to other phases of the safety program. Scheduled inspections are necessary to discover deficiencies and keep the fire prevention status up-to-date with existing job conditions. As work progresses, changes in fire prevention needs may be required.
Responsibilities

•	The Manager/Supervisor is responsible for implementing and enforcing this procedure.

•	The Safety Representative is responsible for monitoring compliance with this procedure.

2.	PROCEDURE
Fire Equipment Inspections

•	Fire equipment inspections shall be the responsibility of the Safety Representative.

•
Fire extinguishers shall be inspected at least monthly to ensure they are in operating readiness. Their general condition should be checked along with hoses, nozzles, seals, gauges, inspection cards, weight, location, and mounting brackets.

•	Stored pressure types and the cartridges of cartridge pressure models shall be weighed at least once each year. At this time, they should also be subjected to a thorough maintenance inspection.

•	An annual maintenance record indicating the maintenance date for each portable fire extinguisher shall be retained for one year after the last entry or the life of the shell, whichever is less.

•	Hydrostatic tests shall be made on dry chemical extinguishers every 12 years and on other types every 5 years.

▪	Tools and Equipment Inspections

•	Portable electric tools shall be given a preventive maintenance inspection at least once every 3 months.

•	Portable air compressors shall be checked monthly for internal flammable sludge buildup, along with other listed inspection items.

•	Oily rags and papers shall not be allowed to accumulate on equipment or in operator's cab and enclosures.

•	Gas welding equipment shall be checked for leaks prior to each use by the user. Hose pressure shall be bled off when equipment is temporarily out of operation.

•	Temporary heaters, internal combustion engines, and other heat producing equipment shall be adequately supervised and maintained.

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▪	Material Inspections

•
All flammable material received on the job shall be reported to the appropriate supervision for proper storage. The Safety Representative shall be consulted on questions concerning flammable materials.

•	Stored flammables and combustible materials shall be checked for fire hazards at least once each week.

▪	Work Area Inspections

•
A system of periodic fire prevention inspections shall be set up at the onset of every project. The frequency of such inspections will be determined by the specific site characteristics and/or client requirements. These determinations shall be made by the Safety Representative with input from various sources including the First Solar Environmental, Health & Safety Program procedures, insurance loss control representative, client safety personnel, and federal/state/local regulations.

•	A fire prevention inspection checklist shall be used as a guide for determining the extent of the inspection as to assure consistent and thorough monitoring of affected work areas.

•	Field supervision shall be responsible for housekeeping control to prevent the excess accumulation of trash and other combustibles.

•	Temporary heating equipment shall be adequately supervised while in use.

•
Foremen shall inspect work areas prior to the start of heat producing work. All fire hazards shall be eliminated or protected before the work starts. All necessary permits shall be obtained prior to the start of work.

•	All work, where there may be an accumulation of hazardous gases or vapors from cleaning, spray painting, and use of adhesives, shall be free of ignition sources.

•
Foremen shall check their work areas at the end of their workday. Special attention shall to be given to smoking areas, housekeeping, and access route clearances. They shall also check on machine and equipment shutdown, and flammable storage areas.

•	An office supervisor shall be assigned to tour and check the office each day before leaving. Waste baskets, store rooms, oily mops, and office machinery are sources of fires.

▪	Fire Prevention Monitoring

•	The Safety Representatives shall act as monitors and point out any fire hazards and firefighting obstructions to the Site Construction Manager.

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Attachment C - Traffic Control Plan Development

•	A site map will be created designating flow patterns for vehicular and pedestrian traffic.

•	The reversing of vehicles will be conducted when necessary; a signal person must be present when reversing and equipment must have back up warning devices.

•	The speed limit on the jobsite is 15 MPH or less so that dust is not created while driving. This limit does not to earth moving equipment working in a pattern.

•	Appropriate barricades or signage must be used on construction walkways, where applicable.

•
Priority must be given to ensure public or private ways are accessible to emergency service vehicles at all times. Where the public or private way is to be blocked, an alternative route must be provided and clearly marked.

•	Equipment to be used on public or private ways must marked by signage, tape, cones or signal person, pending on the location.

•	Good housekeeping practices must be followed, at all times, to prevent, general public or occupant contact with waste, scrap or other unsafe conditions on public or private ways.

•	Parking areas will be assigned by the constructor for all employees, including contractors and workers. Direction to parking areas will be directed by Security when coming upon the construction site.

•	All vehicles will park rear ended, for exit safety when leaving the premises.

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Attachment D - Security Plan (Example)
The following is only an example, site specific information will be included at a later date

1.	General
Procedure details guard responsibility, site logistics and site badging requirements, anyone entering or exiting the project site premises must stop at the guard station for processing which includes all the various badge types (detailed in Section H). All individuals employed by the project site or entering the project site are required to present their badges upon entry and exit of site regardless of the time of day or the frequency they enter or exit. These individuals are required to present their badges at other times upon request and are responsible to have them available. Guards are required to scan and record in the Site Security Log all Visitors and Site Deliveries.
The Security Duties Quick Reference Guide is included as Attachment 1.

2.	Security Guards
Safety Wear - Guards are required to wear high visibility safety vests, hard hats, designated footwear, and safety glasses.
Site Gates - Guards are to ensure that gates are only open when vehicles are entering or exiting the site and will be closed at all other times. Only exception is manual gates which will be opened at start of work day and must be manned at all times while open and closed at end of work day.
Vehicle Inspections - Security personnel will consistently inspect any vehicle that has entered the project site upon exiting. Security is required to check back seats, trunks and back of trucks.
Garbage Container Inspections - Site security or a Site Designee is required to inspect garbage and recycling containers.
Security Patrols - Security Patrols are to be performed in a consistent manner as is prudent depending on site conditions and will be performed during inclement weather utilizing an “enclosed” vehicle provided by the site. Security patrols will utilize “check points” for validation of patrols. As part of the security patrols, guards are to inspect pad locks on site gates.
Key Removal:
First Solar Vehicles/Equipment - All First Solar unassigned vehicles and equipment keys will be removed from the equipment during non-work related hours.
Subcontractor Vehicles/Equipment - Site Security will ensure that Subcontractors are directed to remove keys from their respective equipment at the end of work shift.

3.	Badge Scanning
Before allowing the person(s) to enter or exit the project site, the guard scans the badge using the hand held device, verifies badge is active and performs a visual check to ensure that the picture matches the person presenting the badge. Types of badges and individuals entering project site are detailed in Section H (Badge Categories/Categories of Individuals Entering Site).

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Categories of Individuals Entering Site - Below lists each category of persons likely to be entering this First Solar Project and are defined with a brief explanation of the check-in procedure (for a quick reference, refer to Attachment 2, Check-In and Check-Out Tips Sheet):
Current Project Specific FS Employees, FS Contracted Associates and Subcontractors - Badges have already been issued.
Before allowing the person(s) to enter or exit, the guard scans the badge using the hand held device, verifies badge is active and performs a visual check to ensure that the picture matches the person presenting the badge.
The process is repeated upon exiting the work site.
NOTE: If there is more than one person in a vehicle, the guard performs the process for each person.
New Project Specific FS Associates, FS Contracted Associates and Subcontractors - Badges have not been issued.
Guard directs the person to park their vehicle and report to the Safety Trailer for Site Project Orientation and badge receipt.
Guard records person’s name and provides list of non-badged names instructed to report to the Safety Trailer to the Project Safety Officer to verify the individual(s) have participated in Site Project Orientation and received a badge.
Once Site Project Orientation and badge receipt are complete, individual will be re-directed to the Guard Station, Site Security Coordinator, or Site Designee to have their badges scanned and receive parking instructions.
The Guard or Site Security Designee will communicate the arrival of the new FS Associate and FS Contracted Associates to the Construction Office.
Individual is directed to the Construction Office for additional instructions.
Exit procedures are the same for FS Associates, FS Contracted Associates and Subcontractors.
Parking placards are utilized to identity vehicles w/access into the project site. A Vehicle Authorization List (Attachment 5) by Subcontractor is provided to Security Guards by the Site Security Coordinator.

4.	Deliveries
Delivery Types:

•
General Deliveries are vendors that regularly access the project site such as FedEx, UPS, and catering services. Regularly scheduled delivery service badges are housed at the Guard Post and are scanned in/out by the Guard.

•
Material Deliveries are trucks delivering materials to the project site. The Guard scans one of the Truck Delivery badges and completes required information on the Project Site Delivery/Visitor Log (Attachment 3). Material Deliveries must execute Visitor Agreement (Attachment 4) as they access the project site.

◦	When exiting, the Guard checks delivery truck to ensure materials have been removed, scans the associated Truck Delivery Badge and updates log.

◦	Delivery times will be set by the Construction Manager. This time may change as determined by the FS Supply Chain/Logistics Representative and the Construction Manager.

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5.	Visitors
After determining who the visitor(s) represent (e.g. non-site First Solar, OSHA, Inspectors, ETA County, Sales, Union Representatives) along with their First Solar Point of Contact, the guard announces the visitor to the Construction Office and states the purpose for the visit.
Upon approval, by the Construction Manager or Designee, the visitor information is logged and the guard issues the visitor badge.
Visitor Agreement (Attachment 4) is executed by Non-First Solar Associate Visitors prior to entering site and Witnessed by FS Designated Representative or Construction Manager.
Each visitor is advised that cameras must be checked in at the guard station. Cameras are sealed in a plastic bag at the guard station with owner information stored inside the bag. A notation is made on the log indicating the person who turned over a camera.
The guard radios the Construction Office (Site Security Coordinator or Designee) informing them that a visitor is entering site.
When exiting the work site, the guard collects the badge and completes the log. Cameras are returned to visitors. If Visitor is reoccurring (weekly) to site, they will be issued a Visitor Badge with their picture. Guards are not required to collect pictured visitor badges nightly.
Guards submit the Visitor logs along with Visitor Agreements to Project Document Controls every Monday morning for inclusion in site records.

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6.	Badge Replacement
Personnel previously issued a badge must present badge to be granted access to project site. Should personnel arrive on site without their badge, they will be charged a $25.00 badge replacement fee. Previous badge will be deactivated. The process to ensure receipt of funds is at the discretion of the Construction Manager or their Designee.

7.	Badge Deactivation/Site Interchangeability
Badge Returns - Subcontractors are informed by the Site Security Coordinator that badges must be returned to First Solar upon subcontractor termination of employee as well as termination of subcontractor services. Site Security Coordinator will be notified by Construction Manager of termination of any FS Employee or FS Contracted Employee.
Badge Interchangeability - Badges will not be interchangeable from site to site. A badge that was issued at one site cannot be utilized to obtain access to a different site. This process is to insure that Site Specific Project Orientation is attended when applicable.
Non-Activity Report Review - Throughout the project, the Site Construction Security Coordinator will review periodically the Badge Non-Activity Report with Construction Manager to ensure inactive badges are deactivated in a timely manner.
Project Close - At project close, it is the responsibility of the Site Construction Security Coordinator to deactivate all badges associated with that site.

8.	Site Logistics/Inception
Site Fencing - Fencing scope commences as soon as access has been granted and will be expedited until perimeter is secure. Construction can allow other work to be delayed due to fence schedule to ensure the site is secure. Site fences are required to be 6 feet high to deter attempted theft of equipment.
Site Lighting - All project sites follow OSHA standard relative to lighting entrance ways as soon as possible after access is granted. At sites where no permitting restrictions are in place will be evaluated for area specific lighting as necessary and practical.

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9.	Security Duties Quick Reference
Control access to the site. Automatic gates to be closed at all times except to let traffic in and out. Manual gates may remain open during work hours but must be manned at all times.
All personnel to be scanned in and out including coffee and lunch breaks and if they are leaving the site for personal reasons.
If a card is lost, the old card will be deactivated and a new card will be made. Add their name to the list on the clipboard beside the computer.
All individuals that do not have First Solar ID badges will be issued visitor passes and logged in on the sheet with license number, company, time in and tag number you issue him. Couriers will be the only exception to this.
All vehicles that enter the project site area are to be inspected before leaving site (includes trunk).
Any material deliveries for First Solar, i.e. Panels, posts, wire, contact the Site Logistics Coordinator before allowing entry. Delivery times are designated by the Site Construction Manager or Logistics Representative.
Ensure Safety Office and First Solar offices are locked and secure when going out on patrols.
When visitors arrive to meet with someone in the office verify identity, telephone the person and call to verify meeting. Have visitor sign the Visitors Log and radio the Construction Office (Site Security Coordinator or Designee) informing them that a visitor is entering site.
All cameras are to be controlled by the guard on duty and signed for and returned through the individual sign out logs.
Record all normal activities on your Daily Report.
Record all unusual occurrences on an Occurrence Report.
Maintain tidiness and cleanliness of guard shacks.
Ensure site office & trailers are secure.

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Security Check-in and Check-out Tips Sheet

NOTE: Remember to be pleasant but alert and professional. You are the front line for the First Solar EPC Project Site.

A.	Currently a First Solar or Contract employee?

◦	Scan badge entering and

◦	Exiting the work site.

B.
A new First Solar or Contract Associate? If individual will be on site occasionally they are considered either a FS Visitor or a Non-FS Visitor. If individual is either assigned to site or will be spending at least 1 week per month on site they will be assigned a FS Associate or FS Contracted Associate badge.

◦	Direct to parking and Safety Trailer

◦	Re-direct to appropriate parking

◦	Scan badge upon entering and

◦	Exiting the work site

C.	Deliveries

◦	Notify Logistics of arrival by radio

◦	Log information

◦	Ask for cameras

◦	Direct to delivery area

◦	When exiting, complete log information,

◦	Check truck content and

◦	Return cameras, if necessary

D.	Visitors

◦	Determine nature of visit

◦	Notify Construction Office Trailer (Construction Manager Designee) by radio

◦	Ask for cameras unless off-site First Solar

◦	Log information

◦	Direct to offices

◦	When exiting, complete log information

◦	Retrieve Visitor Badge (if short-term visitor - i.e. no photo on badge) and

◦	Return cameras, if necessary

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Forms below are for example purposes only.

First Solar.

FIRST SOLAR SIGN IN / SIGN OUT SHEET

Date (dd/mm/yr)	Driver's Name	Company Name	Visitors Badge #	License Plate #	Vehicle Search	Time In	Time Out

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Attachment I - First Solar Drug and Alcohol Free Policy

1.	General
Any individual who conducts business for First solar, Inc. is applying for a position or is conducting business on the organizations’ property is covered by our drug-free workplace policy. Our policy includes, but is not limited to, executive management, managers, supervisors, full-time associates, part-time associates, off-site associates, contractors, volunteers, interns, temporary workers, and applicants.
Our drug-free workplace policy is intended to apply whenever anyone is representing or conducting business for the organization. Therefore, this policy applies during all working hours, whenever conducting business or representing the organization, while on call, paid standby and while on organization property.

2.	Enforcement
In order to enforce the Drug and Alcohol policy, First solar will utilize testing, searches, and discipline when it deems appropriate to detect or deter violations.
Confidentiality: All drug test information will be maintained in a confidential file. All information received by First Solar, Inc., through the drug free workplace program is confidential communication. Access to this information is limited to those who have a legitimate need to know in compliance with relevant laws and management policies.
Searches: Entering the organization’s property constitutes consent to searches and inspections. If an individual is suspected of violating the drug free workplace policy, he or she may be asked to submit to a search or inspection at any time. Search can be conducted of pockets and clothing, lockers, wallets, purses, briefcases and lunchboxes, desk and workstation and vehicles and equipment.
Any violation of the company’s drug and alcohol policy, including a refusal to consent to personal searches and testing, will subject the person to discipline including discharge for the first offense. In addition, employees distributing, selling, possessing or discovered in the act of using unauthorized drugs on company premises or while engaged in company business will be discharged.
To ensure the accuracy and fairness of our testing program, all testing will be conducted according to DHHS/SAMHSA guidelines and will include a screening test, a confirmation test review by a MRO, and a documented chain of custody.
A. What Tests are done?

1.	9 panel urine drug screen

•	Marijuana - THC, Hash, Pot, Cannabis, Hashish, Weed

•	Cocaine - COC, Crack, Coke

•	Amphetamine - AMP

•	Methamphetamine - mAMP, Meth, Ice, Speed, Crank, Ecstasy

•	Oxycodone - OXY, Oxycotin, Oxycontin

•	Propoxyphene - PPX

•	Benzodiazepines - BZO, Benzos

•	Methadone - MTD

•	Opiate - MOP

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2.	Breath Alcohol

3.	First Solar reserves the right to use blood, hair, or saliva in the event urine is unobtainable or it is suspected that tampering with urine is being conducted.
B. When:

•	New Hires (Pre-placement)

•	Post incident/post-accident/incident

•	Reasonable Cause

•	Return to work after 30 days off
C. How:

1.
The person being tested (donor) is referred to a collection facility identified by the worker’s employer. If for post incident/accident/incident or reasonable cause, do not allow the person to drive and provide transportation, usually a cab service.

2.	For Random: Once notified the worker is to immediately report to a facility for testing.

3.	Urine drug screen is collected via chain of custody procedures, single or split. Breath alcohol testing will be done by a Breath Alcohol Technician (BAT) using the Non DOT Alcohol Testing form.
D. Termination results if any of the following occur:
Refusal to test

•	Admit to adulterating the specimen

•	Interfering with the collection process

•	Stating they will not take the test

•	Refusing to sign the consent for testing
Positive breath alcohol- if the results are 0.02-0.39, the donor will wait 15 minutes and then re-test for confirmation. If the confirmed results are .02 or above, this will be considered a positive test and will result in termination.
Positive urine drug screen confirmed by the MRO

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JHA Template – (Example)

Project Details						
Project:				**Contact name and number:**		
Activity Description:				**Referenced JHA:**		
Plant and Equipment Involved						
Maintenance / Prestart Checks Required						
Certificates of Competency Required						
Training / Competencies Required						
Occupational Health, Safety or Environmental Legislation:	*Insert legislative references including parts or sections.*		**Codes or Standards Applicable to the Works:**	*Insert titles of codes or standards only.*		
Developed in Consultation with:	**Name:**		**Position:**		**Signature:**

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JHA Template – (Example)

Safe Work Methods

Job Steps	Potential Hazards	L	C	R	Controls / Work Methods 1. Eliminate 2. Substitute 3. Isolate 4. Engineer 5. Admin 6. PPE	Responsible person/s	Residual Risk		
							L	C	R

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JHA Template – (Example)

I acknowledge that I have been trained in the JHA listed above, the controls are clearly understood, my qualifications are current to undertake the activity, I will comply with the JHA and I have been consulted and had the opportunity to input into the JHA.

Print Names	Position / Trade	Signature:	Date

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Example JHAs

Roll, Grade, & Level

Sequencing of Job Steps	Potential Accidents or Hazards	Recommendations to Eliminate or Reduce Hazards
Clearing of brush to soil level	Unleveled working surface	All workers shall wear a reflective vest for continuous location identification
Set up bench mark and shoot from blade of grader	Pedestrians working around heavy equipment	Continuously be aware of your surroundings, both pedestrians and operators
Use of scrappers to move soil from one location to another	Blind spots while operating heavy equipment by operator	Pedestrian workers shall know where the blind spots are for all such equipment
Run packer to obtain compaction per specifications	Breakdowns associated with leaks of oil, hydraulic fluid, water coolant, etc.	All ATV's shall be equipped with an orange flag to identify their location to the operator of heavy equipment
Use of water pulls / water trucks to control fugitive dust	Possible night time work	Speed of equipment on site shall be held to the posted speed limits or less at all times
		All spills shall be contained and remediated immediately
		No truck and/or equipment washing shall be performed at any time on site
		Always plan work to include proper and sufficient portable lighting when work runs into night time hours

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Surveying

Sequencing of Job Steps	Potential Accidents or Hazards	Recommendations to Eliminate or Reduce Hazards
Identify all points for posts by GPS location to be driven into the ground	Wildlife, snakes, spiders, etc.	Stay alert for wildlife, snakes, spiders, and be educated to their environment and hazards
Set such points by driving large nails with bristle flags attached into the ground at set points	Hot weather climate (heat exhaustion)	If bitten, attacked, stung, etc., stay calm and seek medical attention
	Cold weather climate (hypothermia)	Always watch where you are walking and working
	Bending, stooping for long periods of time causing muscle sprains, etc.	Stay hydrated, drink several bottles of water daily, and never guzzle water when thirsty
		Stay warm by wearing several layers of clothing with insulated gloves
		Always plan work to include proper and sufficient portable lighting when work runs into night time hours

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Driving Posts

Sequencing of Job Steps	Potential Accidents or Hazards	Recommendations to Eliminate or Reduce Hazards
Pile driver trucks and/or manual pneumatic drivers will be used to drive post into the ground	over 85dB at point of operation or impact area	Operators of truck pile driver shall know the whereabouts of all pedestrian personnel
	Truck movement forward and reverse can and will be moved from operators chair	Hearing protection shall be worn at all times by anyone within 100 feet within the area of post installation
	Operators chair is located toward the rear of the truck, having blind spots to rear and side	Operators of manual pneumatic drivers shall wear foot protection (metal foot guards) while operating equipment
	Lifting of posts (approx. 45 lbs.)	Always plan work to include proper and sufficient portable lighting when work runs into night time operations
	Foot and leg injury from manual post driver	Movement of trucks will not take place from the cab while the operator is seated in the post seat
	Night time working hours

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Ray Tracker Support Bracket Placement and Assembly

Sequencing of Job Steps	Potential Accidents or Hazards	Recommendations to Eliminate or Reduce Hazards
Delivery and placement of bearing brackets at post locations in field	Sharp edges of bushings could cause lacerations	Cut resistant gloves and sleeves must be utilized during this scope of work
Manually attaching bearing support brackets onto posts with bolts	Pinch points from bearing brackets, strains, and tripping hazards	Only two brackets can be carried by one person at a time
Temp bolting (two man operation)	Improper placement of bearing support brackets could lead to pinch points or lacerations	When attaching brackets, they should be placed close to posts. This will assist in maneuvering it into position and avoid strain
Temp bearing mounting	Injury from falling objects (brackets, bolts, or wrenches)	
Setting shaft against bearing plate and bolt-up	Repetitive motion and awkward body positioning	Briefing on proper ergonomics
	Strains when aligning bearing brackets	Stretching and flex shall be done before, during, and after each shift
		Keep hands clear of the base plate pinch points
		Proper PPE at all times
		Good footing, one flagger with proper and valid hand signals

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Forklifts and Bobcats

Sequencing of Job Steps	Potential Accidents or Hazards	Recommendations to Eliminate or Reduce Hazards
Staging materials (posts, brackets, tables, modules, recyclables, etc.)	Pedestrians working in close proximity of heavy equipment	Equipment operators always have the right of way, but must be aware of all pedestrian workers in area
	Unauthorized operators	Pedestrian workers shall always give the right of way to equipment and maintain a constant watch for equipment
	Carrying loads up high while traveling	Pedestrian workers shall wear a reflective, Hi-Viz vest at all times while on site
	Carrying loads up high while traveling	All operators shall be trained and carry an operators card on their person
	Speeding or getting in a hurry to complete scope	All loads shall be traveled with the load at the lowest point above the surface of the ground
		All operators shall never travel with the forks pointed downward, but pulled back and pointed upward
		Always travel at posted speeds or less

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Attachment L - EPC LOTO Program
Purpose

1.1
This procedure defines the minimum requirement for Hazardous Energy Control, hereafter referred to as “Lockout/Tagout (LOTO)”. The intent of this procedure is to prevent personal injury and equipment damage by ensuring all known sources of energy are secured, released or contained in a safe manner during work activities.

1.2	This procedure provides instructions for:

•	Identification and documentation of site personnel authorized as “Higher Authority”, “Tagging Authority” and “Authorized Employee”.

•	Requesting a LOTO

•	Identifying energy isolations and developing a LOTO permit

•	Executing a LOTO permit (energy isolation/release and locking and tagging energy isolations)

•	Releasing a LOTO

•	Auditing of the LOTO program

•	LOTO training requirements

1.0	Scope

2.1	This document applies to all First Solar, Contract, and Subcontract employees performing work on First Solar controlled Sites.

2.0	Responsibilities
Commissioning Manager

•	Acts as Higher Authority for areas of the site under the control of Commissioning. Commissioning Manager may designate on site Commissioning Lead as Higher Authority.

•	Assigns on-site electrically qualified person(s) to fill the role of “Tagging Authority”.

•	Ensures all personnel comply with this LOTO procedure.

•	In conjunction with Construction and O&M Manager ensure an adequate supply of locks, tags, and multi-lock devices/Group Lockboxes are available.
Construction Manager

•	Acts as Higher Authority for sites or areas of sites under the control of Construction.

•	Assigns on-site electrically qualified person(s) to fill the role of “Tagging Authority”.

•	Ensures all personnel comply with this LOTO procedure.

•	In conjunction with Commissioning and O&M Manager ensure an adequate supply of locks, tags, and multi-lock devices/Group Lockboxes are available.
Contractors

•	Contractor management to ensure their employees understands the requirements of this LOTO procedure.

•	Comply with the requirements of this LOTO procedure.

•	Provide at least one LOTO authorized person who has completed site LOTO training.

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LOTO Requestor

•	Completes LOTO Request Form and submits to the Tagging Authority.

•
Assist Tagging Authority to assure there is a mutual understanding of the recognized hazards and how the hazards will be eliminated or controlled. Ask clarifying questions to ensure all employees involved understand hazard recognition and control as it relates to the work scope.

O&M Manager or Site Supervisor

•	Acts as Higher Authority for sites or areas of the sites under the control of Operations and Maintenance.

•	Assigns on-site electrically qualified person(s) to fill the role of Tagging Authority.

•	Ensures all personnel comply with this LOTO procedure.

•	In conjunction with Commissioning and O&M Manager ensure an adequate supply of locks, tags, and multi-lock devices are available.
Safety Department

•	Conducts periodic Observations and Assessments of this procedure and LOTO activities on the site.

•	Assists Higher Authority and Tagging Authority as needed in understanding or administration of this procedure.

•	Conducts at a minimum an annual audit of this LOTO program. (see “LOTO Observation and Audit Form”)
Site Personnel

•	All employees shall comply with the requirements of this LOTO procedure.

•	Unauthorized removal of lock’s belonging to another person is grounds for immediate termination and removal from the site.
Tagging Authority

•	Ensure the Requestor’s specific system condition requirements are reviewed during the preparation of the “LOTO Permit” and ensure the permit is adequate for personnel and equipment safety.

•	Issues “LOTO Permits” along with the necessary LOTO Locks and Tags to the Requestor(s).

•	Maintains the content and records of the site’s LOTO Book. LOTO forms shall be kept for 1 year and stored on site.

•
The Tagging Authority and appropriate work group will ensure the equipment and systems released and ready to be placed in service are released and operated in such a manner as to prevent personnel danger or equipment failure.

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4.0	General Guidelines

4.1	Equipment or system LOTO is required in the following situations:

•
Whenever cleaning, servicing, testing, or adjusting is being performed on or around equipment where injury could result from unexpected energization or start-up of the equipment or the release of hazardous energy.

•	When a guard or safety interlock must be bypassed or removed.

•	Where a person must place any part of his/her body where it could be caught by moving machinery or where it could form a pathway for electrical discharge from energized electrical devices.

4.2	Only qualified Authorized Employees who have completed the required LOTO training shall perform LOTO on equipment.

4.3
The Tagging Authority will issue each Authorized Employee (Requestor) his/her own personal padlock(s) with key(s). The key(s) for all padlock(s) issued to an Authorized Employee must remain with that person at all times during lockout.

4.4
Only the Authorized Employee may remove his/her padlock(s). If the Authorized Employee is not available and the equipment must be re-energized, only the Higher Authority and Tagging Authority can authorize the removal of the lock(s) (see “LOTO Removal Notification Form” in this procedure)

•	When the Authorized Employee returns back to work, he/she must be notified immediately by the Tagging Authority that his/her lock(s) has been removed and the reason for the removal.

4.5	The Tagging Authority may place a LOTO for administrative purposes (i.e. to ensure added control over the equipment). In the case of an administrative LOTO the following shall apply:

•	The LOTO placed is not for work that will be performed by any individual within the department

4.6	Anytime a piece of equipment is locked out, the Authorized Employee must log the activity on the LOTO Permit

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5.0	Requesting a LOTO

5.1	The Requestor completes the “LOTO Request Form”.

5.2	The Requestor will provide the following information:

•	the specific scope of work to be performed,

•	the specific equipment identification (of the equipment to be worked on),

•	the date and time the Lockout/Tagout is needed

5.3	The Requestor submits the completed “LOTO Request Form” to the Tagging Authority for “LOTO Permit creation.

6.0	Creating a LOTO Permit

6.1	The Tagging Authority reviews the “LOTO Request Form” with the Requestor.

6.2	Tagging Authority and Requestor review applicable job scope and any work orders, electrical or mechanical prints, or other relevant documents so that all energy isolations are identified.

6.3	When mutual understanding and agreement on energy isolation points are achieved, the Tagging Authority will complete the “LOTO Permit - Switching Order”.

7.0	Sequence of LOTO

7.1
All persons placing locks and tags and preforming servicing or maintenance on equipment shall meet the training qualifications of an Authorized Employee and names be placed on the “Authorized Employee List Form”.

7.2	Tagging Authority will issue the “LOTO permit - Switching Order” to the Authorized Employee(s) so that listed equipment can be properly isolated, locked, tagged and grounded as necessary.

7.3	Notify all Affected Employees that a LOTO is going to be utilized, the equipment, the reason, and the expected duration.

7.4	If the machine or equipment is operating, shut it down by normal stopping procedures (depress stop button, open switch, etc.).

7.5
Operate the switch, breaker or other energy isolating device(s) listed on the “LOTO Permit - Switching Order” so that the equipment is isolated from its energy source(s). Stored energy must be dissipated by methods such as grounding. All grounds will be listed in the” LOTO Permit - Switching Order”.

7.6	Attach the completed tag to the lockout device(s) listed on the “LOTO Permit - Switching Order”. All tags shall include:
•Authorized Employees name
•Contact phone number
•LOTO number

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7.7	No device shall be operated with danger tag or lock attached regardless of circumstances.

7.8	No person shall remove another person’s lock.

7.9
Multi lock devices or group lock boxes shall be used when more than one Authorized Employee is working under the “LOTO Permit” or multiple permits affect an isolation point. ALL persons performing servicing or maintenance on the equipment shall have individual lock and tag in place either on energy isolation, multi lock device or on the group lock box.

7.10
For additional Authorized Employees to sign on to an existing LOTO the specific work to be performed by the additional Authorized Employee must allow work to be completed safely within the existing Lockout/Tagout.

7.11
When multiple Authorized Employees exist on a LOTO it will remain in effect until the last Authorized Employee releases the LOTO. The original Authorized Employee/Requestor is the only person allowed to release their associated Lockout/Tagout request.

7.12	The Authorized Employee(s) maintains control of the LOTO key(s) until the LOTO is released.

8.0	GROUP LOCKOUTS

8.1	If more than one authorized employee will be working on equipment that is to be locked out, each shall place his/her own uniquely-keyed lockout device on the energy isolating device(s).

8.2	When an energy isolating device cannot accept multiple locks, a multi-lock device (hasp or scissor device) or group lock box may be used.

8.3	The Requestor(s) and Tagging Authority have the responsibility for coordinating the group lockout.

8.4	Using a multi-lock device:

8.4.1	The Requestor applies his/her lockout device and attaches the lockout tag to the energy isolating device(s).

8.4.2	Each other Authorized Employee in the group affixes their lock to the lockout device when they begin work and removes their lock when they complete their work on the equipment being serviced.

8.4.3	If the number of personal locks required exceeds the number of locks the device can accommodate, a group LOTO box will be used.

8.4.4	When the work is complete, the Tagging Coordinator determines when it is safe to re-energize the equipment.

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9.0	Group LOTO Boxes

9.1	Group lockboxes may be used when more than one person will be working under the “LOTO Permit”.

9.2	The Requestor will place his assigned locks on the required energy isolation points identified on the “LOTO Permit”.

9.3	He will then place his key in a numbered lockbox

9.4
All other Authorized Personnel working on the equipment under the LOTO will walk down the permit to ensure proper alignment and lock placement and then will place their personal locks on the group lockbox.

9.5	All Authorized Personnel placing their lock on the group lockbox will be listed on the “LOTO Permit - Sign On/Off”.

10.0	Work Authorization

10.1	When all energy isolations listed on the LOTO permit are positioned and locked/tagged the Authorized person shall initial with date and time in the “all locks installed” box on the “LOTO Permit”.

10.2	The Tagging Authority will sign with date and time the “LOTO Issued” section of the “LOTO Permit” to issue the LOTO.

10.3	The Tagging Authority will record in the appropriate LOTO information the “LOTO Log Form”.

10.4	A JHA/Pre-job brief and work Authorization shall be completed prior to the beginning any work activity.

11.0	LOTO Change

11.1	The status of a LOTO can be changed to allow removal of locks to allow a component or a portion of a system to return to service only if all Authorized Personnel agree work can continue safely.

11.2	A change of LOTO status is made only after the Tagging Authority has reviewed the proposed change and determined the change does not compromise the initial LOTO.

11.3	A description of the change and the reason for it will be recorded on the “LOTO Permit”, and initialed by the Tagging Authority.

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12.0	LOTO Release

12.1
Before the equipment is available to be placed back in service, the employee(s) performing the work is responsible to check the area around the equipment to ensure no one is exposed to hazards as a result of maintenance activity. The check should ensure all tools have been removed, housekeeping or area clutter is acceptable and employees in the area are clear.

12.2	The Authorized Employee will report to the Tagging Authority the work has been completed and that the locks and grounds will be removed.

12.3	The Authorized Employee restoring the equipment to service will receive all instructions from the Tagging Authority.

12.4	All Authorized Employees will remove their locks and grounds from the isolation points identified on the “LOTO permit”. Removal will be performed as follows:

•	Inspect the area and check the work in complete

•	Ensure connection of electrical leads, removal of grounds, locks, and tags as necessary

12.5	The Authorized Employee that was the Requestor shall be the final person to remove his/her locks and will ensure there are no safety issues associated with LOTO release.

12.6	The Authorized Employee/Requestor signs the “Released By” section of the “LOTO Permit” and “LOTO Log Form”.

12.7
LOTO Locks can be released “only” by the person whose name appears on the “accepted” line of the LOTO permit. In the event of an “Emergency” or a “Safety” issue and existing LOTO must be released, the responsible Authorized Requestor will attempted to be notified and will return to the site to get LOTO released if possible.

12.8
In the event an employee cannot be contacted to release a LOTO due to sickness, vacation, etc. and an “Emergency” or “Safety” issue is declared the existing LOTO may be released as follows: (Use “LOTO Removal Notification Form”)

•	The Tagging Authority must be contacted for the release of the LOTO and will inspect work area to verify the work has been completed or that it is safe to release LOTO;

•	They will inspect each location where locks have been placed to verify the LOTO permit

•	The Tagging Authority will initial name of the original requestor, the associated LOTO permit number, and the isolation point line signatures.

•	The Tagging Authority will release the “LOTO Permit” by signing and dating the permit and the LOTO log.

•	The original Authorized Employee/Requestor will be notified of the release as soon as possible.

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13.0	ANNUAL LOCKOUT AUDIT

13.1
An audit of the LOTO procedure shall be conducted at least once per year at each PV Plant to evaluate its continued effectiveness, to determine the necessity for updating this written procedure, and to help target effective training for employees.

13.2	The audit is to be performed by the Safety Department and shall include the witnessing of at least one actual LOTO process in the normal operations.

13.3	The audit shall be documented on the “LOTO Observation and Audit Form”, which shall include:

•	Equipment and energy sources on which the LOTO procedure was being utilized

•	Audit date

•	The employees included in the inspection

•	Checklist confirming compliance/failure to key written procedures

•	Comments as applicable

•	Certification signature and title of the auditor

14.0	TRAINING REQUIREMENTS

14.1	Employees
Employees must be trained before they are assigned to work under LOTO conditions. Employees should also be re-trained on LOTO whenever:

•	Near misses or accidents occur

•	An annual audit reveals that the LOTO procedure is not up-to-date, effective, compliant with local regulations, or not being used properly.

•	Whenever there are significant changes in procedures to which LOTO applies.

14.2	Affected Employees
Each new or transferred affected employee and other employees whose work operations are or may be in potential lockout areas shall be trained in:

•	The reasons for the LOTO procedure and how it is used.

•	The prohibition against restarting or re-energizing equipment which has been locked out.

•	The hazards of working in the area of locked-out equipment.
When an Affected Employee’s job responsibilities change to include the cleaning, repairing, or servicing operations on machines or equipment subject to LOTO, such employee shall complete the Authorized Employee’s training program prior to beginning his/her new job responsibilities.

14.3	Authorized Employees
Authorized employees shall be trained in:

•	The hazards related to setup, cleaning, repairing, servicing, or adjusting equipment subject to LOTO

•	The safety significance of the LOTO procedure

•	The specific steps in performing a LOTO

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14.4	Training Documentation
Applicable managers shall ascertain that each affected and authorized employee has received and understood the required training. The manager shall prepare a record which contains the identity of the employee, the subject and date of training, and the means used to verify that the employee understood the training.
A current list of authorized lockout employees, including names, titles, and date, shall be maintained at each PV Plant using the “Authorized Employee List.

15.0	Terms and Definitions

15.1
Adjacent Machinery/Equipment: Equipment near other equipment on which work is being done. If a piece of equipment presents a danger to workers because it is near other equipment being serviced, it shall be locked and tagged out, and its stored energy sources made safe before work is undertaken.

15.2
Affected Employee(s): Any employee whose job requires them to operate or use equipment on which servicing or maintenance is done under LOTO. This includes employees whose job requires them to work in the area where this type of servicing or maintenance is being done.

15.3
Authorized Employee: An employee who attaches Lock Out and/or Tag Out Devices on equipment to perform servicing or maintenance on that equipment. An Affected Employee may also be an Authorized Employee. This occurs when the Affected Employee’s duties include doing maintenance or service on equipment that must be isolated using LOTO.

15.4	Authorized Employee List: A list, maintained in the site LOTO Book, containing the names of personnel on site that have been given authority, responsibility, and training to perform the duties of:

•	“Higher Authority”

•	“Tagging Authority”

•	“Authorized Employee”

15.5	Capable of Being Locked Out: An energy isolating device shall be considered to be “capable of being locked out” in any of the following situations:

•	If it has a hasp or other attachment to which a lock may be attached preventing accidental operation.

•	If it has a locking mechanism built into it to prevent accidental operation.

•	The Energy Isolating Device may be locked into position using commercially available Lock Out Devices and industry recognized isolation methods.

15.6
Disconnect: A device that isolates the source of electrical energy to a piece of equipment. An acceptable disconnect must have a Lock Out Device and Tag Out Device attached so that no one may operate the disconnect while work is being performed.

15.7	Energized: Connected to an energy source or containing residual or stored energy. The following energy sources apply: electrical, chemical, mechanical, thermal, hydraulic, pneumatic, and other.

15.8	Energy Isolating Device: A mechanical device that physically prevents the transmission or release of energy including, but not limited to, the following:

•	A manually operated electrical circuit breaker.

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•	An electrical disconnect switch.

•	Manually operated electrical switches by which the conductors of a circuit may be disconnected from all ungrounded supply conductors, and by which no pole may be operated independently

15.9
Group Lock Box: A box for storing the key(s) to the red equipment locks of an active Lock Out/Tag Out. The Lock Box serves as a central isolation point for Authorized Employee(s) to place their individual locks.

15.10	Ground: A conductor used to intentionally connect a piece of equipment to earth to prevent the buildup of voltage that may result in undue hazards to equipment or to personnel.

15.11
Higher Authority: The person(s) on site that has ultimate responsibility for the equipment and operation of the site. Depending on the status of the site, the Higher Authority may be the Site Construction Manager, Commissioning Manager, and/or the Site O&M Manager (or their designees) and will be identified in the site’s “Authorized Employee List” maintained in the LOTO Book.

15.12
Lockout/Tagout Device: A prominent warning device such as a tag and a means of attachment such as a lock, which can be securely fastened to an energy-isolating device to positively prevent the release of energy.

•	Red Lock is used with a tag and denotes association with a specific work task associated with a LOTO.

•
“DANGER DO NOT OPERATE” tag - A tag used to identify the isolation points or apparatus, equipment, or lines, which must remain de-energized and isolated for work to be safely performed. For electrical equipment this tag is normally attached to the disconnect switch, breaker, racking mechanism and/or control handle. If fuses are to be removed, the tag is attached to the fuse holder and fuses tagged and stored in a controlled area.

•	For mechanical equipment the tag is to be attached to the controlling device (handle/operating lever) of the energy isolation.

•	Unauthorized removal of a “DANGER DO NOT OPERATE” tag and lock or operation of any equipment secured by the tag and lock will result in immediate termination.

•
Green Lock/Wire Lock/Tie Wrap is used to prevent inadvertent access to energized equipment and is not associated with LOTO. These devices are used as an administrative control to denote jurisdictional boundaries.

15.13	LOTO Book: A binder maintained by the Tagging Authority that contains:

•	A current copy of this procedure

•	“Authorized Employee List”

•	All active and completed “LOTO Permits”

•	Up-to-date “LOTO Log”

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15.14
LOTO Request Form: is a document completed by an Authorized Employee (as a requestor) and submitted to the Tagging Authority. The form identifies the equipment to be cleared, a description of the work scope, clearance specifications and any other information necessary to determine how the equipment is going to be made safe for work.

15.15
LOTO Permit: is the official approval and authorization document to take a piece of equipment or system out of service for inspection, maintenance or repair work. The permit identifies all known sources of energy and provides guidance for positioning and locking/tagging all known energy isolations so that work can be done with safety to personnel and equipment.

15.16	LOTO Permits shall be kept on site for 1 year from issuance.

15.17	Qualified Electrical Worker: A worker who is trained and competent as defined in OSHA 1910.269 (a)(2)(ii).

15.18
Requestor: Any electrically qualified person that has a need to perform work on a system that is or may become energized. This person submits a LOTO request to the Tagging Authority so that a LOTO permit can be generated and the LOTO put in place. The Requestor is responsible to work with the Tagging Authority to ensure the work to be performed is completely understood and that all known sources of energy are isolated.

15.19
Servicing and/or Maintenance: Workplace activities such as, but not limited to, construction, installing, adjusting, inspecting, testing, modifying, and maintaining and/or servicing equipment where an employee may be exposed to the unexpected energization or start-up of the equipment or release of hazardous energy.

15.20
Tagging Authority: An electrically qualified person that is responsible for identifying all energy isolation points, creating the LOTO permit and authorizing the LOTO to be put in place. The Tagging Authority is appointed by the appropriate “Higher Authority” and is identified on the site’s “Authorized Employee List”, maintained in the LOTO Book.

15.21
Work Scope: Written details of the job(s) to be performed, the equipment or systems to be worked on and any details and/or supporting documentation necessary to make a determination of what systems/equipment must be isolated to ensure the safety of personnel performing work.

16.0	References

•	29CFR1926.417 Lock Out/ Tag Out for Construction/Commissioning

•	29CFR1910.269(a)(2)(ii), Qualified Employee

•	29CFR1910.269(d), Hazardous Energy Control for electric power generation

•	Section 1910.147 in Title 29 CFR “Control of Hazardous Energies”
Section 3314 in Title 8 CCR ”Cleaning, Repairing, Servicing, and Adjusting Prime Movers, Machinery, and Equipment.

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LOTO Permit (Switching Order)

Site: ______________________ Page _____ of ______

LOTO Number: (Year – Sequential Number)			
Equipment for LOTO:		**Equipment Location:**	
Job Description (WO#):			
Requestor: print name			

The **Requestor** is responsible for ALL employees working under the protection of the LOTO, coordinating with all Authorized Employees participating in the LOTO.

Tagging Authority: print name	

The **Tagging Authority** is the responsible person for this LOTO and is responsible for identifying all known energy sources and ensuring isolation prior to issuing LOTO and authorizing work.

LOTO Energy Isolation Points

Energy Isolation Point	Drawing #	Position	Lock #	Lock/ground Installed *(Date, Time, Initials)*	Lock/ground Removed *(Date, Time, Initials)*

	Sign/Date/Time	Sign/Date/Time
LOTO Issued – "Tagging Authority" signature that all energy is isolated and all locks/tags are installed. Ready for work authorization (**signature and date/time**)		
LOTO Released – "Tagging Authority" signature that all locks/tags have been removed and LOTO is no longer in effect. (**signature and date/time**)

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LOTO Removal Notification Form

If an Authorized Employee is not available to remove their personal lock(s), a Higher Authority in coordination with the Tagging Authority may remove the lock(s) providing the following steps are executed:

1. The Higher Authority and Tagging Authority are notified that there is an immediate need to remove the Authorized Employee's lock(s) and that the Authorized Employee is not on site.
2. All reasonable efforts shall be made to contact the Authorized Employee.
3. If the Authorized Employee is contacted by phone, the Tagging Authority shall relate the need for the lock removal and request authorization for lock removal. Tagging Authority shall document the Authorized Employees name and the date and time of the contact below.
4. If the Tagging Authority cannot make contact with the Authorized Employee, then the Tagging Authority shall verify that the Authorized Employee is the only person signed onto the LOTO, walk the LOTO down to ensure there is no hazard created by releasing the LOTO and removing the Lock(s).
5. The Higher Authority in coordination with the Tagging Authority verifies that the equipment is fit to return to service and all Affected Employees are notified and cleared of the area.
6. The Higher Authority and Tagging Authority shall then authorize the removal of the LOTO.
7. The Authorized Employee who originally affixed the lock is made aware that their lock was removed when they report back to work. The Tagging Authority shall complete the Lock Removal Notification Form whenever a LOTO device is removed by someone other than the requestor. The original copy of the Lock Removal Notification Form shall be attached to the cancelled LOTO permit for record keeping purposes.

LOTO No: ______________________________

Lock/Tag removal Authorized by: ____________________ ____________________

Higher Authority Tagging Authority

Lock/Tag Removed by: ____________________ Lock No: ____________________

Reason for removal by person other than Authorized Employee: ____________________

____

____

Authorized Employee Notified By:

Employee: ____________________ Date/Time: ____________________

How was notification made? ____________________

Acknowledged by the Original Authorized Employee: (after return to site)

Authorized Employee: ____________________ Date/Time: ____________________

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Attachment M - Utility Vehicle Operator Safety
Introduction

•
The information and instructions included in this training program will enable operators of utility vehicles to avoid situations that may compromise their safety or the safety of those in the vicinity of the vehicle, and avoid damaging the vehicle or other property.

Definition

•
A utility vehicle, as used in this training program, is defined as any vehicle used for First Solar business, regardless of size or energy source, used primarily for the transportation of persons or cargo which is non-licensed, including golf carts, Gators, tractors and ATVs.

Scope

•	This program applies to all utility vehicles owned, leased, or operated on First Solar premises by First Solar employees, volunteers, contractors, vendors, or agents.
Requirements

•	Possess a valid State driver’s license.

•	Know and adhere to First Solar Safe Driving Policy
Responsibilities

•	Supervisors

•	Ensure that all employees in their department who are authorized to use utility vehicles complete the requirements of this program prior to operating a utility vehicle.

•	Implement procedures for control of utility vehicles registered to their department.

•	Ensure that utility vehicles are operated in accordance with the manufacturer’s recommendations.

•	Ensure each utility vehicle is never operated over the maximum load capacity recommended by the manufacturer.

•	Provide periodic evaluation, counseling, and training as may be appropriate to correct non-compliance with this training program.

•	Employee

•	Must be knowledgeable regarding the requirements and guidelines set by this training program.

•	Responsible for the security of the utility vehicle for the period that the vehicle is assigned to them.

•	Immediately notify their supervisor if and when their driver’s license is suspended or revoked.

•	Provide timely notification of safety and maintenance concerns to their supervisor

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•	Safety

•	Daily Inspection - Inspections of utility vehicles should be done at least once per day at the beginning of the operator’s shift.

◦	Are the tires inflated to the proper pressure?

◦	Are there any loose parts?

◦	Are all fluids maintained at the proper levels?

◦	Is there any evidence of fluid leaks

◦	Is the vehicle steering loose?

◦	Is the audible reverse alarm operational, if equipped?

◦	Are the brakes functioning properly?

◦	Are the side and rear view mirrors in good condition, e.g., not cracked, fogged, loose, or dirty?

◦	Are seat belts accessible for use and in good condition?

◦	Is the horn operational?

◦	Are all signs fully functional?

◦	Is all the original equipment safety features maintained in good working order as recommended by the manufacturer’s service schedule?

◦	Are operational flashing hazard lights on top of the utility vehicle operational, if applicable?

◦	Are slow moving vehicle reflective triangles clearly displayed on all utility vehicles and trailers in tow, if applicable?

◦	Are there any other visibly defective items noted?

•	Anything noted to be not in proper working order must be reported to the Supervisor and the utility vehicle taken out of service until properly repaired.

•	Seat belts must be used when provided

•	Utility vehicles cannot be operated between dusk and dawn without properly working headlights and taillights.

•	All utility vehicles must be equipped with a functional horn.

•	Utility vehicles cannot be modified in any manner that affects the recommended mode of operation, speed, or safety or the vehicle.

•	Operators of utility vehicles which are not equipped with turn indicators must use appropriate hand signals.

•	Cargo

◦	Utility vehicles equipped with a back carriage must not be overloaded. Overloading decreases maneuverability and safe operation.

◦	Materials and equipment must be loaded so they will not cause a hazard by shifting or falling off.

◦	Top heavy equipment is especially dangerous and must be secured near the center of the vehicle to avoid tripping. Be extremely careful during turning maneuvers.

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◦	Loads must not extend more than one foot from either the side or front of a utility vehicle.

◦	Loads that extend more than three feet from the rear of the vehicle must be flagged with a brightly colored material, usually red or orange.

•	Authorized Utility Vehicle Operators

•	Employees that have satisfactorily completed the requirements outlined above in the requirements section

•	Utility vehicles must be operated in compliance with the common “rules of the road” regardless of whether vehicles are operated on jobsite work areas or roadways.

•	Utility vehicles must be operated in a manner that does not interfere with normal pedestrian or vehicle traffic flow on roadways.

•	Speed Limit

•	All speed limits must be observed.

•	Operators must account for conditions that may require driving at slower speeds:

•	Pedestrians (including those who employ wheelchairs or any type of mobility assistance)

•	Utility vehicles must be operated with the utmost courtesy, care, and consideration for the safety and convenience of pedestrians.

•	Pedestrians must be afforded the right-of-way at all times.

•	Operators must reduce speeds in heavy pedestrian traffic or stop until the traffic has lessened.

•	Whenever an operator feels he/she cannot predict the actions of a pedestrian or other vehicle operator, he/she must come to a complete stop before proceeding.

•	Parking

•	Utility vehicles must not be parked within 6-8 feet of the entrance or exit of any building, except at loading docks safety equipment, or machinery.

•	Utility vehicles must not be parked in a way that blocks stairs, sidewalk, fire hydrants, fire lanes, or handicap ramps.

•	Utility vehicles must not be parked in any manner likely to obstruct or interfere with the flow of pedestrian or vehicular traffic.

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•	General Guidelines

•	All body parts - feet, legs, and arms shall be kept inside the vehicle while it is in motion, unless the operator is signaling for a turn.

•	Operators or passengers shall not jump on or off of vehicles in motion.

•	Observe the limit of occupants per seat rule. (Per Manufacturers Recommendations)

•	No passengers will be permitted on utility vehicles unless provided with adequate seating. No one is permitted to ride on the running boards, fenders, or any part of the vehicle except the seats.

•	Always remain seated and hold on while vehicle is in motion.

•	Before starting the vehicle, assure it is not in gear.

•	Check the area behind the vehicle before backing up.

•	Slow down before and during turns. All turns should be executed at reduced speeds.

•	Drive the vehicle only as fast as terrain and safety considerations allow. Always obey the jobsites posted speed limit.

•	Always consider the terrain, existing vehicular and pedestrian traffic conditions, as well as factors that may affect your ability to operate the vehicle safely.

•	Avoid sudden stops or change of direction that may result in a loss of control.

•	Operators should not stop in the middle of roads or walkways.

•	Brake to control speed when traveling down an incline.

•	Exiting the utility vehicle

◦	Turn the key to “off” position.

◦	Engage brake fully.

◦	Then remove your seatbelt.

•	Enforcement

•	The supervisor and any utility vehicle operator must review this program annually or as situation warrants.

•	Violations of this training program must be reported to the Safety Office.

•	The operator’s supervisor must be notified.

•	The privilege of operating a utility vehicle may be revoked at any time.

•	Any violations will result in disciplinary actions up to and including dismissal from the site.

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Attachment N - Internal Traffic Control Plan

FS and Sub-Contractor are to develop an Internal Traffic Control Plan for each scope of work involving heavy equipment (including forklifts and bobcats) on a daily basis or as scopes change during the shift and give information to all workers in the work zone (to be included in morning JHA)

•	Determine personnel and equipment needed

•	Determine where pedestrian workers will face vehicle hazards

•	Where will equipment be operating and backing

•	Where are the vehicle access points

•	Where will work activities take place

•	What are the traffic flow paths of equipment

•	Reduce need for equipment to back up

◦	Make plans according to work area

◦	Coordinate truck and equipment movement

•	Isolate pedestrian workers from area when possible

•	All heavy equipment will have back up alarms and spotter while backing

◦	Back up alarms shall be at least 85 decibels louder than background noise in area

◦	Back up alarm shall be a “High-Low” alarm. Not the standard back up alarm which has only one tone which constantly broadcasts

◦	Spotter will not be engaged in any other work other than spotting for that vehicle

◦	Spotter will be knowledgeable in proper hand signals

◦	Before backing, operator will make eye contact with spotter and receive proper hand signal to back

◦	Spotter will be aware of all pedestrian workers in area and advise workers when equipment is backing

◦	Spotter will be aware of all other equipment in area and advise operator when it is not safe to back

◦	Spotter will wear proper PPE at all times including a reflective safety vest and always have an emergency evacuation route away from the piece of equipment he is spotting for

•	Operators of heavy equipment will receive the Internal Traffic Control Plan before work commences and go over his/her traffic flow pattern with the spotter

◦	Operators will be knowledgeable of work zone, traffic patterns, and other equipment and pedestrian workers in area

◦	Operators will know who their respective spotter is before work commences

◦	Operator and spotter will go over hand signals to be given during the scope of work

•	Specific Heavy Equipment Backing Requirements

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•
Contractors will provide to the Project Safety Manager a license or certification of training on all types of heavy equipment that the employee will operate. On heavy equipment that does not require this certification; the employer will certify in writing to the Project Safety Manager that the employee is qualified through training and schooling that he is qualified.

•	The site areas where grubbing, grading, or where heavy equipment is being operated will be barricaded by the use of physical barriers or red fabric tape and stanchions.

•
Heavy equipment will loop around and will not back up unless the operator is in direct radio contact with a spotter that is assigned as a spotter to the piece of equipment. Under no conditions will the operator back a piece of equipment unless a spotter is assigned. The spotter will have the authority to stop work and will have no other duties.

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Attachment O - Spill Prevention and Response Plan

1.	INTRODUCTION

•
First Solar (COMPANY) and contractors will use this plan during construction to prevent the release of hazardous materials to the environment, to identify and respond to incidents involving such releases, and to demonstrate compliance with applicable environmental best management practices.

2.	SPILL PREVENTION PROCEDURE

2.1	Pre-Release Planning

•	There are specific areas/activities on the project site that have the potential for the occurrence of spill-related incidents during construction. These areas/activities are listed below:

◦	The transfer of fuel from tank trucks to storage tanks or to construction vehicle

◦	Collection and transport of sanitary sewage by vacuum truck

◦	Use of hazardous liquid products, including hydraulic fluids, solvents and lubricating oils

◦	Release of operating fluids from construction equipment

◦	Hazardous Materials Storage Areas

◦	Waste Accumulation Areas

•
The greatest potential for spills of hazardous materials will be at the storage tanks/containers and spills from equipment (e.g., hydraulic leaks, fuel spills). All reasonable means shall be taken to prevent spills or leaks.

•
COMPANY and all contractors and subcontractors shall include appropriate spill containment and protective measures for activities that have the potential to release hazardous materials. Under no condition shall oil or contaminants be discharged onto the soil.

•
Drip pans shall be used under portable equipment where there is potential for leaks or spills during maintenance, fueling or other operations. Drip pans shall be suitably sized for the equipment, constructed of impermeable material and not be allowed to overflow.

•
Drip pans containing rain water or water from snow melt may be emptied to the ground surface only after visual inspection confirms there is no presence of hydrocarbons, i.e. oily sheen on the water surface.

•
Leaking drums, hoses or equipment will be repaired or removed from the work area to prevent spills of hydrocarbons, chemicals or other materials. Oily equipment or materials shall not be stored in or near drainage areas where water “runoff” from the site could become contaminated.

•	Vehicle and equipment maintenance shall be confined to designated areas, and precautions taken to preclude fluids from being discharged or spilled to land or drainage ditches.

•
Drip pans shall be used under equipment where there is high use and/or a potential for leaks, including temporary generators and transformers, sampling lines, stop cocks, dispensing areas, etc. Permanent drip pans shall also be provided underneath the fuelling ports of portable equipment not equipped with inherent secondary containment. Containment areas or drip pans receiving oil or oily water shall not be allowed to overflow.

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2.2	Fueling

•
Fuel release can be a major source of soil or water contamination. Vehicle fuelling shall occur in areas where the potential for contamination is minimized in accordance with this plan, and as approved by the ES&H Manager.

•
Equipment that remains stationary while in use for considerable periods of time, such as rigs and cranes, must adhere to strict fuelling procedures, and appropriate spill containment devices shall be used.

2.3	Spill Kits

•
Spill kits complete with soaker pads, oil-absorbing materials and containment booms shall be required by all contractors and their subs. Absorbent mats, sand, clay or other absorbent materials shall be readily available for deployment to control or contain spilled material. Spill Containment Kits for work activities will be located in convenient areas and available for use with specific work activities.

2.4	Hazardous Materials Storage

•
To prevent accidental spills from reaching the environment, all temporary hazardous material storage areas shall be located at least 100 feet away from surface waters and buffer areas, or have structural controls that would prevent the migration of a spill into a drainage area. It is appropriate to provide temporary secondary containment when hazardous materials are going to be transferred to smaller containers or the likelihood for a release exists. The temporary secondary containment can be constructed of a concrete slab with curbs, a soil berm with a plastic liner, or a manufactured secondary containment system. In addition, the project will maintain an adequate number of spill kits around the site.

3.	SPILL RESPONSE PROCEDURES

•
In the event a spill does occur employees will immediately notify their supervisor and will take immediate steps to stop the leak if possible. The exact actions taken to stop, reduce and contain the release are influenced by the severity of the spill, the quantity of material released, the circumstances of the release, the type of material and the spill location.

•	All supervisors shall be responsible for dealing with spills and advise construction site personnel of any special or necessary actions that need to be taken as dictated by the situation.

•
COMPANY and contractors and subcontractors must remain committed to resolving any substandard process or condition that may have contributed to any spills or releases. All spills, regardless of volume, will be recorded in a “Spill Log”, and ES&H staff will take measures to ensure and document the cleanup, and identify corrective measures to prevent reoccurrence.

•
All wastes generated by the projects spill response and cleanup shall be properly contained and labeled, and documented on the Waste Removal Log. The completed log must be attached to the project incident investigation report.

4.	SPILL REPORTING

•
All spills will be reported internally to the ES&H Manager and Site Manager in accordance with the Incident Reporting. Immediately following a spill, initial reports to these individuals should identify the type and amount of material spilled and immediate actions taken to contain and respond to the incident.

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•
OWNER will be notified and will make notifications to Regulatory authorities depending on the type material and quantity spilled. Therefore, it is critical that this information be immediately reported to the Supervisor responsible for notifying COMPANY management and the Safety Department of the incident.

5.	TRAINING

•	Employees involved with hazardous spill response and major cleanup will be trained appropriately.

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Exhibit

SPILL RESPONSE PROCEDURE
Employee
Supervisor
Environmental Specialist
HSE Manager
SPILL INCIDENT
Can spill be contained or stopped safely?
NO
Inform Supervisor immediately
Evaluate Spill
YES
Stop/Contain spill. Prevent spill from migrating to other areas.
Is the spill an immediate threat to human health or the environment? (e.g. extremely flammable, explosive, toxic, inhalant, entering a water course or off site area?
Seek assistance. Report to Supervisor immediately
YES
NO
Activate Site Emergency Response Team and inform Environmental Specialist
Direct cleanup activities and advise the Emergency Response Team. Contact offsite cleanup or law enforcement if necessary.
Inform Environmental Specialist or HSE Manager of Spill
Document spill cleanup activities. Complete appropriate spill reports.
Prepare appropriate reports
Forward spill incident report to SM for Notification of:
-Owner
-Regulatory agencies
-Local Authorities

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Attachment P - Workplace Violence at Construction Site Protocol

I.	PURPOSE
The purpose of this First Solar EPC Workplace Violence Protocol (“Protocol”) is to clarify the responsibilities and procedures when there is a “live” workplace violence incident (“WVI”) at a First Solar EPC worksite. This Protocol is intended to supplement existing company policies on workplace violence, drug and alcohol use, standards of conduct and associate discipline.

II.	PROTOCOL
The five components of this protocol are:

•	STAY SAFE

•	DEFUSE

•	REPORT

•	PREVENT

•	DELAY
Each component is equally applicable. WVIs are by their nature volatile and dynamic. Sometimes you may be able to act quickly (e.g., to make a report, to intervene, to keep those not involved safe or delay any further harm). At other times, the best course of action is not to react. Below are the Company’s position/guidelines on how you should make that determination. When reading through this Protocol, the first standard is:

•	SAFETY FIRST

•	Nothing in any FIRST SOLAR policy requires you to put yourself in harm’s way!!
STAY SAFE - When there’s a WVI, how do you decide whether to “get involved”? And what does it mean to “get involved”?

•	Getting Involved means doing something to defuse, report, prevent or delay the occurrence (or continuation) of a WVI.

•
Engagement: Please Get Involved when (i) you are the best or only person for a task, and (ii) you reasonably believe you can Get Involved without causing injury (or further injury) to yourself and others.

•
When choosing whether to first defuse, report, take preventive action, or delay further violence consider whether there is a risk that taking the action will further escalate the WVI. When it is unclear, choose the course of action (or inaction) that is most likely to keep the most people safe with the least risk of further escalation.

DEFUSE - When you are in the middle of a WVI, the key to avoiding injury (or further injury) is to defuse the situation by calming down the threatening/violent person. IMPORTANT: The goal is not necessarily to get the person to leave the site. Remember, an individual who leaves the site but remains upset will find a way to continue the violence (either by returning to the site or seeking a remedy at a different location).

•
Who Should Defuse? Where there is a choice, the best person to defuse the situation is someone who (i) has been trained in defusing WVIs (or has a well-known capability for being able to defuse these types of situations), (ii) is not the source of the grievance giving rise to the WVI (e.g., supervisor, member of management), and (iii) is not in uniform (particularly where

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weapons are involved - as this may lead to escalation). Often the safety site manager is the person who can best serve in the role … but if the individual is upset because of a write-up following a safety incident, a better defuser might be a friend or a neutral person.

•
How to Defuse? While every situation is different, there are some commonly understood guidelines (see attached “Defusing Guidelines”). A note of caution: If you are the defuser, do not allow yourself to be blocked in. Keep a clear path to the exit.

•
If there is a Hostage Situation. Hostage situations add an additional dynamic to a WVI. Follow the Defusing Guidelines for defusing the situation but be sure to also (i) contact the Police (without delay), and (ii) reach out to Luke Reed in corporate security (who has other resources available for these types of situations).

REPORT - When making a report or calling for assistance, convey the following information:

•	The identity of the aggressor, victims and anyone else involved

•	The background (i.e., what lead up to the incident, what time did the WVI begin if known)

•	The location (give very specific location information to the police (including potential hazards, so that they can tailor their response accordingly))
Who To Notify and When:

•
POLICE (CALL 9-1-1): Hurting or threatening to harm another person is a crime in every jurisdiction in which we operate. Regardless of whether anyone will “press charges”, we will want a police report.

•
When do you call the police? Before or after you try to defuse the situation? This can be a dilemma especially because (i) bringing in the police can escalate a situation, and (ii) due to the remoteness of our sites, any delay in calling the police can actually result in further harm if the situation cannot be defused. In the end, it is a judgment call. Here are some guidelines.

◦	If someone is seriously injured, the police must be called to ensure the injuries get prompt medical attention.

◦
If the site is remote, call the police even if there are no serious injuries. Should the situation escalate, any delay may mean the difference between life and death. Advise the police of the situation (e.g., that we are trying to defuse the situation and they should not arrive with sirens blaring).

◦	If you reasonably believe that the situation may not defuse and someone will get hurt, call the police.

◦	If there is a hostage situation. Contact the police first. Then, contact Luke Reed in corporate security as there are additional resources that may be available.

◦	If a situation becomes unstable (violence is occurring that appears cannot be defused, delayed or prevented, move others and yourself to a safe area.

◦	If others gather to watch an actual or potential WVI, disperse the people by telling them to leave. The presence of gawkers can increase the likelihood of escalating a situation.

•	SITE MANAGEMENT: Site management should be notified immediately of any WVI

•	WHO ELSE? It is the responsibility of Site Management to ensure notice of a WVI is provided. This responsibility can be delegated formally or at the time of the incident.

◦	Safety (Site Safety Manager and Construction Safety Manager)

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◦	Security (Site security and corporate)

◦	Risk Management (Linda Elias or Jeff Johnson)

◦	Human Resources (HR will notify HR Legal)

◦	VP Construction and SVP, EPC Management (SVP to notify E-Staff)

•	If worker involved is not an FS employee,

•	Separate notice to the employer of the worker (e.g., sub-contractor) is required

•	If workplace injury
PREVENT - Prevention includes actions you take to prevent (i) Escalation, (ii) Injury, and (iii) Recurrence.

•	Preventing Escalation - Avoid unnecessary confrontations that will escalate rather than defuse a WVI. Potential hot button issues include:

•	DRUG/ALCOHOL TESTING

•
Testing is authorized when a supervisor has a reasonable suspicion that an associate is under the influence of drugs or alcohol. Reasonable suspicion should be documented by physical descriptions (see attached “Reasonable Suspicion” evaluation form). A positive test for the presence of illegal drugs or alcohol while on the job is grounds for dismissal. However, the act of providing the test can further escalate the situation.

•
Do not bother to conduct a reasonable suspicion drug test where (i) the test can and will be performed by the police; or (ii) a worker has injured another worker (i.e., it is not necessary to add another ground for dismissal where behavior is clearly unacceptable and may complicate rather than enhance any adverse employment action).

SUSPENSION NOT DISMISSAL

•
Do NOT immediately dismiss a worker engaged in a WVI. Instead suspend the worker pending investigation of all relevant facts and circumstances and then involve Human Resources and Legal before making a final determination. When suspending the worker, advise the worker to leave behind Company-provided access badges, keys, materials, equipment, tools (e.g., including Company car, computer etc.). It is ok to allow the worker to hold on to a Company-provided cell phone or blackberry. (If the aggressor is employed by a subcontractor, request the subcontractor take the same approach for the safety of all involved). Be sure also to advise the worker:

◦	Investigation: We will conduct a full and fair investigation.

◦	Contact Information: Provide a contact phone number for questions on timing and the results of the investigation. If the worker is a First Solar associate, this should be someone in Human Resources.

◦	Stay Off Site/Stop Work: Be clear that the worker should not work or come to the site pending the results of the investigation.

◦	EAP: If the worker is a First Solar associate [based in the US], remind the associate that counseling services are available from the EAP and provide the phone number.

•	Preventing Injury - Seek to prevent injuries to individuals both on and offsite.

•	SITE SECURITY - Use site security to intervene (where appropriate) and/or to keep others away from the WVI.

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•
GETTING HOME - If you have a reasonable suspicion that the worker is under the influence of alcohol or drugs, send the worker home in a cab or arrange for a neutral party to take him/her home and bring the worker’s vehicle to him/her at another time.

•	LOOK FOR AN ESCAPE ROUTE - If talking to the aggressor during a WVI, don’t get trapped. Make sure you keep a clear path to the exit.

•	Preventing Recurrence - Take away temptations to engage (or continue to engage) in violent activity.

•
DRUG/ALCOHOL TEST - If reasonable suspicion that an FS associate is under the influence of drugs or alcohol, the police will not be called or are unlikely to test, and the associates’ conduct taken on its face is ambiguous (i.e., not in itself grounds for dismissal), contact vendor (or if no vendor, on site trained personnel) to perform an onsite drug/alcohol screening.[1]

•	IF NOT DEFUSED, KEEP ON SITE? - If you send away an angry worker without first defusing the situation, the situation may continue to get worse and recur:

◦	Evaluate the likelihood that the worker will come back to the site (or back to the individual off site) to continue the argument.

◦	Evaluate the likelihood that a worker permitted to drive home might instead use the car to destroy property or use the car as a weapon and run someone over.

•
FEEDBACK; SUPPORT - If you’ve sent someone away with a promise of a full and fair investigate, investigate and give feedback promptly. If you anticipate that the results of the investigation will not be well-received consider ways of providing support to the individual (e.g., offer counseling through the employee assistance program).

•	WHAT ELSE MIGHT PREVENT RECURRENCE OF THE WVI?

◦	Pressing charges

◦	Orders of protection

•
E.    DELAY - If violence (or further violence) appears un-preventable and defusing techniques do not appear to be working, do what you can to delay the inevitable (to give more time for assistance to arrive). Delay tactics that work will depend on the situation. For example, if the aggressor is willing to keep talking, keep him/her talking.

_____________________

[1]
This assumes we will have an onsite drug/alcohol screening strategy for each site. We should separately develop a strategy for each site that ensures accurate samples, compliance with any legal requirements and appropriate “chain of custody” of screening samples.

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REASONABLE SUSPICION DOCUMENTATION FORM

☐ Assessed before had commenced work ☐ Assessed after had commenced work

Name of Individual: **FS Assoc?**	**Date of Observation:**
Location:	**Time of Observation:** FROM: AM/PM TO: AM/PM

OBSERVATIONS (CHECK ALL THAT APPLY)			
SMELL: (if more than one smell, explain in separate remarks)	**STRENTH** ☐ FAINT ☐ MODERATE ☐ STRONG ☐ NONE	**SMELL** ☐ ALCOHOL? ☐ MARIJUANA? ☐ CIGARETTES? ☐ OTHER?	**FROM?** ☐ BREATH ☐ CLOTHES ☐ BODY
EYES:	**EYE SURFACE** ☐ BLOODSHOT ☐ GLASSY ☐ CLEAR	**PUPILS** ☐ DILATED ☐ CONSTRICTED ☐ NORMAL	**EYELIDS** ☐ HEAVY ☐ WIDE EYED ☐ NORMAL
SPEECH:	**CONTENT** ☐ CONFUSED ☐ RAMBLING ☐ SLURRED ☐ INCOHERENT ☐ COHERENT	**TONE** ☐ HIGH/LOW PITCHED ☐ WHEEZY ☐ VERY LOUD ☐ VERY SOFT ☐ NORMAL	**PACE** ☐ VERY RAPID ☐ VERY SLOW ☐ NORMAL
ATTITUDE/AFFECT:	☐ UNCOOPERATIVE ☐ ANGRY ☐ CURSING ☐ AGITATED ☐ ILL	☐ TALKATIVE ☐ GIDDY ☐ DROWSY ☐ NERVOUS ☐ SHOCKED	☐ RELIEVED ☐ INDIFFERENT ☐ CALM ☐ APPROPRIATE
BALANCE	☐ STAGGERING FALLING	☐ SHAKY ☐ FINE	☐ CAN'T TELL
OTHER BEHAVIORS	☐ AGGRESSION ☐ COUGHING ☐ HICCOUGHING ☐ SWEATING ☐ SHAKING ☐ SHIVERING	☐ BREATHING HARD ☐ HYPERVENT. ☐ PACING ☐ CRYING ☐ GIGGLING	☐ BELCHING ☐ SPITTING ☐ RETCHING ☐ SNIFFLING ☐ YAWNING ☐ NODDING OFF

In your own words, describe what occurred that caused you to suspect that the individual described here may be impaired or under the influence of alcohol or drugs.

Signature of Witness: ______________________________ **Date Completed:** ________

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Attachment Q - Environmental Awareness Training
Environmental Awareness Orientation and Training Program
Environmental awareness orientation is mandatory for all employees working on the Project. In addition to environmental awareness orientation, supervisors and personnel performing certain work activities may be required to receive more detailed training to emphasize the specific environmental hazards associated with specific work activities (e.g., grading, excavating, vehicle fueling, dust control, paints/coatings application). Formal training sessions will be supplemented by informal “toolbox” sessions that will be conducted in the “field” to emphasize new requirements or reinforce previously presented information.
Environmental Awareness Orientation for New Hires
Environmental awareness orientation is part of the construction New Employee EH&S Orientation that all employees must complete prior to being allowed to work on the Project. The Project will maintain records of all persons attending the orientation. The environmental orientation provides general guidance on:

•	Environmental commitments, laws and regulations governing environmental compliance.

•	Project’s environmental policy and process for managing environmental compliance.

•	Project workers’ roles and responsibilities in protecting the environment.

•	Recognition and communication of potential environmental hazards (e.g., unanticipated discoveries, spills, erosion control, hazardous materials, dust control).

Supervisor Environmental Training
In addition to new-hire orientation and training, all supervision including Contractors will be required to attend additional Supervisor Training to emphasize their responsibilities. This training will aid them in recognizing and responding to environmental incidents and ensuring they understand the requirements well enough to explain them to their subordinates. The Training will emphasize:

•	Waste management requirements including hazardous and non-hazardous wastes.

•	Fueling and spill prevention and response requirements.

•	Storm water and erosion and sediment control requirements and mitigation measures.

•	Dust control requirements and mitigation measures.

•	Noise Control.

•	Unanticipated discovery requirements.

•	Emergency response and notification requirements.

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Job Specific Training
As required, or appropriate, job specific training will be provided to personnel that perform tasks that actually or potentially cause environmental impacts. This training covers the potential environmental impacts and the associated protection/mitigation measures, workers’ roles and responsibilities, and emergency response requirements. Potential candidates for job-specific training may include those personnel involved with the following activities:

•	Equipment maintenance and repair.

•	Fuel handling and spill response.

•	Installing/maintaining erosion and sediment controls.

•	Earthworks (e.g., clearing, grading, trenching).

•	Maintaining hazardous and non-hazardous material and waste storage areas.
Toolbox Training
To reinforce the Project environmental requirements, informal toolbox training sessions shall be given routinely to emphasize environmentally sensitive issues that are expected to be encountered during the day’s work activities, to reinforce requirements after noncompliance incidents and discuss any changes in Project environmental policies or procedures.

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Exhibit U-1

New-Hire Orientation: Environmental Awareness
This is intended as a general guide for issues to be addressed during new-hire orientation and training. Project-specific information will be discussed as appropriate to the construction activities to be performed.

General Site Requirements

•	Know and obey all restrictions on-site.

•	Conduct good site housekeeping at all work locations.

•	No open burning.

•	Recycle scrap wood, scrap metal, old lead/acid batteries, and other wastes.

•	Control fugitive dust.

Hazardous Material/Waste Handling

•	Common hazardous wastes include: waste fuel, lubricants, coolants, paints, solvents, etc.

•	Conduct a JSA before beginning a task with hazardous materials, use MSDS

•	For hazardous materials use only what you need for the work and leave in original container if possible.

•	Never handle hazardous material or waste near open flames or sparking machinery.

•	Always keep containers closed when not in use.

•	Never dispose of containers in dumpsters unless containers are empty.

•	Talk to supervisor about proper disposal methods IMMEDIATELY after generating waste.

•	Take responsibility for seeing that waste is moved to appropriate storage area.

•	Provide double containment for liquid hazardous materials, all fuels, and fuel containing stationary equipment/machines.

•	Always segregate aerosol cans from regular rubbish.

Spill Reporting

•	Immediately report ALL spills to your Supervisor.

•	Be aware that hazardous spills include: fuels (diesel, gasoline) and oils (motor, hydraulic, lubricating), coolant, battery acid, and most solvents.

•	Safely take steps to prevent further spillage and contain the spill.

Unanticipated Discoveries

•	Encountering hazardous substances, artifacts, or human remains.

•	Stop work immediately and notify your Supervisor.

•	Supervisor will immediately notify EH&S Manager or Site Manager.

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Exhibit U-2

Additional Supervisor Environmental Awareness Training Elements
This is intended as a general guide for additional issues to be addressed during supervisor orientation and training. Project-specific information will be discussed as appropriate to the construction activities performed.

•	Objectives of Training

•	General Program Description

•	EH&S Management System

•	Corporate Policy

•	Environmental Contacts

•	Environmental Tools

•	Why Teach Environmental Awareness?

•	Environmental Controls at the Jobsite

◦	Erosion & Sediment Control

◦	Housekeeping

◦	Solid Waste Management

◦	Hazardous Waste Management

◦	Habitat Protection

◦	Spill Prevention & Response

◦	Dust / Diesel Control

◦	Noise Control

◦	Sensitive Resource Protection

◦	Unanticipated Finds

•	Spill Management/Spill Prevention

◦	Spill Kits

◦	Fuel Storage

◦	Container Leaks

◦	Incompatible Wastes

◦	Fuel Spills

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Exhibit U-3

Hazardous Material Handling & Spill Response
This is intended as a general guide for additional issues to be addressed during specific training. Project-specific information will be discussed as appropriate to the activities performed.

•	Introduction

◦	Preparation

◦	Resources

•	Hazardous Material Management

◦	Examples of Hazardous Material

◦	Methods of Management

◦	Storage Examples

◦	Fueling

•	Waste Management

◦	Examples of Waste

◦	Regulated Wastes

◦	Examples of Waste Storage

◦	Incompatibles

◦	Labels

•	Spill Prevention & Response

◦	Preventing Spills

◦	Cost of Spills

◦	Project Spills

◦	Could this Happen?

◦	Would You Be Prepared?

◦	Impacts

◦	Spill Management

◦	Spill Kit

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Attachment R - Hazardous Materials Management Plan
PURPOSE
To provide project specific procedures for management of hazardous chemicals, products and materials (hereafter referred to as hazardous materials) used on the Owners project. This will include procedures and programs for compliance with OSHA Hazard Communications, HAZWOPER and general hazardous material management practices.

1.	SCOPE
This Hazardous Materials Management Plan is applicable to all COMPANY and contractor work on the project.

2.	DEFINITIONS
Hazardous Material - Any material that poses a hazard to humans or the environment.

HMIS - Hazardous Material Inventory System - A log of hazardous materials stored and in use onsite, including type, quantity, location, and material safety data sheet (MSDS) documentation.

MSDS - Material Safety Data Sheet(s) - A document that states the material’s hazardous constituents, chemical and physical properties, health hazards, permissible exposure levels, first-aid procedures, emergency procedures, and the recommended handling and use requirements. The manufacturer must provide an MSDS for all potentially hazardous materials.

3.	HAZARDOUS PRODUCTS AND MATERIALS MANAGEMENT PLAN

4.1	Hazardous Materials Inventory System (HMIS)
Information on Hazardous Materials can be obtained through the Project Hazardous Material Inventory System. Employees and other designated individuals, including government officials, will be provided copies of the hazardous material list and MSDS’s as needed or requested.

4.2	Document Control
HMIS is designed to provide information to be used for the protection of employees and the environment. A current Material Safety Data Sheet (MSDS) must accompany any hazardous product or material brought on site by a Contractor, vendor or through the site warehouse.

All HMIS documentation, in particular MSDS, shall be readily available as follows:

LOCATION of DOCUMENTS	MSDS FORMAT
Project procurement and contracts supervision groups	Electronic
Designated warehouse where stored	Hardcopy
Area in which the controlled material is being used	Hardcopy
Medical/first aid facilities	Electronic/hardcopy
EH&S Department	Electronic

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The Safety Department shall maintain a site database of hazardous materials, including MSDS information to ensure the site HMIS documentation remains current.

The Safety Department will coordinate and track hazardous materials removed from site for transportation or disposal. The Materials Manager shall be responsible to ensure the EH&S department is informed of planned or received shipments of hazardous materials in advance to facilitate product approval, and coordinate with Owner.

4.3	Contractor Document Control
Contractors shall provide, at the site kick-off meeting, the list of hazardous materials that will be used during their construction activities. The associated MSDS for the identified materials shall be provided to the EH&S department prior to the commencement of work. The Contractor shall be responsible for providing product MSDS at the location of the use of the product.

4.	Hazardous Materials Storage
Hazardous materials, including petroleum products, shall be located in designated areas to optimize control. Hazardous materials shall only be stored in designated hazardous materials storage areas. Storage areas will be constructed prior to bringing any hazardous material or fuel onsite. The storage areas shall:

•	Be located away from existing drainage paths to offsite areas and a minimum of 25 feet from wells or storm water management structures.

•	Be sized appropriately to store anticipated containers with sufficient space between drums to permit the required visual inspection and allow access for emergency response.

•	Be secured to keep unauthorized personnel or animals out and protect the area from vehicles or equipment.

•
Be provided with secondary containment e.g., impervious concrete pad, soil berm with a high density polyethylene (HDPE) liner, or manufactured secondary containment system designed to contain 110% of volume of the largest container and equipped with a manual valve or equivalent means as necessary to allow for the controlled release of clean, uncontaminated, storm water. No visible sheen must be seen prior to disposal of the water.

•	The storage site must be covered to reduce storm water collection.

•
Be labeled with appropriate signage to identify the hazard e.g., Flammable - No Smoking or Open Flame within 25 Feet, Hazardous Materials. Signs will be written in English and any other appropriate language as required.

•	Be equipped with fire extinguisher(s).

•	Be managed to ensure only leak-proof containers are used to store liquids.

•	Be managed to ensure containers are kept upright and closed at all times unless adding or removing contents.

•	Be managed to ensure an inventory of all hazardous materials used onsite is maintained.

•	Be managed to ensure that only compatible materials are stored adjacent to each other.

•	Be managed to ensure all containers are clearly labeled.

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Attachment S - Waste Management Plan

1.	INTRODUCTION
COMPANY and contractors are responsible for managing and disposing of their waste generated during the Project. All wastes generated will be classified as either non-hazardous or hazardous.
COMPANY and contractors are responsible for determining what wastes they will generate during the performance of their scope of work and classifying the wastes prior to storage, recycling, or disposal in accordance with this plan. An Environmental specialist will assist contractors on solid waste characterization, if requested.
Large trash bins will be provided for general construction waste material. They will be identified and all contractors will segregate all wastes accordingly. All contractors will provide garbage cans for their work areas to maintain housekeeping.
All special wastes removed from the site by waste contractors will be documented prior to leaving site. Appropriate records of the waste removed will be kept for future reporting requirements.
COMPANY and the contractors will implement and actively practice waste minimization/recycling to reduce the volume of all wastes generated during construction activities.

2.	WASTE TYPES

2.1	Sanitary Waste
Sanitary waste will be generated at the Project management offices, at the contractor offices, and at the jobsite. Sanitary waste will be collected in storage tanks will be hauled away by a licensed vendor.

2.2	Project Refuse (Non-hazardous Waste)
During the life of the Project, various non-hazardous wastes (e.g., trash, rubbish, packing materials, spent PPE) will be generated as part of the construction process. This waste does not pose a hazard to workers. Wind can blow this refuse around the jobsite and beyond the jobsite perimeter. Therefore, effective housekeeping actions must be employed throughout the life of the Project. Trash receptacles will be deployed at various locations to accommodate proper disposal.

2.3	Project Dunnage
At the receiving areas and in the Project Laydown Areas, dunnage (i.e., wooden crating, packing materials, plastic shrink wrap, metal straps) will be generated. Often, this waste consists of cardboard box attached to a wood pallet. The size varies from small pieces of scrap wood to full sheets of plywood and other lumber. In addition, there will be a large volume of metal “tie-straps” that are used to hold the dunnage together and to hold bundles of materials together. When not properly stacked and managed, the dunnage can become a safety hazard and a housekeeping mess. Crews working in the laydown areas and the receiving areas are responsible for maintaining housekeeping in those areas. Trash receptacles will be deployed at various locations to accommodate proper disposal.

2.4	Hazardous Waste
Small volumes of hazardous waste may be generated as part of normal construction activities. COMPANY and contractors will manage the wastes in an environmentally

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responsible manner and in accordance with best industry practices. COMPANY and contractors are responsible for the proper identification, temporary storage and notification to the proper EH&S personnel for disposal of their hazardous waste.

3.	WASTE MANAGEMENT
The primary focus of waste management during COMPANY projects is that wastes are managed to meet government and local requirements and current industry practices. Waste generation is also minimized as best possible to reduce the amount of environmental impact from the projects waste. COMPANY has in addition, an active inspection program to ensure that contractors and the project in general, perform their activities in compliance with this CECP.
Each contractor will be responsible for the proper identification, characterization, containerization, and labeling of all wastes generated in the course of their activities.

3.1	Project Work Areas
The best way to manage waste on the Project is to begin the segregation process in the field. All contractors are responsible for properly segregating their waste. Aerosol cans must always be segregated from the other trash in the field. Aerosol cans must be punctured and drained prior to disposal. Used-oil filters must be punctured and hot drained of any free liquids before they can be disposed of.
Dunnage from the packaging of equipment will generally be accumulated at the laydown areas. Workers in the laydown areas will stack dunnage scrap lumber in a neat and organized manner. Nails protruding from the dunnage will be bent over or removed to avoid safety problems. It will then be transferred to appropriate bins for recycling and/or disposal.

3.2	Hazardous Waste Management
Hazardous waste generated in the Project Work Areas must be moved immediately to the designated hazardous waste collection areas. Containers must be proper labeled when the hazardous waste is placed in the container.
Under the Environmental Protection Act (EPA) and Occupational Safety and Health Administration (OSHA), US EPA, and the State Government hazardous wastes must be managed in strict compliance with the regulations and by personnel authorized to do so.
In order to ensure that the hazardous waste generated by the construction activity is managed properly, the following procedure shall be utilized to manage the handling and storage of hazardous waste from the various construction activities.
The key issue related to hazardous waste is the handling of the material on site. The waste must be handled correctly to minimize the health and safety risks to those involved. The following outlines the standard procedures for handling generated hazardous waste:

•	Supervision shall identify, during the task review, any hazardous or potentially hazardous wastes that may be generated during the task.

•	Supervision and workers shall review the MSDS for product or materials that make up the hazardous waste to identify hazards associated with handling and storing the product(s).

•	The crew foreman shall obtain storage containers for the waste if required.

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•	The crew responsible for generating the waste must apply a completed ‘WASTE’ label to the outside of the drum.

•	A copy of the MSDS for the product or materials that make up the waste shall be made in preparation of transferring the waste out of the work area.

•	The foreman shall contact the Safety Department to arrange for transportation of the hazardous waste drum(s).

•
The person requesting the waste removal shall complete the ‘Waste Removal Log’, see Exhibit Z -1, attached to this procedure. This form must be completed prior to pick-up and attached to the MSDS (if available).

4.	Waste Storage
All wastes shall be stored in containers and must comply with the following requirements:

•	Stored in containers that have properly fitting lids and the container will be compatible with the waste that will be stored in it.

•	Stored in containers that are in good condition (e.g., no severe rusting, major dents, leaks, apparent structural defects).

•	Incompatible wastes will be segregated.

•	Liquid wastes will be stored within secondary containment.

•	Properly and legibly labeled using “HAZARDOUS WASTE” labels on containers with hazardous waste stored in it and “NON-HAZARDOUS WASTE” labels on containers with non-hazardous waste stored in it.

•	Managed in containers that are closed at all times, except when adding waste.

•	Managed in a manner that allows inspections of the containers and leak detection.

•	All open containers, fuel containers, and liquid waste containers must be stored within a covered secondary containment area or in a manner that will contain a release.

•
Storage areas must provide and maintain a minimum of three feet of aisle space to allow inspection, unobstructed movement of personnel, fire protection equipment and decontamination equipment (spill kits)

•	Storage areas must be arranged such that each drum is exposed to view from at least one side.

•	Each contractor will be responsible for the proper identification, characterization, containerization, labeling, and transport of all wastes to waste/hazardous waste storage areas.

5.	DOCUMENTATION
Prior to removing any waste (hazardous or non-hazardous) from the site contact the site Environmental Specialist for instruction.

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Attachment T - Dust Control Plan

1.0 Objective
The objective of this fugitive dust control plan is to provide direction to the Subcontractor’s construction and field personnel on measures to control the generation of fugitive dust during construction activities associated with First Solar EPC Construction Projects. It will be the responsibility of the Subcontractors to identify all activities generating fugitive dust, implement feasible control measures, and ensure compliance with applicable fugitive dust regulations.

2.0 Requirements for Dust Control
The Subcontractor is required to provide dust control measures for all areas disturbed by construction. The measures listed below will be required, as necessary, to control fugitive dust. Dust control will be implemented by the Subcontractor in areas of active and inactive construction.
Dust control will be achieved primarily through application of water or an approved dust palliative. The quantity of water used must be reported to the CMT each day. Application rates for the dust palliative will follow the manufacturer's recommendations. All dust palliatives used must be biodegradable and approved by First Solar before use.
An operational water truck, sized to the need, should be onsite at all times. Apply water to control dust as needed to prevent visible emissions violations and offsite dust impacts.
Paved streets shall be swept frequently (water sweeper with reclaimed water recommended; wet broom) if soil material has been carried onto adjacent paved, public thoroughfares from the project site.
2.1 High Wind Events
When a high wind advisory is issued dust control measures will be increased in preparation for the event. Operations shall be curtailed, if necessary, during high wind events to reduce the possibility of dust traveling offsite. If it is necessary to curtail operations, prior to leaving the site dust suppressant will be applied as necessary to prevent fugitive dust. If the high wind event covers the weekend the Subcontractor is required to keep whatever is needed to control any dust from leaving the site.
2.2 Control of Unpaved Roads/Areas On-Site
During construction, the Subcontractor shall suppress dust with application of water or other approved suppressant as needed and will control vehicle speeds as per site requirements to prevent dust. Generally the speeds traveled on the unpaved roads will not exceed 15 miles per hour, however these speeds may be adjusted by First Solar as needed. The Subcontractor will apply dust suppressants to the construction work area and access roads at the request of First Solar Construction Site Manager, Site Safety Lead or First Solar’s dust monitor, is one is required.

2.3 Control of Paved Roads
Construction entrances will be installed to prevent tracking mud and soil onto paved roads. Construction entrances will be constructed as required by county, state, and other relevant permits.
Any soil tracked onto a paved road that extends more than 50 feet from the point of origin will be cleaned up by the Subcontractor within one hour of discovery. Any soil tracked onto a paved road that extends less than 50 feet will be cleaned up by the end of the working day. The cleaning will be accomplished by using a street sweeper.

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2.4 Control of Disturbed Areas on Site
During construction, the subcontractor will suppress dust with the application of water or other approved suppressants as needed, and will control vehicle speeds along the construction Right of Way. The subcontractor will apply dust suppressants to the construction work area and access roads at the request of First Solar.
2.5 On-Site Bulk Materials on Site
A sufficient amount of water will be applied to the top of the load to limit visible dust emissions. Haul trucks will be covered with a tarp or suitable cover, additionally at least six inches of freeboard will be maintained to prevent spillage over the sidewalls of the truck.
2.6 Off-site Transporting of Bulk Materials
The interior of emptied truck cargo compartments will be covered before leaving the site. Spillage or loss of bulk materials from holes or other openings in the cargo compartment’s floor, sides, and tailgates will be prevented. Haul trucks will be covered with a tarp or other suitable cover, additionally at least 6 inches of freeboard will be maintained to prevent spillage over the sidewalls of the truck. A sufficient amount of water will be applied to the top of the load to limit dust emissions.
2.7 Stabilization During Non-working Hours
Prior to leaving the site the dust monitor will conduct a thorough inspection at the end of the each work day, the water truck will wet the site on all open areas Water or dust suppressants will be applied on disturbed surface areas to form a visible crust, and vehicle access will be restricted to maintain the visible crust. On the day before a weekend or holiday, the dust monitor will conduct a thorough inspection of the site to ensure all soils are stabilized and crusted. In the event of a high wind event the Subcontractor will maintain the required equipment and operators to control the dust from daylight to dust every day that the high wind event is covering. This will cover weekend or holidays.
2.8 Training
All construction personnel shall receive at a minimum initial onsite training regarding the requirements to control fugitive dust from the site. During the monthly project review meeting compliance with fugitive dust requirements shall be discussed. In the event of fugitive dust compliance Event Tool Box Training will be held immediately to discuss the specific event, assess how the event occurred and recommend methods to avoid such an event in the future.

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Attachement U - BLOOD-BORGNE PATHOGENS
The purpose of this Safety Manual Procedure is to establish the Blood borne Pathogens Exposure and Control procedures to be followed at this facility.

•	Discussion

•
Under the OSHA ruling contained in 29 CFR 1910.1030, all workers that are potentially exposed to blood borne pathogens in their work must be protected from exposure. This protection must be documented in a written Exposure Control Plan. The requirements for the control plan for the plant are contained in this procedure. (29 CFR 1910.1030(a) & (b))

•	Exposure Determination

•
This Facility requires that its plant employees be trained in first aid and cardiopulmonary resuscitation (CPR). All first aid and CPR trained members of the plant staff must be trained in the prevention of occupational exposure to blood borne pathogens.

•	Engineering, Work Practice Controls, and PPE

•
Any potential hazard associated with a job task can be minimized or eliminated by using the appropriate combination of engineering controls, work practices, and personal protective equipment (PPE). Engineering and work practices controls should be used whenever possible to eliminate or minimize employee exposures to blood borne pathogens. Personal protective equipment will be worn when the potential for occupational exposures remain after these controls have been implemented.

•
Included in this section are the specific safe work practices and Universal Precautions, which must be followed by every employee who may be exposed to blood borne pathogens while performing first aid or CPR. The principle of Universal Precautions is a conservative approach to infection control. (29 CFR 1910.1030(d)) Simply stated, the concept behind Universal Precautions is that:

•	All human blood and body fluids are to be treated as if they are known to contain hepatitis B virus, human immunodeficiency virus, or other blood borne pathogens.

•	Engineering Controls

•
Engineering controls used to prevent the spread of blood borne pathogen include items such as puncture proof containers, washing facilities equipped with soap or antiseptic hand cleanser, alcohol/antiseptic towelettes contained in first aid kits, and emergency showers/eyewash stations.

•	Work Practice Controls

•	Work practices are defined as those procedures that have been developed to reduce or eliminate employee exposures to blood borne pathogens. (29 CFR 1910.1030(d) (2))

•	Basic Hygiene

•
All procedures involving blood or other potentially infectious materials shall be performed in such a manner to prevent or minimize splashing, spraying, spattering, and generation of droplets of these substances.

•
If skin contamination occurs, the area should be washed with antiseptic cleanser or copious amounts of soap and water for 15 minutes. If the eyes or mucous membranes are accidentally contaminated, they should be flushed with water for at least 15 minutes.

•	Employees must wash their hands with gloves on and then again immediately after removal of gloves (or as soon as feasibly possible).

•
Employees who have open cuts or sores shall not perform first aid/CPR until the areas are healed except in life threatening instances where no other first aid responder is available and only after the area has been covered to minimize the possibility of exposure.

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•	Housekeeping and Cleanliness

•
All equipment and working surfaces will be decontaminated after contact with blood or other potentially infectious materials. Work surfaces will be washed with disinfectant (or a mixture of nine parts water to one part household bleach) after being contaminated.

•	Employees, who clean or have contact with contaminated first aid equipment, laundry, or uniforms, must wear gloves and other appropriate personal protective equipment.

•	Personnel Protective Equipment

•
As manager and operator of this facility, FIRST SOLAR provides, at no cost to its employees, appropriate personal protective equipment for personnel who may be exposed to blood borne pathogens. Personal protective equipment includes any item that may prevent the passage of pathogens from one person to another. This includes items such as disposable gloves, disposable resuscitators equipped with one‑way valves, and safety glasses or goggles. Disposable gloves, resuscitators, and antiseptic/alcohol towelettes are included in all first aid kits at the plant. Safety glasses are issued to each employee. (29 CFR 1910.1030(d) (3))

•	All first aid responders will use appropriate barrier precautions to prevent skin and mucous membrane exposure when contact with blood or body fluids is anticipated.

•	Gloves must be worn when touching blood, bodily fluids, or items or surfaces contaminated with blood or body fluids.

•	Gloves must be changed after contact with any first aid patient.

•	Resuscitation mouthpieces with one‑way valves or other ventilation devices should be used when CPR is performed at the plant.

•	Protective eye wear or face shields should be worn during procedures that are likely to generate droplets of blood or other bodily fluids.

•
If personal protective equipment is contaminated by blood or potentially infectious materials, these items must be removed immediately (or as soon as feasible) and placed in an appropriate container. Laundering, disposal, repair, and replacement of this equipment will be done at no cost to the employee. Replacement of disposable and contaminated personal protective equipment will be done as soon as feasible.

•	Handling and Disposal of Contaminated Materials

•
Methods should be employed to avoid the direct contact with contaminated materials, especially contaminated sharps (broken glass, etc.). This includes using personnel protective equipment and using items such as tongs or a broom and dustpan to dispose of contaminated items.

•
Containers for potentially infectious wastes at the plant must be closeable, able to prevent leakage during handling or transport, puncture resistant, and labeled/color coded according to the paragraph stated below.

•
Warning labels will be affixed to containers of contaminated waste. Labels must include the universal biohazard symbol (as shown in OSHA standard section 29 CFR 1910.1030(g)) and be fluorescent orange or orange red, with lettering or symbols in a contrasting color. Each first aid kit should contain at least one copy of the universal biohazard symbol for labeling waste.

•
First aid equipment such as stretchers and any other plant equipment that becomes contaminated with blood or other potentially infectious materials shall be thoroughly cleaned. First aid materials that cannot be cleaned, such as rescue blankets and other equipment shall be disposed of as contaminated waste in accordance with all applicable Federal, State and Local regulations. All contaminated items shall be placed in the containers provided and sealed. The Plant Manager shall contact a local biohazard waste disposal firm or a medical facility to make arrangements for disposal of any contaminated materials.

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Steps to Take in the Event of an Exposure

•	Immediate Actions to Take in Case of Exposure

•	The safety and health of employees and visitors are of primary concern. Supervisors must ensure exposed employees receive the medical attention appropriate to the exposure they received.

•
All first aid incidents involving the presence of blood or other potentially infectious material must be reported to the appropriate Supervisor and the Plant Manager as soon as possible after the incident occurs. First aid incident investigation is a necessary and effective technique for preventing future occurrences. Accident reporting shall be accomplished in accordance with accident and incident reporting and investigation (SMP‑14). Employees who may have been exposed to blood or other potentially infectious material must complete a Blood borne Pathogen Exposure Report as soon as possible, but no later than 8 hours following the incident.

•	Post exposure Medical Evaluations

•
Post exposure medical evaluations are available to all employees who have had an exposure incident (contact with blood or other potentially infectious material through eyes, mouth, skin, or mucous membranes). The Plant Manager shall ensure that the medical evaluations are made available to an exposed employee. These evaluations are provided at no cost to the employee and are provided by or under the supervision of a licensed physician (or another licensed healthcare professional) at a reasonable time and place. Post exposure measures designed to prevent the spread of the disease or development of disease symptoms will be made available to the employee, when medically indicated. This may include a vaccination for Hepatitis B if it is deemed necessary by the healthcare professional. This program follows the recommendations of the U.S. Public Health Service and includes counseling and evaluation of reported illnesses.

•
Confidential medical evaluations and follow‑ups will be made available to all affected employees following the report of an exposure incident. These medical evaluations will include the following elements in accordance with the OSHA Blood borne Pathogen Standard and Company concern for employee health and safety. (29 CFR 1910.1030(f)(1) & (3))

NOTE: The steps contained in this section are a summary of what is contained in the OSHA standard in 29 CFR 1910.1030(f).

•
If an exposure occurs, the on‑site Plant Manager should consult the standard itself for guidance on testing and legal consent. Any concerns or questions should be brought to the attention of the FIRST SOLAR Project Manager, Vice President of Power Plant Operations, or Vice President of Human Resources and Administration at FIRST SOLAR headquarters offices.

•	Documentation of the cause and method of exposure and circumstances by which exposure occurred.

•	Identification and documentation of the source individual, unless such identification is not possible or prohibited by state or local law.

•	If allowed by law, and after consent is obtained, the source individual's blood will be tested as soon as feasible in order to obtain the person's HIV/HBV status.

•	When the source individual's consent is not required by law, this individual's blood will be tested to determine HIV/HBV status.

•	If it is known that the source individual is infected with Human Immunodeficiency Virus or Hepatitis B Virus, testing for the person's HIV/HBV status need not be repeated.

•
Results of the source individual's testing will be made available to the exposed employee. The employee will then be informed of the applicable laws concerning disclosure of the identity and infectious status of the source individual. (29 CFR 1910.1030(f)(3)(ii)(C))

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•	Information Provided to Healthcare Professional

•	The Plant Manager or plant office supervisor shall ensure that the Healthcare Professional who provides the employee with the Hepatitis B vaccination has been given the following information:

•	A copy of (29 CFR 1910.1030)

•	A description of the exposed employee's duties as they related to the incident

•	Documentation of the cause and method of exposure and circumstances by which exposure occurred

•	Results of the source individuals blood testing

•	It is the responsibility of the employer to obtain all medical records relevant to the appropriate treatment of the employee including vaccination status.

•	Healthcare Professional’s Written Opinion

•
This Facility will obtain a copy of the evaluating healthcare professional's written opinion within 15 days of completion of the evaluation. This written opinion will be immediately made available to the employee.

•
In terms of Hepatitis B Virus evaluations, the healthcare professional's written opinion for Hepatitis B vaccination will be limited to whether Hepatitis B vaccination is indicated for the employee and if the employee has received such vaccination. Written opinions concerning other results of post exposure evaluations are limited to the following information in accordance with the regulation:

•	An indication that the employee has been informed of the results of the evaluation

•	An indication that the employee has been told about medical conditions resulting from exposure to blood or other potentially infectious materials which require further evaluation or treatment

•	All other findings or diagnoses not specified in the above paragraphs will remain confidential and cannot be included in the written report.
Hepatitis B Vaccinations

•
For those employees listed as having potential exposure to blood borne pathogens, the Hepatitis B vaccination series will be offered at no cost. These employees will also be offered an immediate post exposure evaluation and follow‑up at no cost should they experience an exposure incident on the job. The vaccinations will be offered as soon as possible after exposure but in no event later than 24 hours. The will be provided by or under the supervision of a licensed physician or other licensed healthcare professional. Employees may decline the Hepatitis B vaccination. When an employee elects not to participate in the Hepatitis B vaccination program, OSHA requires that the employee declining treatment sign the Mandatory Hepatitis B Vaccination Declination Statement.

•
As indicated by the declination statement shown in Appendix A, employees who decline Hepatitis B virus vaccination may receive the vaccination series at a later date. These vaccinations will be provided at no cost to the employee at that time. These vaccinations will also be provided by or under the supervision of a licensed physician (or another licensed healthcare professional).

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Reporting and Recordkeeping

•
As plant Operator and Manager, FIRST SOLAR maintains medical records in accordance with 29 CFR 1910.20 for its employees. This includes records pertaining to employees who have experienced potential occupational exposures to blood borne pathogens. All medical records for employees are maintained at FIRST SOLAR Headquarters. These records include:

•	The name and social security number of the employee;

•	A copy of the employee's Hepatitis B vaccination status, including the dates of all Hepatitis B vaccinations and any medical records related to the employee's ability to receive such vaccination;

•	A copy of all results of examinations, medical testing, and follow‑up procedures;

•	A copy of the healthcare professional's written opinion;

•	A copy of the exposure information supplied to the healthcare professional; and

•	A copy of any signed Hepatitis B Vaccination Declination Statements.

•
The healthcare professional should be instructed to forward their information to either the Plant Manager or FIRST SOLAR headquarters. If sent to the Plant Manager, he will then forward it to Human Resources at FIRST SOLAR headquarters.

•
These medical records will be kept confidential and will not be disclosed without the employee's express written consent to any person within or outside the company (except as may be required by law). FIRST SOLAR maintains these records for the duration of an employee's employment plus 30 years thereafter.

•
Employee medical records are provided upon request for examination and copying to the subject employee to anyone having written consent of the subject employee, and to designated representatives of the Federal Occupational Health and Safety Administration. All requests should be directed to the Human Resources Employment Specialist. Should an employee leave this facility and be hired by another company, their medical records will be transferred in accordance with the procedures set forth in (29 CFR 1910.20).

•
Note that, when completing OSHA Form 300 as discussed in Accident, Incident, and Injury Reporting (SMP‑14), appropriate consideration must be given to privacy concerns. Specifically, in the case of an accident involving exposure to blood borne pathogens, neither the employees name nor other information that would enable the identification of the employee will be entered on the OSHA Form 300.

Training

•	Communicating Hazards to Employees

•
Communication of the hazards associated with blood or other potentially infectious materials is extremely important. FIRST SOLAR provides all potentially exposed employees with appropriate training in accordance with the Federal regulation and company concern for employee health and safety. Such training shall be provided (29 CFR 1910.1030(g)(2)):

•	Whenever an employee is trained in first aid and CPR.

•	Refresher training is provided annually.
Program Elements

•	The blood borne pathogens training program offered by FIRST SOLAR will include the following elements (29 CFR 1910.1030(g)(2)(vii)):

•	An accessible copy of the regulatory text of the Bloodborne Pathogen Standard (29 CFR 1910.1030) and an explanation of its contents

•	An explanation of this procedure (i.e., the Exposure Control Plan)

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•	A general explanation of the modes of transmission of Bloodborne Pathogens

•	Information on the types, proper use, location, removal, handling decontamination and disposal of personal protective equipment

•	Information on the Hepatitis B vaccine

•	Information on the appropriate actions to take in an emergency involving potentially infectious materials

•	Information on emergency incident reporting procedures and medical evaluations, which will be made available

•	Information on post exposure evaluations and vaccinations that are provided after an exposure incident

•	An explanation of the signs and labels used to convey hazard information

•	An opportunity for interactive questions and answers with the person conducting the training session

•	Employees should contact their supervisor if they have any questions concerning these training subjects or when they feel they need additional training.
Training Records

•	Training will be administered and documented in accordance with the Training Program Overview chapter of the FIRST SOLAR Training Manual. These records include the following items:

•	The dates of the training session

•	A summary of the training session

•	The names and qualification of all persons conducting the training

•	The names and the job titles of all persons attending the training sessions

•	The training records are maintained for at least three years from the date on which the training occurred.

•
Employee training records are provided to the subject employee, upon request, for examination and copying and to anyone having written consent of the subject employee and to designated representatives of the Federal Occupational Safety and Health Administration.

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APPENDIX A

Mandatory Hepatitis B Vaccination Declination Statement

I understand that due to my occupational exposure to blood or other potentially infectious materials I may be at risk of acquiring the Hepatitis B Virus infection. I have been given the opportunity to be vaccinated with Hepatitis B vaccine, at no charge to myself. However, I decline Hepatitis B vaccination at this time. I understand that by declining this vaccination, I continue to be at risk of acquiring Hepatitis B, a serious disease. If, in the future, I continue to have occupational exposure to blood or other potentially infectious materials and I want to be vaccinated with Hepatitis B vaccine, I can receive the vaccination series at no charge to me.

____

Employee Signature

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APPENDIX V - Blood borne Pathogen Exposure Report

Date:	Time:
Location:	
Injured Employee/Person:	
Assisting Employee/Person:	

Brief Description of Injury and Exposure:

Employee Signature: **Date:**

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Attachment W - FS Heat Illness Prevention Plan

PURPOSE

6.4
To establish a set of practices for avoiding and reducing heat stress by ensuring that those individuals who work in high heat environments understand the hazards and know the requirements for minimizing incidents attributed to heat stress.

6.5	This Heat Illness Prevention Plan (HIPP) is designed to comply with the Heat Illness Prevention Standard T8 CCR 3395
SCOPE
This procedure applies to all First Solar, LLC EPC personnel, contractors and support personnel. This procedure shall be used at all PV Power Plant facilities operated by First Solar.

RESPONSIBILITY

6.6	Managers, Supervisors and Lead Personnel
Understand and follow the guidelines identified in this procedure.
Ensure potable water in sufficient quantity is available for each worker.
Ensure adequate shade is available for employees near work locations.
Contact the Safety Department for additional assistance as necessary.
Monitor site to ensure heat illness preventions measures identified in this procedure are being implemented appropriately.

6.7	Site Workers
Understand and follow the guidelines identified in this procedure.
Be aware of current physical health and health factors which may increase the susceptibility to heat stress. These factors include but are not limited to:

•	Being over 50 years of age.

•	Current personal illness.

•	Elevated blood pressure (in excess of 160/100).

•	Elevated pulse rate (in excess of 100 bpm resting pulse rate).

•	Previous cases of heat illness.

•	Recent extensive sunburn.

•	Pulmonary disease.

•	Current use of prescription as well as over the counter medications (diuretics, vasodilators, antihistamines, muscle relaxants or beta blocking agents).
Notify co-workers and leader if you are at risk of increased susceptibility of heat stress.
Maintain proper hydration in potential heat stress situations.
Notify co-worker and leader of signs or symptoms of heat illness you may be experiencing.
Observe fellow workers for signs or symptoms of heat illness

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6.8	Site Safety Department

•	Review daily work schedule in relation to work environment, work load, worker health factors and projected temperatures and weather report to determine potential heat stress conditions.

•
During times of projected extreme heat conditions take hourly WBGT readings and determine when a flag condition exists. Communicate flag conditions to site Supervision, Contractors, and sub-Contractors as they occur or change.

•
Notify Site Management, Contractors, and Sub Contractors when heat conditions (>85°F) are expected for the day and when ambient air temperature reach 95°F and the “High Heat Procedure” is put into effect.

•	Monitor site to ensure heat illness preventions measures identified in this procedure are being implemented appropriately.

•	Provide heat illness prevention training for those who will be working in a high temperature environment that may cause heat related illnesses.

•	Notify Site Management of non-compliance to this procedure immediately.

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DEFINITIONS AND ABBREVIATIONS
Acclimatization: A physiological change which occurs as a person adapts to working in hot environments over a period of time. This adaptation results in increased sweating, earlier onset of sweating, more even distribution of sweating, decreased salt loss, a lower basal core temperature and decreased cardiovascular demands. Both heat and physical labor are required to initiate this change. Usually a minimum of two hours per day of labor in a hot environment over a period of eight to ten days is required for the complete process to occur.
ACGIH: American Conference of Governmental Industrial Hygienists
BPM: Beats per Minute.
Core body temperature: The temperature of the internal core body. Both ACGIH and NIOSH cite a core body temperature of 100.4 °F as the limit for daily, prolonged work under heat stress conditions. Measured in the field either by tympanic, skin, or oral temperature readings.
Heart (Pulse) Rate Monitoring: The monitoring of an individual’s heart rate in beats per minute to determine the effect of heat on a person’s core body temperature.
Heat Exhaustion: Physiological response to heat stress recognized by: increased core body temperature, increased heart rate or sweating. If these responses are uncontrolled, these symptoms may progress and result in increased incidence of heat stress disorders and accident rates.
Heat Related Illness: An adverse physiological effect due to the inability of the body to remove excess heat from the body's core. It encompasses a range of progressive conditions including heat cramps, heat exhaustion, heat syncope (fainting), and heat stroke.
Heat Stress: The total heat load on the body that results from exposure to external sources and from internal metabolic heat production due to physical work. It occurs when the body produces or gains more heat than it is capable of giving off or losing. Contributing environmental factors affecting the potential for heat stress include air temperature, humidity, radiant heat exchange, and air movement...
Heat Stroke: A life-threatening emergency that occurs when the body’s temperature regulating mechanisms fail during excessive exposure to heat. Skin is hot, usually red, dry or spotted. The body's core temperature exceeds 104°F. This can be a potentially fatal condition.
Hot Environment: A work area where one or more of the following factors may exist, creating the potential for heat stress: high temperature/humidity, sources of significant radiant heat, use of protective clothing that impedes sweat evaporation or WBGT temperatures in excess of 78°F.
NIOSH: National Institute for Occupational Safety and Health
Rest: Includes sitting quietly in place or sitting with moderate air movements in the same environment as the work activity.
Stay Time: The maximum amount of time a worker can remain in a heat stress environment. It is dependent on the work environment, work load being performed and clothing worn. Personnel are not compelled to remain in the hot environment for the entire assigned stay time and may leave at any time due to self-determination.

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(TLV) Threshold limit values for heat stress. ACGIH values incorporate work exertion level, personal protective equipment in use, and WBGT temperatures to determine a work/rest regimen that permit nearly all workers to be repeatedly exposed to hot work environments without adverse health effects. Threshold limit values are based on the assumption that nearly all acclimatized, fully clothed workers with adequate water and dietary salt intake should be able to function effectively under the given working conditions without exceeding a core body temperature of 100.4°F.
(WBGT) Wet Bulb Globe Temperature - Environmental temperature index used to assess the potential for heat stress. WBGT values may be measured with integrated equipment or calculated using readings from a globe thermometer, a natural (static) wet-bulb thermometer, and a dry-bulb thermometer.
Work/rest regimen. The proportion of time that an individual spends working and resting during an hour duration, and is established based on the WBGT index, work activity level (work loads) exertion level, personal protective equipment worn, and acclimatization status

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INSTRUCTIONS
Weather Monitoring
The Safety Department will monitor the weather forecasts up to 2 weeks in advance in order to develop plans to deal with weather and heat related issues. Resources for accessing weather data are:

•	www.nws.nooa.gov

•	Weather Channel

•	California Dial-A-Forecast

◦	Eureka 707-443-7062

◦	Hanford 559-584-8047 - Los Angeles 805-988-6610 (1)

◦	Sacramento 916-979-3051 - San Diego 858-297-2107 (1)
Prior to the start of each day the Safety Department will review the day’s weather forecast. If high heat conditions (>85°F ) are expected for the day the Site Safety Manager will perform the following:

•	Notify Site Management

•	Notify Contract and Sub-Contract Safety Coordinators

•	Implement Appendix A - Heat Stress Mitigation Checklist
When site temperatures on the site reach or exceed 95°F, Safety will notify Site Management and the additional “High-Heat” measures will be executed:

•
The Construction Manager will ensure effective communication by voice, observation, or electronic means is maintained so that employees can contact a supervisor when necessary. An electronic device, such as a cell phone or text messaging device, may be used for this purpose only if reception in the area is reliable.

•	Field Supervision will observe employees for alertness and signs and symptoms of heat illness.

•	Field Supervision will remind employees to drink water frequently throughout the shift.

•
Field Supervision will closely supervise or assign a “buddy” to any new employee or employee that is not yet acclimated to working in high temperatures(may have been on vacation or not working in the field)

REFERENCES
Cal OSHA - Employer Sample Procedures for Heat Illness Prevention, Aug 2011
Occupational Safety and Health Administration (OSHA) Technical Manual Section III Chapter 4; “Heat Stress.”
American Conference of Governmental Industrial Hygienists (ACGIH) “Threshold Limit Values and Biological Exposure Indices”, 2007.
American Industrial Hygiene Association (AIHA) “The Occupational Environment - Its Evaluation and Control” 2nd Edition, 2003.

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Appendix A - Heat Stress Mitigation Checklist
This check list should be used as guidance when weather forecast identifies the potential for workers to perform work in a heat stress environment (>85°F).
Field work supervisors, safety staff and the work force should evaluate the complete scope of the work, identify when a potential for heat stress is present and determine appropriate mitigation of the potential. The mitigation should be implemented using engineering controls, administrative controls, PPE, and/or physiological monitoring or a combination of the following:
Engineering Controls:

______	Ensure adequate Shade Tents are available and in place (see Appendix F)

______	Ensure adequate drinking water available (see Appendix E)

______	Other ___________________________________________________________________

Administrative Controls:

______	Ensure workers have taken Heat Illness Prevention Training (should have been provided during site Safety Orientation)

______	Ensure worker acclimatization and method of identifying un-acclimatized workers (See Appendix H)

______	Ensure WBGT jobsite monitoring is in place (see Appendix C)

______	Review Heat Flag Condition Recommendations (see Appendix D)

______	Electrolyte drinks or frozen pops and chilled citrus available in the Safety Trailer (as available).

______	Worker Heat Illness Response (see Appendix I)

______	Other ___________________________________________________________________
__________________________________________________________________
PPE:

______	Ensure Cool Vests are readied and available (located in Safety Trailer and in site Safety vehicles)

______	Ensure workers have Camelback water hydration units

______	Other ________________________________________________________________________
__________________________________________________________________
Physiological Monitoring:

______	Heart Rate Pulse monitoring (see Appendix I)

______	Core Body Temperature (see Appendix I)

______	Other ____________________________________________________________________

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Appendix B - Employee and Supervisor Training

______	First Solar will ensure Heat Illness Prevention Training is provided to all site Management personnel.

______	First Solar will ensure Heat Illness Prevention Training is provided to all supervisors prior to them being assigned supervisory duties.

______
First Solar will ensure all Heat Illness Prevention Training is provided to all employees and supervisors prior to working outside. Training will include guidance provided in this procedure and the elements specified in Cal/OSHA Heat Illness Regulation Section 3395.

______
First Solar will ensure training is provided to all employees on the steps that will be followed for contacting emergency medical services, including how communications with non-English speaking workers will be handled. This training will include a review of the site Emergency Response Plan.

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Flag Condition Actions:

White	• No work/rest restrictions, • Drink a minimum of ½ qt. of water per hour or more.
Green	• Utilize 50 min work/10 minute rest for outdoor work , • Drink a minimum of 1 qt. of water per hour.
Yellow	• Utilize 45 min work/15 minute rest for outdoor work • Notify field of flag condition to site personnel. Utilize “buddy system”. • Drink a minimum of 1 qt. of water per hour.
Red	• Utilize 30 min work/30 minute rest for outdoor work • Notify field of flag condition to site personnel. Utilize “buddy system”. • Drink a minimum of 1 – 2 qt. of water per hour.
Black	• Utilize 15 min work/45 minute rest for outdoor work • Notify field of flag condition to site personnel. Utilize “buddy system”. • Drink a minimum of 1 – 2 qt. of water per hour.

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Appendix E - Provision of Water Supply Plan

______	Foremen will set-up and maintain drinking water (typically in 5 gallon containers) will be at work locations such that at least 2 quarts of water are available per worker at the start of shift.

______
Foremen will place water containers as close as possible to the workers (i.e. not more than 50’ from the workers) to encourage frequent drinking of water. Containers will be relocated throughout the day as workers move locations so the water remains readily accessible.

______	Foremen will point out daily the location of the water containers to the workers at the beginning of the shift and remind them to drink water frequently throughout the day.

______	Workers will be briefed as to the location of the water at the beginning of the shift and reminded to drink frequently throughout the day.

______	Foreman will check drinking water containers every hour when ambient air temperatures are < 95°F or every 30 minutes when ambient air temperatures are >95°F.

______	Foremen will check water containers will be refilled with cool water when water levels fall below 50%.

______	When the temperature equals or exceeds 95°F Foremen will ensure increased water breaks are taken and will remind workers to drink water.

______
Each Foreman will ensure adequate water and ice for his/her crew during work shift. Ice will be carried in separate containers (such as bags) so that when necessary it can be added to drinking water to keep it cooled down.

______	Foremen is responsible to ensure the water containers are cleaned, sanitized, and scrubbed every other day with baking soda and disinfected on a monthly basis using a 10% chlorine and water solution.

______	In addition to water containers, employees will be provided a Camelback hydration pack to supply water at the job location.

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Appendix F - Provision of Shade Plan

______
Foremen will bring shade structures to the work areas, to accommodate at least 25% of the employees in the work area. Shade areas will contain chairs, benches, towels, cardboard or any other item that allows employees to sit and rest without contact to the bare ground.

______
Foremen will ensure shade structures are opened and placed as close as practical to the workers, when the temperature equals or exceeds 85°F. When the temperature is below 85°F, the shade structures will be brought to the site, but will be opened and set in place upon worker(s) request. An interior of a vehicle may not be used to provide shade unless the vehicle is air-conditioned and the air conditioner is running.

______
Foremen will brief workers as to the location of the shade areas at the beginning of the shift and reminded to take cool down breaks when they feel the need to do so to protect them from overheating. (See Appendix C for guidance as applicable)

______	Foremen will ensure that shade structures will be relocated during movement of work activity so that shade is as close to practical (within 250’) of workers.

______	During storm or high wind conditions, Foremen will ensure shade structures will be secured or taken down to prevent injury from blowing material.

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Appendix G - Signs and Symptoms of Heat Stress

CONDITIONS	SYMPTOMS	INITIAL FIRST AID
Heat Stroke (MEDICAL EMERGENCY)
A life-threatening emergency that occurs when the body’s temperature regulating mechanisms fail during excessive exposure to heat.
Skin is hot, usually dry red or spotted. Victim is confused, delirious or may be unconscious.
Call 911 immediately. Attempt to cool the body. Soak clothing with water and vigorously fan the body.
Heat Exhaustion	A mild form of shock caused by the loss of body fluids and minerals. Skin is clammy and moist. Victim is pale and experiences fatigue, extreme weakness, nausea or headache.	Get victim to a cool place and provide liquids for them to drink.
Heat Cramps	A cramping condition brought on by loss of body fluids and minerals due to profuse perspiration.	Get victim to a cool place and give them plenty of liquids. Provide an electrolyte replacement drink if possible.
Heat Rash	Rash appears in areas that are persistently wet with un-evaporated sweat and where clothing is restrictive.	Get worker to a cool place. Wash and dry skin in affected areas.

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Appendix H - Heat Stress Acclimatization
Acclimatization requires physical activity under heat stress conditions similar to those anticipated for the work being performed.

•	A person is considered acclimatized if they have a recent history of heat-stress exposures of at least 2 continuous hours for 5 of the last 7 days to 10 of the last 14 days.

•	Workers are considered acclimated to heat stressful conditions after consistent exposures to temperatures of > 85°F (dry bulb).
Workers are assumed to be not acclimatized until the proper level of heat stress exposure occurs to classify them as acclimatized.

•
New hires, shift workers, and workers with extended time off due to illness, vacation, etc., may be considered not acclimatized, depending on the length of time away. New hires and shift workers performing similar tasks at other jobs may be take less time to acclimatize.

•	Utilize the following recommendations during acclimatization period:

◦	Place identifying marker (tape, cover, sticker …) on workers hard hat to allow easy visual identification to supervisor and co-workers for increased monitoring.

◦	Assign light work loads

◦	Allow more frequent and longer rest periods

◦	Gradually increase the amount of time of work in the heat each day

◦	Observe workers’ responses to the change in conditions

◦	The acclimatization process may be prolonged if work days are interspersed with days off or changes in shift; when levels of PPE vary on a daily basis; or, if exposure times vary considerably daily.

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Appendix I - Worker Heat Illness Response

•	If a worker starts to experience symptoms of heat illness the following two methods can be used to evaluate the condition:
Pulse Rate Self- Monitoring:

1.	Calculate your “Maximum Sustained Heart Rate” (bpm). “Maximum Sustained Heart Rate” is calculated by subtracting your age from 180. (180 - Age = Max sustained HR)

2.	During the day or at first signs of distress, determine your heart rate. To determine heart rate measure your pulse for 30 seconds and then multiply times 2.
CAUTION: At no time should you exceed your “Maximum Sustained Heart Rate”

3.	If “Maximum Sustained Heart Rate” is exceeded you should rest for one minute and then retake pulse.

4.	If your heart rate has slowed after one minute of rest, then the elevation was likely due to exertion.

5.	If the heart rate has NOT slowed after one minute of rest, then there may be heat stress occurring and you should notify your leader and move to a cool rest area for recovery and hydration.
Core Body Temperature Monitoring:

1.	Take your temperature using thermometer (oral, digital ear, forehead)

2.
If body temperature reading is greater than 38.5°C (101.3°F) for acclimatized worker or greater than 38°C (100.4°F) for an un-acclimatized worker then there may be heat stress occurring and you should notify your leader and move to a cool rest area for recovery and hydration.

•
When an employee displays possible signs or symptoms of heat illness, the Safety Department shall be contacted immediately and determine whether resting in the shade and drinking cool water will suffice or if emergency service providers will need to be called. A sick worker will not be left alone, as he or she can take a turn for the worse!

•
Site policy is that there will be at least one bi-lingual worker on each crew. If a non-English speaking worker shows signs of heat illness the bi-lingual worker will be found to ensure proper evaluation of the workers condition is conducted.

•	When an employee displays possible signs or symptoms of heat illness and there is not a trained first aid worker or field supervisor available at the site, emergency service providers will be called.

•
Emergency service providers will be called immediately if an employee displays signs or symptoms of heat illness (loss of consciousness, incoherent speech, convulsions, red and hot face), does not look OK or does not get better after drinking cool water and resting in the shade. While the emergency services is in route, first aid will be initiated (worker will be transported to the safety office immediately, a cooling vest will be placed around his body, excess layers of clothing will be removed, ice pack will be placed in the armpits and groin area and fan the victim). The affected worker should not be allowed to leave the site, as they can get lost or die before reaching a hospital!

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•
If an employee does not look OK and displays signs or symptoms of severe heat illness (loss of consciousness, incoherent speech, convulsions, red and hot face), and the worksite is located more than 20 minutes away from a hospital, call emergency service providers, communicate the signs and symptoms of the victim.

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Attachment X- Valley Fever/Fugitive Dust Mitigation Plan

INTRODUCTION (following information is from the Center for Disease Control (CDC) website
Valley fever, also called coccidioidomycosis, is an infection caused by the fungus Coccidioides. People can get Valley Fever by breathing in the microscopic fungal spores from the air, although most people who breathe in the spores don’t get sick.
The Center for Disease Control (CDC) has identified that the fungus that causes valley fever lives in the soil and dust in the southwestern United States (including Arizona, California, Nevada, New Mexico, Utah, and Texas.
Valley fever is not contagious and does not generally spread between people.
Anyone who lives in, works in, or visits an area where the fungus, Coccidioides lives can be infected. Although people of any age can get valley fever, it is most common among older adults, particularly those ages 60 and older.
Approximately 40% of people who get the fungal infection do not show any symptoms. In the other 60%, valley fever can cause flu-like symptoms. These symptoms typically appear between one and three weeks after inhaling the fungal spores. In many cases, the symptoms will disappear in a few weeks.
The best way to reduce your risk of exposure to the fungus that causes valley fever is to avoid or limit your exposure to dust and avoid breathing in dust particles, whether at home or at work.

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PLAN OVERVIEW

1.0	Determine if the project is in a valley fever endemic area by checking the Centers for Disease Control (CDC) Valley Fever website at http://www.cdc.gov/fungal/diseases/coccidioidomycosis/index.html.

2.0
For projects that are located in an identified endemic area, First Solar will notify each sub-contractor as to the potential hazards associated with Valley Fever and the requirements of this plan. Each sub-contractor is expected to comply with plan requirements.

3.0	In general the Valley Fever management plan includes, but is not limited to the following to mitigate dust creation and protect site workers from the inhalation of dust:

•	Valley Fever Awareness Training

•	Application of water

•	Application of soil stabilizers or binders

•	Covering of spoil piles

•	Movement/placement of workers in a position that keeps them clear of job created dust

•	Plan for work stoppage and worker sheltering during weather events that create dust being blown onto project site.

•	Use of HEPA filtering devices on closed cab earth moving equipment

•
Respiratory Protection Program for workers. Requirement for use of respirators for activities identified in the job hazard assessment (JHA) where workers will be exposed to visible levels of dust while performing their job.

PLAN REQUIRMENTS

1.0
“Valley Fever Awareness” training shall be included in the Site Safety Orientation that is provided to all site workers and visitors. Valley Fever informational pamphlets will also be distributed during orientation.

2.0
Each project sub-contractor will have procedures and communication plans in place to move workers out of the path of evolving dust conditions and/or provide additional employee PPE (i.e., respirator) to protect from dust inhalation.

3.0	Each project sub-contractor is required to provide its workers clean eating areas with washing stations within close proximity such that employees can wash their hands prior to eating.

4.0
Each project sub-contractor is required to evaluate work area conditions and adopt means to reduce dust generation and worker dust exposure. This may include means such as covering spoil piles, use of portable type water tank (such as Water Buffalo) or application of soil binders or palliatives.

5.0
Regular water trucks will be made available to ensure roadways are sprayed regularly to keep road wetted to keep dust to a minimum. Project will maintain a 15MPH speed limit throughout the site, however direction will be provided to drivers to reduce speeds as necessary to maintain minimal dust creation. All site vehicle traffic will be monitor and immediate corrective measures will be taken when excess dust is being generated by vehicle operations.

6.0
Each project sub-contractor shall have HEPA-Filtered air conditioned enclosed cabs for all heavy earth moving equipment on site. Verify that cabs have HEPA filters on air inlets and that employees remain inside the cabs with the windows closed, and implement a regular (at least weekly) cleaning schedule for cleaning dust from inside equipment cabs. To minimize exposure to dust, use a wet mop, wet-wipe, or HEPA filtered vacuum.

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7.0
According to the Center for Disease Control (CDC) and California Department of Public Health (CDPH) literature, appropriate respiratory protection choices for protection from valley fever include respiratory protection listed under the National Institute for Occupational Safety and Health (NIOSH) Respirators as being equipped with particulate filters which are designated N95, N100, P100, or HEPA. All work requires that a Job Hazard Assessment (JHA) and Pre-job Briefing be conducted prior to the start each job performed on site. Part of the JHA process is to evaluate potential hazards associated with the job and to identify measures needed to eliminate or mitigate them. Work that includes soil disturbance activities have JHA’s that identify the dust hazard along with the need for dust control measures (such as watering) and/or the need for personal protective equipment (PPE) such as respiratory protection (N-95/N100 respirators), eye protection and disposable coveralls.

Each project sub-contractor is responsibility to comply with Federal/State OSHA respiratory protection programs as applicable. Each sub-contractor shall have a fully compliant respiratory protection program in place. The plan shall include the capacity to provide approved respiratory protection to any employee who work in any area in which the Job Hazard Analysis (JHA) has identified dust generation as a risk requiring mitigation (unless they always remain inside a HEPA filtered, air conditioned, enclosed cab with windows closed).

8.0
Each project sub-contractor shall comply with all governing law/regulations and project permit conditions and to provide their employees the necessary PPE required for any given task along with all associated training, testing, and maintenance requirements.

9.0
Each project sub-contractors must identify a local contracted medical provider that is capable of testing and evaluation of Valley Fever cases. All reported and confirmed cases of valley fever shall be immediately reported to First Solar site management.

10.0
First Solar will conduct periodic audits of this plan to ensure compliance by sub-contractors. Work may be stopped for non-compliance until sub-contractor takes corrective actions to comply and First Solar approves those actions.

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Attachment Y – Incident Notification and Investigation Report Forms (sample)

Incident Notification Report Form

Site Name:		**Reported By:**		
Company Involved:		**Applicable Organization:**	EPC	O&M
Incident Location:		**Date /Time of Event:**		
Summary Title:		**Investigated by:**		

Incident Type Classification (check one)

Accident (Check one below) – Incident that resulted in personal injury, vehicle or property/equipment damage

☐	Injury/Illness (check one) **Complete Appendix A**	☐	Vehicle Damage **Complete Appendix B**		☐	Property/Equipment Damage **Complete Appendix B**
☐	First Aid Only	Damage description:			Damage description:	
☐	OSHA Recordable Medical					
☐	OSHA Recordable Lost Time	$ estimate			$ estimate	

☐ **Near Miss** – Actions occurring which had the potential, but did not result in personal injury, vehicle or property/equipment damage (**complete App C**)

☐ **Deficient Condition** – Undesirable condition found prior to any unwanted or unexpected actions taking place that has the potential to cause an accident or near miss. Typically found during site inspections/audit. (**complete App C**)

☐ **Environmental** – Actions that resulted in a conflict with environmental policy/procedure or regulations.

Incident Description (initial information summary)

Immediate Actions Taken

Actions taken:	Person responsible:

Personnel Notified (notify Site Construction/O&M Plant Manager and Site Safety Manger)

Name	Job Title	Date/Time

This form is used for initial incident notification and shall be submitted to Site Safety as soon as incident information is available (typically within one hour of incident). Follow-up incident investigation report is required within 72 hours of incident.

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Causal Factor Checklist

This checklist is a tool to help in the incident analysis. It does **NOT** need to be included in the submitted report.

Check the potential causal factors (s) listed below. Determine the cause(s) by asking "WHY" to the findings identified during the incident investigation.

PROCEDURES

- [ ] Not available or inconvenient for use
- [ ] Difficult to use
- [ ] Use of the procedure was not required but should be
- [ ] Followed Incorrectly
- [ ] Change in Work found out in the field required a revised approach
- [ ] Excess references in procedure
- [ ] Details less than adequate
- [ ] Sequence wrong
- [ ] Facts wrong
- [ ] Situation not covered
- [ ] Wrong revision used

WORK ENVIRONMENT

- [ ] Housekeeping poor
- [ ] Hot/Cold
- [ ] Lighting
- [ ] Noise
- [ ] Air
- [ ] Cramped quarters

COMMUNICATION

- [ ] Verbal communication
- [ ] Standard terminology not used
- [ ] Repeat back not used
- [ ] Written communication
- [ ] Communication not accurate
- [ ] No Communication or Untimely

EQUIPMENT

- [ ] Design specifications less than Adequate
- [ ] Design not to specifications
- [ ] Problem not anticipated
- [ ] Independent review less than Adequate
- [ ] Inadequate evaluation of change
- [ ] Not disconnected properly
- [ ] No Preventive Maintenance (PM)
- [ ] PM not being conducted
- [ ] Defective equipment/parts

MANAGEMENT SYSTEM

- [ ] No standard policy or control
- [ ] Policy or control not strict enough
- [ ] Confusing/incomplete policy or control
- [ ] Technical error in the policy or control
- [ ] Conflicting SOPs
- [ ] Lack of policy/Enforcement
- [ ] No way to implement the policy or Standard
- [ ] No accountability
- [ ] No method of implementing the Policy or standard
- [ ] Infrequent audits & evaluations
- [ ] Inadequate Supervision
- [ ] No employee feedback
- [ ] Unclear assignment of responsibilities
- [ ] No reinforcement
- [ ] Corrective Actions less than adequate or not yet implemented

MANAGEMENT SYSTEM

- [ ] Complex System
- [ ] Knowledge-based decision required
- [ ] Monitoring > 3 items at once
- [ ] Extreme judgment/decision demands
- [ ] Non Fault tolerant system
- [ ] Errors not detectable
- [ ] Error not recoverable

HUMAN ENGINEERING

- [ ] Labels less than adequate
- [ ] Arrangement/placement of Protective covers
- [ ] Controls less than adequate
- [ ] Monitoring less than adequate

TRAINING

- [ ] Training was not provided
- [ ] Did not attend provided training
- [ ] Did not understand requirements
- [ ] Training less than adequate

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EXHIBIT E

SITE LAYOUT

Existing Pump House
Existing Gravel Road and Waterline
Typical 3.7974 MWac Array
Typical 34.5 kV Distribution Line
PVCS 8 (37.97 MW)
PVCS 7
PVCS 6 (37.97 MW)
PVCS 5 (37.97 MW)
PVCS 4 (37.97 MW)
PVCS 3 (34.18 MW)
PVCS 2 (37.97 MW)
PVCS 1 (37.97 MW)
Interstate Route 15
Existing Dirt Road to be Relocated
Proposed Project Boundary
Existing Transmission Line
Typical Retention Basin
Typical Perimeter Fence
Typical Perimeter Access Road
Proposed 230 kV Transmission (FS Substation to SCE Substation)
Proposed Construction Logistics Area
Proposed Project Substation
Proposed Communication Trench
Saragossa Dr
Silverton Rd
Existing Fiber Optic to be Relocated as needed
Site Access Road (Existing) to be Improved
Existing Primm Valley Golf Course
Project Location

Site Development Plan
Scale 1" = 1000'

1000 500 0 1000 2000 3000

Key Plan
Scale NTS

Stateline Solar
Primm, San Bernardino County Unincorporated , California

Project Developer
First Solar

Project Operator-Owner
First Solar

Project Site Description
1569.9	± Acre Site
1113.45	± Acre Array
Latitude	35° 35' 03.73" N
Longitude	115° 26' 28.86" W
Elevation	3,025 ft. to 2,623 ft.

Project Climatic Conditions
Mountain Pass, California

Extreme Max (50 year) Temp	118 °F
Extreme Min (50 year) Temp	10 °F
Annual Cooling Design Temp	109 °F
Annual Heating Design Temp	28 °F

(ASHRAE 2009)

Project Design Data
Snow Load	5 psf
Wind Load	100 MPH, Exposure C
Seismic Load	Ss = 0.366g, S1 = 0.160g

Project Interconnection
230 kV Interconnection at Proposed SCE Ivanpah Substation

Photovoltaic System Parameters
300.00 - MWac Nominal Capacity

Solar Production
25° Fixed Tilt Mounting System
178° **25' 27"** SW Azimuth
1500 Volt dc PV System Design
34.5 kV Distribution System
230 kV Transmission Line

Legend:
- Project Boundary
- AC Elec. (Underground)
- AC Elec. (Overhead)
- Perimeter Fence
- Proposed Road (Dirt)

THIS PRINT IS DESIGNED FOR 24" X 36" PLOTTING

THIS SITE DEVELOPMENT PLAN IS PRELIMINARY AND SUBJECT TO REVISION BASED ON, AMONG OTHER THINGS, CHANGES IN PROJECT SCHEDULE, TECHNOLOGY, AND/OR SITE SPECIFIC CONSTRAINTS.

THIS PRINT IS NOT TO BE USED FOR CONSTRUCTION UNLESS NOTED AND SIGNED OK FOR CONSTRUCTION ABOVE LAST REVISION.

THIS PUBLICATION CONTAINS VALUABLE PROPRIETARY AND CONFIDENTIAL INFORMATION OF FIRST SOLAR, INC. ("FIRST SOLAR") WHO RETAINS ALL COPYRIGHT RIGHTS TO IT UNDER 17 U.S.C. SECTION 106 AND IS PROTECTED BY U.S. AND INTERNATIONAL LAW. ANY REPRODUCTION, PREPARATION OF DERIVATIVE WORKS, DISTRIBUTION, PUBLIC PERFORMANCE OR DISPLAY, DISCLOSURE, AND/OR USE OF ALL, OR ANY PORTION, OF THIS PUBLICATION IN ANY FORM OR MEDIUM WITHOUT SPECIFIC WRITTEN AUTHORIZATION FROM FIRST SOLAR IS STRICTLY PROHIBITED.

First Solar.
FIRST SOLAR, LLC
400 CROSSING BLVD, 5TH FLOOR
BRIDGEWATER, NEW JERSEY 08807
PHONE: (908) 809-4000
WWW.FIRSTSOLAR.COM

PROFESSIONAL ENGR.

Stateline Solar
Primm
San Bernardino County Unincorporated
California, USA
300 MWac Net Capacity

REV	DATE	REVISION DESCRIPTION	BY	CHK	APP
9	5-28-15	Revised Per Comments	DA	JH	JH
8	5-15-15	Revised Per Module Shipment	DA	JH	JH
7	5-12-15	Revised Per Energy Update	DA	JH	JH
6	5-8-15	Revised Bin Class and Array Configuration	DA	JH	JH
5	2-27-15	Revised MWdc Capacity	VK	JH	JH
4	2-18-15	Revised Bin Class	FD	JH	JH
3	6-10-14	Revised MWdc Capacity	DA	JH	JH
2	6-6-14	Updated Array Layout - Bin Class Update	DA	JH	JH

FS JOB #:	0062-2013
PROJ. DSGR:	Arnel Benoza
PROJ. ENGR:	
PROJ. MGR:	
PROJ. DIR:	John Hartelius P.E.
SCALE:	AS NOTED

SHEET TITLE

Site Development Plan

BD-100-F-Alt 5

SHEET 1 OF 1

COPYRIGHT © 2011 FIRST SOLAR, INC. ALL RIGHTS RESERVED

Y:\FS_Projects\FS Site Development\First Solar US\Stateline\Active Drawings\Stateline BD-100-F-ALT 5.dwg fs106159 May 28, 2015 - 9:21am

EXHIBIT F-1

FORM OF CONTRACTOR CONDITIONAL LIEN WAIVER

Conditional Waiver and Release On Progress Payment

California Civil Code Section 8132

NOTICE: THIS DOCUMENT WAIVES THE CLAIMANT'S LIEN, STOP PAYMENT NOTICE, AND PAYMENT BOND RIGHTS EFFECTIVE ON RECEIPT OF PAYMENT. A PERSON SHOULD NOT RELY ON THIS DOCUMENT UNLESS SATISFIED THAT THE CLAIMANT HAS RECEIVED PAYMENT.

Identifying Information
Name of Claimant: ___________________________________________________________________________
Name of Customer: ___________________________________________________________________________
Job Location: ________________________________________________________________________________
Owner: _____________________________________________________________________________________
Through Date: _______________________________________________________________________________

Conditional Waiver and Release
This document waives and releases lien, stop payment notice, and payment bond rights the claimant has for invoiced labor and service provided, and invoiced equipment and material delivered, to the customer on this job through the Through Date of this document. Rights based upon labor or service provided, or equipment or material delivered, pursuant to a written change order that has been fully executed by the parties prior to the date that this document is signed by the claimant and invoiced to Owner, are waived and released by this document, unless listed as an Exception below. This document is effective only on the claimant's receipt of payment from the financial institution on which the following check is drawn:

Maker of Check: ______________________________________________________________________________
Amount of Check: $ ___________________________________________________________________________
Check Payable to: _____________________________________________________________________________

Exceptions
This document does not affect any of the following:
(1) Retentions.
(2) Extras for which the claimant has not received payment.
(3) The following progress payments for which the claimant has previously given a conditional waiver and release but has not received payment:
Amount(s) of unpaid progress payment(s): $ ______________________________________________________
(4) Contract rights, including (A) a right based on rescission, abandonment, or breach of contract, and (B) the right to recover compensation for work not compensated by the payment.

Date(s) of waiver and release:__________________________________________________________________

Signature

Claimant's Signature: _______________________________________________________________
Claimant's Title: ___________________________________________________________________
Date of Signature: _________________________________________________________________

Ex F-1-1

EXHIBIT F-2

FORM OF CONTRACTOR FINAL COMPLETION LIEN WAIVER

Conditional Waiver and Release On Final Payment
California Civil Code Section 8136

NOTICE: THIS DOCUMENT WAIVES THE CLAIMANT'S LIEN, STOP PAYMENT NOTICE, AND PAYMENT BOND RIGHTS EFFECTIVE ON RECEIPT OF PAYMENT. A PERSON SHOULD NOT RELY ON THIS DOCUMENT UNLESS SATISFIED THAT THE CLAIMANT HAS RECEIVED PAYMENT.

Identifying Information
Name of Claimant: ____________________________________________________________________________
Name of Customer: ___________________________________________________________________________
Job Location: ________________________________________________________________________________
Owner: _____________________________________________________________________________________

Conditional Waiver and Release
This document waives and releases lien, stop payment notice, and payment bond rights the claimant has for labor and service provided, and equipment and material delivered, to the customer on this job. Rights based upon labor or service provided, or equipment or material delivered, pursuant to a written change order that has been fully executed by the parties prior to the date that this document is signed by the claimant, are waived and released by this document, unless listed as an Exception below. This document is effective only on the claimant's receipt of payment from the financial institution on which the following check is drawn:

Maker of Check: ______________________________________________________________________________
Amount of Check: $ ___________________________________________________________________________
Check Payable to: _____________________________________________________________________________

Exceptions
This document does not affect any of the following:
Disputed claims for extras in the amount of: $ ______________________________________________________

Signature
Claimant's Signature: ___________________________________________________________________________
Claimant's Title: _______________________________________________________________________________
Date of Signature: ______________________________________________________________________________

Ex F-2-1

EXHIBIT F-3

FORM OF PV MODULE SUPPLIER UNCONDITIONAL LIEN WAIVER

Unconditional Waiver and Release On Progress Payment
Civil Code Section 8134

NOTICE TO CLAIMANT: THIS DOCUMENT WAIVES AND RELEASES LIEN, STOP PAYMENT NOTICE, AND PAYMENT BOND RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL WAIVER AND RELEASE FORM.

Identifying Information
Name of Claimant(s):
Name of Customer: ____________________________________________________________________________________
Job Location: _________________________________________________________________________________________
Owner: ______________________________________________________________________________________________
Through Date: ________________________________________________________________________________________

Unconditional Waiver and Release
This document waives and releases lien, stop payment notice, and payment bond rights the claimant has for invoiced labor and service provided, and invoiced equipment and material delivered, with respect to certain photovoltaic modules to the customer on this job through the Through Date of this document. Rights based upon labor or service provided, or equipment or material delivered, with respect to certain photovoltaic modules pursuant to a written change order that has been fully executed by the parties prior to the date that this document is signed by the claimant and invoiced to Owner, are waived and released by this document, unless listed as an Exception below. The claimant has received progress payment for invoiced labor and service provided, and equipment and material delivered, to the customer on this job through the Through Date of this document.

Exceptions
This document does not affect any of the following:
(1) Retentions.
(2) Extras for which the claimant has not received payment.
(3) Contract rights, including (A) a right based on rescission, abandonment, or breach of contract, and (B) the right to recover compensation for work not compensated by the payment.

Signature
Claimant's Signature: ___________________________________________________________________________
Claimant's Title: _______________________________________________________________________________ Date of Signature: _____________________________________________________________________________
Signature
Claimant's Signature: ___________________________________________________________________________
Claimant's Title: ______________________________________________________________________________
Date of Signature: _____________________________________________________________________________

Ex F-3-1

EXHIBIT F-4

FORM OF PV MODULE SUPPLIER FINAL COMPLETION LIEN WAIVER

Unconditional Waiver and Release On Final Payment
Civil Code Section 8138

NOTICE TO CLAIMANT: THIS DOCUMENT WAIVES AND RELEASES LIEN, STOP PAYMENT NOTICE, AND PAYMENT BOND RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL WAIVER AND RELEASE FORM.

Identifying Information
Name of Claimants: ______________________________________________________________________________
Name of Customer: _______________________________________________________________________________
Job Location: ____________________________________________________________________________________
Owner: _________________________________________________________________________________________

Unconditional Waiver and Release
This document waives and releases lien, stop payment notice, and payment bond rights the claimant has for all labor and service provided, and equipment and material delivered, with respect to certain photovoltaic modules to the customer on this job. Rights based upon labor or service provided, or equipment or material delivered, with respect to certain photovoltaic modules pursuant to a written change order that has been fully executed by the parties prior to the date that this document is signed by the claimant, are waived and released by this document, unless listed as an Exception below. The claimant has been paid in full.

Exceptions
This document does not affect the following:
Disputed claims for extras in the amount of: $ ______________________________________________________
Signature
Claimant's Signature: ___________________________________________________________________________
Claimant's Title: _______________________________________________________________________________ Date of Signature: _____________________________________________________________________________
Signature
Claimant's Signature: ___________________________________________________________________________
Claimant's Title: _______________________________________________________________________________
Date of Signature: _____________________________________________________________________________

Ex F-4-1

EXHIBIT F-5

FORM OF SUPPLIER UNCONDITIONAL LIEN WAIVER

Unconditional Waiver and Release On Progress Payment
Civil Code Section 8134

NOTICE TO CLAIMANT: THIS DOCUMENT WAIVES AND RELEASES LIEN, STOP PAYMENT NOTICE, AND PAYMENT BOND RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL WAIVER AND RELEASE FORM.

Identifying Information
Name of Claimant:_ ___________________________________________________________________________________
Name of Customer: ____________________________________________________________________________________
Job Location: _________________________________________________________________________________________
Owner: ______________________________________________________________________________________________
Through Date: ________________________________________________________________________________________

Unconditional Waiver and Release
This document waives and releases lien, stop payment notice, and payment bond rights the claimant has for labor and service provided, and equipment and material delivered, to the customer on this job through the Through Date of this document. Rights based upon labor or service provided, or equipment or material delivered, pursuant to a written change order that has been fully executed by the parties prior to the date that this document is signed by the claimant, are waived and released by this document, unless listed as an Exception below. The claimant has received progress payment for invoiced labor and service provided, and equipment and material delivered, to the customer on this job through the Through Date of this document.

Exceptions
This document does not affect any of the following:
(1) Retentions.
(2) Extras for which the claimant has not received payment.
(3) Contract rights, including (A) a right based on rescission, abandonment, or breach of contract, and (B) the right to recover compensation for work not compensated by the payment.

Signature
Claimant's Signature: ___________________________________________________________________________
Claimant's Title: _______________________________________________________________________________ Date of Signature: ______________________________________________________________________________

Ex F-5-1

EXHIBIT F-6

FORM OF SUPPLIER FINAL COMPLETION LIEN WAIVER

Unconditional Waiver and Release On Final Payment
Civil Code Section 8138

NOTICE TO CLAIMANT: THIS DOCUMENT WAIVES AND RELEASES LIEN, STOP PAYMENT NOTICE, AND PAYMENT BOND RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL WAIVER AND RELEASE FORM.

Identifying Information
Name of Claimants: _______________________________________________________________________________
Name of Customer: _______________________________________________________________________________
Job Location: ____________________________________________________________________________________
Owner: _________________________________________________________________________________________

Unconditional Waiver and Release
This document waives and releases lien, stop payment notice, and payment bond rights the claimant has for all labor and service provided, and equipment and material delivered, to the customer on this job. Rights based upon labor or service provided, or equipment or material delivered, pursuant to a written change order that has been fully executed by the parties prior to the date that this document is signed by the claimant, are waived and released by this document, unless listed as an Exception below. The claimant has been paid in full.

Exceptions
This document does not affect the following:
Disputed claims for extras in the amount of: $ ______________________________________________________
Signature
Claimant's Signature: ___________________________________________________________________________
Claimant's Title: _______________________________________________________________________________ Date of Signature: _____________________________________________________________________________

Ex F-6-1

EXHIBIT G-1

REQUIREMENTS FOR PROGRESS REPORT

EXHIBIT G-1

REQUIREMENTS FOR PROGRESS REPORT

Contractor shall provide progress and schedule reporting on a monthly basis in accordance with Section 7.2 of the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Agreement. The Progress Report shall be organized in accordance with the following Table of Contents:

1.	Executive Summary

2.	Project Team

2.1.	Contractor

2.2.	Major Subcontractors

3.	Health, Safety and Environment

3.1.	Workforce Report

3.2.	Reportable Incidents

3.3.	Environmental Compliance

4.	Schedule updates and modifications

4.1.	Solar Field

A.	Identification and status of buffer consuming activities (including project buffer)

B.	Activities planned for next month

C.	Procurement progress and status report

D.	Construction progress curves including at a minimum:

i.	Site Grading

ii.	Post install

iii.	Tilt Bracket install

iv.	Rail install

v.	Module/Cartridge install

vi.	PCS Vault installation

vii.	DC Feeders installation

viii.	AC Feeders installation

ix.	(PCS) Power Conversion Station install

x.	Commissioning progress (with and without loadbank)

E.	Manufacturing status report

Ex G-1-1

F.	Arrival of materials at the Site and planned deliveries for next 3 months

4.2.	Substations and Transmission - Must include Milestones of the Interconnection Agreement and PPA

4.3.	Mobilization of key contractors and planned mobilization for next 3 months

4.4.	Major Accomplishments of the Project to Date

4.5.	Major Accomplishment This Month

4.6.	Goals for Next Month

5.	Quality Control

5.1.	Shop Inspection and Testing

5.2.	Non-conformance metrics

5.3.	Areas of concern and action plans

6.	Start-up and Commissioning Process and Technical discussion

7.	Commercial

7.1.	Change Order Status

7.2.	Payment Status

7.3.	Reforecast of project cash-flow through Substantial Completion

7.4.	Monthly cancellation exposure for next three months

8.	Training

9.	Issues and Remedies

10.	Contractor Deliverables

11.	Community

12.	Photos

13.	Any other information reasonably requested

Ex G-1-2

Exhibit H

COMMISSIONING PROCESS AND TESTING

[***]

EXHIBIT I

[***]

Exhibit J
PROJECTED BLOCK CAPACITY AND PROJECTED TURNOVER DATES

Block	Projected Block Capacity (MW AC)	Projected Block Turnover Date
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]

Exhibit K

Intentionally Omitted

EXHIBIT L

OWNER’S SITE RULES

OWNER’S SITE RULES

Violation of the rules listed below on the Site will be grounds for barring the violator from the Site in accordance with Section 3.10.2 of the Agreement. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.

I. OWNER TOOLS, EQUIPMENT, AND MATERIAL

All tools, supplies, material, equipment, vehicles and services belonging to or procured by Owner shall be used only in Owner’s interest. A clearance pass signed by an authorized Owner representative must accompany any such material, tools, equipment, etc., leaving the Site.

II. CONDUCT ON THE JOB

The following are examples of conduct which will not be tolerated:

1. Stealing.
2. Fighting.
3. Harassment based on sex, race, religion, national origin or other unlawful reason, including conduct or languages derogatory to race, gender, color, religion, age, national origin, disability or veteran status such as, but not limited to, jokes, pranks, epithets, written or graphic material or hostility or aversion toward any individual or group.
4. Threats of violence.
5. Violation of OSHA regulations.
6. Conduct which will hazard any property or life or limb of any employee.
7. Use or possession of any firearm on the property.
8. The use, being under the influence of, or possession of alcoholic beverages or unlawful drugs (including prescription medicine, except as described below, marijuana and narcotics) on the property. Possession or use of a prescription medication shall not be prohibited if the employee (1) notifies his or her supervisor that such medication has been prescribed, (2) uses such medication in accordance with instructions of his or her physician, and (3) furnishes a physician’s statement that the use of such prescription medication will not impair the employee’s safe and efficient performance on the job.

Ex L-1

EXHIBIT M

Intentionally Omitted

EXHIBIT N

Intentionally Omitted

EXHIBIT O
Site Description

That certain real property located in San Bernardino County, California, or portion thereof, and further described as:

Government Lots 3 and 4 of Section 3, Township 16 North, Range 14 East; the South half of Section 13, the South half of Section 14, the North half of the Northeast quarter, Northeast quarter of the Northwest quarter and the South half of the Northwest quarter of Section 22, all of Sections 23 and 24, the North half of the Northwest quarter, Southwest quarter of the Northwest quarter of Section 25, the Northeast quarter, East half of the Northwest quarter, Southeast quarter of the Southwest quarter, Southeast quarter of Section 26, the Southeast quarter of the Northeast quarter, Southeast quarter of the Southwest quarter, North half of the Southeast quarter, Southwest quarter of the Southeast quarter of Section 34, and the East half of the Northeast quarter of the Northeast quarter, East half of the Southeast quarter of the Northeast quarter, Northwest quarter, East half of the Northeast quarter of the Southeast quarter, East half of the Southeast quarter of the Southeast quarter of Section 35, Township 17 North, Range 14 East, San Bernardino Base and Meridian, in the County of San Bernardino, State of California, according to the Official Plat thereof.

APN: 0573-161-05, 0573-161-06, AND PORTIONS OF 0573-171-15, 0573-171-16, 0573-161-04, 0573-161-07, 0573-161-08, 0573-161-16, 0573-161-17 AND 0573-101-04

Government lots 1 and 2 in the Northwest Quarter, the Northeast Quarter of the Northwest Quarter of the Southwest Quarter, the North Half of the Northeast Quarter of the Southwest Quarter, and the North Half of the Northwest Quarter of the Southeast Quarter of Section 1; and Government Lot 2 in the North Half of the Northeast Quarter of Section 2, Township 16 North, Range 14 East, San Bernardino Base and Meridian, in the County of San Bernardino, State of California, according to the Official Plat thereof.

APN: Portions of 0573-101-05-0-000 and 0573-101-06-0-000

EXHIBIT P

Intentionally Omitted

EXHIBIT Q

FORM OF CHANGE ORDER

Desert Stateline LLC
CHANGE ORDER NO. _____

Contractor: **Title:** **Date:**

CHANGE IN WORK: (Detail) **Amount (Circle Credits)**

This Change Order No. [ ], effective [ ], is issued to amend the Amended and Restated Engineering, Procurement and Construction Contract by and between Desert Stateline LLC, a Delaware limited liability company ("Owner") and First Solar Electric (California), Inc. a Delaware corporation ("Contractor") dated [ ], as amended (the "Agreement") as specified below. The initial capitalized terms used herein, unless otherwise defined in this Change Order, shall have the meanings ascribed to them in the Agreement.

[INSERT DETAIL OF CHANGE IN WORK]

Total Authorized Amount This Change Order

CHANGE IN WORK START DATE: ____________________ CHANGE IN WORK END DATE: ____________________

The Parties hereby agree that, if this Change Order is executed by Owner, then Contractor shall implement the above-referenced Change In Work. If this Change Order is executed by Owner the Change In Work, and any adjustment to the Contract Price and/or any other provisions of the Agreement, as the case may be, described in this Change Order are considered amendments to the Agreement. Except as otherwise set forth in this Change Order, the Change In Work described in this Change Order shall not relieve Owner or Contractor of their obligations and liabilities set forth in the Agreement. Except as otherwise provided in the Agreement, if this Change Order is executed by Owner, this Change Order constitutes a full and complete settlement with respect to the Change In Work, and any adjustment to the Contract Price and/or any other provisions of the Agreement, as the case may be, described in this Change Order, including, without limitation, the settlement of compensation to Contractor, for the Change In Work described in this Change Order

Ex Q-1

CONTRACT PRICE HISTORY		**Primary Cause of Change in Work (Check One)**
Original Contract Price	$	☐ Variance from Quantity Estimate
Total Previous Change Orders		☐ Regulatory Requirements
This Change Order (Net Amount)		☐ Construction Changes
☐ Firm ☐ Estimate		☐ Engineering Changes
Adjusted Contract Price	$	☐ Other Department Requests
		☐ Contractor caused (Identity Back Charges)
Could this Change Order Impact Other Contracts?		☐ Constructability
☐ Yes	☐ No	☐ Owner Initiated
		☐ Force Majeure/Excusable Event
		☐ Other (Specify) ___________

Accepted by Contractor: FIRST SOLAR ELECTRIC (CALIFORNIA), INC.	**Accepted by Owner: DESERT STATELINE LLC**
Signature:______________________________	**Signature:**______________________________
Name (Print)____________________________	**Name (Print)**____________________________
Title (Print)____________________________	**Title (Print)**____________________________
Date:__________________________________	**Date:**__________________________________

Ex Q-2

EXHIBIT R

Intentionally Omitted

EXHIBIT S

Intentionally Omitted

EXHIBIT T-1

NOTICE OF TURNOVER

TO:    Owner

RE:	Notice of Turnover of Block ____in accordance with Section 13.4 of the Agreement

This Notice of Turnover is delivered to you pursuant to Section 13.4 of the Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Agreement.

The undersigned, in his capacity as an officer of First Solar Electric (California), Inc., and not in his personal capacity, and without undertaking any personal liability, certifies on or before the date hereof:

(a)	such Block has achieved Mechanical Completion;

(b)
such Block is synchronized with the transmission system and all testing under the PPA required as a condition to such Block commencing operation of demonstrated capacity including testing required by CAISO for delivery of electricity from such Block has been satisfactorily completed;

(c)
a Functional Test, Operational Test, and a Block Capacity Test have each been Successfully Run in respect of such Block and the Tested Block Capacity of such Block reflects the achievement of at least ninety percent (90%) of Projected Block Capacity for such Block;

(d)	the Punchlist for such Block shall be in final form or be deemed approved as provided for in Section 13.1.1 of the Agreement and only Non-Critical Deficiencies remain on the Punchlist for such Block;

(e)	if such Block is the initial Block to achieve Turnover:

(i)	the Meteorological Stations have been installed and placed into operation by Contractor;

(ii)	the telemetry system has been installed and placed into operation by Contractor;

(iii)	the telecommunications system has been installed and placed into operation by Contractor; and

Ex T-1-1

(iv)
the Interconnection Facilities have been placed into operation by Contractor and all testing under the Interconnection Agreement required as a condition to commencing parallel operation with the Participating TO’s Interconnection Facilities has been satisfactorily completed; and

(f)
Except for BOP described in paragraph (e) above or that has previously achieved Turnover, BOP set forth in an attachment to this Notice of Turnover has been installed and placed into operation by Contractor.

In Witness Whereof, the undersigned has executed this Notice of Turnover this [•] day of [•], 20[•].

FIRST SOLAR ELECTRIC (CALIFORNIA), INC.
By:
Name: [•]
Title: [•]
Date: [•]

Ex T-1-2

EXHIBIT T-2

NOTICE OF SUBSTANTIAL COMPLETION

TO:    Owner

RE:	Notice of Substantial Completion in accordance with Section 13.4 of the Agreement

This Notice of Substantial Completion is delivered to you pursuant to Section 13.4 of the Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Agreement.

The undersigned, in his capacity as an officer of First Solar Electric (California), Inc. and not in his personal capacity, and without undertaking any personal liability, certifies on or before the date hereof:

(a)	each Block of the PV Power Plant and all BOP has achieved (or shall achieve concurrently with Substantial Completion) Turnover;

(b)	the Initial Plant Capacity Test and the Power Factor Test have each been Successfully Run;

(c)	the results of the Initial Plant Capacity Test reflect achievement of at least the Minimum Guaranteed Capacity;

(d)	Owner has received all Contractor Deliverables (if any) as required to be delivered by the Substantial Completion Date pursuant to the Contractor Deliverables Table;

(e)
Contractor has satisfied all substantive conditions specified in Section 2.03(b)(iii)(1) of the PPA with respect to the Work for Owner to declare the “Commercial Operation Date” under the PPA (it being understood that the actual declaration of the “Commercial Operation Date” under the PPA is not a condition to the achievement of Substantial Completion);

(f)	the Project is capable of operating in compliance with all Applicable Permits, required for the construction and continuous operation of the Project and with Applicable Laws;

(g)
no Contractor Liens have been filed against the Project and/or the Site; provided that Contractor shall be deemed to have satisfied Section 13.3(g) of the Agreement if Contractor has elected to either (i) bond or satisfy such Contractor Lien (in accordance with

Ex T-2-1

Article 27 of the Agreement) or (ii) permit Owner to withhold an amount equal to the Interim Lien Holdback from the Substantial Completion Payment in accordance with Section 6.9 of the Agreement.

In Witness Whereof, the undersigned has executed this Notice of Substantial Completion this [•] day of [•], 20[•].

FIRST SOLAR ELECTRIC (CALIFORNIA), INC.
By:
Name: [ ● ]
Title: [ ● ]
Date: [ ● ]

Ex T-2-2

EXHIBIT T-3

NOTICE OF FINAL COMPLETION

TO:    Owner

RE:	Notice of Final Completion in accordance with Section 13.6 of the Agreement

This Notice of Final Completion is delivered to you pursuant to Section 13.6 of the Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Agreement.

The undersigned, in his capacity as an officer of First Solar Electric (California), Inc., and not in his personal capacity, and without undertaking any personal liability, certifies on or before the date hereof:

(a)	Substantial Completion has been achieved;

(b)
All items on the Punchlist have been completed by Contractor, or Owner has withheld any remaining Punchlist Holdback to complete any items on the Punchlist not completed by Contractor in accordance with the terms of the Agreement;

(c)	The Final Capacity Test (if any) shall have been Successfully Run;

(d)
Except as provided in Section 13.7, Section 13.8, Section 14.6.4 and Section 14.6.5 of the Agreement, all Contractor’s and Subcontractors’ personnel have left the Site, and all Contractor’s and Subcontractors’ (i) surplus materials, (ii) waste materials, (iii) rubbish and (iv) construction facilities other than those to which Owner holds title shall have been removed from the Site;

(e)	Owner has received all Contractor Deliverables in relation to the Project as set forth on the Contractor Deliverables Table;

(f)
Contractor has delivered to Owner final record drawings of the Project including the record drawings, as-built drawings, other documents and information required by Section 5.10.3 of the Interconnection Agreement;

(g)
No Contractor Liens in respect of amounts paid to Contractor under the Agreement are outstanding against the Project and Owner has received all required Final Completion Lien Waivers under Section 27.2 of the Agreement; and

(h)	Contractor has completed performance of all other Work on the Project (other than the Spare Transformer Work).

Ex T-3-1

In Witness Whereof, the undersigned has executed this Notice of Final Completion this [•] day of [•], 20[•].

FIRST SOLAR ELECTRIC (CALIFORNIA), INC.
By:
Name: [ ● ]
Title: [ ● ]
Date: [ ● ]

Ex T-3-1

EXHIBIT U

FORM OF CONTRACTOR'S INVOICE

First Solar

INVOICE

First Solar Electric (California), Inc
350 West Washington Street
Suite 600
Tempe, AZ 85281
USA
Tel: 602-414-9300
info@firstsolar.com
www.firstsolar.com

To Owner:

Project:

Invoice ID:
Date:
Project ID:
Master Sales Order
Payment Terms:

Contract No: Engineering, Procurement and Construction Agreement

Description		Individual Line Amts	Contract Amount	Currency
				USD
				USD
				USD
				USD
				USD
				USD
		CURRENT AMOUNT DUE	$ -	USD

Remit To:
First Solar Electric (California), Inc.

Wiring Instructions
Bank Name:

Account Name :
Account Number :
SWIFT :
Currency
Bank Contact :

Contract Summary:

Original Contract Sum	$	-
Net Change by Change Orders	$	-
Contract Sum to Date	$	-
Total Completed & Stored to Date	$	-
Balance to Finish, Including Amounts Withheld	$	-

Exhibit V

Insurance Requirements

Exhibit V

Insurance Requirements

1.1	General.
1.1.1Contractor shall procure at its own expense and maintain in full force and effect as required under the Agreement, with responsible insurance companies authorized to do business in California the types and limits of insurance as set forth in Sections 1.2 and 1.5 of this Exhibit V. Such insurances may be procured in whole or in part on a blanket policy basis.
1.1.2Owner shall procure at its own expense and maintain in full force and effect as required under the Agreement, with responsible insurance companies authorized to do business in California the types and limits of insurance as set forth in Section 1.3 of this Exhibit V.
1.1.3Such insurance companies shall have an A.M. Best Insurance financial strength rating of at least “A-, VII” or better, or equivalent, or shall be of recognized responsibility satisfactory to the Parties.
1.1.4Agreement documentary conventions shall apply. Capitalized terms used and not defined in this Exhibit V shall have the meaning ascribed to such terms in the Agreement, and, if not in the Agreement, in the commercial insurance industry.
1.1.5Each Party, at its own cost, may purchase any additional insurance it believes necessary to protect its interests, but these costs cannot be passed on to the other Party.

1.2	Contractor’s Insurance.
1.2.1Workers’ Compensation and Employer’s Liability Insurance. Contractor shall maintain workers’ compensation insurance and such other forms of insurance which Contractor is required to maintain in order to comply with Applicable Law and any statutory limits under workers’ compensation laws of the state of California (and any other location in which the Work is to be performed) including USL&H coverage (if any exposure exists), where applicable, and employer’s liability (including occupational disease, injury or death) coverage with limits of One Million Dollars ($1,000,000) per accident, One Million Dollars ($1,000,000) for disease, and One Million Dollars ($1,000,000) for each employee, which shall cover all of Contractor’s employees, whether full-time, leased, temporary or casual, who are engaged in the Work.
1.2.2Commercial General Liability Insurance. Contractor shall maintain commercial general liability insurance written with a combined single limit of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate. Defense costs shall be provided as an additional benefit and not included within the limits of liability. Such coverage shall be written on an “occurrence” basis and shall be at least as broad as the Insurance Services Office Commercial General Liability Coverage “occurrence” form, with no alterations to the coverage form. Such insurance shall include coverage for bodily injury, products/completed operations, broad form/blanket contractual liability, broad form

Ex V-1

property damage and personal injury liability, premises/operations explosion, independent contractor liability, and collapse and underground hazards coverage and hostile fire liability.
1.2.3Automobile Liability Insurance. Contractor shall maintain automobile liability insurance (including coverage for owned, unowned and hired automobiles) covering vehicles used by Contractor in connection with the Work in an amount of One Million Dollars ($1,000,000) combined single limit per occurrence for bodily injury and property damage. Such coverage shall be at least as broad as the Insurance Services Office Business Auto Coverage form covering Automobile Liability, code 1 “any auto.” Contractor’s automobile liability insurance coverage shall contain appropriate no-fault insurance provisions or other endorsements in accordance with Applicable Laws. To the extent the Work involves hauling any Hazardous Materials, coverage shall be endorsed in accordance with Section 30 of the Motor Carrier Act of 1980 (Category 2) of the CA99-48 endorsement.
1.2.4Umbrella or Excess Liability Insurance
. Contractor shall maintain umbrella/excess insurance on an “occurrence” basis covering claims in excess of the underlying insurance described in Sections 1.2.1, 1.2.2 and 1.2.3 of this Exhibit V in the amount of Twenty-Five Million Dollars ($25,000,000) per occurrence, and on a following-form basis.
1.2.5Liability Limits. The liability limits under Section 1.2 of this Exhibit V may be met with any combination of primary, excess or umbrella insurance policies.
1.2.6Professional Liability Insurance. If the Work includes engineering, architectural, design or other professional services, Contractor shall secure and maintain, professional liability insurance (errors and omissions) with a minimum single limit of Five Million Dollars ($5,000,000).
1.2.7Pollution Liability Insurance. Contractor shall maintain pollution liability coverage with a limit of not less than One Million Dollars ($1,000,000) per occurrence. Such insurance shall include coverage for bodily injury and property damage, including clean up costs and defense costs, resulting from sudden, accidental pollution conditions, including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, hydrocarbons, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any water course or body of water.
1.2.8Equipment, Supplies and Materials. All equipment, supplies and materials (a) belonging to Contractor or to any of the Subcontractors or (b) used by or on behalf of Contractor or any of the Subcontractors for its performance under the Agreement which is not intended to become a permanent part of the completed Work shall be brought to and kept at the Site at the sole cost, risk and expense of Contractor or the applicable Subcontractor, and Owner shall not be liable for loss or damage thereto. Should such property be insured, said insurers shall waive rights of subrogation against Owner and Owner Financing Parties.

1.3	Owner’s Insurance.
1.3.1Workers’ Compensation Insurance and Employers’ Liability Insurance. Owner shall maintain workers’ compensation insurance and such other forms of insurance which Owner is required to maintain in order to comply with Applicable Law and any statutory limits

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under workers’ compensation laws of the state of California (and any other location in which the Work is to be performed) including USL&H coverage (if any exposure exists), where applicable, and employer’s liability (including occupational disease, injury or death) coverage with limits of One Million Dollars ($1,000,000) per accident, One Million Dollars ($1,000,000) for disease, and One Million Dollars ($1,000,000) for each employee, which shall cover all of Owner’s employees, whether full-time, leased, temporary or casual, who are engaged in the Work.
1.3.2Commercial General Liability Insurance. Owner shall maintain commercial general liability insurance written with a combined single limit of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate. Such insurance shall include coverage for bodily injury, products/completed operations, broad form/blanket contractual liability, broad form property damage and personal injury liability, premises/operations explosion, independent contractor liability, and collapse and underground hazards coverage and hostile fire liability.
1.3.3Automobile Liability Insurance. Owner shall maintain automobile liability insurance (including coverage for owned, unowned and hired automobiles) covering vehicles used by Owner, including the loading or unloading of such vehicles, in an amount of One Million Dollars ($1,000,000) combined single limit per occurrence for bodily injury and property damage. Owner’s automobile liability insurance coverage shall contain appropriate no-fault insurance provisions or other endorsements in accordance with Applicable Laws.
1.3.4Umbrella or Excess Liability Insurance. Owner shall maintain umbrella/excess insurance covering claims in excess of the underlying insurance described in Sections 1.3.2 and 1.3.3 of this Exhibit V in the amount of Twenty-Five Million Dollars ($25,000,000) per occurrence, and on a following-form basis.
1.3.5Liability limits under Section 1.3 of this Exhibit V may be met with any combination of self insurance, primary, excess or umbrella insurance.
1.4Endorsements. The policies of liability insurance to be maintained by Contractor shall be written or endorsed to include the following:
(a)With respect to workers’ compensation/employer’s liability insurance, to provide that the insurer shall waive for the benefit of Owner and where permitted by law, all rights of subrogation against Owner, its subsidiaries and Affiliates, co-venturers, or their directors, officers, members, managers, as well as their respective employees and/or agents of each.
(b)With respect to general liability, automobile liability and excess/umbrella insurance, to provide that such insurance shall waive any and all right of subrogation or recovery which the insurer may have or acquire against Owner, its subsidiaries and Affiliates, co-venturers, or their directors, officers, members, managers, as well as the employees and/or agents of each.
(c)To provide a severability of interest and cross liability clause.
(d)That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Owner.

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(e)With the exception of the insurance required under Sections 1.2.1 (workers compensation and employers liability) and 1.2.6 (professional liability) (each, in the case of Contractor) of this Exhibit V, to identify Owner, its subsidiaries and Affiliates, co-venturers, and their directors, officers, members, managers, as well as the employees and/or agents of each and Owner Financing Parties and Black & Veatch Corporation as additional insureds for their legal liability arising out of the operations of Contractor. This additional insured status shall apply regardless of the enforceability of the indemnity provisions in the Agreement.
(f)With respect to coverage for completed operations under the general liability insurance, to be in place throughout the performance of the Work and for three (3) years after Final Completion.
(g)With respect to any additional insured, provide that such insurance will not be invalidated by any action or inaction of each such insured and will insure each such insured regardless of any breach or violation of any warranty, declaration or condition contained in such insurance by the primary named insured wherever coverage will apply.

1.5	Builder’s All-Risk Insurance; Operational Insurance; Marine Cargo Insurance.
(a)    Prior to significant accumulation by Contractor or any Subcontractor of insurable values at the Site, but no later than mobilization to the Site, Contractor shall obtain and thereafter at all times during performance of the Work until the Substantial Completion Date, maintain, or cause to be maintained, builder’s all-risk insurance as described below. Such builder’s all-risk insurance shall insure as additional insureds Owner, Owner Financing Parties, Black & Veatch Corporation and all Subcontractors, as such parties’ interests may appear until the Substantial Completion Date. If requested by Owner, Owner Financing Parties will be named sole loss payees in respect of claims of One Million Dollars ($1,000,000) or more. Builder’s all-risk insurance or a Marine/Cargo policy shall cover all property in the course of transit or construction, including the Work, Project Hardware, miscellaneous equipment, buildings and structures, machinery, fixtures, furnishings and other properties constituting a part of the PV Power Plant (other than Project Hardware properly covered under Contractor’s equipment floater), from physical loss or damage caused by perils covered by a builder’s all-risk form or equivalent coverage. Such insurance shall: (i) include “extended coverage” (including earthquake, flood, collapse, sinkhole, subsidence), (ii) include mechanical and electrical breakdown coverage during testing and commissioning, including any Capacity Tests and other operations of the PV Power Plant prior to Substantial Completion, (iii) cover the PV Power Plant and the Site for removal of debris and (iv) otherwise cover damage to property and other claims arising out of the unloading, lifting, lowering or other handling of property at the Site, in an amount to cover materials and equipment to be used by Contractor in performance of the Agreement. The limit of liability shall be the full replacement cost of the Work or the property in relation to the PV Power Plant, as the case may be, then at risk, including primary cost of the Project Hardware plus freight. The deductibles shall not exceed Two Hundred Fifty Thousand Dollars ($250,000), and any required payments of the deductibles for builder’s all-risk insurance shall be the responsibility of Contractor. The builder’s all-risk coverage shall not contain an exclusion for resultant damage caused by faulty workmanship, design or materials. Such

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insurance shall provide for a waiver of the underwriters’ right to subrogation against Owner, Contractor, Owner Financing Parties and all Subcontractors.
(b)    No later than the earlier to occur of thirty (30) days prior to the loading for shipment of any machinery or equipment intended to become part of the PV Power Plant and thirty (30) days after the Effective Date, Contractor shall obtain and thereafter at all times during performance of the Work until the Substantial Completion Date, maintain, or cause to be maintained, ocean marine/cargo insurance in an amount sufficient to cover claims on a replacement cost basis against physical loss of or damage to any and all machinery and equipment intended to become part of the PV Power Plant, including primary cost of the Project Hardware plus freight. Said insurance shall commence with the loading of the machinery and equipment, prior to dispatch to the Site from the originating factory, warehouse, or place of storage, and remain in force until completion of unloading within the legal boundaries of the Site. Such insurance shall cover all risks of loss or damage including war risk, strikes, riots and civil commotion. Such insurance shall include extra/expediting expense coverage and shall insure as additional insureds Owner, Owner Financing Parties and all Subcontractors. If applicable, Owner Financing Parties will be named sole loss payees in respect of claims of One Million Dollars ($1,000,000) or more. The deductible shall not exceed Two Hundred Fifty Thousand Dollars ($250,000), and any required payments of the deductibles for ocean marine/cargo insurance shall be the responsibility of Contractor. Such insurance shall provide for a waiver of the underwriters’ right to subrogation against Owner, Contractor, Owner Financing Parties and all Subcontractors.
(c) Upon the Substantial Completion Date, Owner shall provide and pay for operational and property insurance for the PV Power Plant on the terms set out in the Operating and Maintenance Agreement.
1.6Waiver; Waiver of Subrogation. Each Party releases, assigns and waives any and all rights of recovery against the other Party and its respective Affiliates, subsidiaries, employees, successors, permitted assigns, insurers and underwriters, because of the existence of deductible clauses in, or inadequacy of limits of, any policies of insurance maintained or required to be maintained by such Party pursuant to the Agreement in the amounts stated herein. The Parties shall, in all policies of insurance related to the PV Power Plant maintained by each, include clauses providing that each underwriter shall release, assign to the other Party, and its successors and assigns and waive all of its rights of recovery, under subrogation or otherwise, against the other Party, and each of their parent companies, Affiliates, subsidiaries, employees, successors, permitted assigns, insurers and underwriters, as well as against its officers, directors, employees, agents and representatives of each of them.
1.7Contractor Certificates. To the extent available from the applicable insurer, on or prior to the Effective Date in the case of the insurance required by Section 1.2 of this Exhibit V and no later than the time required to have the applicable insurance in effect in the case of the insurance required by Section 1.5 of this Exhibit V, Contractor shall furnish to Owner certificates of insurance (in all cases, excluding the declaration page) from each insurance carrier showing that the insurance required by Sections 1.2 and 1.5 of this Exhibit V is in full force and effect and the amount of the carrier’s liability thereunder. Certificates of insurance submitted under Section 1.7 of this Exhibit V shall be in form and content reasonably acceptable to Owner. Contractor

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shall provide to Owner and any Owner Financing Parties thirty (30) days’ prior written notice of cancellation, nonrenewal, or material change of any of the required coverage. The failure by Contractor to provide Owner with certificates of insurance, or Owner to insist upon certificates of insurance, shall not be deemed a waiver of any rights of Owner under the Agreement. Contractor shall also deliver to Owner and any Owner Financing Parties certificates of each renewal of such insurance promptly after receipt.
1.8Owner’s Certificates. On or prior to the Effective Date, Owner shall furnish to Contractor certificates of insurance from each insurance carrier, showing that the insurance required by Owner pursuant to Section 1.3 of this Exhibit V is in full force and effect, the amount of the carrier’s liability thereunder. Owner shall use reasonable efforts to provide thirty (30) days’ prior written notice of cancellation or nonrenewal, (or ten (10) days in the case of cancellation for non-payment of premium). Certificates of each renewal of the insurance should also be delivered to Contractor promptly after receipt.
1.9Descriptions Not Limitations. The insurance coverages referred to in this Exhibit V will be set forth in full in the respective policy forms, and the foregoing descriptions of such policies are not intended to be complete, nor to alter or amend any provision of the actual policies and in matters (if any) in which the said description may be conflicting with such instruments, the provisions of the policies of the insurance shall govern; provided that neither the content of any insurance policy or certificate nor approval thereof shall relieve either Party of any of its obligations under the Agreement.
1.10Cost of Premium. It is expressly agreed and understood that:
(a)the cost of premiums and deductibles for insurance required to be maintained by Contractor as set forth in this Exhibit V and all Taxes thereon shall be borne by Contractor, and shall be endorsed to provide that Owner shall have no liability for the payment of any premium thereon; and
(b)the cost of premiums and deductibles for insurance required to be maintained by Owner as set forth in this Exhibit V and all Taxes thereon shall be borne by Owner and shall be endorsed to provide that Contractor shall have no liability for the payment of any premium thereon.
1.11Both Parties’ Rights to Provide Insurances. If either Party fails to provide or maintain any insurance required of it hereunder, the other Party shall have the right, but not the obligation, to provide or maintain any such insurance, and to deduct the cost thereof from any amounts due and payable to the breaching Party (including, in the case of Owner, from any amounts due and payable to Contractor in respect of the Contract Price), or, if there are no such amounts due and payable to the breaching Party, the breaching Party shall reimburse the other Party for such costs on demand. Should any of the policies required to be maintained by either Party become unavailable or be cancelled for any reason during the period of the Agreement, such Party shall immediately procure replacement coverage. The failure of either Party to procure such replacement coverage which is within the reasonable control of such Party (so as to provide continuous coverage) shall constitute a material breach under the Agreement.

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1.12No Limitation of Liability. The insurance coverages required of Contractor set forth in this Exhibit V shall in no way affect, nor are they intended as a limitation of, Contractor’s liability with respect to its performance of the Work. The insurance coverages required of Owner set forth in this Exhibit V shall in no way affect, nor are they intended as a limitation of, Owner’s liability with respect to its performance of its obligations under the Agreement.

1.13	Other Terms and Provisions.
1.13.1    Omissions; Errors. It is hereby understood and agreed that the coverages afforded by the insurance coverages required of either Party set forth in this Exhibit V shall not be invalidated or affected by any unintentional omissions or errors.
1.13.2    Notification. Contractor and Owner shall Notify the other Party of any and all incidents giving rise to an insurance claim, and otherwise keep the other Party timely apprised of insurance claim proceedings.

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EXHIBIT W

Contract Schedule

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EXHIBIT X

Intentionally Omitted

EXHIBIT Y

Quality Assurance Plan

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